SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the SEC Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

LEXENT INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Lexent Inc.
Three New York Plaza
New York, New York 10004

               , 2003

To Our Stockholders:

     We cordially invite you to attend a special meeting of Lexent stockholders to be held at                           a.m., local time, on                         , 2003, at            .

     As described in the accompanying proxy statement, at the special meeting, you will be asked to adopt and approve a merger agreement and a merger pursuant to which Lexent will become a private company owned entirely by Hugh J. O’Kane, Jr., Lexent’s Chairman, and Kevin M. O’Kane, Lexent’s Chief Executive Officer and Vice Chairman. In addition to being executive officers of Lexent, Messrs. O’Kane and O’Kane are the only members of Lexent’s board of directors. You will also be asked to approve an amendment to Lexent’s Second Amended and Restated Certificate of Incorporation allowing Lexent stockholders to act by written consent, which amendment will be filed with the appropriate authorities and become effective only if the merger agreement is not adopted and approved or the proposed merger is otherwise not completed.

     If the proposed merger is completed, you will be entitled to receive $1.50 in cash, without interest, for each share of Lexent common stock that you own, unless you properly perfect appraisal rights under Delaware law. In addition, if you own any stock options to purchase Lexent common stock, whether or not presently exercisable, you will receive in cash, without interest, for each share of Lexent common stock subject to such stock option, the excess, if any, of $1.50 per share over the exercise price per share of such option, less any applicable withholding taxes. To the extent that the exercise price of such stock option is greater than or equal to $1.50, such stock option will be terminated and canceled without any consideration being payable to you.

     Hugh J. O’Kane, Jr. and Kevin M. O’Kane, acting in their capacity as the only members of Lexent’s board of directors, have unanimously approved the merger agreement and the merger, and have determined that the adoption and approval of the merger agreement and the merger is advisable and that the proposed merger is fair to, and in the best interests of, all Lexent stockholders. You should note that Messrs. O’Kane and O’Kane will own Lexent following the completion of the proposed merger.

     In addition, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, have unanimously approved the proposed amendment to Lexent’s Second Amended and Restated Certificate of Incorporation allowing Lexent stockholders to act by written consent, and have determined that such proposed amendment is advisable and in the best interests of all Lexent stockholders in the event that the merger agreement is not adopted and approved or the merger is otherwise not completed.

     Because Lexent has no independent directors, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, appointed a management committee consisting of Lexent’s General Counsel, Noah Franzblau, and Lexent’s Chief Financial Officer, Norman Fornella, who resigned in June 2003 to pursue other opportunities. The management committee retained Rodman & Renshaw, Inc., a New York based investment banking firm, to assist Lexent in analyzing and evaluating the proposed merger. Mr. Franzblau will continue in a management position at Lexent following the completion of the proposed merger and, therefore, has an interest in the proposed merger that differs from yours. Mr. Franzblau’s relationship with Lexent and interest in the proposed merger could be viewed as creating a conflict of interest that could affect the ability of Mr. Franzblau to exercise independent judgment in evaluating and negotiating the merger and, therefore, Mr. Franzblau, individually, and the management committee, as a whole, may be deemed not to be independent. Neither Mr. Fornella nor Mr. Franzblau are parties to any agreement with respect to the voting of shares of Lexent common stock in connection with the proposed merger, including the letter agreements signed by certain Lexent stockholders described in the accompanying proxy statement. The board of directors’ approval and recommendation was based, in part, upon the opinion of Rodman & Renshaw, Inc. delivered to Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, that, from a financial point of view, the merger consideration is fair to Lexent stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp., the company formed by Messrs. O’Kane and O’Kane to effectuate the merger.

     Accordingly, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, unanimously recommend that Lexent stockholders vote FOR the adoption and approval of the merger agreement and the merger and FOR the approval of the amendment to Lexent’s Second Amended and Restated Certificate of Incorporation.

     We encourage you to read the accompanying proxy statement carefully as it sets forth the specifics of the proposed merger and the proposed charter amendment and other important information related to the merger agreement, the merger and the charter amendment. Included with these soliciting materials is a proxy card for voting, and an envelope, postage prepaid, in which to return your proxy card.

     It is important that your shares be represented at the special meeting, even if you cannot attend the special meeting and vote your shares in person. Please give careful consideration to the items to be voted upon, complete and sign the proxy card and return it in the envelope provided. If you return a proxy card and decide to attend the special meeting, you may revoke your proxy at the special meeting and vote your shares in person.

     We look forward to receiving your vote and seeing you at the special meeting.

Sincerely,

Hugh J. O’Kane, Jr.
Chairman of the Board

     The merger agreement, the proposed merger and the amendment to Lexent’s Second Amended and Restated Certificate of Incorporation have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any such commission passed upon the fairness or merits of the merger agreement, the proposed merger or the amendment to Lexent’s Second Amended and Restated Certificate of Incorporation nor upon the accuracy or adequacy of the information contained in the attached proxy statement. Any representation to the contrary is a criminal offense.

     This proxy statement is dated                    , 2003, and is first being mailed to Lexent stockholders on or about                     , 2003.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
SUMMARY TERM SHEET
QUESTIONS AND ANSWERS ABOUT THE MERGER
PROPOSAL NO. 1 — ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER
THE MERGER
THE MERGER AGREEMENT
PROPOSAL NO. 2: AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
INFORMATION ABOUT LEXENT
INFORMATION CONCERNING MESSRS. O’KANE AND O’KANE AND LX MERGER CORP.
SPECIAL MEETING PROCEDURES
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
OTHER MATTERS
INFORMATION INCORPORATED BY REFERENCE
Amendment to Lexent Inc.’s Second Amended and Restated Certificate of Incorporation
CERTIFICATE OF AMENDMENT OF SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF LEXENT INC., a Delaware corporation
PART I
Item 1. Business
Item 2. Properties
Item 3. Legal Proceedings
Item 4. Submission of Matters to a Vote of Security Holders
PART II
Item 5. Market for Registrant’s Common Stock and Related Stockholder Matters
Item 6. Selected Consolidated Financial Data
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 7A. Quantitative and Qualitative Disclosures About Market Risk
Item 8. Financial Statements and Supplementary Data
Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosures
PART III
Item 10. Directors And Executive Officers of the Registrant
Item 11. Executive Compensation
Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
Item 13. Certain Relationships and Related Transactions
Item 14. Controls and Procedures
PART IV
Item 15. Exhibits, Financial Statement Schedules, and Reports on Form 8-K
SIGNATURES
CERTIFICATION

PART I -- FINANCIAL INFORMATION
Item 1. Financial Statements
LEXENT INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS
LEXENT INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
LEXENT INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Item 3. Quantitative and Qualitative Disclosures About Market Risk
Item 4. Controls and Procedures
PART II -- OTHER INFORMATION
Item 1. Legal Proceedings
Item 5. Other Information
Item 6. Exhibits and Reports on Form 8-K
SIGNATURES
CERTIFICATION
CERTIFICATION

Lexent Inc.
Three New York Plaza
New York, New York 10004

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                    , 2003

     Notice is hereby given that a special meeting of Lexent Inc. stockholders will be held at                      a.m., local time, on                    , 2003, at                     . The special meeting is being held:

     1.     To vote on the adoption and approval of the merger agreement and the proposed merger pursuant to which LX Merger Corp., which is owned by Hugh J. O’Kane, Jr., Lexent’s Chairman, and Kevin M. O’Kane, Lexent’s Chief Executive Officer and Vice Chairman, will merge with and into Lexent. Pursuant to the proposed merger, all of the outstanding shares of Lexent common stock will be converted into the right to receive $1.50 per share in cash, without interest, other than shares held by LX Merger Corp. or by Lexent, as treasury shares, all of which shares will be canceled without any payment, and shares held by Lexent stockholders who properly perfect appraisal rights under Delaware law. In addition, each holder of stock options, whether or not presently exercisable, will receive in cash, without interest, for each share of common stock subject to such stock option, the excess, if any, of $1.50 per share over the exercise price per share of such option, less any applicable withholding taxes. To the extent that the exercise price of such stock option is greater than or equal to $1.50, such stock option will be terminated and canceled without any consideration being payable to the holder of such option;

     2.     To vote on the approval of an amendment to Lexent’s Second Amended and Restated Certificate of Incorporation allowing Lexent stockholders to act by written consent, which amendment will be filed with the appropriate authorities and become effective only if the merger agreement is not adopted and approved or the merger is otherwise not completed; and

     3.     To transact such other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

     The board of directors has fixed the close of business on                               , 2003, as the record date for the determination of Lexent stockholders entitled to notice of, and to vote at, the special meeting or any adjournment or postponement of the meeting. Lexent stockholders may examine a list of the stockholders of record as of the close of business on                                  , 2003, for any purpose germane to the special meeting, during ordinary business hours during the 10-day period preceding the date of the special meeting, at Lexent’s executive offices located at Three New York Plaza, New York, New York 10004. The stockholder list will also be made available for the inspection of Lexent stockholders at the special meeting.

     If you properly demand appraisal rights prior to the stockholder vote at the special meeting, do not vote in favor of the adoption and approval of the merger agreement and the proposed merger and otherwise comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware, you will be entitled, if the proposed merger is completed, to statutory appraisal of the fair value of your shares of Lexent common stock. The text of Section 262 of the General Corporation Law of the State of Delaware, which sets forth the specific steps you must take to perfect your appraisal rights, is attached to the accompanying proxy statement as Appendix D. See the section entitled “THE MERGER — Appraisal Rights” in the accompanying proxy statement for a description of the procedures that you must follow in order to exercise your appraisal rights.

     Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, have unanimously approved the merger agreement and the proposed merger, and have determined that the adoption and approval of the merger agreement and the proposed merger is advisable and that the proposed merger is fair to, and in the best interests of, all Lexent stockholders. In addition, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, have unanimously approved the proposed charter amendment, and have determined that such proposed amendment is advisable and in the best interests of all Lexent stockholders in the event the merger agreement is not adopted and approved or the proposed merger is otherwise not completed. As described in the accompanying proxy statement, Messrs. O’Kane and O’Kane have an interest in the proposed merger that differs from yours.

     Accordingly, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, unanimously recommend that Lexent stockholders vote FOR the adoption and approval of the merger agreement and the proposed merger and FOR the approval of the amendment to Lexent’s Second Amended and Restated Certificate of Incorporation.

     Regardless of the number of shares you own, your vote is very important. The adoption and approval of the merger agreement and the merger requires the affirmative vote of (i) holders of a majority of the outstanding shares of Lexent common stock as required under Delaware law and (ii) holders of a majority of the shares of Lexent common stock actually voted with respect to the adoption and approval of the merger agreement and the proposed merger at the special meeting, whether in person or by proxy, other than shares held by LX Merger Corp. and Messrs. O’Kane and O’Kane, as required by the terms of the merger agreement. The approval of the amendment to Lexent’s Second Amended and Restated Certificate of Incorporation requires the affirmative vote of holders of a majority of the outstanding shares of Lexent common stock. See the section entitled “SUMMARY TERM SHEET — Approvals Required” in the accompanying proxy statement for a description of the voting requirements.

     Even if you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card to ensure that your shares will be represented at the special meeting. A return envelope, which is postage prepaid if mailed in the United States, is enclosed for that purpose. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. A broker, bank or other nominee cannot vote your shares on the merger by proxy without your express instructions.

     Please do not send any certificates for your shares at this time. Instructions for the purpose of exchanging your shares for the consideration to be received upon consummation of the merger will be sent to you following the consummation of the merger.

     The merger agreement, the proposed merger and the amendment to Lexent’s Second Amended and Restated Certificate of Incorporation are described in the accompanying proxy statement, which we encourage you to read carefully. Copies of the merger agreement and the proposed amendment to Lexent’s Second Amended and Restated Certificate of Incorporation are included as Appendix A and Appendix E, respectively, to the accompanying proxy statement.

By order of the board of directors,

Noah Franzblau
Secretary
, 2003

Lexent Inc.
Three New York Plaza
New York, New York 10004

PROXY STATEMENT

GENERAL INFORMATION

     The enclosed proxy is solicited on behalf of the board of directors of Lexent Inc. for use at the special meeting of our stockholders to be held at a.m., local time, on                    , 2003, at      , and at any adjournments or postponements thereof. This proxy statement is first being mailed to our stockholders on or about                    , 2003.

     Our principal executive office is located at Three New York Plaza, New York, New York 10004.

     You may revoke your proxy at any time prior to the vote at the special meeting by delivering to Lexent’s corporate secretary, at Three New York Plaza, New York, New York 10004, a later-dated signed proxy card or a written revocation prior to the vote at the special meeting, by attending the special meeting and voting in person, or, if you have instructed a bank, broker or other nominee holder to vote your shares, by following the procedures to change a vote specified by the nominee holder. Proxies in the form enclosed, unless previously revoked, will be voted at the special meeting in accordance with the specifications made by you thereon or, in the absence of such specifications, in favor of the proposal to adopt and approve the merger agreement, the proposed merger and the amendment to Lexent’s Second Amended and Restated Certificate of Incorporation. If, in a proxy submitted on your behalf by a person acting solely in a representative capacity, the proxy is marked clearly to indicate that the shares represented thereby are not being voted with respect to a proposal, then your proxy will not be counted as present at the special meeting with respect to such proposal.

     Only Lexent stockholders of record at the close of business on                    , 2003 are entitled to notice of, and to vote at, the special meeting, or any adjournment or postponement thereof. On the record date, there were approximately                      holders of record of Lexent common stock and shares of Lexent common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. There are no other voting securities of Lexent. The presence in person or by proxy of the holders of a majority of the outstanding shares of Lexent common stock on the record date is necessary to constitute a quorum at the special meeting.

     The merger agreement, the proposed merger and the amendment to Lexent’s Second Amended and Restated Certificate of Incorporation have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission, nor has any such commission passed upon the fairness or merits of the merger agreement, the proposed merger or the amendment to Lexent’s Second Amended and Restated Certificate of Incorporation nor upon the accuracy or adequacy of the information contained in the attached proxy statement. Any representation to the contrary is a criminal offense.

               , 2003

Page

SUMMARY TERM SHEET
The Parties
Merger Consideration
Source of Merger Consideration
The Special Meeting
Approvals Required
Voting
Special Factors
Accounting Treatment
Material U.S. Federal Income Tax Consequences
Appraisal Rights
Terms of the Merger Agreement
QUESTIONS AND ANSWERS ABOUT THE MERGER
PROPOSAL NO. 1 — ADOPTION AND APPROVAL OF THE MERGER AGREEMENT AND THE MERGER
SPECIAL FACTORS
Background of the Merger and Board Proceedings
Approval of Directors and Recommendation of the Board of Directors
Opinion of Financial Advisor to the Board of Directors
Valuation of Lexent
Fees Payable to Rodman & Renshaw
Position of Lexent as to the Fairness of the Merger
Position of Lexent as to the Purposes, Reasons and Effects of the Merger
Position of Messrs. Levy and Franzblau as to the Fairness of the Merger
Position of Messrs. Levy and Franzblau as to the Purposes, Reasons and Effects of the Merger
Position of Messrs. O’Kane and O’Kane and LX Merger Corp. as to the Fairness of the Merger
Position of Messrs. O’Kane and O’Kane and LX Merger Corp. as to the Purposes, Reasons and Effects of the Merger
Plans of Messrs. O’Kane and O’Kane and LX Merger Corp. for Lexent
THE MERGER
Structure of the Merger
Effective Time of the Merger
Payment of Merger Consideration and Surrender of Stock Certificates
Treatment of Options and Payment of Option Consideration
Accounting Treatment
Risks That the Merger Will Not be Completed
Source of Merger Consideration
Conduct of the Business of Lexent if the Merger is Not Completed
Interests of Certain Persons in the Merger; Potential Conflicts of Interest
Intent to Vote
Estimated Fees and Expenses of the Merger
Appraisal Rights
Material U.S. Federal Income Tax Consequences
Certain Legal Matters
THE MERGER AGREEMENT
Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation
Consideration to be Paid in the Merger
Stock Options
Stockholders’ Meeting
Representations and Warranties
No Solicitation
Disposition of Litigation

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Page

State Takeover Laws
Conditions to the Merger
Termination
Effect of Termination
Fees and Expenses
Amendments
Extension and Waiver
Indemnification
PROPOSAL NO. 2 — AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
INFORMATION ABOUT LEXENT
Business
Lexent Inc. Selected Financial Data
Executive Officers and Directors
Security Ownership of Certain Beneficial Owners and Management
Purchases by Lexent and its Directors and Executive Officers and by LX Merger Corp. and its Directors and Executive Officers
Price Range of Lexent Common Stock
Dividend Policy
INFORMATION CONCERNING MESSRS. O’KANE AND O’KANE AND LX MERGER CORP
SPECIAL MEETING PROCEDURES
Voting Rights
Voting and Revocation of Proxies
Proxy Solicitation
Expenses of the Proxy Solicitation
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
OTHER MATTERS
Other Matters at the Special Meeting
Independent Accountants
Future Stockholder Proposals
Available Information
INFORMATION INCORPORATED BY REFERENCE
APPENDICES
Agreement and Plan of Merger	Appendix A
Certificate of Incorporation of the Surviving Corporation	Appendix B
Opinion of Rodman & Renshaw, Inc.	Appendix C
Section 262 of the General Corporation Law of the State of Delaware (Appraisal Rights)	Appendix D
Amendment to Lexent Inc.’s Second Amended and Restated Certificate of Incorporation	Appendix E
Lexent Inc. Annual Report on Form 10-K for the Year Ended December 31, 2002	Appendix F
Lexent Inc. Quarterly Report on Form 10-Q for the Three Months Ended June 30, 2003	Appendix G

-ii-

SUMMARY TERM SHEET

     This summary term sheet summarizes selected information contained elsewhere in this proxy statement, but may not contain all of the information that is important to you. You are urged to read the entire proxy statement carefully, including the attached appendices, which include, among other items, the text of the merger agreement. You are also urged to read the documents that are incorporated by reference, some of which, such as our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, are attached as appendices to this proxy statement.

The Parties (see page       )

•	Lexent Inc. is an infrastructure services company which designs, deploys and maintains telecommunications, electrical, life safety and other systems. We deliver a full spectrum of services including engineering, program management, deployment and installation in certain local metropolitan markets. Our principal focus is to provide the expertise and resources our customers need to design, build, and operate their infrastructure systems. We generally offer our services 24 hours a day, seven days a week. We are a Delaware corporation, and our principal executive office is located at Three New York Plaza, New York, New York 10004. Our telephone number at our executive offices is (212) 981-0700.

•	Hugh J. O’Kane, Jr., Lexent’s Chairman and Kevin M. O’Kane, Lexent’s Chief Executive Officer and Vice Chairman, are purchasing Lexent in the proposed merger and will be the owners of Lexent following completion of the proposed merger. In addition to being executive officers of Lexent, Messrs. O’Kane and O’Kane are the only members of Lexent’s board of directors. See “ — Voting” on page for a description of the voting rights of Messrs. O’Kane and O’Kane with respect to each of the proposals to be voted on at the special meeting. The address of Messrs. O’Kane and O’Kane is c/o Lexent Inc., Three New York Plaza, New York, New York 10004, and their telephone number is (212) 981-0700.

•	LX Merger Corp. was incorporated in Delaware in July 2003 for the sole purpose of entering into the merger agreement and effectuating the proposed merger. LX Merger Corp. has not been engaged in any business activities other than those in connection with its formation and the merger. As of the date of this proxy statement, all of the outstanding capital stock of LX Merger Corp. is owned by Messrs. O’Kane and O’Kane. LX Merger Corp. does not own any shares of Lexent common stock as of the date of this proxy statement, but it is anticipated that Messrs. O’Kane and O’Kane will transfer a majority of their shares of Lexent common stock to LX Merger Corp. prior to the effective time of the merger. At the effective time of the merger, LX Merger Corp. will be merged with and into Lexent, and Lexent will be the surviving corporation following the merger. LX Merger Corp.’s executive offices are located c/o Lexent Inc., Attn: Hugh J. O’Kane, Jr., Three New York Plaza, New York, New York 10004. Its telephone number at its executive offices is (212) 981-0700.

•	The Securities and Exchange Commission requires any issuer and its affiliated parties engaged in a “going private” transaction such as the proposed merger, to file with it a transaction statement on Schedule 13E-3. Bruce Levy, Lexent’s President and Chief Operating Officer and Noah Franzblau, Lexent’s Vice President, Secretary and General Counsel may be deemed to be engaged in the proposed merger under the rules of the SEC because they currently hold management positions at Lexent and will each continue to hold management positions at Lexent after the completion of the proposed merger. Therefore, Lexent, LX Merger Corp., Messrs. O’Kane and O’Kane, Bruce Levy, and Noah Franzblau have filed a joint transaction statement on Schedule 13E-3, as amended, with the SEC, copies of which are available without charge at the SEC’s website at www.sec.gov. In addition, Lexent makes this information available free of charge through its website at www.lexent.net as soon as reasonably practicable after it files such information with the SEC. The contents of Lexent’s website are not a part of this proxy statement and its Internet address is included in this document as an inactive textual reference only. The address of Messrs. Levy and Franzblau is c/o Lexent Inc., Three New York Plaza, New York, New

York 10004, and their telephone number is (212) 981-0700. See “OTHER MATTERS — Available Information” on page .

Merger Consideration (see page         )

•	If the proposed merger is completed, you will be entitled to receive $1.50 in cash, without interest, for each share of Lexent common stock that you own, unless you properly perfect appraisal rights under Delaware law.

•	If the proposed merger is completed, and you own any stock options to purchase Lexent common stock, whether or not presently exercisable, you will receive in cash, without interest, for each share of common stock subject to such stock option, the excess, if any, of $1.50 per share over the exercise price per share of such option, less any applicable withholding taxes. To the extent that the exercise price of such stock option is greater than or equal to $1.50, such stock option will be terminated and canceled without any consideration being payable to the holder of such option.

Source of Merger Consideration (see page         )

•	Messrs. O’Kane and O’Kane have informed us that they currently estimate the aggregate merger consideration and other transaction costs, including fees and expenses relating to the merger, to be approximately $40.0 million, assuming that Messrs. O’Kane and O’Kane receive merger consideration for the maximum number of their shares allowable in the merger, and that they expect these funds to come from the working capital of Lexent which, at June 30, 2003, was approximately $84.1 million. See “Special Factors” on page .

•	The merger is not conditioned on any financing arrangements.

The Special Meeting (see page         )

•	Date, Time and Place. The special meeting of Lexent stockholders will be held on , 2003, at a.m., local time, at .

•	Purpose of the Special Meeting. You are being asked to vote upon two proposals. These proposals are:

•	a proposal to adopt and approve the Agreement and Plan of Merger between Lexent and LX Merger Corp. dated as of July 9, 2003 and the proposed merger; and

•	a proposal to approve an amendment to Lexent’s Second Amended and Restated Certificate of Incorporation allowing Lexent stockholders to act by written consent, without calling a stockholders’ meeting, which amendment will be filed with the appropriate authorities and become effective only if the merger agreement is not adopted and approved or the merger is otherwise not completed.

The Agreement and Plan of Merger and the proposed merger are referred to in this proxy statement as the “merger agreement” and the “merger,” respectively. The amendment to Lexent’s Second Amended and Restated Certificate of Incorporation is referred to in this proxy statement as the “charter amendment.”

•	Record Date; Voting at the Special Meeting. You will be entitled to vote at the special meeting, in person or by proxy, if you are a stockholder of record as of the close of business on , , 2003, which is the record date for the special meeting. You will be entitled to one vote per share of Lexent common stock that you owned at the close of business on the record date.

Approvals Required (see page __)

•	The adoption and approval of the merger agreement and the merger requires the affirmative vote of:

•	Under Delaware law, holders of a majority of the outstanding shares of Lexent common stock; and

•	Under the terms of the merger agreement, a majority of the shares of Lexent common stock actually voted and held by unaffiliated stockholders with respect to the adoption and approval of the merger agreement and the merger at the special meeting, whether in person or by proxy, which vote will not include any shares owned by LX Merger Corp. and Messrs. O’Kane and O’Kane, but will include the shares of Lexent common stock covered by the letter agreements described below. The additional vote required under the terms of the merger agreement was part of the settlement with the plaintiffs in the litigation challenging the merger and is referred to throughout this proxy statement as the “special stockholder vote.”

•	The adoption and approval of the charter amendment requires the affirmative vote of holders of a majority of the outstanding shares of Lexent common stock.

•	The merger agreement and merger proposal and the charter amendment proposal are separate and distinct matters that are being considered at the special meeting. Neither proposal is contingent upon approval of the other proposal. However, if the merger is completed, the charter amendment will not be filed with the appropriate authorities and will not become effective.

Voting (see page __)

•	As a result of the voting power of Messrs. O’Kane and O’Kane with respect to 21,195,326 shares of Lexent common stock, or approximately 50.1% of the outstanding shares of Lexent common stock, including shares subject to the letter agreements described below, but assuming no exercise of options held by Messrs. O’Kane and O’Kane or options subject to the letter agreements described below, Messrs. O’Kane and O’Kane have the ability to adopt and approve the merger agreement and the merger under Delaware law without the vote of any other Lexent stockholders. However, the special stockholder vote requires the affirmative vote of a majority of the shares of Lexent common stock actually voted at the special meeting and does not include the shares of common stock owned by Messrs. O’Kane and O’Kane and LX Merger Corp., but does include the shares covered by the letter agreements. The letter agreements cover 232,838 shares of Lexent common stock, or approximately 0.6% of the outstanding shares of Lexent common stock, and the shares covered by the letter agreements would most likely not be sufficient to adopt and approve the merger agreement and the merger at the special meeting under the special stockholder vote.

•	Because the letter agreements do not apply to the vote on the charter amendment proposal, Messrs. O’Kane and O’Kane have the power to vote approximately 49.6% of the outstanding shares of Lexent common stock with respect to the proposed charter amendment, which must be approved by a majority of the outstanding shares of Lexent common stock.

•	In February 2003, eight Lexent stockholders entered into letter agreements with Messrs. O’Kane and O’Kane, under which each such stockholder agreed to support and cooperate with, and granted an irrevocable proxy to vote his or her shares of Lexent common stock and/or options to purchase shares of Lexent common stock, to Messrs. O’Kane and O’Kane, in connection with the merger. We refer to these letter agreements throughout this proxy statement as the “letter agreements.”

•	The letter agreements cover an aggregate of 232,838 shares of Lexent common stock, which does not include any shares of Lexent common stock directly owned by Messrs. O’Kane and O’Kane, representing approximately 0.6% of Lexent’s outstanding common stock as of the record date. The letter agreements also cover 614,898 options, which are all options held by the signatories of the letter agreements or options to purchase 614,898 shares of Lexent common stock, which shares do not have voting rights unless and until such shares are actually issued and only if such shares are issued on or prior to the record date for the special meeting. Of these options, 588,230 are currently exercisable and 409,062 shares have an exercise price of less than the $1.50 per share merger consideration. No consideration passed or will pass between Messrs. O’Kane and O’Kane and the eight individuals who signed the letter agreements with respect to the signing of the letter agreements.

•	Excluding the 232,838 shares of Lexent common stock covered by the letter agreements, Messrs. O’Kane and O’Kane have voting power with respect to an aggregate of 20,962,488 shares of Lexent common stock, representing approximately 49.6% of Lexent’s outstanding common stock as of the record date.

•	Including the 232,838 shares of Lexent common stock covered by the letter agreements, Messrs. O’Kane and O’Kane have voting power with respect to an aggregate of 21,195,326 shares of Lexent common stock, representing approximately 50.1% of Lexent’s outstanding common stock as of the record date.

•	The shares of Lexent common stock covered by the letter agreements over which proxies have been granted to Messrs. O’Kane and O’Kane taken together with the shares of Lexent common stock owned by Messrs. O’Kane and O’Kane ensure that a quorum will be established at the special meeting.

•	To our knowledge, each of Lexent’s executive officers and directors, including Messrs. O’Kane and O’Kane, intends to vote all of the shares of Lexent common stock that he or she directly owns in favor of the adoption and approval of the merger agreement and the merger and the approval of the charter amendment. As of the record date:

•	all of our executive officers and directors as a group, including Messrs. O’Kane and O’Kane, owned, in the aggregate, 20,977,138 shares of Lexent common stock, representing approximately 49.6% of Lexent’s outstanding common stock; and

•	all of our executive officers and directors as a group, excluding Messrs. O’Kane and O’Kane, owned, in the aggregate, 14,650 shares of Lexent common stock, representing approximately .3% of Lexent’s outstanding common stock.

•	Abstentions and “broker non-votes” will be counted for the purpose of establishing a quorum at the special meeting. In addition, abstentions or “broker non-votes” will have the same effect as a vote against the adoption and approval of the merger agreement and the merger and the approval of the charter amendment under Delaware law, but will not be taken into account for the purposes of determining whether or not the special stockholder vote requirement for the adoption and approval of the merger agreement and the merger is satisfied.

•	Messrs. O’Kane and O’Kane, acting as Lexent’s board of directors, are soliciting proxies to be voted at the special meeting. Lexent’s other officers and employees may assist Lexent in soliciting proxies, but will not be specifically compensated for their services.

Special Factors (see page __)

•	Purpose of the Merger (see page ). The purpose of the merger is for Messrs. O’Kane and O’Kane to acquire complete control of, and ownership of all of the outstanding capital stock of

Lexent, while providing liquidity for, and maximizing the value to be received by, the other Lexent stockholders.

•	Effects of the Merger (see page ).

•	The merger is a “going private” transaction.

•	Upon completion of the merger, Messrs. O’Kane and O’Kane will beneficially own all of the equity securities of Lexent and Lexent will be a private company. Immediately following the completion of the merger, no other stockholders will have any interest in Lexent, including any rights to share in any future earnings and growth of Lexent, and similarly will not bear the risk of any decrease in the value of Lexent after the completion of the merger.

•	Lexent common stock will no longer be publicly traded after the completion of the merger. In addition, the registration of Lexent common stock and Lexent’s reporting obligations under the Securities Exchange Act of 1934, as amended, will be terminated upon application to the SEC after the merger.

•	Effect of the Charter Amendment (see page ). If the merger is not completed and the charter amendment became effective and Messrs. O’Kane and O’Kane were to propose an amendment to the merger agreement, or a new “going private” agreement or transaction, that does not require approval of a majority of Lexent’s unaffiliated stockholders, Messrs. O’Kane and O’Kane could, as holders of approximately 50.1% of the voting power of Lexent’s outstanding common stock, taking into account the shares that are subject to the letter agreements that provide for votes in favor of a “going-private” transaction, approve the revised or new transaction by written consent, without calling a stockholders’ meeting, so long as such transaction was approved prior to the expiration date of the letter agreements which is currently November 13, 2003. However, even if the letter agreements expire after the charter amendment has become effective, Messrs. O’Kane and O’Kane would have approximately 49.6% of the voting power of Lexent’s outstanding common stock based on their current ownership and it would also be possible for such a transaction to be consummated by the written consent of Messrs. O’Kane and O’Kane, together with the consent of a sufficient number of stockholders to constitute a majority.

•	Management Committee (see page ). Because Lexent does not have any independent directors, it was unable to appoint a special committee composed of directors who are not and have not been Lexent officers or employees, and who would not have an economic interest in Lexent following the merger, for purposes of evaluating and negotiating the terms of the merger. Instead, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, appointed a management committee consisting of Lexent’s General Counsel, Noah Franzblau, and Lexent’s Chief Financial Officer, Norman Fornella, who resigned in June 2003 to pursue other opportunities. The sole purpose of the management committee was to retain financial advisors to assist Lexent in analyzing and evaluating Messrs. O’Kane and O’Kane’s merger proposal. As a result, the management committee retained Rodman & Renshaw, Inc., a New York based investment banking firm, for such purpose. Mr. Franzblau will continue in a management position at Lexent following the completion of the merger and, therefore, has an interest in the merger that differs from yours. Mr. Franzblau’s relationship with Lexent and interest in the merger could be viewed as creating a conflict of interest that could affect the ability of Mr. Franzblau to exercise independent judgement in evaluating and negotiating the merger and, therefore, Mr. Franzblau, individually, and the management committee, as a whole, may be deemed not to be independent. Neither Mr. Fornella nor Mr. Franzblau are parties to any agreement with respect to the voting of shares of Lexent common stock with respect to the proposed merger, including the letter agreements described above.

Prior to the retention of Rodman & Renshaw by the management committee, Mr. Franzblau, Lexent’s General Counsel, selected and retained Lowenstein Sandler PC, as special counsel, and

Richards, Layton & Finger, P.A., as special Delaware counsel, to assist Lexent from a legal perspective in analyzing, evaluating and responding to the proposal submitted by Messrs. O’Kane and O’Kane and negotiating the terms of the merger agreement on behalf of Lexent.

•	Recommendation of Lexent’s Board of Directors (see page ). Messrs O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, have unanimously approved the merger agreement and the merger, and have determined that the adoption and approval of the merger agreement is advisable and that the merger is fair to, and in the best interests of, all Lexent stockholders. In addition, Messrs O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, have unanimously approved the charter amendment, and have determined that the charter amendment is advisable and in the best interests of all Lexent stockholders in the event that the merger agreement is not adopted and approved or the merger is otherwise not completed. Accordingly, Messrs O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, unanimously recommend that Lexent stockholders vote FOR the adoption and approval of the merger agreement and the merger and FOR the approval of the charter amendment.

In making their recommendations, and in order to ensure the fairness of the merger consideration to Lexent stockholders other than themselves and LX Merger Corp., Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors:

•	Established the management committee described above;

•	Received an opinion from Rodman & Renshaw, Inc, as to the fairness, from a financial point of view, of the merger consideration to Lexent stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp., described below;

•	Considered, among other factors, the liquidity that the merger would provide and the decline of Lexent’s stock price since the first quarter of 2001, as well as the advantages of operating as a private company; and

•	Approved a settlement agreement with the plaintiffs in the litigation challenging the merger which resulted in a 20% increase in the per share merger consideration from $1.25 to $1.50 and the requirement of the special stockholder vote.

See “SPECIAL FACTORS — Background of the Merger and Board Proceedings” on page and “SPECIAL FACTORS — Opinion of Financial Advisor to the Board of Directors” on page .

In addition, prior to the retention of Rodman & Renshaw by the management committee, Mr. Franzblau, Lexent’s General Counsel, selected and retained Lowenstein Sandler PC, as special counsel, and Richards, Layton & Finger, P.A., as special Delaware counsel, to assist Lexent from a legal perspective in analyzing, evaluating and responding to the proposal submitted by Messrs. O’Kane and O’Kane and negotiating the terms of the merger agreement on behalf of Lexent.

Messrs. O’Kane and O’Kane have relationships with Lexent and interests in the merger that are different from yours, as described below. These relationships and interests are or could be viewed to create conflicts of interest that could affect their recommendations as the only members of Lexent’s board of directors.

Prior to the receipt of Messrs. O’Kane and O’Kane’s initial merger proposal, L. White Matthews, III, Richard L. Schwob and Kathleen A. Perone, three of Lexent’s independent directors, resigned as directors of Lexent on January 27, 2003, February 7, 2003 and February 10, 2003, respectively. On February 18, 2003, the same day that Lexent announced its receipt of the initial merger proposal from Messrs. O’Kane and O’Kane, Lexent announced the resignation of Richard W. Smith, the only remaining independent director of Lexent, effective February 17, 2003. As a result of these resignations, there were then, and there currently are, no independent directors on

Lexent’s board of directors and, as a result, Messrs. O’Kane and O’Kane, as the only remaining members Lexent’s board of directors, were unable to appoint a special committee of independent board members to act on behalf of Lexent’s unaffiliated stockholders. To Lexent’s knowledge, each of these former independent directors resigned in order to pursue other professional opportunities or other business activities and to prevent any potential conflicts caused by such professional opportunities and other business activities.

•	Opinion of Rodman & Renshaw (see page ). Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, received an opinion from Rodman & Renshaw as to the fairness, from a financial point of view, of the merger consideration to Lexent stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp., a copy of which is attached as Appendix C to this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken. Rodman & Renshaw’s opinion is addressed to the board of directors and relates only to the fairness of the merger consideration from a financial point of view to Lexent stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp. The opinion does not address any other aspect of the merger or any related transaction and does not constitute a recommendation to any Lexent stockholder as to any matters relating to the merger or any related transaction.

•	Position of Messrs O’Kane and O’Kane and LX Merger Corp. as to the Fairness of the Merger (see page ). SEC rules require each of Messrs. O’Kane and O’Kane and LX Merger Corp. to express a belief regarding the fairness of the merger to Lexent’s stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp. After careful consideration and based on various factors, each of Messrs. O’Kane and O’Kane and LX Merger Corp. have formed the belief that the merger is procedurally and substantively fair to Lexent’s stockholders other than Messrs. O’Kane and O’Kane and LX Merger Corp. For a discussion of the material factors considered by each of Messrs. O’Kane and O’Kane and LX Merger Corp., see “SPECIAL FACTORS —Position of Messrs O’Kane and O’Kane and LX Merger Corp. as to the Fairness of the Merger.”

•	Interests of Certain Persons in the Merger (see page ). Messrs. O’Kane, O’Kane, Levy and Franzblau have relationships with Lexent and interests in the merger that are different from yours. These relationships and interests are or could be viewed to create conflicts of interest that could affect the recommendations of Lexent’s board of directors and/or the ability of Lexent management, other than Messrs. O’Kane and O’Kane, to negotiate the terms of the merger on an objective basis.

Relationships and interests that you should consider include:

•	Messrs. O’Kane and O’Kane will own Lexent after completion of the merger and will have a 100% interest in the net book value and net income or loss of Lexent after the merger.

•	Messrs. O’Kane and O’Kane are currently members of Lexent’s management and the only members of Lexent’s board of directors. Currently, Lexent has no independent directors.

•	Messrs. O’Kane and O’Kane have voting power on the merger agreement proposal with respect to 21,195,326 shares of Lexent common stock or approximately 50.1% of Lexent’s outstanding common stock, including shares of Lexent common stock covered by the letter agreements described in this proxy statement. In addition, Messrs. O’Kane and O’Kane have voting power on the charter amendment proposal with respect to 20,962,488 shares of Lexent common stock or approximately 49.6% of Lexent’s outstanding common stock. See “ — Voting” on page .

•	It is presently expected that Hugh J. O’Kane, Jr., Lexent’s current Chairman, Kevin M. O’Kane, Lexent’s current Chief Executive Officer and Vice Chairman, Bruce Levy, Lexent’s current President and Chief Operating Officer, and Noah Franzblau, Lexent’s current Vice President,

Secretary and General Counsel, will continue as members of Lexent’s management after completion of the merger. In August 2003, Lexent amended Mr. Levy’s employment agreement, as described in this proxy statement.

•	Hugh J. O’Kane, Jr. and Kevin M. O’Kane are the beneficial owners, collectively, of approximately 21,925,684 shares of Lexent common stock, which includes 115,460 options to purchase shares of Lexent common stock that are presently exercisable or exercisable within 60 days of September 17, 2003 and the 847,736 shares of Lexent common stock and options to purchase shares of Lexent common stock that are presently exercisable or exercisable within 60 days of September 17, 2003 covered by the letter agreements. Messrs. O’Kane and O’Kane currently intend to contribute at least 80% of their shares of Lexent common stock to LX Merger Corp. Messers. O’Kane and O’Kane will be entitled to receive the same cash consideration in the merger as the other Lexent stockholders for all of their shares of Lexent common stock that are not contributed to LX Merger Corp. prior to the effective time of the merger and their right to receive consideration with respect to the cancellation of their options will be calculated on the same basis that is used for other option holders. Messrs. O’Kane and O’Kane have agreed, pursuant to their settlement with the plaintiffs in the litigation challenging the merger, that they will receive the cash merger consideration for no more than 20% of their shares of Lexent common stock. In addition, Messrs. O’Kane and O’Kane do not hold any options that have an exercise price that is less than $1.50, so they will not receive any consideration upon the cancellation of their options. Messrs. O’Kane and O’Kane have not yet determined the precise number of shares beneficially owned by them that they will cause to be converted into the right to receive the merger consideration in the merger. Based on the 20% limitation, they are expected to receive no more than approximately $6.3 million in the aggregate, in connection with the merger with respect to their shares of Lexent common stock not contributed to LX Merger Corp.

•	Messrs. Fornella and Franzblau, the members of the management committee that was established for the purpose of retaining financial advisors for Lexent with respect to the merger, will be entitled to receive the same consideration in the merger as other Lexent stockholders with respect to their shares of Lexent common stock and the same consideration as other Lexent option holders with respect to the cancellation of their options. Neither Mr. Franzblau nor Mr. Fornella have any options with an exercise price of less than $1.50.

•	The aggregate amount to be paid to Lexent’s executive officers and directors, other than Messrs. O’Kane and O’Kane, for their outstanding stock options is expected to be approximately $13,950, before taxes and other withholding.

•	Under the merger agreement, LX Merger Corp. has agreed to cause Lexent to indemnify current and former directors and officers of Lexent for specified losses and liabilities.

Accounting Treatment (see page        )

•	The merger will be accounted for as a recapitalization transaction in accordance with accounting principles generally accepted in the United States.

Material U.S. Federal Income Tax Consequences (see page        )

•	The receipt of cash in exchange for shares and the cancellation of and possible receipt of cash for stock options in respect of Lexent common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local, foreign, or other tax laws. Tax matters are very complex, and the tax consequences of the merger to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences of the merger to you. See “THE MERGER — Material U.S. Federal Income Tax Consequences” on page .

Appraisal Rights (see page       )

•	If you properly demand appraisal rights prior to the stockholder vote at the special meeting, do not vote in favor of approval and adoption of the merger agreement and the proposed merger and otherwise comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware, you will be entitled, if the proposed merger is completed, to statutory appraisal of the fair value of your shares of Lexent common stock. The text of Section 262 of the General Corporation Law of the State of Delaware, which sets forth the specific steps you must take to perfect your appraisal rights, is attached to this proxy statement as Appendix D. See the section entitled “THE MERGER — Appraisal Rights” on page for a description of the procedures that you must follow in order to exercise your appraisal rights.

Terms of the Merger Agreement (see page       )

•	Payments to Stockholders and Holders of Stock Options (see page ).

•	Each outstanding share of Lexent common stock will be converted into the right to receive $1.50 in cash, without interest, other than shares held by LX Merger Corp. or by Lexent, as treasury shares, and shares held by Lexent stockholders who properly perfect appraisal rights under Delaware law. Lexent stockholders who properly exercise appraisal rights will receive cash in the amount of the appraised value of their shares of Lexent common stock, which may be higher or lower than, or the same as, the $1.50 per share being paid as the merger consideration. Shares of Lexent common stock owned by LX Merger Corp. and shares owned by Lexent, in treasury, will be canceled and no consideration will be paid for those shares. See “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates” on page , “THE MERGER — Appraisal Rights” on page and “THE MERGER AGREEMENT — Consideration to be Paid in the Merger” on page .

•	Each outstanding option to purchase shares of Lexent common stock, whether or not presently exercisable, will be accelerated, if necessary, and canceled at the effective time of the merger, and each stock option holder will be entitled to receive in cash, without interest, for each share of common stock subject to such option, the excess, if any, of $1.50 per share over the exercise price per share of such option, less any applicable withholding taxes. To the extent that the exercise price of such stock option is greater than or equal to $1.50, such stock option will be terminated and canceled without any consideration being payable to the holder thereof. See “THE MERGER — Treatment of Options and Payment of Option Consideration on page and “THE MERGER AGREEMENT — Stock Options” on page .

•	Conditions to the Merger (see page ). If certain conditions are not satisfied or waived, the merger will not be completed, even if Lexent stockholders vote to adopt the merger agreement at the special meeting. See “THE MERGER AGREEMENT — Conditions to the Merger” on page .

The obligation of Lexent and LX Merger Corp. to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

•	the receipt of the affirmative vote of:

•	holders of a majority of the outstanding shares of Lexent common stock as required under Delaware law; and

•	holders of a majority of the shares of Lexent common stock actually voted with respect to the proposed merger at the special meeting, whether in person or by proxy, other than shares held by LX Merger Corp. and Messrs. O’Kane and O’Kane, but including the votes of stockholders who have signed letter agreements agreeing to support the merger and granting Messrs. O’Kane and O’Kane a proxy to vote their shares of Lexent common stock;

•	the taking of all actions by, the receipt of all consents from and the filing with any governmental authority required to permit the completion of the merger and the receipt of all consents under material third party contracts, except where the failure to do so would not be expected to have a material adverse effect on Lexent;

•	the Stipulation of Settlement relating to In Re Lexent Inc. Shareholders Litigation Cons. C.A. No. 20177 must be in full force and effect, and the parties thereto shall have complied with and not violated the terms of such stipulation; and

•	Lexent must have sufficient cash or cash equivalents to pay the merger consideration, the option consideration, all fees and expenses and all other sums of monies due to any person pursuant to the terms of the merger agreement.

The obligation of LX Merger Corp. to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

•	the performance, in all material respects, of all agreements that are required to be performed by Lexent, and the accuracy of Lexent’s representations and warranties contained in the merger agreement;

•	other than any exceptions that would not reasonably be expected to have a material adverse effect on Lexent;

•	except for any breaches of a representation or warranty that LX Merger Corp. knew about as of the date of the merger agreement; and

•	except that Lexent will not be deemed to have breached or failed to perform or comply with any of its covenants under the merger agreement if such failure resulted from any act or omission by any executive officer, director or stockholder of LX Merger Corp. who is also an executive officer of Lexent;

•	except for specific proceedings described in the merger agreement, including the litigation challenging the merger, the absence of any action, suit, or proceeding wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would:

•	prevent the completion of the merger;

•	cause the merger to be rescinded following completion;

•	have a material adverse effect on the right of LX Merger Corp. or Messrs. O’Kane and O’Kane to own the capital stock of Lexent and to control Lexent and its subsidiaries; or

•	have a material adverse effect on Lexent;

•	the absence of the occurrence of a material adverse effect on Lexent since the execution of the merger agreement;

•	all Lexent stock options shall have been canceled or terminated and all loans or advances by or on behalf of Lexent to its management stockholders will have been repaid to the reasonable satisfaction of LX Merger Corp.;

•	LX Merger Corp. shall have received a properly executed certificate signed by Bruce Levy, Lexent’s President and Chief Operating Officer, that states that the shares of capital stock of Lexent and its subsidiaries are not “United States real property interests” within the meaning of Section 897(c) of the Code and which certificate otherwise satisfies the requirements of Treasury Regulation § 1.1445-2(c)(3), which certificate will be executed and delivered at the closing pursuant to the terms of the merger agreement; and

•	holders of not more than 5% of the outstanding shares of Lexent common stock shall have demanded appraisal for such shares in accordance with Delaware law.

The obligation of Lexent to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

•	the performance of all agreements that are required to be performed by LX Merger Corp. and the material accuracy of LX Merger Corp.’s representations and warranties contained in the merger agreement.

•	Limitations on Considering Other Takeover Proposals (see page ).

•	Lexent has agreed not to solicit, enter into discussions with any third party regarding, or enter into any agreement with respect to, a takeover proposal. However, at any time prior to the adoption of the merger agreement by Lexent’s stockholders, Lexent may furnish information pursuant to a confidentiality agreement concerning Lexent to, and engage in discussions or negotiations with, a third party who has made an unsolicited written takeover proposal.

•	In addition, if Lexent receives an unsolicited written takeover proposal prior to the adoption of the merger agreement by Lexent’s stockholders, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, may withdraw or modify their recommendation to the Lexent stockholders, to the extent that they conclude in good faith, after consultation with outside legal counsel and Rodman & Renshaw, that such takeover proposal may reasonably be expected to result in or is a superior proposal, as defined in the merger agreement. As the only members of Lexent’s board of directors, Messrs. O’Kane and O’Kane must comply with their fiduciary duties to Lexent’s stockholders, regardless of the fact that they will own Lexent following completion of the merger and, therefore, may take the actions identified above.

In such event:

•	Lexent is obligated to provide prior written notice to LX Merger Corp. with respect to such action; and

•	the board of directors is obligated to promptly update LX Merger Corp. with respect to the status thereof as developments arise or as reasonably requested by LX Merger Corp.

•	If the board of directors receives an unsolicited takeover proposal or any inquiry with respect to a possible takeover proposal, Lexent is obligated to promptly inform LX Merger Corp. orally and in writing of the terms and conditions of such takeover proposal and the identity of the person making it and, if any takeover proposal is in writing, Lexent must deliver a copy of it to LX Merger Corp.

•	If the merger agreement is terminated because Lexent has entered into a written agreement with respect to a superior proposal, or because Lexent’s board of directors has, among other things, withdrawn its recommendation as a result of its receipt of a superior proposal, Lexent will be obligated to pay to LX Merger Corp. a fee, up to a maximum of $1.5 million, less all amounts paid to LX Merger Corp. under the terms of the merger agreement, for all reasonable out-of-pocket fees and expenses actually incurred by LX Merger Corp. in connection with the merger agreement and the merger.

See “THE MERGER AGREEMENT — No Solicitation” on page , “THE MERGER AGREEMENT — Termination” on page and “THE MERGER AGREEMENT — Fees and Expenses” on page .

•	Termination (see page ).

The merger agreement can be terminated at any time before the effective time of the merger under certain circumstances, including:

•	by mutual written consent of LX Merger Corp. and Lexent;

•	by either LX Merger Corp. or Lexent if the merger is illegal or prohibited by law or if any court or other governmental entity has restrained or prohibited the merger in a final and non-appealable order, decree or ruling;

•	by either LX Merger Corp. or Lexent if the Lexent stockholders do not adopt and approve the merger agreement under Delaware law and by the special stockholder vote under the terms of the merger agreement at the special meeting;

•	by either LX Merger Corp. or Lexent if the other party has materially breached its representations, warranties or covenants, such that the condition to closing relating to their compliance would not be satisfied, subject to cure periods;

•	by either LX Merger Corp. or Lexent, if Lexent enters into a written agreement with respect to a superior proposal as set forth in the merger agreement; or

•	by either LX Merger Corp. or Lexent, if the merger is not effective on or before November 15, 2003.

In addition, LX Merger Corp. may terminate the merger agreement if Lexent enters, or Lexent’s board of directors resolves to enter, into any agreement with respect to a takeover proposal, or Lexent’s board of directors withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to LX Merger Corp. or recommends another offer or transaction, or Rodman & Renshaw, Lexent’s financial advisor, withdraws or modifies its fairness opinion in a manner adverse to LX Merger Corp.

Lexent may terminate the merger agreement if, prior to the completion of the merger, Lexent’s board of directors approves an unsolicited superior proposal as set forth in the merger agreement. However, before Lexent can terminate the merger agreement under these circumstances and accept any such superior proposal, Lexent and the board of directors are required to comply with provisions in the merger agreement that relate to takeover proposals and recommendations by the board of directors.

See “THE MERGER AGREEMENT — Termination” on page .

•	Termination Fee and Expense Reimbursement (see page ).

•	If the merger agreement is terminated under certain circumstances or within one year after the termination of the merger agreement, Lexent enters into an agreement with respect to a takeover proposal, Lexent will be obligated to pay to LX Merger Corp. a fee, up to a maximum of $1.5 million, less all amounts paid to LX Merger Corp. under the terms of the merger agreement, for reasonable out-of-pocket fees and expenses actually incurred by LX

Merger Corp. in connection with the merger agreement and the merger. See “THE MERGER AGREEMENT — Fees and Expenses” on page .

•	All fees and expenses relating to the merger will be paid by Lexent, including up to $1.5 million of the reasonable out-of-pocket fees and expenses actually incurred by LX Merger Corp. in connection with the merger agreement and the merger. See “THE MERGER — Estimated Fees and Expenses of the Merger” on page , “THE MERGER — Fees Payable to Rodman & Renshaw” on page ,and “THE MERGER AGREEMENT — Fees and Expenses” on page .

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q.	When will the merger be completed?

A.	If the merger agreement is adopted by Lexent stockholders by the requisite vote and the other conditions to the merger are satisfied or waived, the merger is expected to be completed as soon as practicable after the special meeting. See “THE MERGER — Effective Time of the Merger” on page .

Q.	When will I receive the merger consideration?

A.	Soon after the completion of the merger, you will receive a letter and instructions from Lexent’s paying agent explaining what steps you must take to receive your merger consideration, including how to surrender your Lexent stock certificates. You can expect to receive a check in the amount of your cash payment soon after Lexent’s paying agent has received your stock certificates, along with your properly completed documentation. See “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates” on page and “THE MERGER — Treatment of Options and Payment of Option Consideration” on page .

Q.	Can I choose to remain a stockholder of Lexent?

A.	No. All stockholders, other than LX Merger Corp., will be entitled to receive $1.50 in cash in the merger, unless they perfect their appraisal rights, as discussed in this proxy statement, in which case they will receive the appraised value of their shares of Lexent common stock. Messrs. O’Kane and O’Kane will be the only stockholders of Lexent following the merger. See “SPECIAL FACTORS — “Position of Lexent as to the Purposes, Reasons and Effects of the Merger” on page and “SPECIAL FACTORS — “Position of Messrs. O’Kane and O’Kane and LX Merger Corp. as to the Purposes, Reasons and Effects of the Merger” on page .

Q.	What do I need to do now?

A.	You should read this proxy statement carefully, including its appendices, and consider how the merger and the charter amendment affect you. Then, mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the special meeting. See “SPECIAL MEETING PROCEDURES — Voting Rights.”

Q.	Should I send in my stock certificates now?

A.	No. Soon after the completion of the merger, you will receive a letter and instructions from Lexent’s paying agent explaining what steps you must take to receive your merger consideration, including how to surrender your Lexent stock certificates. See “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates” on page .

Q.	Can I attend the special meeting and vote my shares if my shares are held by a nominee?

A.	If you would like to attend the special meeting and your shares are held by a broker, bank, or other nominee, you must bring to the special meeting a recent brokerage statement or letter from the nominee confirming your beneficial ownership of the shares of Lexent common stock. You must also bring a form of personal identification. In addition, in order to vote your shares at the special meeting, you must obtain from each nominee a proxy issued in your name. See “SPECIAL MEETING PROCEDURES — Voting and Revocation of Proxies” on page .

Q.	If I send in my proxy card but forget to indicate my vote, how will my shares be voted?

A.	If you sign and return your proxy card but do not indicate how your shares are to be voted at the special meeting, the shares represented by your proxy will be voted FOR the approval and adoption of the merger agreement and the merger, FOR the charter amendment and FOR the grant of discretionary authority to the proxies to adjourn the special meeting to satisfy conditions to the closing of the merger. See “SPECIAL MEETING PROCEDURES — Voting and Revocation of Proxies” on page .

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways:

•	first, you can send a written notice to Lexent’s corporate secretary stating that you would like to revoke your proxy;

•	second, you can complete and submit a new proxy card; and

•	third, you can attend the meeting and vote in person. Your attendance at the special meeting will not alone revoke your proxy — you must vote at the meeting.

If you have instructed a broker to vote your shares, you must follow directions received from your broker to change those instructions. See “SPECIAL MEETING PROCEDURES — Voting and Revocation of Proxies” on page .

Q.	Are there other documents relating to the merger of which I should be aware?

A.	The SEC requires all affiliated parties involved in transactions such as the merger to file with it a transaction statement on Schedule 13E-3. Lexent, Messrs. O’Kane and O’Kane, Bruce Levy, Lexent’s President and Chief Operating Officer, Noah Franzblau, Lexent’s Vice President, Secretary and General Counsel, and LX Merger Corp. have filed a joint transaction statement on Schedule 13E-3 with the SEC, copies of which are available without charge at the SEC’s website at www.sec.gov. See “OTHER MATTERS — Available Information” on page .

Q.	Who can help answer my questions?

A.	If you would like additional copies of this proxy statement, which copies will be provided to you without charge, or if you have questions about the merger, including the procedures for voting your shares of Lexent common stock, you should contact Noah Franzblau, Secretary and General Counsel, Three New York Plaza, New York, New York, (212) 981-0700.

Q.	What does it mean to incorporate certain documents by reference?

A.	The SEC allows us to “incorporate by reference” information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement, except for any information that is superseded by information that is included directly in this document. See “INFORMATION INCORPORATED BY REFERENCE” on page .

In addition, for information about Lexent, we refer you to our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, which are attached as Appendices F and G, respectively, to this proxy statement.

PROPOSAL NO. 1 — ADOPTION AND APPROVAL OF THE MERGER
AGREEMENT AND THE MERGER

SPECIAL FACTORS

Background of the Merger and Board Proceedings

     Lexent is an infrastructure services company, which designs, deploys and maintains telecommunications, electrical, life safety and other systems. Lexent was incorporated in Delaware in January 1998. Lexent’s wholly owned subsidiaries, Hugh O’Kane Electric Co., LLC, National Network Technologies LLC, Lexent Services, Inc., HOK Datacom, Inc., Lexent Capital, Inc., and Lexent Metro Connect LLC, were formed in June 1998, August 1998, May 2000, November 2000, July 2001 and March 2002, respectively. Shares of Lexent common stock traded on the Nasdaq National Market from its initial public offering in July 2000 until June 26, 2003, when the common stock was delisted from the Nasdaq National Market. Lexent’s common stock currently trades on the OTC Bulletin Board under the symbol “LXNT.”

     In July 1998, Hugh O’Kane Electric Co., Inc., Lexent’s predecessor company, merged into Lexent, and Lexent issued 22,716,600 shares of common stock to the stockholders of Lexent’s predecessor. Following the merger, substantially all of Lexent’s assets were contributed to Lexent’s subsidiary, Hugh O’Kane Electric Co., LLC, and that entity also assumed all of the obligations of Lexent, including those of Lexent’s predecessor company.

     Lexent’s business has been materially impacted by trends in the telecommunication industry. Deregulation in the United States and privatization in many other countries during the 1990’s began a transition from a telecommunications industry characterized by a small number of heavily regulated large service providers to one in which numerous insurgent competitors began to emerge. In addition, during the 1990’s, driven by the advent of wireless technology and the Internet, telecommunications industry revenues grew significantly. Rapid traffic growth and readily available capital further fueled the growth in the number of service providers as emerging carriers built networks and fought to take market share from the incumbents. This rush of capital and new competitors into the market left many service providers facing declining prices for their services with operating expenses growing faster than revenues. In addition, many equipment vendors offered substantial vendor financing to service providers as a means to encourage sales, thereby creating a temporary, and ultimately unsustainable demand for networking equipment.

     Beginning near the end of 2000, capital markets tightened, leading to a period of uncertainty for service providers. As access to capital lessened, many service providers curtailed further network build-outs and dramatically reduced their overall capital spending. In addition, the industry saw the emergence and general availability of next generation optical networking equipment that enabled carriers to spend less and do more. As a result of increased competition, carriers saw their revenues level off or even decline. The combined effect of these developments was a sharp decline in the demand for legacy telecommunication equipment and a general overall slowdown in carriers’ equipment purchases. As a result, many equipment vendors experienced financial challenges of their own because of the slowdown and reduced the level of vendor financing they were able to provide. This only exacerbated the capital crunch and caused further capital spending reductions by carriers. While U.S. wireline annual capital expenditures grew three-fold to over $100 billion in 2000, spending declined 20% in 2001 and 53% in 2002, according to information provided by Rodman & Renshaw. The outlook for 2003 calls for an additional 10% retraction. According to information provided by Rodman & Renshaw, capital spending by telecommunications service providers declined by more than 25% from the end of 2001. In addition, several carriers found that they had built networks in anticipation of demand that failed to materialize and now faced over-capacity in their networks. Some carriers, with no access to additional capital and inadequate revenue, failed. Others have declared bankruptcy and are in the process of working through restructurings leading to uncertainty about their businesses, their networks and their customers. During this time, some service providers looked to new products and technologies, in particular optical networking solutions, to help them more efficiently scale their networks to handle the increased traffic load while also bringing their spending and expenses in line with their revenue growth. Based on the foregoing, we expect that capital spending by service providers will continue to decline through the remainder of 2003.

     Consistent with industry performance, Lexent’s revenues and gross profits began to decline in the early part of 2001, primarily as a result of lower capital expenditures by several of our large telecommunications customers due to changing conditions in the telecommunications industry and the filing for bankruptcy in 2001 by Winstar Communications, Inc., WorldCom, Inc., Metromedia Fiber Network, Inc. and XO Communications, Inc., four of our largest telecommunications customers, representing approximately 28% of our 2000 revenues, in the aggregate. From Lexent’s inception in 1998 through 2000, the majority of Lexent’s revenues were derived from the telecommunications sector, so the downturn in that sector had a material adverse impact on Lexent’s business. Lexent responded to these and other factors by beginning in 2002 to take steps to broaden its customer base to include large enterprise customers, the real estate community and government entities and to diversify its service offerings to include systems integration, installation of security systems and other infrastructure services, while refocusing on electrical contracting. As a result, Lexent’s operating margins decreased as it shifted its service offerings from the telecommunications sector, which historically generated higher margins, to infrastructure services that have historically generated lower margins.

     Since Lexent’s initial public offering in July 2000, shares of Lexent common stock have traded from an all time high of $37.81 per share on August 31, 2000 to a low of $0.75 per share on February 11, 2003. During the twelve months prior to the February 18, 2003 announcement of Messrs. O’Kane and O’Kane’s initial merger proposal of $1.25 per share, Lexent common stock traded from a low of $0.75 per share on February 11, 2003 to a high of $5.35 per share on February 19, 2002.

     The closing price per share for Lexent common stock on February 14, 2003, the last full trading day prior to the public announcement of Messrs. O’Kane and O’Kane’s initial merger proposal of $1.25 per share, was $0.91 per share. The closing price per share for Lexent common stock on July 9, 2003, the last full trading day prior to the public announcement that the merger agreement had been signed, was $1.40 per share. On                    , 2003, the last full trading day prior to the date of this proxy statement, the closing price for Lexent common stock was $          per share.

     At the peak of our analyst coverage, six analysts reported on Lexent common stock. By late 2002, all analyst coverage of Lexent common stock had terminated.

     During 2002, Messrs. O’Kane and O’Kane determined that it would be more suitable to operate Lexent as a private company and decided to propose to acquire Lexent and to operate it as a private company. In general, Messrs. O’Kane and O’Kane believed that, as a private company, Lexent could focus on long-term growth rather than short-term concerns and would have greater flexibility to focus on enhancing long-term value.

     The reasons for Messrs. O’Kane and O’Kane’s determination that it would be more suitable to operate Lexent as a private company include the following, which, in Messrs. O’Kane and O’Kane’s view, are beyond Lexent’s control:

•	the continued deterioration and uncertainty in the telecommunications and information technology market were unlikely to change in the foreseeable future and would continue to adversely affect Lexent’s operating results and stock price;

•	the loss of analyst coverage has affected Lexent’s stock price and liquidity; and

•	the cost and other burdens of being a public company, in Messrs. O’Kane and O’Kane’s view, outweighed the benefits for a company the size of Lexent. As long as Lexent remains a public company:

•	Lexent is subject to quarterly earnings pressure;

•	management is required to spend significant time on matters such as preparation of the periodic and current reports required by the Exchange Act, proxy statements and communications with stockholders; and

•	the legal, accounting and regulatory compliance efforts and expenses associated with being a public company are substantial, especially given the enhanced requirements of newly enacted federal laws and regulations relating to corporate governance. Messrs. O’Kane and O’Kane and LX Merger Corp. estimate that the compliance costs of Lexent remaining a public company will be between $750,000 and $1.5 million annually.

     In addition, Messrs. O’Kane and O’Kane believe that:

•	Lexent’s poor operating results, coupled with the decline in the trading price of shares of Lexent common stock, have had a negative effect on employee morale and Lexent’s ability to retain its key employees. As a private company, Lexent would have greater flexibility in structuring incentives for key employees;

•	required public disclosures under the Exchange Act give Lexent’s competitors information and insights about Lexent’s operations that help them compete with Lexent. This has placed Lexent at a disadvantage, particularly with respect to competitors that are not public companies and therefore are not required to provide corresponding disclosure; and

•	Lexent’s public disclosure of its poor results of operations in the past couple of years has adversely affected Lexent’s ability to attract and retain customers.

     A number of other factors caused Messrs. O’Kane and O’Kane to become interested in pursuing an acquisition of Lexent, including:

•	their underlying knowledge of Lexent’s business gained through 17 years of operating Lexent;

•	their opportunity to execute a strategic plan without having to consider its impact on stock price; and

•	their belief that if such a plan were properly executed, it could yield a profitable return on investment relative to other personal investment opportunities.

     In February 2003, Messrs. O’Kane and O’Kane proposed an acquisition of Lexent to the board of directors after considering the following factors:

•	the market-related challenges described above; and

•	the reasonable expectation that a transaction could be negotiated and financed that would be acceptable to the board of directors and Lexent’s stockholders.

     On February 14, 2003, Hugh J. O’Kane, Jr., Lexent’s Chairman, and Kevin M. O’Kane, Lexent’s Vice Chairman and Chief Executive Officer, delivered a notice to Lexent proposing to purchase all outstanding shares of common stock of Lexent, other than those owned by Messrs. O’Kane and O’Kane, at $1.25 per share. This proposal valued all of Lexent’s outstanding common stock at approximately $52.7 million, representing a 37% premium over the closing price per share of Lexent’s common stock on February 14, 2003. Messrs. O’Kane and O’Kane informed Lexent that they were only interested in buying shares other than their own, and not interested in selling the shares of Lexent common stock that they owned. Lexent publicly announced Messrs. O’Kane and O’Kane’s initial proposal prior to the open of the market on February 18, 2003, the first trading day after the receipt of the offer notice.

     Prior to the receipt of Messrs. O’Kane and O’Kane’s initial merger proposal, L. White Matthews, III, Richard L. Schwob and Kathleen A. Perone, three of Lexent’s independent directors, resigned as directors of Lexent on January 27, 2003, February 7, 2003 and February 10, 2003, respectively. On the same day that Lexent announced its receipt of the initial merger proposal from Messrs. O’Kane and O’Kane, Lexent announced the resignation of Richard W. Smith, the only remaining independent director of Lexent, effective February 17, 2003. As a result of these resignations, there were then, and there currently are, no independent directors on Lexent’s board of directors and, as a result, Messrs. O’Kane and O’Kane, as the only remaining members Lexent’s board of directors, were unable to appoint a special committee of independent board members to act on behalf of Lexent’s unaffiliated stockholders. To Lexent’s knowledge, each of these former independent directors resigned in order to pursue other professional opportunities or other business activities and to prevent any potential conflicts caused by other business activities.

     On February 15, 2003 through February 28, 2003, in response to the announcement of Messrs. O’Kane and O’Kane’s initial offer, six putative class actions entitled Robert Ramsey v. Kevin M. O’Kane, et al., C.A. No. 20162, Ronald Pelletier v. Lexent, Inc., et al., C.A. No. 20163, Anthony Chiarenza v. Lexent, Inc., et al., C.A. No. 20165, William Moberly v. Lexent, Inc., et al., C.A. No. 20166, Birchas Shmuel v. Lexent, Inc., et al., C.A. No. 20171, and Marc Bocciardi v. Lexent, Inc., et al., C.A. No. 20177 were filed in the Court of Chancery for the State of Delaware. By order dated April 7, 2003, the court consolidated the class actions under the caption In Re Lexent Inc. Shareholders Litigation. The consolidated complaint alleged that Messrs. O’Kane and O’Kane breached their fiduciary duties to Lexent’s stockholders by, among other things:

•	engaging in a scheme to lower the market price of Lexent’s common stock in order to facilitate a management buy-out at an unfair price;

•	timing the proposed merger to take advantage of a depressed market price for Lexent common stock;

•	disseminating materially misleading and incomplete information to Lexent’s stockholders; and

•	proposing to buy out Lexent’s public stockholders through an unfair process and at an unfair price.

The consolidated complaint sought, among other things:

•	an injunction prohibiting defendants from effectuating the merger;

•	a declaration that the Messrs. O’Kane and O’Kane breached their fiduciary duties to Lexent’s stockholders;

•	a declaration that the merger, if effected, was void;

•	rescission of the merger;

•	an order requiring defendants to account for all shares, money and other value improperly received from Lexent;

•	disgorgement of and imposition of a constructive trust on all property and profits defendants received as a result of their allegedly wrongful conduct; and

•	an unspecified amount of monetary damages.

     During the period from February 14, 2003 through February 24, 2003, Lexent’s general counsel met with and had various discussions with representatives of Lowenstein Sandler and Richards Layton & Finger to discuss the proposed offer by Messrs. O’Kane and O’Kane, issues related to the lack of independence of the board of directors of Lexent, the appropriate action to be taken by Lexent in light of the circumstances, the retention of legal counsel and financial advisors to assist Lexent in analyzing and responding to the buyout offer from Messrs. O’Kane and O’Kane and the various lawsuits filed by stockholders of Lexent as a result of the proposed management buyout offer.

     At that time, Noah Franzblau, Lexent’s General Counsel, selected and retained Lowenstein Sandler, as special counsel, and Richards, Layton & Finger, as special Delaware counsel, to assist Lexent from a legal perspective in analyzing, evaluating and responding to the merger proposal and negotiating the terms of the merger agreement. Mr. Franzblau confirmed that neither Lowenstein Sandler nor Richards, Layton & Finger had any conflicts of interest with regard to representing Lexent in a transaction involving Lexent and Messrs. O’Kane and O’Kane and their affiliates and associates. Legal counsel primarily reported to Mr. Franzblau.

     During the period from February 20, 2003 through February 24, 2003, representatives of Lowenstein Sandler and Richards Layton & Finger had various discussions with representatives of Mayer, Brown, Rowe & Maw, counsel to Messrs. O’Kane and O’Kane, to discuss the proposed offer by Messrs. O’Kane and O’Kane and legal and structural issues for the proposed transaction.

     On February 24, 2003, because Lexent did not have any independent directors, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, appointed a management committee consisting of Noah Franzblau, Lexent’s General Counsel, and Norman Fornella, Lexent’s then Chief Financial Officer, neither of whom was at the time or is currently a stockholder of LX Merger Corp., for the sole purpose of retaining financial advisors to assist Lexent in investigating and analyzing Messrs. O’Kane and O’Kane’s initial proposal. Mr. Fornella resigned in June 2003 to pursue other opportunities. Mr. Franzblau will continue in a management position at Lexent following the completion of the proposed merger. Mr. Franzblau’s relationship with Lexent and interest in the proposed merger could be viewed as creating a conflict of interest that could affect the ability of Mr. Franzblau to exercise independent judgment in evaluating and negotiating the merger and, therefore, Mr. Franzblau, individually, and the management committee, as a whole, may be deemed not to be independent.

     Following such appointment, on February 24, 2003, the management committee met to consider the retention of a financial advisor for Lexent with respect to Messrs. O’Kane and O’Kane’s initial proposal. The management committee elected to retain Rodman & Renshaw, a New York based investment banking firm. The management committee selected Rodman & Renshaw based principally on Rodman & Renshaw’s:

•	overall institutional strength, its reputation and expertise in the technology and life sciences industries;

•	favorable responses received from references regarding performance on prior transactions;

•	the individual experience of each of the members of the Rodman & Renshaw team; and

•	the lack of any previous business relationship between Rodman & Renshaw, on the one hand, and Lexent and Messrs. O’Kane and O’Kane or their affiliates or associates, on the other hand.

     The management committee found the lack of any previous business relationship particularly important. Because Messrs. O’Kane and O’Kane were not interested in selling their shares of Lexent common stock, Rodman & Renshaw was not engaged to seek alternatives to the initial proposal by Messrs. O’Kane and O’Kane and, as a result, no other alternatives were presented to or considered by Lexent’s board of directors, the management committee or Rodman & Renshaw.

     On February 24, 2003, the management committee participated in a telephonic conference call with Rodman & Renshaw to discuss Messrs. O’Kane and O’Kane’s initial proposal and related matters.

     On February 28, 2003, the management committee met with Rodman & Renshaw in order to further discuss such proposal and to provide Rodman & Renshaw with background information and due diligence materials regarding Lexent, including historical financial information and projected financial information.

     On March 3, 2003, Lexent publicly announced that it had engaged Rodman & Renshaw as its financial advisor to assist Lexent in analyzing and evaluating Messrs. O’Kane and O’Kane’s initial offer.

     On each of March 11, 2003 and March 20, 2003, Rodman & Renshaw met with members of the management committee and senior members of management, other than Messrs. O’Kane and O’Kane, in order to conduct management interviews and to perform further due diligence on Lexent. In addition, Rodman & Renshaw discussed the valuation methodologies that would be used by Rodman & Renshaw in its evaluation of the merger consideration. As part of its work, Rodman & Renshaw requested a financial model for the business, including monthly projections for fiscal 2003 and annual projections for fiscal 2004 and beyond, if they were available. The management committee provided Rodman & Renshaw with materials that were characterized as an internal forecast which had been prepared in the ordinary annual budgeting process and indicated that no actual projections for Lexent were available. These internal forecasts were prepared on a month by month basis for the year ending December 31, 2003. Rodman & Renshaw was informed by Mr. Fornella when these materials were provided that the business had been substantially under-performing the forecast on a year-to-date basis. Rodman & Renshaw reviewed the internal forecasts in light of historical reported financial performance and performance by certain companies deemed comparable from an operating perspective and created a financial projection for five years to be used in performing an analysis of the future cash flows of the business. The projections were prepared by Rodman & Renshaw without review by the management committee or any other members of Lexent’s management.

     On March 12, 2003, Lexent publicly announced it had received a letter from The Nasdaq Stock Market notifying Lexent that, as a result of the previously announced resignations of its independent directors, Lexent did not meet the independent director and audit committee requirements for continued listing on the Nasdaq National Market. Nasdaq rules required Lexent to have an audit committee composed of at least three independent directors, which it no longer had as a result of the resignations of L. White Matthews, III, Richard Schwob, Kathleen A. Perone and Richard W. Smith. Lexent responded to Nasdaq’s letter and requested an extension of time from Nasdaq in which to achieve compliance with Nasdaq rules pending the evaluation of the proposed management offer.

     On March 27, 2003, Lowenstein Sandler received a call from representatives of Nasdaq requesting additional information regarding the status of the proposed offer and information regarding Lexent. By letter dated April 8, 2003, Lowenstein Sandler, on behalf of Lexent, provided the information requested by Nasdaq.

     On March 28, 2003, Rodman & Renshaw met with the members of the management committee to present further Rodman & Renshaw’s initial analysis and to review, in additional detail, the basic assumptions utilized by Rodman & Renshaw in:

•	preparing its projections;

•	analyzing and evaluating the business, operations, financial condition, intrinsic value and prospects of Lexent and the initial offer from Messrs. O’Kane and O’Kane; and

•	preparing various initial valuations of the transaction, based upon a comparable company analysis, comparable transaction analysis, premiums paid analysis, discounted cash flow analysis and liquidation analysis.

     At the meeting, the management committee provided some guidance on the basic assumptions used by Rodman & Renshaw. Following the meeting, Rodman & Renshaw informed the management committee that it intended to amend certain of its assumptions and to revise its analysis based upon the guidance provided at and following the meeting.

     On April 3, 2003, Rodman & Renshaw met with the management committee, Hugh J. O’Kane, Jr., Kevin M. O’Kane and Bruce Levy. At the meeting, Rodman & Renshaw made a presentation covering the following topics: an overview of the situation of Lexent as of the time of the meeting, including the value of the initial offer; Rodman & Renshaw’s view of the outlook for the industry; the particular business conditions facing Lexent at that time; Rodman & Renshaw’s methodology for determining appropriate growth rates for Lexent’s businesses; and the results of Rodman & Renshaw’s analysis to that point, including comparable company, comparable transaction, premiums paid, discounted cash flow, and liquidation analyses. Following Rodman & Renshaw’s presentation, Rodman & Renshaw, the management committee and Lexent’s management discussed the reasonableness of the projections created by Rodman & Renshaw in light of the current state of Lexent’s operating performance, including further substantial declines in revenue, and the assumptions used for future years’ performance. Based on this discussion, Rodman & Renshaw determined that following the meeting it would reassess the projections that it had created, after having additional discussions with senior management of Lexent, including operating management. In connection with its ongoing analysis of Lexent’s financial performance, and based primarily on discussions with Messrs. Fornella and Levy from April 3 through April 16 and information provided by them, Rodman & Renshaw altered its forecast to create what it viewed to be a more accurate portrayal of likely future operating performance. Prior to the conversations with Mr. Levy which commenced after the March 28, 2003 meeting with the management committee, Rodman & Renshaw had received no direct input from management of Lexent responsible for the operations of Lexent with respect to the accuracy of Rodman & Renshaw’s assumptions. As fiscal 2003 actual results became available and revealed operating performance significantly below forecasted results, Rodman & Renshaw altered its estimates for fiscal 2003 to conform with actual results. These adjustments resulted in a decrease in estimated fiscal 2003 revenue, income and cash flow. Additionally, Rodman & Renshaw made adjustments in its assumptions regarding the status of Lexent Metro Connect LLC, a subsidiary of Lexent, and, consequently, revenue growth of some of Lexent’s affiliated entities, gross margin for all of Lexent’s businesses and operating expense reductions. Most of these adjustments were based primarily on input from Mr. Levy and resulted in an adjustment to the initial projections prepared by Rodman & Renshaw^ and adjustment to the discounted cash flow and liquidation analyses.

     On April 8, 2003, representatives of Lowenstein Sandler, Richards, Layton & Finger and Mayer, Brown, Rowe & Maw held a teleconference to discuss the status of the transaction. During the call, the parties scheduled a meeting at which Rodman & Renshaw would present a draft of its analysis to Lexent, Messrs. O’Kane and O’Kane and counsel for each of the parties.

     On April 16, 2003, Rodman & Renshaw, the management committee, Messrs. O’Kane and O’Kane, Lowenstein Sandler and Mayer, Brown, Rowe & Maw met and Rodman & Renshaw reviewed with the parties the current draft of its financial analysis of the merger consideration offered by Messrs. O’Kane and O’Kane. Rodman & Renshaw first presented an overview of the current status of Lexent and a transaction valuation of the offer by Messrs. O’Kane and O’Kane. Next Rodman & Renshaw described the fundamentals of the telecom industry and then discussed Lexent’s business conditions and growth factors. Rodman & Renshaw discussed it valuation analysis, including a comparable company analysis, comparable transaction analysis, premiums paid analysis and discounted cash flow analysis and liquidation analysis. To this point, Rodman & Renshaw’s presentation was substantially similar to that of the presentation on April 3, 2003. Finally, Rodman & Renshaw presented the revisions it had made to its projections, such changes being primarily driven by the information provided by Mr. Levy from April 3 to April 16, 2003. At the meeting, representatives of Mayer, Brown, Rowe & Maw informed the other parties that it intended to request meetings with certain stockholders of Lexent to discuss the offer by Messrs. O’Kane and O’Kane and requested that Rodman & Renshaw be available to meet with such stockholders and with members of the management committee to review the current draft of its financial analysis with such stockholders. Lexent and its counsel approved the attendance of Rodman & Renshaw at such a meeting, subject to the execution of a confidentiality agreement by any stockholders attending such meetings.

     On April 21, 2003, the management committee and representatives of Rodman & Renshaw met with representatives of Abbott Capital 1330 Investors I, L.P., one of Lexent’s institutional stockholders, pursuant to a confidentiality agreement, to discuss the offer by Messrs. O’Kane and O’Kane and to allow Rodman & Renshaw to present the current draft of its financial analysis with Abbott Capital. At the meeting, Rodman & Renshaw made a presentation to Abbott Capital. Rodman & Renshaw first presented an overview of the current status of Lexent and a transaction valuation of the offer by Messrs. O’Kane and O’Kane. Next Rodman & Renshaw described the fundamentals of the telecom industry and then discussed Lexent’s business conditions and growth factors. Rodman & Renshaw discussed its valuation analysis, including a comparable company analysis, comparable transaction analysis, premiums paid analysis, discounted cash flow analysis and liquidation analysis.

     On April 23, 2003, Mayer, Brown, Rowe & Maw, Young Conaway Stargatt & Taylor, LLP, Messrs. O’Kane and O’Kane’s local Delaware counsel, and Richards, Layton & Finger met with Prickett Jones & Elliott, P.A., counsel for the plaintiffs in the lawsuit entitled In Re Lexent Inc. Shareholders Litigation to begin discussing the possibility of settling the lawsuit.

     On April 23, 2003, Lexent publicly announced that it received a Nasdaq Staff Determination letter stating that Lexent’s common stock is subject to delisting from the Nasdaq National Market for failing to meet the independent director and audit committee requirements for continued listing on the Nasdaq Stock Market. On April 28, 2003, Lexent appealed the decision to delist Lexent’s common stock from the Nasdaq Stock Market and requested a formal hearing with representatives of Nasdaq. On April 28, 2003, Lexent received notification that a formal hearing was scheduled with Nasdaq on May 29, 2003.

     On May 5, 2003, the management committee, Messrs. O’Kane and O’Kane, Lowenstein Sandler, Mayer, Brown, Rowe & Maw and Rodman & Renshaw met with Prickett Jones & Elliott., Beatie and Osborn LLP and Schiffrin & Barroway, counsel for the plaintiffs, and the financial advisor for the plaintiffs, to provide them with an opportunity to review the current draft of the financial analysis prepared by Rodman & Renshaw. Rodman & Renshaw first presented an overview of the current status of Lexent and a transaction valuation of the offer by Messrs. O’Kane and O’Kane. Next Rodman & Renshaw described the fundamentals of the telecom industry and then discussed Lexent’s business conditions and growth factors. Lastly, Rodman & Renshaw discussed it valuation analysis, including a comparable company analysis, comparable transaction analysis, premiums paid analysis and discounted cash flow analysis and liquidation analysis.

     On May 29, 2003, Lowenstein Sandler and Lexent’s general counsel attended an oral hearing before a Nasdaq Listing Qualifications Panel during which the continued listing of Lexent’s common stock on the Nasdaq National Market was discussed.

     On the same day, Messrs. O’Kane and O’Kane met with representatives of Abbott Capital 1330 Investors I, L.P., one of Lexent’s institutional stockholders, pursuant to a confidentiality agreement, to discuss the offer by Messrs. O’Kane and O’Kane.

     On May 30, 2003, Lowenstein Sandler and Lexent received a draft of the merger agreement from Mayer, Brown, Rowe & Maw.

     On June 4, 2003, representatives of Lowenstein Sandler and Richards, Layton & Finger met via conference call with representatives of Mayer, Brown, Rowe & Maw to provide initial comments on the terms and structure of the draft merger agreement.

     On June 9, 2003, the management committee, Messrs. O’Kane and O’Kane, Lowenstein Sandler, Mayer, Brown, Rowe & Maw and Rodman & Renshaw met via conference call to discuss the financial performance of Lexent for the month ended May 31, 2003 provided to Rodman & Renshaw, which preliminary financial information showed a continuing decline in Lexent’s revenues and gross margins, primarily as a result of lower capital expenditures by Lexent’s customers and increased competition. The parties discussed the impact, if any, of the results of operations for such period on the financial analysis prepared by Rodman & Renshaw and the meeting scheduled for the following day with plaintiffs’ counsel and their financial advisor. Rodman & Renshaw determined that it would update its projections following receipt of Lexent’s internal financial statements for the month ended May 31, 2003, which were received by Rodman & Renshaw following the June 10th meeting discussed below and resulted in an adjustment to the discounted cash flow and liquidation analysis.

     On June 10, 2003, the management committee, Messrs. O’Kane and O’Kane, Lowenstein Sandler, Richards, Layton & Finger, Mayer, Brown, Rowe & Maw and Rodman & Renshaw again met with Prickett Jones & Elliott, Beatie and Osborn and Schiffrin & Barroway, counsel for the plaintiffs, and the financial advisor for the plaintiffs to exchange information on:

•	Lexent’s most recent financial and market performance, including a review of the proceedings with Nasdaq;

•	Lexent’s cash positions and uses of cash;

•	Lexent’s budgets and forecasts;

•	Lexent’s business prospects and outlook for the future;

•	the telecommunications industry;

•	the value of Lexent;

•	the proposed offer from Messrs. O’Kane and O’Kane;

•	alternatives to the proposed transaction;

•	the valuation methodologies used by Rodman & Renshaw; and

•	the action filed by the plaintiffs.

During the meeting, the parties discussed the current price offered by Messrs. O’Kane and O’Kane and other terms of the transaction, including the required stockholder vote. Counsel for the plaintiffs asked Rodman & Renshaw if they were prepared to render a fairness opinion and Rodman & Renshaw informed the parties that they needed to review their analysis based on updated financial information for May 2003 to be received from Lexent and agreed to have a call with the financial advisor for the plaintiffs after they completed such a review. The parties agreed to meet on June 13, 2003 to further negotiate the merger consideration and other terms of the transaction.

     On June 12, 2003, a representative of Rodman & Renshaw and a representative of the financial advisor to the plaintiffs participated in a telephonic conference in order to allow a representative of the financial advisor to the plaintiffs to ask any questions he had with respect to Rodman & Renshaw’s updated analysis reflecting actual May 2003 operating results, which had been provided previously to the financial advisor to the plaintiffs. The discussion focused on Rodman & Renshaw’s projections and discounted cash flow analysis, which had been lowered as a result of actual May 2003 operating results.

     On June 13, 2003, the management committee, Messrs. O’Kane and O’Kane, Lowenstein Sandler, Mayer, Brown, Rowe & Maw and Rodman & Renshaw again met with Prickett Jones & Elliott, Beatie and Osborn and Schiffrin & Barroway, counsel for the plaintiffs, and the financial advisor for the plaintiffs to further negotiate the price and other terms of the transaction, including the stockholder vote required to approve the merger agreement.

     On June 17, 2003, Lexent publicly announced an agreement in principle among Lexent, Hugh J. O’Kane, Jr., Kevin M. O’Kane and the plaintiffs named in the Delaware litigation. Following negotiations with plaintiffs’ counsel, Messrs. O’Kane and O’Kane agreed to raise the merger consideration to $1.50 per share under the proposed terms of the settlement, which price represented an increase of $.25 or 20% of the initial offer of $1.25 per share, a 21% premium over the closing price of the common stock of Lexent of $1.24 on June 17, 2003, and a 65% premium over the closing price of the common stock of Lexent of $.91 on February 14, 2003, the last trading day prior to the date Lexent announced Messrs. O’Kane and O’Kane’s initial offer of $1.25.

     On the same day, Lowenstein Sandler received a draft merger agreement from Mayer, Brown, Rowe & Maw that reflected, among other things, the terms of the agreement in principle between Lexent, Messrs. O’Kane and O’Kane and the plaintiffs. Lowenstein Sandler and Lexent commenced reviewing the revised draft of the proposed merger agreement.

     From June 17, 2003 until July 9, 2003, Noah Franzblau, Lexent’s General Counsel, Lowenstein Sandler, and Richards, Layton & Finger, on the one hand, and Messrs. O’Kane and O’Kane and Mayer, Brown, Rowe & Maw, on the other hand, negotiated the terms of the merger agreement, including the representations and warranties, the covenants, the conditions to the consummation of the merger, the termination rights and break-up fees and expenses under the merger agreement.

     On June 25, 2003, Lexent announced that Nasdaq would delist Lexent’s common stock from The Nasdaq National Market effective with the opening of business on Thursday, June 26, 2003, as a result of Lexent’s inability to obtain compliance with Nasdaq’s independent director and audit committee requirements. Following its delisting, Lexent’s common stock began trading on the OTC Bulletin Board under the same symbol, “LXNT”.

     On June 27, 2003, Lexent publicly announced that Norman G. Fornella, its Executive Vice President and Chief Financial Officer, and a member of the management committee, had resigned from Lexent in order to pursue other business opportunities, effective on June 30, 2003. Following Mr. Fornella’s resignation, Bruce Levy, Lexent’s President and Chief Operating Officer, assumed the duties of the former Chief Financial Officer of Lexent.

     On July 9, 2003, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, held a board meeting to discuss and determine whether to approve the proposed merger agreement and other related items. A representative of Lowenstein Sandler discussed the legal principles under Delaware law applicable to the board of directors’ consideration and approval of the proposed merger agreement. A representative of Rodman & Renshaw then reviewed and explained in detail the written report accompanying the fairness opinion. Following such presentation, the board of directors received the written opinion of Rodman & Renshaw that, as of July 9, 2003, the per share merger consideration was fair, from a financial point of view, to Lexent stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp. A representative of Lowenstein Sandler then summarized the principal terms of the merger agreement and the transactions contemplated thereby to the board of directors, including the structure of the merger, the representations and warranties, the covenants, the conditions to the consummation of the merger, the termination rights under the merger agreement, the fees and expenses and the special stockholder vote.

     Messrs. O’Kane and O’Kane, acting in their capacity as the only members of the board of directors, considered the various presentations and unanimously:

•	approved, adopted and declared advisable the merger agreement and the merger;

•	approved, adopted and declared advisable the charter amendment, in the event that the merger agreement is not adopted and approved by the stockholders of Lexent or the merger is otherwise not completed; and

•	determined to recommend that Lexent stockholders vote FOR the adoption and approval of the merger agreement and the merger and FOR the approval of the charter amendment at the special meeting.

     None of the directors voting to approve the merger agreement and the proposed merger are independent directors. Because of the resignations of all of Lexent’s independent directors, as described above, the only two members of Lexent’s board of directors are Hugh J. O’Kane, Jr., Lexent’s Chairman, and Kevin M. O’Kane, Lexent’s Chief Executive Officer and Vice Chairman, both of whom will own Lexent after the completion of the merger. Messrs. O’Kane and O’Kane have a personal interest in the merger and the transactions contemplated thereby, as more fully described in this proxy statement. Messrs. O’Kane and O’Kane are part of senior management of Lexent, in which capacity they, as well as members of the management committee and Mr. Levy, provided information to Lexent’s financial advisor, Rodman & Renshaw.

     The merger agreement was executed on July 9, 2003. On July 10, 2003, prior to the opening of trading, Lexent publicly announced the execution of the merger agreement.

     On August 6, 2003, the parties to the litigation challenging the merger filed with the Court of Chancery of the State of Delaware a Stipulation of Settlement that memorialized the agreement in principle that had previously been reached. Pursuant to the terms of the stipulation, the plaintiffs, on their own behalf and on behalf of a class of holders of Lexent common stock, agreed to dismiss the litigation challenging the merger and release the defendants from all claims related to the litigation challenging the merger. In exchange, the defendants agreed to:

•	raise the merger consideration to $1.50 per share;

•	condition approval of the merger on the special stockholder vote described in this proxy statement; and

•	provide plaintiffs’ counsel with a draft of this proxy statement.

     On August 28, 2003, the parties to the litigation challenging the merger entered into and filed an Amended Stipulation of Settlement with the Court of Chancery of the State of Delaware.

     The Amended Stipulation of Settlement revised the description of the consideration to be received by Lexent option holders in the merger to clarify that each outstanding Lexent option, whether or not presently exercisable, will be accelerated, if necessary, and canceled in consideration for a cash amount equal to the product of (i) the excess, if any, of the $1.50 merger consideration per share over the applicable exercise price and (ii) the number of shares subject to such option. It further clarifies that to the extent that the exercise price of such option is greater than or equal to $1.50, such option will be terminated and canceled without consideration. The original Stipulation of Settlement indicated that only vested options with an exercise price less than $1.50 per share would be cashed out.

     In connection with the settlement of the litigation, plaintiffs’ counsel will petition the Court for an award of attorneys’ fees and expenses in an aggregate amount not to exceed $500,000. Defendants have agreed not to object to such an application.

     The settlement is conditioned upon, among other things, consummation of the merger and Court approval. The Court has scheduled a hearing for October 15, 2003 for the purpose of determining the fairness, reasonableness and adequacy of the settlement, determining whether the settlement should be approved and hearing and determining any objections to the settlement. The Court will also consider the petition for attorneys’ fees and expenses.

Approval of Directors and Recommendation of the Board of Directors

     At a meeting held on July 9, 2003, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of the board of directors, unanimously:

•	approved, adopted and declared advisable the merger agreement and the merger;

•	approved, adopted and declared advisable the charter amendment, in the event that the merger agreement is not adopted and approved by the stockholders of Lexent or the merger is otherwise not completed; and

•	determined to recommend that Lexent stockholders vote FOR the adoption and approval of the merger agreement and the merger and FOR the approval of the charter amendment at the special meeting.

     None of the directors voting to approve the merger agreement and the proposed merger are independent directors. See “ — Background of the Merger and Board Proceedings.”

Opinion of Financial Advisor to the Board of Directors

     Pursuant to a letter agreement effective as of February 28, 2003, Rodman & Renshaw was engaged to act as financial advisor to Lexent. The management committee selected Rodman & Renshaw based on its overall institutional strength, its reputation and expertise in the technology and life sciences industries. Rodman & Renshaw focuses on providing merger and acquisition advisory services to technology and life sciences companies. In this capacity, Rodman & Renshaw is continually engaged in valuing these businesses and maintains an extensive database of technology, telecommunications and life sciences mergers and acquisitions for comparative purposes. At the meeting of the board of directors on July 9, 2003, Rodman & Renshaw rendered its opinion that, as of July 9, 2003, based upon and subject to the various factors and assumptions described in the Rodman & Renshaw opinion, the per share merger consideration to be received by holders of Lexent common stock, other than LX Merger Corp. and Messrs. O’Kane and O’Kane, under the merger agreement was fair, from a financial point of view, to holders of Lexent common stock, other than Messrs. O’Kane and O’Kane and LX Merger Corp.

     Rodman & Renshaw’s opinion, which describes the assumptions made, matters considered and limitations on the review undertaken by Rodman & Renshaw, is attached as Appendix C to this proxy statement. Lexent stockholders are urged to, and should, read the Rodman & Renshaw opinion carefully and in its entirety. The Rodman & Renshaw opinion is directed to the board of directors and addresses only the fairness of the merger consideration from a financial point of view to holders of Lexent common stock, other than Messrs. O’Kane and O’Kane and LX Merger Corp., as of the date of the opinion. Rodman & Renshaw’s opinion speaks only as of July 9, 2003 and is for the information of the board of directors in connection with its consideration of the merger and does not constitute a recommendation to any Lexent stockholder as to how such holder should vote on the merger agreement at the special meeting of Lexent stockholders. The opinion does not address the merits of Lexent’s underlying decision to engage in the merger. The summary of the Rodman & Renshaw opinion set forth in this proxy statement, although materially complete, is qualified in its entirety by reference to the full text of such opinion, a copy of which is attached as Appendix C to this proxy statement.

     In connection with the preparation of the opinion, Rodman & Renshaw, among other things:

•	reviewed publicly available historical business and financial information relating to Lexent which they deemed to be relevant, including Lexent’s Annual Report on Form 10-K for the fiscal years ended December 31, 2002 and 2001 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002, June 30, 2002, September 30, 2002 and March 31, 2003;

•	reviewed publicly available and other financial and operating data relating to Lexent’s business and prospects, which historical information and data the senior management of Lexent has represented to Rodman & Renshaw fairly represents the financial condition and operating results of Lexent as of the dates presented, including Lexent’s 2003 budget, Lexent’s top customers for the last three years by division, a property and equipment summary, a schedule of accounts receivable aging, a schedule of accounts payable aging, a breakdown of accrued liabilities, including restructuring reserves, a breakdown of receivables by type, a summary of common stock equivalents, a litigation summary, a description of deferred tax assets, a description of capital expenditures, and internal financial statements for February, March, April, May and June 2003;

•	discussed financial information and the business and prospects of Lexent with Lexent’s senior management, including Messrs. O’Kane and O’Kane;

•	reviewed the reported historical and recent market prices and trading volumes of the shares of Lexent common stock;

•	created and reviewed financial projections as described above based on financial forecasts delivered by Lexent and discussions with Lexent’s management, including Messrs. O’Kane and O’Kane;

•	compared the financial, operating and stock price performance of Lexent with other companies which Rodman & Renshaw deemed comparable;

•	reviewed the financial terms, to the extent publicly available, of certain other acquisition transactions which Rodman & Renshaw deemed comparable; and

•	made such other analyses and examinations as they deemed necessary or appropriate.

     Rodman & Renshaw took into account its assessment of economic, market and financial conditions generally and within the industry in which Lexent is engaged.

     In rendering its opinion, Rodman & Renshaw assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to them by Lexent or obtained by it from other sources, including financial and legal information initially provided by senior management of Lexent, other than Messrs. O’Kane and O’Kane, which was confirmed and supplemented with information about the operations of Lexent by senior management of Lexent, including Messrs. O’Kane and O’Kane. Rodman & Renshaw also relied upon the representations of senior management of Lexent, including Messrs. O’Kane and O’Kane, that they are unaware of any information or facts that would make the information provided to Rodman & Renshaw incomplete or misleading. Rodman & Renshaw has not independently verified such information, undertaken an independent appraisal of the assets or liabilities, contingent or otherwise, of Lexent nor has it been furnished with any such appraisals. In addition, Rodman & Renshaw relied on representations from senior management of Lexent, including Messrs. O’Kane and O’Kane:

•	that the payment to be made to each Lexent stockholder will be made as promptly after closing and transmittal of share certificates as is practicable; and

•	that the shares of Lexent common stock will continue to be traded in the over-the-counter market until the effective time of the merger.

     With respect to discussions pertaining to future prospects and analysis of the available financial forecasts of Lexent that Rodman & Renshaw reviewed, it relied on the representations of the senior management of Lexent, including Messrs. O’Kane and O’Kane, that such available forecasts are reasonable, reflect the best currently available estimates and judgments of such persons as to the future financial position of Lexent and that:

•	as to the respective forecasts, they are unaware of any facts that would make such information incomplete, in any material respect, or misleading; and

•	there have been no material developments in the business, financial or otherwise, or prospects of Lexent, since July 9, 2003.

     Rodman & Renshaw’s opinion is necessarily based on economic, market and other conditions as they existed, and the information made available to Rodman & Renshaw, as of the date of its opinion. Rodman & Renshaw disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion that may come or be brought to its attention after the date of its opinion. In the performance of its financial advisory services, Rodman & Renshaw was not engaged to solicit, and did not solicit, interest from any party with respect to the acquisition of Lexent or any of its assets. No limitations were imposed upon Rodman & Renshaw by Lexent with respect to the investigations to be made or procedures to be followed by it in rendering its opinion.

     In accordance with customary investment banking practice, Rodman & Renshaw employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material analyses utilized by Rodman & Renshaw in connection with its opinion.

Valuation of Lexent

Comparable Company Analysis

     Rodman & Renshaw compared certain financial and operating ratios for Lexent with the corresponding financial and operating ratios for a group of publicly traded companies engaged primarily in the infrastructure services industry that Rodman & Renshaw deemed to be comparable to Lexent. For the purpose of the analyses, the following companies, which we refer to in this proxy statement as the Comparable Companies, were used as companies comparable to Lexent:

•	Dycom Industries, Inc.;

•	Emcor Group, Inc.;

•	Integrated Electrical Services, Inc.;

•	MasTec, Inc.; and

•	Quanta Services, Inc.

     For the Comparable Companies, Rodman & Renshaw calculated the average multiple of enterprise value, which is the market value of a company’s equity plus any outstanding debt less cash, to each of the latest twelve months, which we refer to as LTM, revenue, LTM earnings before interest and taxes, otherwise known as EBIT, and LTM earnings before interest, taxes, depreciation and amortization, otherwise known as EBITDA, of 0.6x, 8.4x and 9.3x. Typically, these multiples are compared with the multiples prevailing in the contemplated transaction. However, given that the cash balance of Lexent exceeds the total consideration, or equity value plus assumed debt, Lexent has a negative enterprise value. Similarly, Lexent has negative LTM EBIT and LTM EBITDA. When either the numerator or the denominator of the valuation ratio is negative, the computed multiple is rendered not meaningful for comparison. For this transaction, enterprise value, LTM EBIT and LTM EBITDA are negative. Therefore, these multiples are not meaningful for direct comparison with the merger. To calculate the trading multiples utilized in the Comparable Company analysis, Rodman & Renshaw used publicly available information concerning the historical financial performance of the Comparable Companies. None of the Comparable Companies is, of course, identical to Lexent. Accordingly, a complete analysis of the results of the foregoing calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning differences in financial and operating characteristics of the Comparable Companies and other factors that could affect the public trading volume of the Comparable Companies, as well as that of Lexent.

Comparable Transaction Analysis

     Using publicly available information, Rodman & Renshaw considered selected transactions in the infrastructure services industry that they deemed to be relevant. Specifically, Rodman & Renshaw reviewed the following transactions, which we refer to in this proxy statement as the Comparable Transactions:

•	Bracknell Corporation’s acquisition of Sunbelt Integrated Trade Services, Inc.;

•	Orius Corp.’s acquisition of Hattech, Inc.;

•	Arguss Communications, Inc.’s acquisition of U.S. Communications;

•	InfrastruX Group, Inc.’s acquisition of UTILX Corporation;

•	Bracknell Corporation’s acquisition of Able Telecom Holding Corp.;

•	MagneTek, Inc.’s acquisition of J-Tek, Inc.;

•	Dycom Industries, Inc.’s acquisition of Arguss Communications, Inc.;

•	an investor group’s acquisition of assets of International FiberCom, Inc.; and

•	180 Connect Inc.’s acquisition of assets of Viasource Communications, Inc.

     These transactions were selected based on the similarity of the targets to Lexent. In determining similarity, Rodman & Renshaw primarily considered the industries in which these entities operated and size of such entities based on revenues.

     For the Comparable Transactions, using publicly available information, concerning historical financial performance, Rodman & Renshaw calculated the average multiple of transaction value, which is the value paid for the target’s equity plus any assumed debt less cash acquired, to the target company’s LTM revenue, LTM EBIT and LTM EBITDA for the latest twelve months immediately preceding the announcement of each of the respective transactions, resulting in averages of 0.6x, 11.5x and 5.8x. Typically, these multiples are compared with the multiples prevailing in the contemplated transaction. However, given that the cash balance of Lexent exceeds the total consideration, or equity value plus assumed debt, the transaction has a negative transaction value. Similarly, Lexent has negative LTM EBIT and LTM EBITDA. When either the numerator or the denominator of the valuation ratio is negative, the computed multiple is rendered not meaningful for comparison. For this transaction, transaction value, LTM EBIT and LTM EBITDA are negative. Therefore, these multiples are not meaningful for direct comparison with the merger. No company utilized in the Comparable Transaction analysis is identical to Lexent nor is any transaction identical to the contemplated transaction between Lexent and LX Merger Corp.. An analysis of the results therefore requires complex considerations and judgments regarding the financial and operating characteristics of Lexent and the companies involved in the Comparable Transactions, as well as other facts that could affect their publicly-traded and/or transaction value. The numerical results are not in themselves meaningful in analyzing the contemplated transaction as compared to Comparable Transactions.

Discounted Cash Flow Analysis

     Rodman & Renshaw performed discounted cash flow analyses, i.e., analyses of the present value of the projected after-tax cash flows, for Lexent for the fiscal years ended 2003 through 2007, inclusive, using equity premiums ranging from 15.0% to 25.0% and a terminal value multiple of year 2007 EBITDA of 6.0x. The foregoing analysis yielded a range for an implied value per share of Lexent common stock of $1.53 to $1.54.

     The discounted cash flow analysis is based on Rodman & Renshaw’s projections which in turn are based on a single set of discrete, subjective assumptions for revenue growth and expenses made by Rodman & Renshaw. The discounted cash flow analysis is intended to provide a guideline for determining a range of fair values. This fairness range may be wider or narrower than the range generated by the analysis itself. In interpreting the discounted cash flow analysis, Rodman & Renshaw made qualitative determinations regarding the likelihood of Lexent failing to meet or exceeding the projections created by Rodman & Renshaw. In Rodman & Renshaw’s view, the transaction price is within the range of fairness indicated by the discounted cash flow analysis.

Premiums Paid Analysis

     Rodman & Renshaw performed three separate premiums paid analyses for Lexent based upon the review and analysis of the range of premiums paid in similar acquisitions announced and completed during the period January 1, 2002 through June 9, 2003, using information obtained from Thomson Financial Securities Data and other publicly available information. Rodman & Renshaw reviewed:

•	70 transactions, which we refer to as Small-Cap Transactions, with deal values between $50 million and $250 million;

•	87 transactions, which we refer to as Comparable Industry Transactions, involving targets in industries Rodman & Renshaw deemed comparable, construction, telecom services, and electricity, gas and water distribution; and

•	76 transactions, which we refer to as Majority Stockholder Transactions, in which the acquiror held 50% or more of the voting stock on the date of announcement, which we refer to as the Announcement, of the transaction.

     Rodman & Renshaw computed the mean and median of the premiums of the offer price per share relative to the target company’s stock price one day, one week and four weeks prior to Announcement for each data set. For the Small-Cap Transactions, the mean premiums for one day, one week and four weeks prior to Announcement were 42.6%, 50.9%, and 56.9%, respectively, and the median premiums for one day, one week and four weeks prior to Announcement were 32.1%, 36.2%, and 45.5%, respectively. For the Comparable Industry Transactions, the mean premiums for one day, one week and four weeks prior to Announcement were 27.4%, 32.9%, and 40.1%, respectively, and the median premiums for one day, one week and four weeks prior to Announcement were 26.8%, 33.6%, and 37.5%, respectively. For the Majority Stockholder Transactions, the mean premiums for one day, one week and four weeks prior to Announcement were 35.2%, 38.3%, and 44.9%, respectively, and the median premiums for one day, one week and four weeks prior to Announcement were 26.6%, 33.8%, and 41.2%, respectively. The foregoing premiums are compared with the merger consideration at a premium to the price of Lexent’s shares of 64.8% for the day prior to the Announcement, 82.9% for one week prior to the Announcement and 44.9% for four weeks prior to the Announcement.

Liquidation Analysis

     Rodman & Renshaw performed a liquidation analysis for Lexent based on Lexent’s balance sheet as of April 30, 2003. Rodman & Renshaw made assumptions for the liquidation value of certain assets, operating expenses incurred during the liquidation process and other extraordinary expenses, such as employee termination costs, that would be incurred in the event of a liquidation of Lexent. Rodman & Renshaw determined the liquidation value based on a range of percent recoveries for the assets of Lexent, less liabilities and operating expenses related to the liquidation of Lexent’s assets. The recovery percentages are Rodman &Renshaw’s estimates and are not based on appraisals or assessments of the assets in question. The analysis yielded a range for an implied value per share of Lexent common stock of $1.06 to $1.30, as set forth in the table below:

	April 30, 2003

		Low		High
	Book
	Value	%	Value	%	Value

Cash	$76,968	100%	$76,968	100%	$76,968
Certificate of deposit	2,007	0%	—	0%	—
Accounts receivable	17,360	70%	12,152	85%	14,756
Retention receivable	3,224	70%	2,257	85%	2,740
Reserve for doubtful accounts	(4,323)	100%	(4,323)	100%	(4,323)
Costs and est earnings in excess of billings	3,516	30%	1,055	60%	2,110
Unbilled receivables	214	70%	150	85%	182
Costs of uncompleted jobs	1,205	30%	362	60%	723
Interest receivable	60	70%	42	100%	60
Prepaids and other current assets	1,677	0%	—	0%	—
Taxes receivable	—	100%	—	100%	—

Total current assets	101,908		88,662		93,216
PP&E, net	3,366	40%	1,346	70%	2,356
Other assets	846	0%	—	50%	423

Total assets	106,120		90,008		95,995
Less liabilities	(23,228)		(23,228)		(23,228)

Net value	82,892		66,780		72,767
Operating losses during shutdown period	—		(8,721)		(8,721)
Severance & other termination costs	—		(4,187)		(4,187)
Lease obligations, 2004 and beyond	—		(8,568)		(4,284)

Liquidation value	82,892		45,304		55,574
Shares outstanding	42,690		42,690		42,690

Value per share	$1.94		$1.06		$1.30

     The summary of the valuations set forth above does not purport to be a complete description of the analysis presented by Rodman & Renshaw. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Rodman & Renshaw believes that selecting any portion of their analysis or of the summary set forth above, without considering the analyses as a whole, would create an incomplete view of the process underlying Rodman & Renshaw’s opinion. In arriving at its opinion, Rodman & Renshaw considered the results of all such analyses. In addition, it may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should not be taken to be Rodman & Renshaw’s view of the actual value of Lexent. The analyses performed by Rodman & Renshaw are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which Lexent might actually be sold or the prices at which the shares of Lexent common stock may trade at any time in the future. Such analyses were prepared solely for the purposes of Rodman & Renshaw providing its opinion to Lexent as to the fairness, from a financial point of view, of the consideration to be received by holders of shares of Lexent common stock pursuant to the merger, other than Messrs. O’Kane and O’Kane and LX Merger Corp. Analyses based upon forecasts or future results are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors and events, including, without limitation, factors related to general economic and competitive conditions beyond the control of the parties or their respective advisors, none of Rodman & Renshaw, Lexent, LX Merger Corp. or any other person assumes responsibility if future results or actual values are materially different from those forecast.

Fees Payable to Rodman & Renshaw

     Lexent paid Rodman & Renshaw a fee of $228,000, including $100,000 which was payable upon delivery of the fairness opinion by Rodman & Renshaw, regardless of whether or not the fairness opinion included a conclusion that the per share merger consideration is fair from a financial point of view to the Lexent stockholders, other than LX Merger Corp. and Messrs. O’Kane and O’Kane. In addition, Lexent agreed to reimburse Rodman & Renshaw for its reasonable expenses, including fees and expenses of its counsel, and to indemnify Rodman & Renshaw and its affiliates against certain liabilities and expenses related to their engagement, including liabilities under the federal securities laws. Each of Lexent and Rodman & Renshaw had the right to terminate Rodman & Renshaw’s engagement at any time upon written notice to that effect to the other party. However, in the event the engagement was terminated, Rodman & Renshaw was entitled to the fees and expenses incurred prior to termination and to indemnification. The terms of the fee arrangement with Rodman & Renshaw, which Lexent and Rodman & Renshaw believe are customary in transactions of this nature, were negotiated at arm’s length between Lexent and Rodman & Renshaw, and the board of directors was aware of the nature of the fee arrangement. The management committee found the lack of any previous business relationship between Rodman & Renshaw, on the one hand, and Lexent and Messrs. O’Kane and O’Kane or their affiliates or associates, on the other hand, particularly important when it decided to select Rodman & Renshaw as Lexent’s financial advisor.

Position of Lexent as to the Fairness of the Merger

     In reaching its decision to recommend the adoption and approval of the merger agreement and the merger to the Lexent stockholders, Lexent’s board of directors, which is comprised solely of Messrs. O’Kane and O’Kane, consulted with Rodman & Renshaw and legal counsel, received and relied upon a fairness opinion from Rodman & Renshaw, and considered a number of factors, including, among others, the following:

•	The possible alternatives to the merger including the possibility of continuing to operate Lexent as a public company and the risks associated with that alternative, particularly given (i) the fact that Lexent is consuming its cash reserves at a rate of approximately $3.0 million per month and (ii) Lexent’s history of substantial losses and significant competitive threats since 2001;

•	The merger will provide a source of liquidity for Lexent stockholders, including Messrs. O’Kane and O’Kane, with respect to their shares of Lexent common stock that are not contributed to LX Merger Corp., not otherwise available in the time frame proposed in the merger agreement;

•	The market price for Lexent common stock has declined since the first quarter of 2001. The $1.50 per share merger consideration represents a premium of approximately 64.8% over the $.91 closing price per share of Lexent common stock on February 14, 2003, the last full trading day before the public announcement of our receipt of Messrs. O’Kane and O’Kane’s initial proposal, and a premium of approximately 20.0% over the $1.25 price initially offered by Messrs. O’Kane and O’Kane in February 2003. In addition, the $1.50 per share represents a 7.1% premium to Lexent’s July 9, 2003 closing share price of $1.40, the last trading day prior to the announcement of the execution of the merger agreement. Finally, there is a possibility that, if the merger is not completed, the market price of Lexent common stock could decline substantially;

•	The financial presentation made by Rodman & Renshaw and the written opinion of Rodman & Renshaw to the board of directors to the effect that, as of July 9, 2003, and based on and subject to the factors and assumptions set forth in the written opinion, the per share merger consideration is fair from a financial point of view to the holders of Lexent common stock, other than Messrs. O’Kane and O’Kane and LX Merger Corp.;

•	The current financial market conditions, and historical prices, volatility and trading information with respect to shares of Lexent common stock and deterioration in the market for telecommunications and wireline stocks generally;

•	Other historical information concerning Lexent’s business, prospects, financial performance and condition, operations, management and competitive position, including Lexent’s significant declines in revenues and increases in losses;

•	The terms of the merger agreement, including the parties’ representations, warranties and covenants, and the conditions to the parties respective obligations, and

•	The agreement among Lexent, Messrs. O’Kane and O’Kane and the plaintiffs with respect to the settlement of the litigation challenging the merger, which resulted in a 20% increase in the per share merger consideration from $1.25 to $1.50 and the requirement of the special stockholder vote.

     Messrs. O’Kane and O’Kane, acting in their capacity as the only members of the board of directors, also believe that, even though no independent board committee was formed to act on behalf of the unaffiliated stockholders because Lexent has no independent directors, the merger is procedurally fair because, among other things:

•	Noah Franzblau, Lexent’s general counsel, retained legal counsel to report to the management committee, which counsel primarily reported to Mr. Franzblau, and to assist Lexent in analyzing and evaluating the merger proposal and negotiating the merger agreement;

•	Because Lexent has no independent directors, the board of directors appointed the management committee whose sole purpose was to retain an investment banking firm to advise Lexent with respect to the merger agreement and the merger;

•	Rodman & Renshaw delivered a fairness opinion to Lexent’s board of directors;

•	pursuant to the merger agreement, under specified circumstances, Lexent may provide non-public information to any third party concerning a takeover proposal and engage in negotiations with any such party;

•	the plaintiffs in the litigation challenging the merger approved the increased merger consideration of $1.50 per share; and

•	the merger agreement requires the special stockholder vote, which was a provision of the settlement with the plaintiffs in the litigation challenging the merger and is based on those unaffiliated stockholders who actually vote on the merger and the merger agreement and does not include any shares directly owned by LX Merger Corp. and Messrs. O’Kane and O’Kane, but does include the shares of Lexent common stock covered by the letter agreements described in this proxy statement.

     Lexent specifically adopted the conclusions of Rodman & Renshaw with respect to the fairness of the merger to Lexent’s stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp.

     Lexent did not consider net book value and going concern value to be material factors in determining the fairness of the merger to Lexent’s stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp. Lexent does not believe that these factors have any significant impact on the market trading prices of Lexent’s common stock. Because, at the time the offer was made, Messrs. O’Kane and O’Kane were not interested in selling their shares of Lexent common stock, Rodman & Renshaw was not engaged to seek alternatives to the initial proposal by Messrs. O’Kane and O’Kane and, as a result, no other alternatives were presented to or considered by Lexent, Lexent’s board of directors, the management committee or Rodman & Renshaw. Lexent did not consider the absence of alternatives to be a material factor in determining the fairness of the merger to Lexent’s stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp.

     Lexent is undertaking the transaction now primarily because it presents the most viable strategy for Lexent at this time and the benefits of this transaction, including the right to receive the $1.50 merger consideration, may not be available to Lexent stockholders in the future, and for the reasons set forth in “—Background of the Merger and Board Proceedings.” In addition, Lexent believes that obtaining $1.50 per share in cash for its stockholders in the merger at this time is preferable to attempting to possibly achieve a price in excess of that amount at some future date, while continuing to incur the costs and competitive disadvantages of remaining a publicly traded company. Lexent also believes that it is unlikely that a third party would complete a superior offer.

     This list is not exhaustive but includes the material factors considered by the board of directors. In view of the variety of factors considered and in connection with its evaluation of the merger, the board of directors did not quantify or assign relative weights to the specific factors considered in reaching its decision. Instead, the board of directors made its decision based on the totality of the information presented to and considered by them. The board of directors also took into consideration potential risks and detriments associated with the merger and an investment in shares of Lexent common stock, and concluded that the potential benefits of the merger outweighed those potential risks and detriments.

Position of Lexent as to the Purposes, Reasons and Effects of the Merger

     Purpose. The purpose of the merger is for Messrs. O’Kane and O’Kane to acquire complete control of, and ownership of all of the outstanding capital stock of Lexent, while providing liquidity for, and maximizing the value to be received by, the other Lexent stockholders.

     Reasons. The board of directors’ reasons for recommending adoption and approval of the merger and merger agreement are described under “SPECIAL FACTORS — Background of the Merger and Board Proceedings” and “SPECIAL FACTORS — Position of Lexent as to the Fairness of the Merger.”

     Effects. If the merger is completed, Messrs. O’Kane and O’Kane will control Lexent and will own all of the outstanding capital stock of Lexent and Lexent stockholders, other than LX Merger Corp. and Messrs. O’Kane and O’Kane, will no longer have any equity interest in Lexent. Instead these stockholders will have only the right to receive the $1.50 per share in cash consideration under the merger agreement, unless they have perfected their appraisal rights under Delaware law, in which case they will receive the appraised value for their shares, which amount may be higher or lower than, or the same as, $1.50 per share. See “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates.” As a result, former Lexent stockholders will not receive any benefits from Lexent’s business or share in any increase in the value of Lexent after the merger, nor will they bear the risk of any decrease in the value of Lexent after the merger.

     Lexent common stock is expected to continue to trade on the OTC Bulletin Board until the merger is completed. However, if the merger is completed, the common stock will no longer be publicly traded. In addition, Lexent will deregister its common stock under the Exchange Act. Finally, as a private company, Lexent’s officers, directors and the owners of more than 10% of the outstanding shares of Lexent common stock will no longer be subject to the provisions of the Exchange Act, including, without limitation, the short-swing profit provisions of Section 16(b) of the Exchange Act.

     If the merger occurs, all of the outstanding Lexent common stock, other than shares held by LX Merger Corp. or by Lexent, as treasury shares, all of which shares will be canceled without any payment, and shares held by Lexent stockholders who properly perfect appraisal rights under Delaware law, will be converted into the right to receive $1.50 per share in cash, without interest, and each holder of stock options, whether or not presently exercisable, will receive in cash, without interest, for each share of common stock subject to such option, the excess, if any, of $1.50 per share over the exercise price per share of such option, less any applicable withholding taxes. To the extent that the exercise price of such stock option is greater than or equal to $1.50, such stock option will be terminated and canceled without any consideration being payable to the holder thereof. The merger will therefore:

•	provide a source of liquidity that might not otherwise be available to Lexent stockholders on the time frame proposed in the merger agreement, particularly given the loss of analyst coverage and the recent delisting of Lexent common stock from the Nasdaq National Market;

•	eliminate exposure to fluctuations, up or down, in the market value of shares of Lexent common stock; and

•	allow Lexent stockholders to pursue other investment alternatives with the cash proceeds from the merger.

     The primary risks and detriments of the merger agreement and the merger to Lexent stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp., include the following:

•	Lexent stockholders, other than Messrs. O’Kane and O’Kane who currently comprise our entire board of directors, will no longer have an equity interest in Lexent and therefore will not benefit from any increase in the future earnings, growth or value of Lexent;

•	the merger will be a taxable transaction for federal income tax purposes for Lexent stockholders who receive cash in exchange for their shares;

•	if the merger does not occur, Lexent will be obligated to pay various fees and expenses associated with the merger agreement; and

•	our only recourse in the event of a wrongful termination or material breach of the merger agreement is against LX Merger Corp., a company without significant assets at this time.

Position of Messrs. Levy and Franzblau as to the Fairness of the Merger

     Messrs. Levy and Franzblau are making the statements included in this subsection solely for the purposes of complying with the requirements of Rule 13E-3 and related rules under the Exchange Act. Although Messrs. Levy and Franzblau may have interests in the merger that are different from, or in addition to, the interests of our stockholders generally, they believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to Lexent stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp., based on the facts and information available to them. See “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interests” on page    .

     Messrs. Levy and Franzblau did not consider net book value and going concern value to be material factors in determining the fairness of the merger to Lexent’s stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp. Messrs. Levy and Franzblau do not believe that these factors have any significant impact on the market trading prices of Lexent common stock. Because, at the time the offer was made, Messrs. O’Kane and O’Kane were not interested in selling their shares of Lexent common stock, Rodman & Renshaw was not engaged to seek alternatives to the initial proposal by Messrs. O’Kane and O’Kane and, as a result, no other alternatives were presented to or considered by Lexent, Lexent’s board of directors, the management committee or Rodman & Renshaw. Messrs. Levy and Franzblau did not consider the absence of alternatives to be a material factor in determining the fairness of the merger to Lexent’s stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp.

     Messrs. Levy and Franzblau considered the same factors examined by the board of directors described above under “—Position of Lexent as to the Fairness of the Merger” and have adopted the conclusion, and the analysis underlying the conclusion, of the board of directors, consisting entirely of Messrs. O’Kane and O’Kane, based upon their view as to the reasonableness of that analysis. Messrs. Levy and Franzblau believe that the terms of the merger agreement and the proposed merger are substantively and procedurally fair to our stockholders, other than LX Merger Corp. and Messrs. O’Kane and O’Kane. They formed this belief with respect to substantive and procedural fairness even though no special committee of independent directors was formed to act on behalf of unaffiliated stockholders of Lexent because Lexent does not have any independent directors. However, Rodman & Renshaw, the financial advisor, Lowenstein Sandler, special counsel and Richards, Layton & Finger, special Delaware counsel, were retained to assist Lexent in analyzing and evaluating the proposed merger and reported to the members of the management committee, including Mr. Franzblau. Mr. Franzblau may be deemed not to be independent because Mr. Franzblau may continue as an executive officer of Lexent following the merger and his interest in the proposed merger could be viewed as creating a conflict of interest that could affect the ability of Mr. Franzblau to exercise independent judgment in evaluating and negotiating the merger.

     Messrs. Levy and Franzblau believe these analyses and factors provide a reasonable basis upon which to form their belief that the merger is fair to our stockholders, other than LX Merger Corp. and Messrs. O’Kane and O’Kane. To our knowledge, each of these executive officers intends to vote all of the shares of Lexent common stock he directly owns in favor of the merger agreement.

Position of Messrs. Levy and Franzblau as to the Purposes, Reasons and Effects of the Merger

     The position of Messrs. Levy and Franzblau as to the purposes, reasons and effects of the merger are the same as those for Lexent as described above.

Position of Messrs. O’Kane and O’Kane and LX Merger Corp. as to the Fairness of the Merger

     Messrs. O’Kane and O’Kane and LX Merger Corp. believe that the merger and the consideration to be paid to Lexent stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp, is fair to Lexent stockholders. Messrs. O’Kane and O’Kane and LX Merger Corp. base their belief on the following factors:

•	the $1.50 per share merger consideration represents a premium of approximately 64.8% over the $.91 closing price per share of its common stock on February 14, 2003, the last full trading day before the public announcement of our receipt of Messrs. O’Kane and O’Kane’s initial proposal and an increase of $.25 or a premium of approximately 20.0% over Messrs. O’Kane and O’Kane’s initial proposal of $1.25 per share. In addition, the $1.50 per share represents a 7.1% premium to Lexent’s July 9, 2003 closing share price of $1.40, the last trading day prior to the announcement of the execution of the merger agreement. Finally, there is a possibility that, if the merger is not completed, the market price of Lexent common stock could decline substantially;

•	Lexent’s revenues have declined significantly and its losses have increased primarily as a result of a deterioration in the business climate, the market for telecommunication stocks, in general, and telecommunications infrastructure services companies similar to Lexent, in particular;

•	changes and contractions in the telecommunications industry that occurred during the past three years. Specifically, many of Lexent’s customers have gone out of business and the remaining customers have decreased capital expenditures;

•	the merger agreement was the result of arms-length negotiations in which Lexent was assisted by its financial advisor and legal advisors;

•	after a thorough review with financial and legal advisors, the board of directors determined that the merger is advisable and fair to and in the best interests of all Lexent stockholders and approved and adopted the merger agreement and the merger;

•	the board of directors received a written fairness opinion, dated July 9, 2003, from Rodman & Renshaw stating that, subject to the various assumptions and limitations set forth in that opinion, as of the date thereof, the $1.50 in cash for each outstanding share of Lexent common stock to be received by the holders of Lexent common stock, in the merger is fair to Lexent’s stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp., from a financial point of view, as further described under “SPECIAL FACTORS — Opinion of Financial Advisor to the Board of Directors;”

•	the merger agreement contains a number of procedural safeguards that would apply if Lexent receives, prior to the special meeting, a proposal by a third party relating to the possible acquisition of Lexent or any material portion of Lexent’s voting securities or assets. Under those circumstances, if the board of directors determines that the proposal is more favorable to Lexent stockholders than the terms of the merger and provided that the board of directors approves or recommends such proposal, Lexent may terminate the merger agreement;

•	the plaintiffs that initiated the lawsuit entitled In Re Lexent Inc. Shareholders Litigation have agreed to the $1.50 per share merger consideration; and

•	the merger is conditioned on obtaining the special stockholder vote. See “SUMMARY TERM SHEET — Approvals Required.”

     Messrs. O’Kane and O’Kane and LX Merger Corp. believe that the above factors, taken as a whole, support their conclusion that the merger is fair to the holders of Lexent common stock who are unaffiliated with LX Merger Corp. Messrs. O’Kane and O’Kane and LX Merger Corp. did not consider net book value and going concern value to be material factors in determining the fairness of the merger to Lexent’s stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp. Messrs. O’Kane and O’Kane and LX Merger Corp. do not believe that these factors have any significant impact on the market trading prices of Lexent common stock.

     In connection with its determination of the fairness of the merger agreement and the merger, Messrs. O’Kane and O’Kane and LX Merger Corp. also reviewed the conclusions as to fairness set forth under “SPECIAL FACTORS — Position of Lexent as to the Fairness of the Merger” and the analyses underlying such conclusions of the board of directors, based on their views as to the reasonableness of such analyses.

     Messrs. Hugh O’Kane, our Chairman, Kevin O’Kane, our Chief Executive Officer and Vice Chairman have interests that are in addition to, or different from, the interests of the other Lexent stockholders. See “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest.”

Position of Messrs. O’Kane and O’Kane and LX Merger Corp. as to the Purposes, Reasons and Effects of the Merger

     Purposes. The purpose of the merger for Messrs. O’Kane and O’Kane and LX Merger Corp. is for Messrs. O’Kane and O’Kane to acquire all outstanding shares of common stock of Lexent that they do not already own and to continue to control Lexent. The merger will allow Messrs. O’Kane and O’Kane to acquire Lexent’s business, delist Lexent from the OTC Bulletin Board, deregister Lexent under the Exchange Act and operate it as a private company.

     Reasons. Messrs. O’Kane and O’Kane believe that it is best to operate Lexent as a private company. Without the constraint of the public market’s emphasis on quarterly earnings, especially quarterly earnings growth, and its reaction to public events, Lexent will have greater operating flexibility to focus on enhancing long-term value by emphasizing growth and the flexibility to operate strategically. Messrs. O’Kane and O’Kane also believe that an emphasis on long-term growth rather than short-term earnings could eventually result in greater business and capital market opportunities than would be available to Lexent if it remained publicly held. In addition, Messrs. O’Kane and O’Kane believe that as a privately held company, Lexent will be able to make decisions that may negatively affect quarterly results but may increase the value of Lexent’s assets or earnings over the long-term. Further, the general level of confidence, or lack thereof, in the stock markets will no longer affect the price of Lexent’s common stock.

     Additionally, if the merger is completed, at such time as Lexent is no longer subject to the reporting requirements of the Exchange Act, Lexent will be able to eliminate the time devoted by its management and some of its other employees to matters that relate exclusively to Lexent being a publicly held company. “Going private” will reduce certain costs which relate to being a public company, including legal costs, insurance costs, the costs of certain accounting and auditing activities and internal controls, the cost of special meetings, the cost of preparing, printing and mailing corporate reports and proxy statements, the expense of a transfer agent and the cost of investor relations activities.

     Messrs. O’Kane and O’Kane and LX Merger Corp. continue to believe that a sale of Lexent is the best method to provide liquidity for Lexent stockholders. In addition, in view of Lexent’s prospects for growth in revenues and profitability, they determined that, at this time, the merger, on the terms proposed, represents the best method to maximize value for Lexent stockholders. Messrs. O’Kane and O’Kane and LX Merger Corp. have informed Lexent that they are engaging in the merger in order to facilitate the transfer of ownership of Lexent to Messrs. O’Kane and O’Kane and allow all other Lexent stockholders to receive the merger consideration for the following additional reasons:

•	shares of Lexent common stock have been trading at a price that Messrs. O’Kane and O’Kane and LX Merger Corp. did not consider to be reflective of Lexent’s fair value, whereas the $1.50 per share merger consideration will provide Lexent stockholders, other than LX Merger Corp. and stockholders properly perfecting their appraisal rights, with a fair cash payment for their common stock;

•	the plaintiffs that initiated the lawsuit entitled In Re Lexent Inc. Shareholders Litigation have agreed to the $1.50 per share merger consideration;

•	the merger will eliminate the substantial legal, accounting and regulatory compliance efforts and expenses associated with being a publicly traded entity, including the enhanced requirements of newly enacted federal laws and regulations relating to corporate governance. Messrs. O’Kane and O’Kane and LX Merger Corp. estimate that the compliance costs of Lexent remaining a public company will be between $750,000 and $1.5 million annually;

•	the merger will eliminate the constraints of the public market’s emphasis on quarterly earnings and revenues, and quarterly growth. Lexent will have greater operational flexibility to focus on enhancing long-term value. In addition, Messrs. O’Kane and O’Kane believe that as a privately held entity, Lexent will benefit from being able to execute strategic plans without concern for their impact on Lexent’s stock price; and

•	the merger will eliminate the competitive disadvantage arising from Lexent’s need to disclose material confidential information concerning its business.

Messrs. O’Kane and O’Kane considered the following positive factors in reviewing the merger agreement:

•	through their investment in Lexent, they will have an opportunity to share in the growth, if any, of Lexent after the merger; and

•	they will have an opportunity to shape the direction of Lexent’s business after the merger.

Messrs. O’Kane and O’Kane also considered the following detriments:

•	to the extent they contribute a portion of their shares of Lexent’s common stock to LX Merger Corp., they are giving up the right to receive a cash payment of $1.50 per share for such shares; and

•	as a result of the merger and related transactions, their investment in Lexent will represent an illiquid investment in the stock of a private company.

Messrs. O’Kane and O’Kane ultimately concluded that the potential detriments of the merger to them were outweighed by the potential benefits of the merger to them.

     Effects. As a result of the merger, the entire equity interest in Lexent will be directly owned by Messrs. O’Kane and O’Kane. If the merger is completed, stockholders other than Messrs. O’Kane and O’Kane will no longer have an equity interest in Lexent, will not participate in future earnings growth, if any, of Lexent and instead will have only the right to receive cash consideration pursuant to the merger agreement, or the appraised value if appraisal rights are perfected under Delaware law. See “THE MERGER — Payment of Merger Consideration and Surrender of Stock Certificates.” Similarly, after their shares are converted into the right to receive the merger consideration under the merger agreement, Lexent stockholders, other than Messrs. O’Kane and O’Kane, will not bear the risk of any increase in the losses or decline in the stock price of Lexent. If the merger is completed, Messrs.

O’Kane and O’Kane will have a 100% interest in Lexent’s net book value, profits and losses and tax attributes after the merger. The use of such tax attributes may be subject to certain limitations.

     If the merger is completed, all Lexent stockholders, other than LX Merger Corp., Lexent, with respect to treasury shares, or Lexent stockholders who properly perfect appraisal rights under Delaware law, will be entitled to receive $1.50 in cash, without interest, and each stock option holder will receive in cash, without interest, for each share of common stock subject to such option, the excess, if any, of $1.50 per share over the exercise price per share of such option, less any applicable withholding taxes. To the extent that the exercise price of such stock option is greater than or equal to $1.50, such stock option will be terminated and canceled without any consideration being payable to the holder thereof. This consideration represents a premium of approximately 64.8% over the $.91 closing market price of Lexent common stock on February 14, 2003, the last full trading day prior to the public announcement that Lexent had received an initial proposal from Messrs. O’Kane and O’Kane and a premium of approximately 20.0% over the $1.25 price initially proposed by Messrs. O’Kane and O’Kane in February 2003. The merger will terminate all equity interests of Lexent stockholders, other than Messrs. O’Kane and O’Kane. The merger will provide a source of liquidity not otherwise available on the time frame proposed in the merger agreement, and will eliminate the stockholders’ exposure to fluctuations in market value of the shares. In addition, it will allow Lexent stockholders to pursue other investment alternatives with cash received in the merger.

     As a result of the merger, Lexent will be a privately held company and there will be no public market for Lexent common stock. Lexent common stock will cease to be traded on the OTC Bulletin Board or any other securities market. In addition, registration of Lexent common stock under the Exchange Act will be terminated and Lexent will cease filing periodic and annual reports and other required filings with the SEC.

Plans of Messrs. O’Kane and O’Kane and LX Merger Corp. for Lexent

     Assuming completion of the merger, Messrs. O’Kane and O’Kane and LX Merger Corp. intend generally to operate Lexent consistent with past practices, but with a view to reducing costs of operations. Messrs. O’Kane and O’Kane expect to conduct a thorough review of Lexent and its business practices with a view towards determining the best way to redirect Lexent’s operations to improve Lexent’s long-term prospects.

     The merger agreement provides that upon consummation of the merger, the officers and directors of Lexent will effectively become the officers and directors of the surviving corporation. It is presently expected that Hugh J. O’Kane, Jr., Lexent’s current Chairman, Kevin M. O’Kane, Lexent’s current Chief Executive Officer and Vice Chairman, Bruce Levy, Lexent’s current President and Chief Operating Officer, and Noah Franzblau, Lexent’s current Vice President, Secretary and General Counsel, will continue as members of Lexent’s management after completion of the merger.

     In August 2003, Lexent amended Mr. Levy’s employment agreement in order to reflect the additional duties given to him as a result of the resignation of Lexent’s former Chief Financial Officer and in contemplation of the merger. The amendment extends the time frame during which Mr. Levy can receive severance, in the event that he is terminated without cause, to the later of:

•	December 31, 2003;

•	the date that is forty-five (45) days after the successful completion of the merger; and

•	the date that is forty-five (45) days after the termination of the merger resulting from the withdrawal of the merger offer by Messrs. O’Kane and O’Kane or the rejection of the merger agreement and the merger by Lexent’s stockholders.

In addition, in the event that the merger is completed, Lexent has agreed to negotiate the modification of Mr. Levy’s incentives to be more consistent with those given by a private company. In the event that the merger is not completed, Lexent has agreed to renegotiate the modification of Mr. Levy’s incentives to reflect the additional duties given to him as a result of the resignation of Lexent’s former Chief Financial Officer.

     Other than with respect to the amendment of Mr. Levy’s employment agreement, as of the date of this proxy statement, there are no definitive employment or other agreements relating to any other member of Lexent’s management regarding the terms of their employment with Lexent following the completion of the merger, other than existing agreements with respect to Mr. Franzblau and Victor P. DeJoy, Sr., Lexent’s Executive Vice President, Engineering, the terms of which have not been affected by or amended as a result of the merger.

     Following the completion of the merger, Lexent’s shares will be removed from trading on the OTC Bulletin Board and Lexent will terminate its registration, and cease reporting, under the Exchange Act. Messrs. O’Kane and O’Kane and LX Merger Corp. have also advised us that, assuming that conditions prevailing in the telecommunications industry from time to time allow, and subject to the financial condition and prospects of Lexent, they may take one or more actions, including without limitation the following:

•	conduct a public or private financing depending on market conditions;

•	seek to acquire other companies in the same or related industries;

•	market Lexent for sale; or

•	redeem shares of stock or pay dividends to Messrs. O’Kane and O’Kane.

     Except as described in this proxy statement, Messrs. O’Kane and O’Kane and LX Merger Corp. have advised us that they do not have any present plans, or know of any proposals, that would result in any extraordinary transaction, such as:

•	a merger, reorganization or liquidation involving Lexent;

•	any purchase, sale or transfer of a material amount of assets of Lexent;

•	any material change in the present dividend rate or policy or indebtedness or capitalization of Lexent;

•	any other material change in Lexent’s corporate structure or business;

•	the acquisition by any person of additional securities of Lexent;

•	the disposition of any securities of Lexent;

•	any changes in Lexent’s charter, bylaws or other governing instruments; or

•	any other actions that could impede a change in control of Lexent.

     However, Messrs. O’Kane and O’Kane reserve the right to take, or cause the surviving corporation to take, any action following the merger, including actions of the nature described above, that they deem appropriate.

THE MERGER

Structure of the Merger

     The proposed “going private” transaction of Lexent has been structured as a merger of LX Merger Corp. into Lexent, with Lexent surviving as a private company owned entirely by Messrs. O’Kane and O’Kane. The transaction was structured as a cash merger to provide Lexent stockholders with a cash payment for all of the shares they hold and to provide a prompt and orderly transfer of ownership to Messrs. O’Kane and O’Kane with reduced transaction costs.

Effective Time of the Merger

     If all of the conditions to the merger are satisfied, including the receipt of the special stockholder vote, or, to the extent permitted, waived, the merger will be completed and become effective at the time that the Certificate of Merger is filed with the Secretary of State of the State of Delaware or such later time as otherwise agreed by Lexent and LX Merger Corp. and provided in the Certificate of Merger. If the other conditions to the merger are satisfied or, to the extent permitted, waived, Lexent expects to complete the merger as soon as practicable after the special meeting.

Payment of Merger Consideration and Surrender of Stock Certificates

     Prior to the effective time of the merger, LX Merger Corp. will designate a bank or trust company reasonably acceptable to Lexent to act as paying agent for purposes of making the cash payments provided by the merger agreement. At the effective time of the merger, Lexent will deposit, or cause to be deposited, with the paying agent immediately available funds in an aggregate amount necessary to pay the $1.50 per share merger consideration to Lexent’s stockholders. The paying agent will, in accordance with irrevocable instructions, deliver to you your merger consideration according to the procedure summarized below.

     Promptly after the merger, the paying agent will mail to all Lexent stockholders a letter of transmittal and instructions advising Lexent stockholders how to surrender their stock certificates in exchange for the merger consideration. Upon surrender of your stock certificates, together with a properly completed letter of transmittal and any other items specified by the letter of transmittal, the paying agent will pay you the $1.50 per share merger consideration and your stock certificates will be canceled. No interest will accrue or be paid on the merger consideration, regardless of any delay in payment. In addition, all cash payments made in connection with the merger will be reduced by any applicable withholding taxes. If your stock certificates have been lost, mutilated or destroyed, you may deliver to the paying agent an affidavit and indemnity bond, in such sum as the paying agent may reasonably direct, instead of your stock certificates. If you want any part of the merger consideration to be paid to someone else, your stock certificates must be properly endorsed, or otherwise in proper form for transfer, and you must pay to the paying agent any transfer or other taxes relating to the transfer, or establish to the satisfaction of the paying agent that the taxes have been paid or are not required to be paid.

     Please do not forward your stock certificates to the paying agent without a letter of transmittal, and do not return your stock certificates with the enclosed proxy.

     At and after the merger, you will cease to have any rights as a Lexent stockholder, except for the right to surrender your stock certificates, according to the procedures described in this section, in exchange for the merger consideration or, if you properly assert and perfect your appraisal rights, as described below, the right to receive the “fair value” of your shares as determined under Delaware law. At the effective time of the merger, Lexent’s stock ledger with respect to shares of Lexent common stock that were outstanding prior to the merger will be closed and no further registration of transfers of these shares will be made.

     The paying agent will, six months after the merger is completed, return to Lexent all cash that has not yet been distributed in payment of the merger consideration as of such date, plus any accrued interest from the investment of the cash deposited by Lexent with the paying agent for purposes of paying the merger consideration, and the paying agent’s duties will terminate. Thereafter, Lexent stockholders may surrender stock certificates directly to Lexent and receive the $1.50 per share merger consideration, without interest, less any applicable withholding taxes. However, Lexent stockholders will in no event have any greater rights against the surviving company than those of general creditors of Lexent under applicable law, and none of LX Merger Corp., Messrs. O’Kane and O’Kane or Lexent will be liable to you for any merger consideration delivered to a public official under any applicable abandoned property, escheat or similar law.

Treatment of Options and Payment of Option Consideration

     Immediately prior to the effective time of the merger, all unexpired and unexercised options to purchase shares of Lexent common stock, whether or not then exercisable, will be accelerated and then canceled. In exchange for such cancellation, Lexent, as the surviving corporation, will pay to the holder of each canceled stock option, immediately following the effective time, a cash payment, without interest, for each share of common stock subject to such option, the excess, if any, of $1.50 per share over the exercise price per share of such option, less any applicable withholding taxes. This cash payment is referred to as the “option consideration”. To the extent that the exercise price of such stock option is greater than or equal to $1.50, such stock option will be terminated and canceled without any consideration being payable to the holder thereof. At the effective time, all such stock options will be converted into, and will thereafter only represent the right to receive, the option consideration.

Accounting Treatment

     The merger will be accounted for as a recapitalization transaction in accordance with accounting principles generally accepted in the United States, under which the total consideration for the shares acquired and the fully vested stock options redeemed will be treated similar to the acquisition of treasury shares and subsequently retired. Accordingly, the basis of Lexent’s consolidated assets and liabilities after the merger will remain unchanged as compared to such assets and liabilities before the merger, absent the cash utilized to effect the transaction.

Risks That the Merger Will Not be Completed

     Completion of the merger is subject to various risks, including, but not limited to, those described under “THE MERGER AGREEMENT — Conditions to the Merger.” As a result of various risks to the completion of the merger, Lexent cannot assure you that the merger will be completed even if the requisite stockholder approval is obtained.

Source of Merger Consideration

     Messrs. O’Kane and O’Kane have informed us that they currently estimate the aggregate merger consideration and other transaction costs, including fees and expenses relating to the merger, to be approximately $40.0 million, assuming that Messrs. O’Kane and O’Kane receive merger consideration for the maximum number of their shares allowable in the merger, and that they expect these funds to come from the working capital of Lexent which, at June 30, 2003, was approximately $84.1 million. See “THE MERGER — Interests of Certain Persons in the Merger; Potential Conflicts of Interest — Allocation of Consideration Among Executive Officers and Directors; Treatment of Stock Options.”

     It is a condition to the obligations of LX Merger Corp. and Lexent to consummate the merger that Lexent has sufficient cash or cash equivalents to pay the aggregate merger consideration, option consideration and the fees and expenses of Lexent and up to $1.5 million of LX Merger Corp.’s fees and expense with respect to the merger. The merger agreement is not conditioned on any financing arrangements. The merger agreement does not provide any alternative to consummate the merger if Lexent does not have sufficient working capital to pay the aggregate merger consideration, option consideration and the fees and expenses of Lexent and LX Merger Corp. with respect to the merger. In such event, the merger agreement would be terminated and the merger would not be completed.

Conduct of the Business of Lexent if the Merger is Not Completed

     If the merger is not completed, the board of directors expects that Lexent’s current management will continue to operate the business in substantially the same manner as currently operated, subject to the business and financial conditions affecting Lexent. No other alternative methods of operation are currently being considered. Nevertheless, the board of directors would reassess the strategic alternatives available to Lexent to enhance stockholder value. In determining which strategic alternative is in the best interests of Lexent and its stockholders, the board of directors would consider, among other things, the availability of cash financing of and the board of directors’ fiduciary duties with respect to takeover proposals. See “THE MERGER AGREEMENT — No Solicitation” and “THE MERGER AGREEMENT — Termination.”

     If the merger is not completed and if the charter amendment is approved by Lexent stockholders, Lexent will file the charter amendment in order to permit its stockholders to act by written consent. See “PROPOSAL NO. 2 — AMENDMENT TO THE SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.”

Interests of Certain Persons in the Merger; Potential Conflicts of Interest

     In considering the recommendations of the board of directors, you should be aware that certain of Lexent’s executive officers and directors have interests in the transaction that are different from, or are in addition to, the interests of Lexent stockholders generally.

Allocation of Consideration Among Executive Officers and Directors; Treatment of Stock Options

     As of the record date for the special meeting, Lexent’s executive officers, not including Messrs. O’Kane and O’Kane, owned                      shares of Lexent common stock, or approximately           % of the outstanding shares. Additionally, they collectively have options to purchase                      shares of Lexent common stock at a weighted average exercise price per share of $        . Lexent’s executive officers will receive the same consideration for their shares of Lexent common stock and options as the other stockholders of Lexent. See “INFORMATION ABOUT LEXENT — Security Ownership of Certain Beneficial Owners and Management” for information regarding the current executive officers and directors and their security ownership in Lexent.

     Messrs. O’Kane and O’Kane will not receive the $1.50 per share merger consideration for the Lexent common stock that they contribute to LX Merger Corp., but they will receive the $1.50 per share merger consideration in connection with the merger with respect to their shares of Lexent common stock that are not contributed to LX Merger Corp. Messrs. O’Kane and O’Kane have agreed, pursuant to the stipulation of settlement, that they will receive the cash merger consideration for no more than 20% of their shares of Lexent common stock. Messrs. O’Kane and O’Kane have not yet determined the precise number of shares beneficially owned by them that they will cause to be converted into the right to receive the merger consideration in the merger. Based on the 20% limitation, they are expected to receive no more than $6,288,746, in the aggregate, in connection with the merger. Messrs. O’Kane and O’Kane do not hold any options that have an exercise price that is less than $1.50, so they will not receive any consideration upon the cancellation of their options.

     The members of the management committee that was formed to retain independent financial advisors for the Company with respect to the merger will receive the same consideration in the merger as other Lexent stockholders with respect to their shares of Lexent common stock and the same consideration as other Lexent option holders with respect to the cancellation of their options. Neither Mr. Franzblau nor Mr. Fornella has any options that have an exercise price of less than $1.50.

     The aggregate amount to be paid to Lexent’s executive officers and directors for their outstanding stock options is expected to be approximately $13,950, before taxes and other withholding.

     The following table sets forth the cash amounts, before taxes and any withholding, that the executive officers and directors of Lexent are expected to receive in respect of their stock options upon completion of the merger:

			Proceeds to be
	Shares Subject to	Exercise	Received in Merger
Name	Options	Price	from Options

Kevin M. O’Kane	60,000	$7.33	*
Hugh J. O’Kane, Jr.	60,000	$7.33	*
Bruce Levy	600,000	$1.67	*
Victor P. DeJoy, Sr.	22,500	$0.88	$13,950
	47,500	$3.03	*

			Proceeds to be
	Shares Subject to	Exercise	Received in Merger
Name	Options	Price	from Options

	525,000	$6.6667	*
Noah Franzblau	15,000	$3.03	*

*	No consideration will be received because the exercise price of these options is higher than the $1.50 per share merger consideration.

     Equity Securities held by Messrs. O’Kane and O’Kane, the sole stockholders of LX Merger Corp.. The ownership of equity securities of Lexent presents Messrs. O’Kane and O’Kane with inherent conflicts of interest in connection with the merger. In considering the recommendation of the board of directors with respect to the merger, stockholders should be aware of such interests.

     Hugh J. O’Kane, Jr., Lexent’s Chairman, and Kevin M. O’Kane, Lexent’s Chief Executive Officer and Vice Chairman, are Messrs. O’Kane and O’Kane. Together, Messrs. O’Kane and O’Kane have voting power on the merger agreement proposal under Delaware law with respect to 21,195,326 shares of Lexent common stock, which includes approximately 232,838 shares covered by the letter agreements. These shares represent approximately 50.1% of the outstanding Lexent common stock.

     Hugh J. O’Kane, Jr. is the beneficial owner of approximately 11,381,510 shares of Lexent common stock. Of these shares, Hugh J. O’Kane, Jr.:

•	directly owns approximately 9,039,448 shares of Lexent common stock, which includes approximately 57,730 shares issuable upon exercise of options exercisable within 60 days of September 17, 2003;

•	has shared voting and dispositive power with a co-trustee over approximately 600,000 shares of Lexent common stock held in trust for his children as a co-trustee;

•	has shared voting and dispositive power with Kevin M. O’Kane as co-trustee over approximately 894,326 shares of Lexent common stock held in trust for his family; and

•	has shared voting power with Kevin M. O’Kane over approximately 847,736 shares of Lexent common stock, which includes approximately 614,898 shares issuable upon the exercise of options exercisable within 60 days of September 17, 2003, with eight other Lexent stockholders who entered into letter agreements with Hugh J. O’Kane, Jr. and Kevin M. O’Kane, agreeing to vote in favor of a transaction whereby Hugh J. O’Kane, Jr., Kevin M. O’Kane and others proposed to purchase directly or through one or more entities all of the outstanding shares of Lexent common stock, or to enter into a merger, consolidation or other “going private” business transaction involving Lexent and granting Hugh J. O’Kane and Kevin M. O’Kane proxies to vote in favor of such transaction.

     Kevin M. O’Kane is the beneficial owner of approximately 12,286,236 shares of Lexent common stock. Of these shares, Kevin M. O’Kane:

•	directly owns approximately 9,944,174 shares of Lexent common stock, including approximately 57,730 shares issuable upon exercise of options exercisable within 60 days of September 17, 2003;

•	has shared voting and dispositive power with a co-trustee over approximately 600,000 shares of Lexent common stock held in trust for his children with a co-trustee;

•	has shared voting and dispositive power with Hugh J. O’Kane, Jr., as co-trustee over approximately 894,326 shares of Lexent common stock held in trust for Hugh J. O’Kane, Jr.’s family; and

•	has shared voting power with Hugh J. O’Kane, Jr. over approximately 847,736 shares of Lexent common stock, which includes approximately 614,898 shares issuable upon the exercise of options exercisable within 60 days of September 17, 2003, with eight other Lexent stockholders who entered into letter agreements with Hugh J. O’Kane, Jr. and Kevin M. O’Kane, agreeing to vote in favor of a transaction whereby Hugh J. O’Kane, Jr., Kevin M. O’Kane and others proposed to purchase directly or through one or more entities all of the outstanding shares of Lexent common stock, or to enter into a merger, consolidation or other “going private” business transaction involving Lexent and granting Hugh J. O’Kane and Kevin M. O’Kane a proxy to vote in favor of such transaction.

     Shares that are issuable upon the exercise of options do not have any voting rights until such shares are issued and only if such shares are issued on or prior to the record date for the special meeting.

     See “INFORMATION ABOUT LEXENT — Security Ownership of Certain Beneficial Owners and Management” on page    .

     In addition, in February 2003, eight Lexent stockholders who are employees, former employees and/or relatives of Messrs. O’Kane and O’Kane, owning in the aggregate an additional 232,838 shares of common stock and 588,230 currently exercisable options, entered into letter agreements with Hugh J. O’Kane, Jr. and Kevin M. O’Kane, whereby Hugh J. O’Kane, Jr., Kevin M. O’Kane proposed to purchase directly or through one or more entities all of the outstanding shares of Lexent common stock, or to enter into a merger, consolidation or other “going private” business transaction involving Lexent. Three of the signers of the letter agreements are relatives of the O’Kanes. R. Patricia Kelly is their sister, and Christine G. Kelly and Matthew S. Kelly are the minor children of R. Patricia Kelly. George Garcia, Dennis Oliva and William J. Harmon, who signed the letter agreements, are long-term employees of Lexent. Daniel M. Corbett is a former long-term employee who retired approximately a year and a half ago. The final signatory to the letter agreements is Bruce Levy, who is Lexent’s current President and Chief Operating Officer. It is anticipated that the four current employees who signed the letter agreements, including Mr. Levy, will continue to work for Lexent, but continued employment was not conditioned on the execution of the letter agreements. The letter agreements set forth the mutual understanding of the parties thereto regarding the proposed merger and support for the proposed merger and other actions relating to the shares of Lexent common stock and/or options to purchase shares of Lexent common stock held by each of the parties and each of the parties agreed to support and cooperate with, and granted an irrevocable proxy to vote such shares and/or options to, Hugh J. O’Kane, Jr. and Kevin M. O’Kane in connection with the proposed merger. The vote of the shares of common stock covered by the letter agreements will be counted in determining the outcome of the special stockholder vote. The shares of Lexent common stock issuable upon the exercise of options covered by the letter agreements do not have voting rights unless and until such shares are actually issued and only if such share are issued on or prior to the record date for the special meeting. See “SPECIAL MEETING PROCEDURES — Voting Rights” on page    .

     Lexent’s Management Following the Merger. The merger agreement provides that upon consummation of the merger, the officers and directors of Lexent will effectively become the officers and directors of the surviving corporation. It is presently expected that Hugh J. O’Kane, Jr., Lexent’s current Chairman, Kevin M. O’Kane, Lexent’s current Chief Executive Officer and Vice Chairman, Bruce Levy, Lexent’s current President and Chief Operating Officer, and Noah Franzblau, Lexent’s current Vice President, Secretary and General Counsel, will continue as members of Lexent’s management after completion of the merger.

     In August 2003, Lexent amended Mr. Levy’s employment agreement in order to reflect the additional duties given to him as a result of the resignation of Lexent’s former Chief Financial Officer and in contemplation of the merger. The amendment extends the time frame during which Mr. Levy can receive severance, in the event that he is terminated without cause, to the later of:

•	December 31, 2003;

•	the date that is forty-five (45) days after the successful completion of the merger; and

•	the date that is forty-five (45) days after the termination of the merger resulting from the withdrawal of the merger offer by Messrs. O’Kane and O’Kane or the rejection of the merger agreement and the merger by Lexent’s stockholders.

     In addition, in the event that the merger is completed, Lexent has agreed to negotiate the modification of Mr. Levy’s incentives to be more consistent with those given by a private company. In the event that the merger is not completed, Lexent has agreed to renegotiate the modification of Mr. Levy’s incentives to reflect the additional duties given to him as a result of the resignation of Lexent’s former Chief Financial Officer.

     Other than with respect to the amendment of Mr. Levy’s employment agreement, as of the date of this proxy statement, there are no definitive employment or other agreements relating to any other member of Lexent’s management regarding the terms of their employment with Lexent following the completion of the merger, other than existing agreements with respect to Messrs. Franzblau and DeJoy the terms of which have not been affected by or amended as a result of the merger.

     Interest in Net Book Value. Messrs. O’Kane and O’Kane, through their ownership of LX Merger Corp., will have a 100% interest in the net book value and net income or loss of Lexent after the merger.

     The following table sets forth for each of the executive officers and directors of Lexent and LX Merger Corp., as of September 17, 2003,

•	Such person’s direct ownership of Lexent common stock, excluding shares issuable to them upon the exercise of stock options and shares which are held in trust for family members and shares subject to the letter agreements;

•	the percentage of the outstanding shares of common stock; and

•	such person’s interest in Lexent’s net book value.

     Lexent sustained a net loss for the six month period ended June 30, 2003. Lexent believes it would not be meaningful to calculate the respective interests of the listed persons in such net loss.

	Shares of Lexent		Interest in Net Book
	Common Stock		Value as of June 30,
Name	Directly Owned(1)	Percent of Class	2003

Kevin M. O’Kane	9,886,444	23.4%	$19,117,098
Hugh J. O’Kane, Jr	8,981,718	21.2	17,319,764
Bruce Levy	14,400	*	—
Victor P. DeJoy, Sr.	0	0	0
Noah Franzblau	250	*	—
All current executive officers and directors as a group (5 persons)	18,882,812	44.7%	$36,518,559

(1)	Does not include shares held in trust.
*	Less than 1%

     Their interests in the net book value of Lexent after giving effect to the merger and related transactions, based on their percentage ownership of the common stock of LX Merger Corp., assuming the merger occurred on June 30, 2003 and assuming that Messrs. O’Kane and O’Kane receive merger consideration for the maximum number of their shares allowable in the merger, excluding options, warrants and preferred stock, are as follows:

		Interest in Net Book Value, if
	Percent of Common Stock of	the Merger Occurred on
Name	Lexent after the Merger	June 30, 2003

Kevin M. O’Kane	50%	$20,848,500
Hugh J. O’Kane, Jr	50%	$20,848,500
Bruce Levy	—
Victor P. DeJoy, Sr.	—
Noah Franzblau	—
All current executive officers and directors as a group (5 persons)	100%	$41,697,000

     Interest in Net Operating Loss Carryforwards. Lexent has a deferred tax asset for federal and state net operating loss carryforwards of approximately $11.2 million as of June 30, 2003. These net operating losses, subject to varying federal and state limitations, will be available to offset future taxable income. To the extent Lexent is able to use the net operating loss carryforwards after the merger, Lexent’s stockholders after the merger, Messrs. O’Kane and O’Kane, would indirectly benefit from the net operating loss carryforwards.

     Indemnification and Insurance. Lexent’s certificate of incorporation and bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by Delaware law. Lexent also maintains and may continue to maintain directors’ and officers’ liability insurance for the benefit of such persons.

     Additional Indemnification of Directors and Officers. The merger agreement provides for rights to indemnification and exculpation from liabilities, as and when incurred, sustained as a result of the merger agreement and the merger in favor of current or former directors or officers of Lexent and its affiliates, which will survive the merger and the obligation to provide such rights will be assumed by the surviving corporation.

Intent to Vote

     To our knowledge, each of our executive officers and directors, including Messrs. O’Kane and O’Kane, intends to vote all of the shares of Lexent common stock that he or she directly owns in favor of the adoption and approval of the merger agreement and the merger and the charter amendment. As of the record date, our executive officers and directors, including Messrs. O’Kane and O’Kane, owned in the aggregate                      shares of Lexent common stock or approximately           % of our outstanding common stock, and Messrs. O’Kane and O’Kane, excluding our executive officers that are not stockholders of LX Merger Corp., owned in the aggregate                      shares of Lexent common stock or approximately           % of our outstanding common stock.

Estimated Fees and Expenses of the Merger

     Whether or not the merger is completed, all fees and expenses relating to the merger will be paid by Lexent, including up to $1.5 million of the out-of-pocket fees and expenses incurred by LX Merger Corp. in connection with the merger and the related transactions. Under certain circumstances described in the merger agreement, Lexent must pay to LX Merger Corp. a termination fee, up to a maximum of $1.5 million, less all amounts paid to LX Merger Corp. for out-of-pocket fees and expenses as required by the merger agreement.

     The estimated total transactional fees and expenses to be incurred by Lexent and by LX Merger Corp. and Messrs. O’Kane and O’Kane, other than attorneys’ fees and expenses in connection with the settlement of the litigation challenging the merger, in connection with the merger are as follows:

Description	Lexent	LX Merger Corp.

Financial advisory fees and expenses	$228,000	$—
Legal and accounting fees and expenses	400,000	315,000
Paying Agent fees and expenses	10,000	—
SEC filing fee	3,147	—
Printing and mailing costs	100,000	—
Miscellaneous expenses	33,853	30,000

TOTAL	$775,000	$345,000

     These expenses will not reduce the merger consideration to be received by the Lexent stockholders.

     The paying agent that LX Merger Corp. retains in connection with the merger will receive reasonable and customary compensation for its services in connection with the merger, plus reimbursement for out-of-pocket expenses, and Lexent will indemnify the paying agent against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

     The expense of soliciting proxies from Lexent stockholders, as well as preparing and mailing the notice of special meeting, the proxy statement and the proxy cards, will be paid by Lexent.

Appraisal Rights

     If the merger is completed, holders of Lexent common stock who follow the procedures summarized below will be entitled to appraisal rights under Section 262 of the General Corporation Law of the State of Delaware.

     Delaware law entitles the holders of record of shares of Lexent common stock who follow the procedures specified in Section 262 of the General Corporation Law of the State of Delaware to have their shares appraised by the Delaware Court of Chancery and to receive the “fair value” of those shares, without taking into account any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, as determined by the court. The “fair value” could be greater than, less than or the same as the merger consideration offered by LX Merger Corp.

     In order to exercise these rights, a Lexent stockholder must demand and perfect the rights in accordance with Section 262. Under Section 262, where a merger is to be submitted for approval at a meeting of stockholders, as in the case of the adoption of the merger agreement by Lexent’s stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that such appraisal rights are available and include in such notice a copy of Section 262. The proxy statement serves as such statutory notice.

     The following discussion is not a complete statement of the law pertaining to appraisal rights under the General Corporation Law of the State of Delaware and is qualified in its entirety by the full text of Section 262 which is attached hereto as Appendix D. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of common stock of Lexent immediately prior to the effective time of the merger as to which appraisal rights are asserted. A person having a beneficial interest in shares of common stock of Lexent held of record in the name of another person, such as a broker or a nominee, must act promptly to cause the record holder to follow the steps summarized below to properly and in a timely manner to perfect appraisal rights. Lexent stockholders should carefully review Section 262 as well as the information discussed below.

     Filing Written Demand. If a Lexent stockholder elects to exercise the right to an appraisal under Section 262, that stockholder must do all of the following:

•	The stockholder must deliver to Lexent a written demand for appraisal of shares of Lexent common stock held, which demand must reasonably inform Lexent of the identity of the stockholder and that the demanding stockholder is demanding appraisal, before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be delivered to Lexent before Lexent stockholders vote on the merger and must be in addition to and separate from any proxy or vote against the merger agreement. Neither voting against, abstaining from voting nor failing to vote on the merger agreement will constitute a valid demand for appraisal within the meaning of Section 262.

•	The stockholder must not vote in favor of adopting the merger agreement. Failing to vote or abstaining from voting will satisfy this requirement, but a vote in favor of the merger agreement, by proxy or in person, or the return of a signed proxy that does not specify an abstention or a vote against adoption of the merger agreement, will constitute a vote in favor of the merger agreement, a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal.

•	The stockholder must continuously hold the shares of record from the date of the written demand for appraisal until the effective time of the merger.

     All written demands for appraisal should be addressed to Lexent, Three New York Plaza, New York, New York 10004, Attention: General Counsel, and received before the vote is taken on the merger agreement at the special meeting. The demand must reasonably inform Lexent of the identity of the stockholder and that the stockholder is demanding appraisal of his, her or its shares of Lexent common stock.

     The written demand for appraisal must be executed by or for the record holder of shares of Lexent common stock, fully and correctly, as the holder’s name appears on the certificate(s) for their shares. If the shares of Lexent common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand must be made in that capacity, and if the shares are owned of record by more than one person, such as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a holder of record; however, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, the agent is acting as agent for the record owner(s).

     A beneficial owner of shares of Lexent common stock held in “street name” who desires appraisal should take such actions as may be necessary to ensure that a timely and proper demand for appraisal is made by the record holder of the shares. Shares of Lexent common stock held through brokerage firms, banks and other nominee holders are frequently deposited with and held of record in the name of a nominee of a central security depository. Any beneficial owner desiring appraisal who holds shares of common stock through a nominee holder is responsible for ensuring that the demand for appraisal is timely made by the record holder. The beneficial holder of the shares should instruct the nominee holder that the demand for appraisal should be made by the record holder of the shares which may be the nominee of a central security depository if the shares have been so deposited.

     A record holder, such as a bank broker, fiduciary, depository or other nominee, who holds shares of Lexent common stock as a nominee for others, may exercise appraisal rights with respect to the shares held for all or less than all beneficial owners of the shares as to which the person is the record owner. In that case, the written demand must set forth the number of shares of Lexent common stock covered by the demand. Where the number of shares is not expressly stated, the demand will be presumed to cover all shares of Lexent common stock outstanding in the name of the record owner.

     Any Lexent stockholder may withdraw its demand for appraisal and accept $1.50 per share by delivering to Lexent a written withdrawal of the demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the Lexent stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than $1.50 per share.

     Notice by Lexent. Within 10 days after the effective time of the merger, Lexent will give written notice of the date of the completion of the merger to each Lexent stockholder who has not voted in favor of the merger and who has properly demanded appraisal and satisfied the requirements of Section 262, referred to as a dissenting stockholder. Within 120 days after the effective date of the merger, any former Lexent stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and the merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the Lexent stockholder within 10 days of receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later.

     Filing a Petition for Appraisal. Within 120 days after the completion of the merger, Lexent or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Lexent common stock that are held by all dissenting stockholders. Lexent is under no obligation, and has no present intention, to file such a petition. Accordingly, it is the obligation of Lexent stockholders seeking appraisal rights to initiate all necessary actions to perfect appraisal rights within the time prescribed by Section 262. A Lexent stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, which will then be obligated within 20 days to provide the Register in Chancery with a duly verified list containing the names and addresses of all Lexent stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to those Lexent stockholders, the Delaware Court of Chancery may conduct a hearing on the petition to determine which Lexent stockholders have become entitled to appraisal rights. The Delaware Court of Chancery may require Lexent stockholders who have demanded an appraisal of their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the fact that appraisal proceedings are pending. If any Lexent stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that Lexent stockholder.

     Determination of Fair Value. If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine the fair value of the shares of Lexent common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid on the amount determined to be fair value. In determining fair value, the court will take into account all relevant factors. Holders of Lexent common stock considering seeking appraisal should be aware that the fair value of their shares of Lexent common stock as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares of Lexent common stock and that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. The Delaware Supreme Court stated in Weinberger v. UOP, Inc., among other things, that “proof of value by any techniques or methods which are generally acceptable in the financial community and otherwise admissible in court” should be considered in an appraisal proceeding.

     In addition, Delaware courts have decided that the statutory appraisal remedy may or may not be, depending on the factual circumstances, a stockholder’s exclusive remedy in connection with transactions such as the merger. If a petition for appraisal is not timely filed, then the right to an appraisal will cease.

     The costs of the appraisal proceeding shall be determined by the Delaware Court of Chancery and taxed against the parties as the court determines to be equitable under the circumstances. The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of Lexent common stock have been appraised. Upon application of a Lexent stockholder, the court may order all or a portion of the expenses incurred by any Lexent stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares of Lexent common stock entitled to appraisal.

     From and after the completion of the merger, no dissenting stockholder shall have any rights of a Lexent stockholder with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions, on the holder’s shares of Lexent common stock, if any, payable to Lexent stockholders of record as of a time prior to the completion of the merger. If a dissenting stockholder delivers to the surviving company a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving company, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any Lexent stockholder without the approval of the court.

     Any Lexent stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights. Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a Lexent stockholder’s statutory appraisal rights.

Material U.S. Federal Income Tax Consequences

     The following is a summary of the material U.S. federal income tax consequences of the merger to holders of our common stock, to holders of compensatory options to purchase shares of our common stock, to Hugh J. O’Kane, Jr. and Kevin M. O’Kane, and to Lexent. This summary is based on currently existing provisions of the Internal Revenue Code of 1986, as amended referred to throughout this proxy statement as the “Code,” its legislative history, existing and proposed federal income tax regulations, and administrative and judicial interpretations of the Code and those regulations, all as in effect as of the date of this document and all of which are subject to change, possibly with retroactive effect. This summary does not address all of the U.S. federal income tax consequences that may be applicable to holders who are subject to special treatment under U.S. federal income tax law, including, without limitation:

•	Partnerships and other pass-through entities,

•	Foreign holders who may be subject to tax under the provisions of the Foreign Investment in Real Property Tax Act of 1980,

•	Certain financial institutions,

•	Insurance companies,

•	Tax-exempt entities,

•	Dealers in securities or foreign currencies,

•	Traders in securities that elect to apply a mark-to-market method of accounting,

•	Certain United States expatriates,

•	Holders who hold their common stock or options as part of a straddle, hedge, conversion transaction, or other integrated investment,

•	Holders whose functional currency is not the United States dollar,

•	Non-U.S. Holders who acquired their common stock upon the exercise of employee stock options or otherwise as compensation,

•	Holders who are otherwise subject to the alternative minimum tax provisions of the Code,

•	Holders who do not hold their shares of common stock as “capital assets” within the meaning of section 1221 of the Code, and

•	Holders of non-compensatory options to purchase Lexent stock.

     In addition, this summary does not address the tax consequences of the merger under applicable state, local, or foreign laws or of transactions effectuated prior or subsequent to or concurrently with the merger, whether or not any such transactions are undertaken in connection with the merger. Because this discussion does not address tax consequences which may vary with your individual circumstances, we strongly urge you to consult your own tax advisor as to the specific U.S. federal, state, local, or foreign income or other tax consequences of the merger to you.

U.S. Holders

     As used herein, the term “U.S. holder” means a beneficial owner of our common stock or a beneficial owner of options to purchase our common stock that is a U.S. person. The term “U.S. person” means (i) an individual citizen or resident of the U.S. or an individual treated as a U.S. citizen or resident for U.S. federal income tax purposes, (ii) a corporation organized in or under the laws of the United States or any state thereof including the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation and regardless of its source, (iv) a trust, if such trust validly elects to be treated as a U.S. person for U.S. federal income tax purposes, or if a court within the U.S. can exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (v) a partnership to the extent the interests therein are owned by any of the persons described in clauses (i), (ii), (iii), or (iv) above.

     As used herein, the term “non-U.S. holder” means a beneficial owner of our common stock or a beneficial owner of options to purchase our common stock that is not a U.S. holder.

     The receipt of cash by U.S. holders in the merger will be a taxable transaction for U.S. federal income tax purposes.

     Holders of Common Stock. A U.S. holder of our common stock receiving cash in the merger (other than Hugh J. O’Kane, Jr., Kevin M. O’Kane, and certain persons related to either of them, for which the consequences of receiving stock in the merger are described below under the heading “U.S. Holders — Hugh J. O’Kane, Jr., Kevin M. O’Kane, and Certain Related Persons”) generally will recognize capital gain or loss in an amount equal to the difference between the cash received by the holder and the holder’s adjusted tax basis in our common stock. Any capital gain or loss generally will be long-term capital gain or loss if our common stock has been held by the U.S. holder for more than one year. If our common stock has been held by the U.S. holder for not more than one year, any gain or loss will generally be taxed as a short-term capital gain or loss. Currently, long-term capital gain for non-corporate taxpayers is taxable at a maximum federal tax rate of 15%. The deductibility of capital losses is subject to limitations. A U.S. holder of our common stock receiving cash in the merger who acquired such stock through the exercise of an “incentive stock option,” as defined in the Code, is subject to special tax treatment if the disposition of this stock pursuant to the merger occurs within two years from the date that the option was granted or within one year after the date that the stock was acquired. In general, a disposition during either of these periods is known as a “disqualifying disposition.” In the event of a disqualifying disposition, the U.S. Holder will recognize ordinary income in the year of disposition in an amount equal to the lesser of (i) the fair market value of the stock on the date of exercise minus the exercise price and (ii) the amount realized on disposition minus the exercise price. Currently, ordinary income is taxable at a maximum federal rate of 35%. Subject to the discussion of the treatment of persons discussed below under the heading “— Hugh J. O’Kane, Jr., Kevin M. O’Kane, and Certain Related Persons,” any remaining gain will be treated as long-term or short-term capital gain, depending upon whether the stock has been held for more than one year. Any loss on the disposition will be long-term or short-term capital loss, depending upon whether the stock has been held more than one year.

     Holders of Options to Purchase Common Stock. A U.S. Holder of compensatory options to purchase our common stock who receives cash in the merger will recognize ordinary income in an amount equal to the difference between the cash received by the holder and the holder’s basis in the option (if any).

     Hugh J. O’Kane, Jr., Kevin M. O’Kane, and Certain Related Persons. To the extent that Hugh J. O’Kane, Jr. and Kevin M. O’Kane contribute their common stock to Purchaser in exchange for Purchaser common stock, they will not recognize gain or loss on such exchange for federal income tax purposes. To the extent that Hugh J. O’Kane, Jr., Kevin M. O’Kane, and except as noted below, certain “related persons,” as defined below, receive cash in exchange for our common stock, each of them will be treated as having received a distribution with respect to his stock. Any such distribution will be treated as a dividend to the extent of Lexent’s current and accumulated earnings and profits. Dividends may be taxed at the maximum rate for long-term capital gains (currently 15%), provided the holder meets certain holding period requirements. Any portion of such a distribution not treated as a dividend will be applied to and reduce stock basis until that basis is reduced to zero, with any balance treated as gain from the sale of the stock (taxed in same manner as gain recognized by other U.S. Holders, described above). For this purpose, “related persons” generally include spouses, children, parents and grandparents of Hugh J. O’Kane, Jr. or Kevin M. O’Kane and certain partnerships, estates, trusts, and corporations in which Hugh J. O’Kane, Jr., Kevin M. O’Kane, or any of the aforementioned family members own an interest. Under certain circumstances, related persons may avoid dividend treatment if they do not maintain or acquire (other than by bequest or inheritance) any interest in Lexent (including an interest as officer, director, or employee, but not including an interest as a creditor) within 10 years from the date of the merger. These rules are complex, and we strongly urge you to consult your own tax advisor as to their potential application to your specific circumstances.

     A non-corporate U.S. holder may be subject to backup withholding at a rate of 28%. However, backup withholding will not apply to a U.S. holder who either (i) furnishes a correct taxpayer identification number and certifies that he or she is not subject to back-up withholding by completing the substitute Form W-9 that will be included as a part of the transmittal letter to be sent to shareholders after completion of the merger; or (ii) otherwise proves to Lexent and its payment agent that the shareholder is exempt from backup withholding in accordance with applicable regulations.

Non-U.S. Holders of Common Stock

     Subject to the discussion below of the treatment of non-U.S. holders that are “related persons,” gain recognized on the receipt of cash by non-U.S. holders of our common stock in the merger generally will not be subject to U.S. federal income tax unless (i) such gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if a tax treaty applies, such gain is attributable to a permanent establishment in the United States, or (ii) in the case of a non-U.S. holder that is an individual, such non-U.S. holder is present in the United States for 183 days or more during the taxable year in which such merger occurs. Generally, in either of those cases, the non-U.S. holder will be taxed in the same manner as a U.S. holder with respect to recognition of gain or loss, as described above.

     Notwithstanding the foregoing, in the case of a non-U.S. holder that is a “related person” as described above, to the extent that cash receivable in the merger by such related person would be treated as a dividend under the rules described above under the heading “U.S. Holders — Hugh J. O’Kane, Jr., Kevin M. O’Kane, and Certain Related Persons,” payment of such cash will be subject to U.S. withholding tax at a rate of 30%, or, if applicable, and certain certification requirements are met, a lower treaty rate, unless the dividend is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States and, if a treaty applies, such dividend is attributable to a permanent establishment in the United States and in either case certain certification requirements are met. The receipt by such a “related person” of cash in the merger that would under the rules described above under the heading “U.S. Holders — Hugh J. O’Kane, Jr., Kevin M. O’Kane, and Certain Related Persons” be treated as gain from the sale of stock would be subject to tax pursuant to the rules described in the immediately preceding paragraph.

     The receipt of cash in exchange for the common stock surrendered in the merger will be subject to information reporting requirements and backup withholding tax unless the beneficial owner certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption, absent actual knowledge by the paying agent that the holder is actually a U.S. Holder. Recently promulgated Treasury Regulations provide certain presumptions under which a non-U.S. Holder will be subject to backup withholding and information reporting unless such holder certifies as to its non-U.S. status or otherwise establishes an exemption.

Lexent

     Lexent will not recognize gain or loss for federal income tax purposes as a result of the merger. Shares of our common stock owned by Purchaser at the time of the merger will be canceled in the merger without the payment of any consideration with respect to those shares and without federal income tax consequences to Lexent.

Certain Legal Matters

     General. Except as described in this section, none of Lexent, LX Merger Corp. nor Messrs. O’Kane and O’Kane is aware of any license or regulatory permit that might adversely affect the merger, nor are they aware of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority required for the merger to occur that is not described in this proxy statement. Lexent is not seeking any material third-party consents in connection with the merger. Should Lexent determine that any material approval or other action is required, Lexent, LX Merger Corp. and Messrs. O’Kane and O’Kane presently contemplate that such approval or other action will be sought. While Lexent, LX Merger Corp. and Messrs. O’Kane and O’Kane do not presently intend to delay the merger pending the outcome of any such matter, unless otherwise described in this proxy statement, we cannot assure you that:

•	that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions; or

•	that failure to obtain the approval or other action might not result in consequences adverse to the Lexent’s business.

     Delaware Anti-Takeover Statute. Lexent’s board of directors has taken all appropriate and necessary action to render Section 203 of the General Corporation Law of the State of Delaware, the Delaware anti-takeover statute, inapplicable to the merger agreement, the merger and the transactions contemplated thereby.

     Litigation Challenging the Merger. Six putative class action lawsuits were filed during February 2003 in connection with the offer received by Lexent from Messrs. O’Kane and O’Kane. All of the lawsuits were filed in the Delaware Court of Chancery and named Lexent Inc., Hugh J. O’Kane, Jr. and Kevin M. O’Kane as defendants. One of the lawsuits also named, as defendants, several former members of Lexent’s board of directors. The suits allege, inter alia, that the offer is unfair and inadequate, that Messrs. O’Kane and O’Kane have engaged in self-dealing and not acted in good faith, and that Lexent and its board of directors, present and former, have breached their fiduciary duty to stockholders. By Order, dated April 7, 2003, the court consolidated the class actions under the caption In Re Lexent Inc. Shareholders Litigation, Cons. No. 20177. The complaint adopted in the consolidated action names only Lexent Inc., Hugh J. O’Kane, Jr. and Kevin M. O’Kane as defendants. The plaintiffs seek damages, including but not limited to, enjoining Lexent and Messrs. O’Kane and O’Kane from proceeding with, consummating or closing the proposed transaction.

     On June 17, 2003 Lexent publicly announced an agreement in principle among Lexent, Hugh J. O’Kane, Jr., Kevin M. O’Kane and the plaintiffs named in the lawsuit entitled In Re Lexent Inc. Shareholders Litigation. Under the proposed terms of the settlement, Messrs. O’Kane and O’Kane agreed to raise the merger consideration to $1.50 per share, an increase of $.25 or 20% of the initial offer of $1.25 per share, representing a 21% premium over the closing price of $1.24 on June 17, 2003 and representing a 65% premium over the closing price of $.91 on February 14, 2003, the date Lexent announced Messrs. O’Kane and O’Kane’s initial offer of $1.25.

     On August 6, 2003, the parties to the litigation challenging the merger filed with the Court of Chancery of the State of Delaware a Stipulation of Settlement that memorialized the agreement in principle that had previously been reached. Pursuant to the terms of the stipulation, the plaintiffs, on their own behalf and on behalf of a class of holders of Lexent common stock, agreed to dismiss the litigation challenging the merger and release the defendants from all claims related to the litigation challenging the merger. In exchange, the defendants agreed to:

•	raise the merger consideration to $1.50 per share;

•	condition approval of the merger on the special stockholder vote described in this proxy statement; and

•	provide plaintiffs’ counsel with a draft of this proxy statement.

     On August 28, 2003, Lexent, Hugh J. O’Kane, Jr., Kevin M. O’Kane and the plaintiffs in the litigation challenging the merger entered into and filed an Amended Stipulation of Settlement with the Court of Chancery of the State of Delaware.

     The Amended Stipulation of Settlement revised the description of the consideration to be received by Lexent option holders in the merger to clarify that each outstanding Lexent option, whether or not presently exercisable, will be accelerated, if necessary, and canceled in consideration for a cash amount equal to the product of

(i) the excess, if any, of the $1.50 merger consideration per share over the applicable exercise price and (ii) the number of shares subject to such option. It further clarifies that to the extent that the exercise price of such option is greater than or equal to $1.50, such option will be terminated and canceled without consideration. The original Stipulation of Settlement indicated that only vested options with an exercise price less than $1.50 would be cashed out.

     In connection with the settlement of the litigation, plaintiffs’ counsel will petition the Court for an award of attorneys’ fees and expenses in an aggregate amount not to exceed $500,000. Defendants have agreed not to object to such an application.

     The settlement is conditioned upon, among other things, consummation of the merger and Court approval. The Court has scheduled a hearing for October 15, 2003 for the purpose of determining the fairness, reasonableness and adequacy of the settlement, determining whether the settlement should be approved and hearing and determining any objections to the settlement. The Court will also consider the petition for attorneys’ fees and expenses.

THE MERGER AGREEMENT

     The following information describes all material terms of the merger agreement. The text of the merger agreement is included as Appendix A to this proxy statement and is incorporated by reference herein. You are urged to read the Appendices in their entirety.

     The following discussion of the material terms of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is attached to this proxy statement as Appendix A, exclusive of all schedules, which are incorporated herein by reference.

Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation

     Lexent, as the surviving corporation, will continue its corporate existence under Delaware law. The merger agreement provides that the certificate of incorporation of Lexent in effect immediately prior to the merger will be amended at the effective time of the merger to be as set forth on Appendix B to this proxy statement, which certificate of incorporation is the same as the certificate of incorporation of LX Merger Corp., except that it reflects the change of LX Merger Corp.’s name to Lexent Inc. As so amended, this certificate will be the certificate of incorporation of Lexent after the merger. The bylaws of LX Merger Corp. in effect immediately prior to the merger will be the bylaws of Lexent after the merger.

     The merger agreement also provides that the directors of LX Merger Corp. immediately prior to the merger will be the directors of Lexent immediately after the merger, and the officers of Lexent immediately prior to the merger will be the officers of Lexent after the merger, each until their respective successors are duly elected or appointed or until their earlier death, resignation or removal.

Consideration to be Paid in the Merger

     By virtue of the merger, each outstanding share, except for shares owned by LX Merger Corp. and its wholly owned subsidiaries or shares held by Lexent as treasury shares, and except for shares held by Lexent stockholders who have properly exercised rights to appraisal under Delaware law, will be canceled and will be converted into the right to receive in cash the per share merger consideration of $1.50. Any shares held by LX Merger Corp. or any of its wholly owned subsidiaries or any shares held by Lexent as treasury shares will be canceled and no payment will be made with respect to these shares. Furthermore, any shares held by Lexent stockholders who have properly exercised rights to payment of the fair value of their shares under Delaware law will be converted into the right to receive the consideration as may be determined to be due with respect to their shares under Section 262 of the General Corporation Law of the State of Delaware.

     By virtue of the merger, each outstanding share of LX Merger Corp. will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the surviving corporation.

     The paying agent and Lexent may deduct and withhold from the merger consideration such amounts as may be required to be deducted or withheld under the Internal Revenue Code of 1986, as amended, or any other applicable law.

Stock Options

     LX Merger Corp. and Lexent will take all actions necessary, including, without limitation, amendments to or termination of any option, benefit, compensation or other plans or put or other agreements so that, immediately prior to the effective time of the merger:

•	each outstanding option to purchase shares of Lexent common stock, under any Lexent stock incentive plan or arrangement, whether or not then exercisable, shall become fully exercisable;

•	each outstanding option will be canceled; and

•	in consideration of such cancellation, and except to the extent that LX Merger Corp. and the holder of any such option otherwise agree, immediately following the effective time, Lexent will pay to such option holders in cash, without interest, for each share of common stock subject to such option, the excess, if any, of $1.50 per share over the exercise price per share of such option, less any applicable withholding taxes. To the extent that the exercise price of such stock option is greater than or equal to $1.50, such stock option will be terminated and canceled without any consideration being payable to the holder thereof.

Stockholders’ Meeting

     The merger agreement provides that the board of directors will recommend to the stockholders that they approve the merger agreement and the merger and will use its commercially reasonable efforts to obtain stockholder approval of the merger agreement and the merger. The board of directors will not withdraw, modify or change in a manner adverse to LX Merger Corp., its recommendation to the Lexent stockholders unless the board of directors determines in good faith, after consultation with counsel, that such withdrawal or modification is required by law in order for the board of directors to comply with its fiduciary duties to the Lexent stockholders. Any withdrawal, change or modification of the recommendation of the board of directors in accordance with the previous sentence will not constitute a breach of Lexent’s representations, warranties, covenants or agreements contained in the merger agreement.

Representations and Warranties

     The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of Lexent relating to corporate organization, standing and power, capitalization, corporate authority, no conflicts, consents and approvals necessary for the merger, filings with the SEC, accuracy of financial statements, absence of undisclosed liabilities, accuracy of information and disclosures in the proxy statement, fairness opinion of Rodman & Renshaw, brokers’ fees, takeover statutes and change of control provisions.

     The representations and warranties contained in the merger agreement also include representations and warranties of LX Merger Corp. relating to corporate organization, standing and power, corporate authority, no conflicts, consents and approvals necessary for the merger, accuracy of information, brokers’ fees, and to the non-issuance of shares of its capital stock prior to the Lexent board of directors’ approval of the merger agreement and the merger.

     No representations or warranties made by Lexent or Purchase will survive beyond the merger.

No Solicitation

     Lexent has agreed that it will not, and shall not authorize any of its subsidiaries or any of the officers and directors of it or its subsidiaries, or its and its subsidiaries’ directors, officers, employees, affiliates, agents, advisors and representatives to, directly or indirectly do any of the following:

•	solicit, initiate or encourage, or take any other action to facilitate any Takeover Proposal or take any other action which may be reasonably expected to lead to any Takeover Proposal;

•	negotiate, explore or otherwise participate in discussions with any person, other than LX Merger Corp. or its directors, stockholders, officers, employees, agents and representatives, as applicable, including any parties with which Lexent has previously engaged in discussions or negotiations with respect to any Takeover Proposal or potential Takeover Proposal, or furnish to any person, other than LX Merger Corp. or its directors, stockholders, officers, employees, agents and representatives, as applicable, any information with respect to its business, properties or assets or any of the foregoing; or

•	enter into any agreement, arrangement or understanding with respect to, or endorse, any Takeover Proposal.

     However, the merger agreement provides that prior to the date on which Lexent’s stockholders adopt and approve the merger agreement, Lexent may:

•	furnish information pursuant to a confidentiality agreement, provided for informational purposes to LX Merger Corp., concerning Lexent to a third party who has made an unsolicited bona fide written Takeover Proposal, or

•	engage in discussions or negotiations with such a third party who has made an unsolicited bona fide written Takeover Proposal.

     In addition, prior to the date on which Lexent’s stockholders adopt and approve the merger agreement and following receipt of an unsolicited bona fide written Takeover Proposal, the board of directors of Lexent may withdraw or modify its recommendation to the Lexent stockholders, but, only to the extent that the Company Board concludes in good faith, after consultation with outside legal counsel and the Company’s financial advisors, that such Takeover Proposal may reasonably be expected to result in or is a Superior Proposal. If such event occurs:

•	Lexent is obligated to provide prior written notice to LX Merger Corp. with respect to such action; and

•	the board of directors is obligated to promptly advise LX Merger Corp. with respect to the status thereof as developments arise or as reasonably requested by LX Merger Corp.

     If the board of directors receives an unsolicited Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, Lexent must promptly inform LX Merger Corp. orally and in writing of the terms and conditions of such Takeover Proposal and the identity of the person making it and if any Takeover Proposal is in writing, the Company shall promptly deliver a copy of it to LX Merger Corp.

     The term “Takeover Proposal” means any proposal or offer from any person relating to direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or the assets of Lexent and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of Lexent or any of its subsidiaries, any tender offer or exchange offer that if completed would result in any person beneficially owning 10% or more of any class of equity securities of Lexent or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by the merger agreement.

     The term “Superior Proposal” means:

•	a proposal that is more favorable to the Lexent stockholders than the merger, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and does not contain any conditions to the consummation of such Takeover Proposal which are more onerous than the conditions, set forth in the merger agreement;

•	a Takeover Proposal that is not conditioned on obtaining financing and provides for consideration to stockholders of the Company payable solely in cash;

•	a Takeover Proposal that is for all or substantially all of the shares of Lexent common stock.; and

•	a Takeover Proposal for which the board of director’s fiduciary obligations, as they would exist in the absence of the merger agreement, would require the board to take the actions described above.

Disposition of Litigation

     Lexent has agreed that it will not settle any litigation currently pending, or commenced after the date of the merger agreement, against Lexent or any of its directors or officers by any Lexent stockholder relating to the merger or the merger agreement, without the prior written consent of LX Merger Corp., other than settlements for amounts not exceeding $300,000, in the aggregate. In addition, Lexent will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the merger and will cooperate with LX Merger Corp. to resist any such effort to restrain or prohibit or otherwise oppose the merger, unless in each case, the board of directors determines in good faith after consultation with outside legal counsel, that its fiduciary duties require it to do so.

State Takeover Laws

     Lexent has agreed to take all reasonable steps, upon the request of LX Merger Corp., to assist in any challenge by LX Merger Corp. to the validity or applicability to the merger and the merger agreement of any state or foreign takeover law.

Conditions to the Merger

     The obligation of Lexent and LX Merger Corp. to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

•	the receipt of the affirmative vote of:

• holders of a majority of the outstanding shares of Lexent common stock as required under Delaware law; and

• holders of a majority of the shares of Lexent common stock, other than shares held by LX Merger Corp. and Messrs. O’Kane and O’Kane, but including the votes of stockholders who have signed letter agreements agreeing to support the merger and granting Messrs. O’Kane and O’Kane a proxy to vote their shares of Lexent common stock, actually voted with respect to the proposed merger at the special meeting, whether in person or by proxy;

•	the taking of all actions by, the receipt of all consents from and the filing with any governmental authority required to permit the completion of the merger and the receipt of all consents under material third party contracts, except where the failure to do so would not be expected to have a material adverse effect on Lexent;

•	the Stipulation of Settlement relating to In Re Lexent Inc. Shareholders Litigation Cons. C.A. No. 20177 must be in full force and effect, and the parties thereto shall have complied with and not violated the terms of such stipulation; and

•	Lexent must have sufficient cash or cash equivalents to pay the merger consideration, the option consideration, all fees and expenses and all other sums of monies due to any person pursuant to the terms of the merger agreement.

     The obligation of LX Merger Corp. to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

•	the performance, in all material respects, of all agreements that are required to be performed by Lexent, and the accuracy of Lexent’s representations and warranties contained in the merger agreement,

	•	other than any exceptions that would not reasonably be expected to have a material adverse effect on Lexent,

	•	except for any breaches of a representation or warranty that LX Merger Corp. knew about as of the date of the merger agreement, and

	•	except that Lexent will not be deemed to have breached or failed to perform or comply with any of its covenants under the merger agreement if such failure resulted from any act or omission by any executive officer, director or stockholder of LX Merger Corp. who is also an executive officer of Lexent;

•	except for specific proceedings described in the merger agreement, including the litigation challenging the merger, the absence of any action, suit, or proceeding wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would:

• prevent the completion of the merger;

• cause the merger to be rescinded following completion;

• have a material adverse effect on the right of LX Merger Corp. or Messrs. O’Kane and O’Kane to own the capital stock of Lexent and to control Lexent and its subsidiaries; or

• have a material adverse effect on Lexent;

•	the absence of the occurrence of a material adverse effect on Lexent since the execution of the merger agreement;

•	all Lexent stock options shall have been canceled or terminated and all loans or advances by or on behalf of Lexent to its management stockholders will have been repaid to the reasonable satisfaction of LX Merger Corp.;

•	LX Merger Corp. shall have received a properly executed certificate signed by Bruce Levy, Lexent’s President and Chief Operating Officer, that states that the shares of capital stock of Lexent and its subsidiaries are not “United States real property interests” within the meaning of Section 897(c) of the Code and which certificate otherwise satisfies the requirements of Treasury Regulation § 1.1445-2(c)(3), which will be executed and delivered at the closing pursuant to the terms of the merger agreement; and

•	holders of not more than 5% of the outstanding shares of Lexent common stock shall have demanded appraisal for such shares in accordance with Delaware law.

     The obligation of Lexent to effect the merger is subject to the satisfaction or valid waiver of the following conditions:

•	the performance of all agreements that are required to be performed by LX Merger Corp. and the material accuracy of LX Merger Corp.’s representations and warranties contained in the merger agreement.

Termination

     The merger agreement can be terminated at any time before the effective time of the merger under certain circumstances, including:

•	by mutual written consent of LX Merger Corp. and Lexent;

•	by either LX Merger Corp. or Lexent if the merger is illegal or prohibited by law or if any court or other governmental entity has restrained or prohibited the merger in a final and non-appealable order, decree or ruling;

•	by either LX Merger Corp. or Lexent if the Lexent stockholders do not adopt and approve the merger agreement under Delaware law and by the special stockholder vote under the terms of the merger agreement at the special meeting;

•	by either LX Merger Corp. or Lexent if the other party has materially breached its representations, warranties or covenants, such that the condition to closing relating to their compliance would not be satisfied, subject to cure periods; provided, that Lexent shall not be deemed to have breached or failed to perform or comply with any of its covenants under the merger agreement or breached or failed to comply with any of its obligations under the merger agreement if Lexent’s failure to comply with such covenant or obligation directly or indirectly resulted from any act or omission by any executive officer, director or stockholder of LX Merger Corp. who is also an executive officer of Lexent;

•	by either LX Merger Corp. or Lexent, if Lexent enters into a written agreement with respect to a superior proposal as set forth in the merger agreement; or

•	by either LX Merger Corp. or Lexent, if the merger is not effective on or before November 15, 2003.

     In addition, LX Merger Corp. may terminate the merger agreement if Lexent enters, or our board of directors resolves to enter, into any agreement with respect to a Takeover Proposal, or our board of directors withdraws or modifies its recommendation of the merger agreement or the merger in a manner adverse to LX Merger Corp. or recommends another offer or transaction, or Rodman & Renshaw, Lexent’s financial advisor, withdraws or modifies its fairness opinion in a manner adverse to LX Merger Corp.

     Lexent may terminate the merger agreement if, prior to the completion of the merger, its board of directors approves an unsolicited superior proposal as set forth in the merger agreement. However, before Lexent can terminate the merger agreement under these circumstances and accept any such superior proposal, Lexent and the board of directors are required to comply with provisions in the merger agreement that relate to takeover proposals and recommendations by the board of directors.

Effect of Termination

     The merger agreement provides that it will, upon termination of the merger agreement by either Lexent or LX Merger Corp. as described above, become void and have no effect without any liability or obligation on the part of Lexent or LX Merger Corp., except for:

•	the obligation of LX Merger Corp. to return or destroy Lexent’s confidential information;

•	the provisions of the merger agreement relating to the effects of termination; and

•	the obligations of Lexent with respect to fees and expenses, as described in “— Fees and Expenses.”

     Neither party, however, will be relieved from liability for any breach of the merger agreement prior to its termination.

Fees and Expenses

     All fees and expenses relating to the merger will be paid by Lexent, including up to $1.5 million of the out-of-pocket fees and expenses incurred by LX Merger Corp. in connection with the merger agreement and the merger, whether or not the merger has been withdrawn, terminated or completed.

     In addition, Lexent must pay LX Merger Corp. an aggregate amount equal to $1.5 million in immediately available funds, which we refer to as the “Fee”, less all amounts paid to LX Merger Corp., as required by the merger agreement, for such out-of-pocket fees and expenses incurred by LX Merger Corp. in connection with the merger agreement and the merger, if:

•	Lexent terminates the merger agreement as a result of its board of directors approving an unsolicited superior proposal in accordance with the provisions of the merger agreement that relate to takeover proposals and recommendations by the Board of Directors;

•	LX Merger Corp. terminates the merger agreement because Lexent

• materially breaches its representations or warranties, unless LX Merger Corp. knew of such breach of representation or warranty as of the date of the merger agreement, or

• materially breaches or fails to perform any of its covenants or agreements, each subject to a ten-day cure period;

•	LX Merger Corp. terminates the merger agreement because Lexent effects, or enters into, or the board of directors has resolved to effect or enter into, any agreement with respect to, a transaction with any person, other than LX Merger Corp., pursuant to any Takeover Proposal;

•	LX Merger Corp. terminates the merger agreement because the board of directors withdraws or modifies in a manner adverse to LX Merger Corp. its approval or recommendation of the merger or merger agreement or recommends another offer or transaction, or resolves to do so; or Rodman & Renshaw withdraws or modifies in a manner adverse to LX Merger Corp. its fairness opinion;

•	Lexent or LX Merger Corp. terminates the merger agreement because Lexent has entered into a written agreement with respect to a Superior Proposal; or

•	The merger is not completed through no fault of LX Merger Corp. and Lexent enters into an agreement for a Takeover Proposal within one year of such termination.

Amendments

     The merger agreement may be amended by Lexent and LX Merger Corp., but after the stockholders have approved the merger agreement, no amendment may be made that requires further stockholder approval without obtaining such further approval.

Extension and Waiver

     Any provision of the merger agreement may be waived, subject to applicable law, and the time for the performance of any obligations or other acts may be extended, prior to the effective time of the merger if the extension or waiver is in writing and signed by Lexent and LX Merger Corp.

Indemnification

     The merger agreement provides that all rights to indemnification and all limitations on liability existing in favor of any individual, who on or at any time prior to the effective time was a director, officer or employee of Lexent in respect of matters occurring on or prior to the effective time, will continue in full force and effect in accordance with their terms, but no indemnification is required with respect to acts or omissions relating to their gross negligence, willful misconduct or bad faith. In addition, these rights will not be modified in any manner that would adversely affect those individuals.

     The merger agreement also provides for rights to indemnification and exculpation from liabilities, as and when incurred, sustained as a result of actions and omissions relating to the merger agreement, the merger, and the transactions related thereto, in favor of LX Merger Corp. and its affiliates, stockholders, officers, directors, employees, agents, representatives, successors and assigns, which will survive the merger and the obligation to provide such rights will be assumed by the surviving corporation.

     Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, unanimously recommend that Lexent stockholders vote FOR the adoption and approval of the merger agreement and the merger as described in Proposal No. 1.

PROPOSAL NO. 2: AMENDMENT TO THE
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

     Messrs. O’Kane and O’Kane, acting in their capacity as the only members of the board of directors, have approved and declared advisable, and recommend, to stockholders for approval, a proposal to amend our Second Amended and Restated Certificate of Incorporation to eliminate the prohibition on stockholder action by written consent. Because our Second Amended and Restated Certificate of Incorporation would be completely amended and restated in the merger so that LX Merger Corp.’s certificate of incorporation, which does not prohibit stockholder action by written consent, would become the certificate of incorporation of the surviving corporation, this charter amendment, if approved, will only become effective if the merger is not completed.

     Under Section 228 of the General Corporation Law of the State of Delaware, unless otherwise provided in a corporation’s certificate of incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders may be taken without prior notice and without a vote if a consent or consents in writing setting forth the action so taken is signed by the holders of stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

     Presently, Article Ninth, Paragraph I of our Second Amended and Restated Certificate of Incorporation provides that no action required to be taken at any annual or special meeting of our stockholders may be taken by written consent without a meeting of such stockholders. If the proposed amendment is approved, Article Ninth, Paragraph I of our Second Amended and Restated Certificate of Incorporation would be deleted in its entirety.

     The purpose of the proposed charter amendment is to enable stockholders to utilize Section 228 of the General Corporation Law of the State of Delaware, which provides for stockholder action by written consent. The board of directors believes the proposed amendment is desirable so that stockholders may be able to take action without the expense and delay of a special stockholders’ meeting. We believe it may be important from time to time to be able to take stockholder action quickly, without waiting for the expiration of statutory waiting periods before a meeting may be held. Section 228 of the General Corporation Law of the State of Delaware provides that if stockholder action is taken by written consent, prompt notice of such action shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting. Additionally, Regulation 14C of the Exchange Act of 1934 requires that an information statement be mailed to stockholders of a publicly traded company at least 20 days prior to effectuating any act approved by stockholders by written consent.

     If the proposed charter amendment is approved by Lexent’s stockholders, holders of Lexent’s voting stock will be able to effect stockholder action by written consent, subject to the notice requirements described above, without holding a meeting of our stockholders or affording such stockholders the opportunity to vote on such action. Until the expiration of the letter agreements on November 13, 2003, Messrs. O’Kane and O’Kane have voting power with respect to approximately 50.1% of the outstanding shares of Lexent common stock, including shares subject to the letter agreements, in connection with any “going private” or similar transaction. Therefore, if the charter amendment became effective and Messrs. O’Kane and O’Kane were to propose an amendment to the merger agreement or a new “going private” or similar transaction that does not require approval of a majority of Lexent’s unaffiliated stockholders, Messrs. O’Kane and O’Kane could approve the revised or new transaction by written consent, without calling a stockholders’ meeting or obtaining any other Lexent stockholder’s vote, so long as such transaction was approved prior to November 13, 2003. In such event, the charter amendment would act as a detriment to any Lexent stockholder opposing such revised or new transaction. In addition, even without the shares represented by the letter agreement, Messrs. O’Kane and O’Kane beneficially own approximately 49.6% of Lexent’s common stock and it might be possible for them, together with a few other stockholders, to take stockholder action by written consent in lieu of a meeting if the charter amendment becomes effective.

     Other than the merger, Lexent is not aware of any current effort to acquire control of Lexent. As described above, Messrs. O’Kane and O’Kane, acting in their capacity as the only members of the board of directors, believe the proposed charter amendment is desirable so that stockholders may be able to take action without the expense and delay of a special stockholders’ meeting.

     If approved by the stockholders, the charter amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware amending our Second Amended and Restated Certificate of Incorporation by deleting Article Ninth, Paragraph I in its entirety, which filing will be made only if the merger is not completed. This proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of Lexent common stock at the special meeting. Messrs. O’Kane and O’Kane have voting power with respect to approximately 49.6% of Lexent common stock with respect to this proposal and each of them has indicated that he will vote all Lexent shares he is entitled to vote in favor of this charter amendment.

     Messrs. O’Kane and O’Kane, acting in their capacity as the only members of Lexent’s board of directors, unanimously recommend that Lexent stockholders vote FOR the approval of the charter amendment as described in Proposal No. 2.

INFORMATION ABOUT LEXENT

Business

     We are an infrastructure services company, which designs, deploys and maintains telecommunications, electrical, life safety and other systems. We deliver a full spectrum of services including engineering, program management, deployment and installation in certain local metropolitan markets. Our principal focus is to provide the expertise and resources our customers need to design, build, and operate their infrastructure systems. We generally offer our services 24 hours a day, seven days a week.

     During our most recent fiscal years, our customers included primarily competitive local exchange carriers, Internet service providers and carriers’ carriers. Given the current market conditions in the telecommunications industry, we have taken steps to broaden our customer base to include large enterprise customers, the real estate community and government entities and to diversify our service offerings to include systems integration, electrical contracting, installation of security systems, and other infrastructure services.

     We have offices in New York City, Washington D.C. metro, Boston metro, Long Island, and in the states of Florida, North Carolina and New Jersey. Our executive offices are located at Three New York Plaza, New York, New York 10004. Our telephone number at our executive offices is (212) 981-0700.

     Lexent was incorporated in Delaware in January 1998. Our wholly owned subsidiaries, Hugh O’Kane Electric Co., LLC, National Network Technologies LLC, Lexent Services, Inc., HOK Datacom, Inc., Lexent Capital, Inc., and Lexent Metro Connect LLC, were formed in June 1998, August 1998, May 2000, November 2000, July 2001 and March 2002, respectively. On August 22, 2002, Lexent Metro Connect was awarded a 15 year Franchise for Local High Capacity Telecommunications Services for the City of New York, which expires on or about August 22, 2017, unless terminated earlier.

     In July 1998, Hugh O’Kane Electric Co., Inc., our predecessor company, merged into Lexent, and Lexent issued 22,716,600 shares of common stock to the stockholders of our predecessor. Following the merger, substantially all of our assets were contributed to our subsidiary, Hugh O’Kane Electric Co., LLC, and that entity also assumed all of the obligations of Lexent, including those of our predecessor company.

     Other than as required by applicable law, in connection with the merger, Lexent has made no provisions to grant unaffiliated security holders access to the corporate files of Lexent or to obtain counsel or appraisal services at the expense of Company.

Lexent Inc. Selected Financial Data

     Set forth below is certain selected historical financial information with respect to Lexent, excerpted from the financial statements of Lexent audited by PricewaterhouseCoopers LLP, independent accountants, and set forth in Lexent’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002, a copy of which is attached as Appendix F to this proxy statement, and from the unaudited interim condensed consolidated financial statements of Lexent set forth in Lexent’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, a copy of which is attached as Appendix G to this proxy statement. Each of the Form 10-K and Form 10-Q were previously filed by Lexent with the SEC.

     Additional financial information is included in the reports and other documents filed by Lexent with the SEC. The following summary information is qualified in its entirety by reference to such reports and other documents and all of the financial information, including any related notes, contained therein. The financial information, including any related notes, contained in certain of such reports and other documents is incorporated herein by reference as described in more detail below. Such reports and other documents may be inspected and copies may be obtained without charge as described below. The following tables are presented in thousands, except share and per share data.

	Six Months Ended
	June 30,		Year Ended December 31,

	2003	2002	2002	2001	2000	1999	1998

	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$41,212	$64,465	$123,842	$240,578	$295,993	$150,862	$70,959
Cost of revenues	43,881	60,808	130,524	195,001	222,754	119,577	55,752

Gross margin	(2,669)	3,657	(6,682)	45,577	73,239	31,285	15,207
General and administrative expenses	6,733	8,517	15,906	20,237	20,340	9,012	6,815
Depreciation and amortization	992	2,522	4,787	5,803	3,628	1,495	779
Non-cash stock-based compensation*	1,159	1,781	3,301	6,058	26,159	2,191	—
Provision for doubtful accounts*	—	—	126	32,286	2,551	2,373	1,096
Restructuring charges, net	—	1,441	9,132	13,564	—	—	—
Impairment of goodwill	—	—	1,514	—	—	—	—

Operating income (loss)	(11,553)	(10,604)	(41,448)	(32,371)	20,561	16,214	6,517
Interest expense	61	141	244	1,077	1,252	1,104	1,143
Interest income	(515)	(696)	(1,350)	(2,334)	(1,966)	—	—
Other (income) expense, net	(40)	1,448	3,743	2,002	(5)	27	166

Income (loss) before income taxes	(11,059)	(11,497)	(44,085)	(33,116)	21,280	15,083	5,208
Income tax provision (benefit)	56	(2,315)	6,212	(13,856)	12,704	7,131	1,380

Net income (loss)	$(11,115)	$(9,182)	$(50,297)	$(19,260)	$8,576	$7,952	$3,828

Net income (loss) per share:
Basic	$(0.26)	$(0.22)	$(1.20)	$(0.46)	$0.27	$0.32	$0.16

Diluted	$(0.26)	$(0.22)	$(1.20)	$(0.46)	$0.22	$0.24	$0.15

Weighted average number of common shares outstanding:
Basic	42,220	41,766	41,945	41,449	30,839	22,721	22,717

Diluted	42,220	41,766	41.945	41,449	38,266	33,531	26,390

*	Substantially, these amounts would have been classified as general and administrative expenses.

		Year Ended December 31,
	Six Months Ended
	June 30, 2003	2002	2001	2000	1999	1998

	(unaudited)
Pro Forma Information
Income before income taxes						$5,208
Pro forma provisions for income taxes(1)						2,344

Pro forma net income(1)						$2,864

Pro forma net income per share
Basic						$0.11

Diluted						$0.11

Pro forma weighted average per share
Basic						27,025
Diluted						27,025
Consolidated Balance Sheet Data (at end of period)
Cash and cash investments	$76,832	$74,423	$75,839	$63,690	$1,158	$1,495
Working capital	84,137	94,444	128,996	140,811	25,697	10,691
Total assets	106,342	124,445	168,515	199,001	60,379	32,309
Total debt	1,338	2,499	5,593	10,807	18,812	13,985
Total stockholders’ equity (deficit)	81,697	91,725	137,969	150,481	3,715	(6,388)

(1)	Through July 23, 1998, we elected to be taxed as an S corporation under the Internal Revenue Code of 1986, as amended. Accordingly, we did not recognize any provision for federal income tax expense during the periods prior to that time. The pro forma provision for income taxes and pro forma net income for 1998 reflect the amounts we would have recorded if we had been a C corporation during this period.

     The book value per share of Lexent common stock as of June 30, 2003 was approximately $1.94.

Executive Officers and Directors

     The names and positions of the executive officers and directors of Lexent are set forth below. Each executive officer and director is a citizen of the United States of America. During the last five years, neither Lexent, nor to the best of its knowledge, any of its respective directors or executive officers

•	has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or

•	was a party to any judicial or administrative proceeding, except for matters that were dismissed without sanctions or settlement, that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

Name	Age	Position

Hugh J. O’Kane, Jr.	52	Chairman of the Board
Kevin M. O’Kane	50	CEO, Vice Chairman and Director
Bruce Levy	47	President and Chief Operating Officer
Victor P. DeJoy, Sr.	35	Executive Vice President, Engineering
Noah Franzblau	35	Vice President, Secretary and General Counsel

     Hugh J. O’Kane, Jr. and Kevin M. O’Kane are the only members of the board of directors.

     Hugh J. O’Kane, Jr. has approximately 17 years experience in the telecommunications industry and 29 years in the electrical contracting industry. He has been Chairman of the Board of Directors since our inception. In addition, he served as our President and Chief Executive Officer from our inception until February, 2000. Prior to our founding, Mr. O’Kane held various positions in our predecessor company, most recently as its President, since joining his family’s business in 1973. Mr. O’Kane holds a B.S. in Finance from Boston College.

     Kevin M. O’Kane has approximately 17 years experience in the telecommunications industry and 26 years in the electrical contracting industry. He was our President and Chief Executive Officer from March 31, 2001 through September 8, 2002. Since that date, he has served as our Chief Executive Officer. Prior to March 31, 2001, Mr. O’Kane was our Chief Operating Officer, and he has been a Director since our inception. In February 2000, he was appointed Vice Chairman of our Board of Directors. Prior to our founding, Mr. O’Kane held various positions in our predecessor company, most recently as its Chief Executive Officer, since joining his family’s business in 1976. Mr. O’Kane holds a B.S. in Accounting from Boston College.

     Bruce Levy, President, Chief Financial Officer and Chief Operating Officer, joined Lexent in September 2002. Mr. Levy has served as President and Chief Operating Officer since he joined Lexent in 2002. Mr. Levy held a variety of senior management positions at GPU, Inc., an electric utility holding company, and at GPU International Group, a wholly owned subsidiary of GPU, Inc., including President and Chief Executive Officer (GPU International Group) and Sr. Vice President and Chief Financial Officer (GPU, Inc.). Mr. Levy holds an MBA in Finance from New York University and a Bachelor of Engineering from City College of New York.

     Victor P. DeJoy, Sr. has approximately 12 years experience in the telecommunications industry and has been the Executive Vice President of our Company in charge of design, engineering and program management services since December 1999. Prior to joining our Company, he served as the Northeastern Regional Vice President of Engineering and Operations at Nextlink Communications since March 1998. From May 1992 through March

1998, Mr. DeJoy held various positions with TCG, most recently as its Vice President of National Provisioning Center. Mr. DeJoy holds a BS in electrical engineering from Rutgers College of Engineering.

     Noah Franzblau has been the Secretary of the Company since January 1, 2002. He also serves as General Counsel and has been employed by the Company since August 2000. Prior to joining our Company, he served as an Associate Attorney with the law firm of Riker, Danzig, Scherer, Hyland & Peretti, LLP. Mr. Franzblau holds a B.A. from Tufts University and a JD/MBA from the University of Denver.

Security Ownership of Certain Beneficial Owners and Management

This table contains certain information as of September 17, 2003, by

•	each person or group of affiliated persons who, to Lexent’s knowledge, beneficially owned more than 5% of the outstanding shares of its common stock,

•	each of Lexent’s directors,

•	each of Lexent’s chief executive officer and the four most highly compensated executive officers other than its chief executive officer, and

•	all directors and executive officers as a group.

     The persons named hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated or as subject to community property laws where applicable. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the SEC, or based upon Lexent’s actual knowledge.

	Shares of Lexent
	Common Stock	Percent
Name and Address of Beneficial Owner(1)	Beneficially Owned	of Class

Kevin M. O’Kane(2)	12,286,236	28.6%
Hugh J. O’Kane, Jr.(3)	11,381,510	26.5%
Abbott Capital Management(4)	6,827,564	16.1%
1211 Avenue of the Americas, Suite 4300 New York, New York 10036
Allegra Capital Partners III, L.P.(5)	3,837,060	9.1%
515 Madison Avenue 29th Floor New York, New York 10022
Bruce Levy(6)	189,400	*
Victor P. DeJoy, Sr.(7)	536,604	1.3%
Noah Franzblau (8)	12,127	*
All current executive officers and directors as a group (5 persons)(9)	22,474,415	51.6%

*	Represents less than 1% of the outstanding shares of Lexent common stock.

(1)	Unless otherwise indicated, the address for each person or entity named above is c/o Lexent Inc., Three New York Plaza, New York, New York 10004, and the telephone number is (212) 981-0700.

(2)	Includes 57,730 shares subject to options exercisable within 60 days of September 17, 2003, an aggregate 600,000 shares held in trust for Kevin O’Kane’s children for which Mrs. O’Kane is co-trustee, 894,326 shares held in trust for Hugh O’Kane’s family for which Kevin O’Kane is co-trustee and 847,736 shares subject to the letter agreements, including 614,898 shares subject to options exercisable within 60 days of September 17, 2003.

(3)	Includes 57,730 shares subject to options exercisable within 60 days of September 17, 2003, an aggregate 600,000 shares held in trust for Hugh O’Kane’s children for which Hugh O’Kane is co-trustee and 894,326 shares held in trust for Hugh O’Kane’s family for which Kevin O’Kane is co-trustee and 847,736 shares subject to the letter agreements, including 614,898 shares subject to options exercisable within 60 days of September 17, 2003.

(4)	Based upon a Schedule 13G/A filed by Abbot Capital Management on February 12, 2003.

(5)	Based upon a Schedule 13G filed by Allegra Capital Partners III, L.P. on February 12, 2001.

(6)	Includes 175,000 shares subject to options exercisable within 60 days of September 17, 2003.

(7)	Represents 536,604 shares subject to options exercisable within 60 days of September 17, 2003.

(8)	Includes 250 shares owned jointly with his wife and 11,877 shares subject to options exercisable within 60 days of September 17, 2003.

(9)	Includes 1,278,839 shares subject to options exercisable within 60 days of September 17, 2003 including the options subject to the letter agreements.

Purchases by Lexent and its Directors and Executive Officers and by LX Merger Corp. and its Directors and Executive Officers

     None of Lexent’s executive officers or directors, nor any of the executive officers or directors of LX Merger Corp., have purchased or sold shares of Lexent common stock within 60 days of the date of this proxy statement, other than the transfer of shares to LX Merger Corp. by Messrs. O’Kane and O’Kane. No purchases of Lexent common stock were made by Lexent, its directors and executive officers, LX Merger Corp. or it directors and executive officers during the past two years, except that on August 27, 2001, Victor P. DeJoy, Sr. sold a total of 6,000 shares of Lexent common stock on the open market at a price of $5.50 per share, representing the fair market value of such shares at the date of sale. In addition, on December 13, 2001, Hugh J. O’Kane, Jr. donated a total of 10,400 shares of Lexent common stock to educational institutions. Pursuant to SEC rules, Lexent has not disclosed any purchases or sales of its executive officers or directors on any date prior to the initiation of such person’s affiliation with Lexent.

Price Range of Lexent Common Stock

     On June 26, 2003, Lexent common stock began trading on the OTC Bulletin Board under the symbol “LXNT.” Prior to such date, following Lexent’s initial public offering in July 2000, Lexent common stock traded on the Nasdaq National Market under the same symbol. The following table sets forth, for the periods indicated, the high and low closing prices for Lexent common stock.

	High	Low

Year ending December 31, 2003:
First quarter	$1.34	$0.76
Second quarter*	1.42	1.15
Third quarter (through September 12, 2003)*	1.49	1.40
Year ended December 31, 2002:
First quarter	6.70	2.82
Second quarter	3.30	1.55
Third quarter	2.24	1.30
Fourth quarter	1.50	0.82
Year ended December 31, 2001:
First quarter	24.13	4.03
Second quarter	8.64	2.60
Third quarter	7.69	4.70
Fourth quarter	7.60	4.90

*	These prices reflect the high and low reported closing price per share of Lexent common stock on the Nasdaq National Market for the second quarter of 2003 through June 25, 2003 and on the OTC Bulletin Board during the second quarter of 2003 beginning on June 26, 2003 through July 28, 2003.

     As of the record date, there were approximately                      shares of Lexent common stock outstanding, which were held by approximately stockholders of record.

     On July 9, 2003, the last full trading day prior to the public announcement that the merger agreement had been signed, the last reported sales price of Lexent common stock on the OTC Bulletin Board was $1.40 per share. On      , 2003, the last practicable trading day for which information was available prior to the date of the first mailing of this proxy statement, the closing sale price per share of Lexent common stock as reported on the OTC Bulletin Board was $          per share. Stockholders should obtain current market quotations for Lexent common stock before making a decision with respect to the merger.

Dividend Policy

     We have never declared or paid any cash dividends on Lexent common stock. If the merger is not completed, we do not anticipate paying any cash dividends in the foreseeable future, and we intend to retain future earnings for the development and expansion of our business. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant.

INFORMATION CONCERNING MESSRS. O’KANE AND O’KANE AND LX MERGER CORP.

     The information concerning Messrs. O’Kane and O’Kane and LX Merger Corp. has been furnished by Messrs. O’Kane and O’Kane and LX Merger Corp. Upon the consummation of the merger, Messrs. O’Kane and O’Kane will be our only stockholders.

     LX Merger Corp., was incorporated in Delaware in July 2003, for the sole purpose of entering into the merger agreement and effecting the merger. LX Merger Corp. has not been engaged in any business activities other than those in connection with its formation and the merger. As of the date of this proxy statement, all of the outstanding capital stock of LX Merger Corp. is owned by Hugh J. O’Kane, Jr. and Kevin M. O’Kane. LX Merger Corp. does not own any shares of Lexent common stock as of the date of this proxy statement, but it is anticipated that Messrs. O’Kane and O’Kane will transfer certain shares of Lexent common stock to LX Merger Corp. prior to the effective time of the merger. At the effective time, LX Merger Corp. will be merged with and into Lexent, and Lexent will be the surviving corporation following the merger.

     The names and positions of the executive officers and directors of LX Merger Corp. are set forth below. Each executive officer and director is a citizen of the United States of America. During the last five years, neither LX Merger Corp., nor to the best of its knowledge, any of its respective directors or executive officers

•	has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or

•	was a party to any judicial or administrative proceeding, except for matters that were dismissed without sanctions or settlement, that resulted in a judgment, decree or final order enjoining further violations of, or prohibiting activities, subject to, federal or state securities laws or finding any violation of such federal or state securities laws.

Name	Age	Position

Hugh J. O’Kane, Jr	52	President and Director
Kevin M. O’Kane	50	Vice President, Treasurer, Secretary and Director

     See “INFORMATION ABOUT LEXENT — Executive Officers and Directors” for biographical information regarding LX Merger Corp.’s executive officers and directors.

     It is expected that Hugh J. O’Kane, Jr., Lexent’s Chairman, Kevin M. O’Kane, Lexent’s Chief Executive Officer and Vice Chairman, Bruce Levy, Lexent’s President and Chief Operating Officer, and Noah Franzblau, Lexent’s Vice President, Secretary and General Counsel, will continue as officers of Lexent after the merger.

     The principal offices of each of Messrs. O’Kane and O’Kane, LX Merger Corp. and each of LX Merger Corp.’s executive officers and directors are located c/o Lexent Inc., Three New York Plaza, New York, New York 10004. The telephone number at such offices is (212) 981-0700.

     Messrs. O’Kane and O’Kane and LX Merger Corp. have not made any provision in connection with the merger to grant unaffiliated security holders access to the corporate files of LX Merger Corp. or to obtain counsel or appraisal services at the expense of LX Merger Corp. or Messrs. O’Kane and O’Kane.

     Except as set forth in this proxy statement, none of Messrs. O’Kane and O’Kane or LX Merger Corp., nor any of their respective affiliates, beneficially owns or has a right to acquire any shares of common stock of Lexent, and none of Messrs. O’Kane and O’Kane or LX Merger Corp. has effected any transaction in the shares during the past 60 days.

     Except as set forth in this proxy statement, none of Messrs. O’Kane and O’Kane or LX Merger Corp., nor any of their respective affiliates, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Lexent, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of Lexent, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this proxy statement, none of Messrs. O’Kane and O’Kane or LX Merger Corp., nor any of their respective affiliates, has had any business relationships or transactions with Lexent or any of its executive officers, directors or affiliates that are required to be reported under the rules of the SEC. Except as set forth in this proxy statement, there have been no contacts, negotiations or transactions between Messrs. O’Kane and O’Kane or LX Merger Corp., or any of their respective affiliates, and Lexent or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

SPECIAL MEETING PROCEDURES

Voting Rights; Quorum; Vote Required for Approval

     Lexent stockholders of record at the close of business on                    , 2003, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting. On the record date, there were approximately holders of record of the common stock and                      shares of common stock outstanding. Each share of common stock entitles the holder to cast one vote at the special meeting. There are no other voting securities of Lexent.

     Lexent stockholders may vote either in person at the special meeting or by proxy. However, if your shares are held for you by a bank, broker or other so-called “nominee” holder:

•	you must instruct your bank, broker or other nominee to vote your shares by following the procedures specified by the nominee for voting; and

•	if you want to vote in person at the meeting, you must request a proxy in your name from your bank, broker or other nominee.

     All votes will be tabulated by the inspector of election appointed for the special meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Brokers who hold shares in street name for clients typically have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, absent specific instructions from the beneficial owner of the shares, brokers are not allowed to exercise their voting discretion with respect to the approval and adoption of non-routine matters, such as the merger agreement and the merger; proxies submitted without a vote by the brokers on these matters are referred to as “broker non-votes.”

Voting and Revocation of Proxies

     All shares of Lexent common stock represented by properly executed proxies received by Lexent and not revoked prior to or at the special meeting will be voted in accordance with the instructions marked on the proxies. If no instructions are given, the proxy will be voted FOR the proposal to adopt and approve the merger agreement and the merger and FOR the approval of the charter amendment. A Lexent stockholder may revoke a proxy:

•	by delivering to Lexent’s corporate secretary, at Three New York Plaza, New York, New York 10004, a later-dated signed proxy card or a written revocation prior to the vote at the special meeting;

•	by attending the special meeting and voting in person; or

•	if a Lexent stockholder has instructed a bank, broker or other nominee holder to vote his or her shares, by following the procedures to change a vote specified by the nominee holder.

     Attending the special meeting in person, without voting, will not revoke a proxy. You must take one of the actions specified above to validly revoke a proxy. Revoking a proxy after the vote is taken at the special meeting will not have any effect.

     Messrs. O’Kane and O’Kane, acting in their capacity as Lexent’s only directors, are not currently aware of any business to be brought before the special meeting other than the proposals to adopt and approve the merger agreement and the merger and the proposal to approve the charter amendment. However, if other matters are properly presented, including any proposal to adjourn the special meeting to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement and the merger, the persons named as proxies in the card will have the discretionary authority to vote in accordance with their judgment on any such matters.

Proxy Solicitation

     Proxies may be solicited by directors, officers and employees of Lexent, including Messrs. O’Kane and O’Kane, none of whom will receive any additional compensation for such services, in person, by mail, telephone or telegraph, over the internet or by facsimile. Lexent anticipates that banks, brokers, nominees, custodians and fiduciaries will forward proxy soliciting material to beneficial owners of Lexent common stock and that such persons will be reimbursed by Lexent for the expenses incurred in doing so.

Expenses of the Proxy Solicitation

     Lexent will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders.

     Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for their services.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

     Our business, results of operations and financial condition are subject to many risks, including those set forth below. Certain statements contained in this proxy statement and the other documents incorporated herein by reference, including without limitation, statements containing the words “believes,” “anticipates,” “plans,” “intends,” “will,” “expects,” and words of similar import, constitute “forward-looking statements.” Such forward-looking statements are not a guaranty of future performance and are subject to known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Lexent, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These statements are only predictions; and actual events or results may differ materially as a result of risks we face. These risks include, but are not limited to, those items listed below. Certain of these factors are discussed in more detail in Lexent’s Annual Report on Form 10-K, Lexent’s Quarterly Report on Form 10-Q and other filings under the Exchange Act. Given these uncertainties, we caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date of this proxy statement, or in the case of the documents incorporated herein by reference, as of the date of those documents. Except as to the extent required under the federal securities laws, we disclaim any obligation to update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

     The factors that could cause Lexent’s results to differ materially from those indicated by forward-looking statements include, but are not limited to:

•	the failure of the Court of Chancery of the State of Delaware to approve the settlement of the litigation challenging the merger;

•	the failure of the Lexent stockholders to adopt and approve the merger agreement and the merger by the requisite vote; and

•	the failure of Lexent to consummate the merger.

OTHER MATTERS

Other Matters at the Special Meeting

     If any other matters properly come before the special meeting, it is the intention of the proxy holders, identified in the proxy card, to vote in their discretion on such matters pursuant to the discretionary authority granted pursuant to the proxy card and permitted under applicable law. Lexent does not have notice of any such matters at this time.

Independent Accountants

     Lexent’s financial statements for the year ended December 31, 2002, and for each of the three years in the period ended December 31, 2002, incorporated herein by reference, have been audited by PricewaterhouseCoopers LLP, independent accountants.

     It is not expected that representatives of PricewaterhouseCoopers LLP will attend the special meeting.

Future Stockholder Proposals

     If the merger is completed, there will be no public participation in any future meetings of our stockholders. If the merger is not completed, we will schedule our 2003 annual meeting of stockholders promptly and we will inform our stockholders, by press release or other means determined reasonable by us, of the date of by which stockholder proposals must be received by us for inclusion in the proxy materials relating to the 2003 annual meeting, which proposals must comply with the rules and regulations of the SEC and our by-laws then in effect.

Available Information

     Lexent files annual, quarterly and current reports, proxy and information statements, and other information with the SEC. You may read and copy this information at the office of the SEC:

Public Reference Room 450 Fifth Street, N.W. Judiciary Plaza Washington, D.C. 20549.

     You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at rates set by the SEC. For further information on the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330.

     This information may also be accessed through the web site maintained by the SEC that contains reports, proxy statements, and other information about issuers like us, who file electronically. The address of that site is www.sec.gov. In addition, Lexent makes this information available free of charge through its website at www.lexent.net as soon as reasonably practicable after it files such information with the SEC. The contents of Lexent’s website are not a part of this proxy statement and its Internet address is included in this document as an inactive textual reference only.

     The merger described in this proxy statement is a “going private transaction.” Lexent, LX Merger Corp., Bruce Levy, Lexent’s President and Chief Executive Officer, Noah Franzblau, Lexent’s Vice President, Secretary and General Counsel, and Messrs. O’Kane and O’Kane have jointly filed a Rule 13E-3 Transaction Statement on the Schedule 13E-3 under the Exchange Act with respect to the merger. The Schedule 13E-3 contains additional information about Lexent, LX Merger Corp., Bruce Levy, Lexent’s President and Chief Operating Officer, Noah Franzblau, Lexent’s Vice President, Secretary and General Counsel, and Messrs. O’Kane and O’Kane. Copies of the Schedule 13E-3 are available for inspection and copying at Lexent’s principal executive offices during regular business hours by any of Lexent’s interested stockholders, or a representative who has been so designated in writing, and may be obtained by mail, without charge, by written request directed to us at the following address: Lexent Inc., Three New York Plaza, New York, New York 10004, Attention: Secretary.

     Lexent common stock trades on the OTC Bulletin Board under the symbol “LXNT.”

     If you would like to request documents from Lexent, please do so at least ten business days before the date of the special meeting in order to receive timely delivery of those documents prior to the special meeting. The opinion of Rodman & Renshaw, Inc., attached hereto as Appendix C, will be made available for inspection and copying at the principal executive offices of Lexent during its regular business hours by any of Lexent’s interested stockholders, or a representative who has been so designated in writing.

INFORMATION INCORPORATED BY REFERENCE

     The SEC allows Lexent to incorporate by reference into this proxy statement, which means Lexent may disclose important information by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be a part of this proxy statement, except for any information superseded by information contained in, or incorporated by reference into, this proxy statement.

     This proxy statement incorporates by reference the documents listed below that Lexent previously filed with the SEC. These documents contain important information about Lexent and its business, financial condition and results or operations.

     The following documents filed by Lexent with the SEC are incorporated by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2002, file number 000-31105, a copy of which is attached as Appendix F to this proxy statement;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, file number 000-31105;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003, file number 000-31105, a copy of which is attached as Appendix G to this proxy statement; and

•	Current Reports on Form 8-K, file number 000-31105, filed on April 28, 2003, June 18, 2003, July 1, 2003, July 11, 2003, August 12, 2003 and September 9, 2003.

     Any statement contained in a document incorporated by reference in this proxy statement is deemed to be modified or superseded for all purposes to the extent that a statement contained in this proxy statement modifies or replaces the statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this proxy statement. Any references to the Private Securities Litigation Reform Act in Lexent’s publicly filed documents which are incorporated by reference in this proxy statement are specifically not incorporated by reference in this proxy statement.

     Lexent undertakes to provide by first class mail, without charge and within one business day of receipt of any written or oral request, to any person to whom a copy of this proxy statement has been delivered, a copy of any or all of the documents referred to above which have been incorporated by reference in this proxy statement, other than exhibits to the documents, unless the exhibits are specifically incorporated by reference therein. Requests for copies should be directed to Lexent at Three New York Plaza, New York, New York 10004, Attention: Secretary, at (212) 981-0700. Any requested documents will be sent by first class mail or other equally prompt means within one business day of our receipt of such request.

     This information may also be accessed through the web site maintained by the SEC that contains reports, proxy statements, and other information about issuers like us, who file electronically. The address of that site is http://www.sec.gov. In addition, Lexent makes this information available free of charge through its website at www.lexent.net as soon as reasonably practicable after it files such information with the SEC. The contents of Lexent’s website are not a part of this proxy statement and its Internet address is included in this document as an inactive textual reference only.

     You should rely only on the information contained or incorporated by reference in this proxy statement when considering how to vote your shares at the special meeting. Lexent has not authorized anyone to provide you with information that is different from what is contained in this proxy statement.

     This proxy statement is dated                    , 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to Lexent stockholders does not create any implication to the contrary. Unless explicitly stated otherwise, the information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002, incorporated by reference in this proxy statement is accurate as of March 27, 2003, the date we filed it with the SEC, and the information contained in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, incorporated by reference in this proxy statement is accurate as of August 8, 2003, the date we filed it with the SEC.

     This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

By order of the board of directors,

NOAH FRANZBLAU
Secretary

   , 2003

Appendix A

Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

between
LX MERGER CORP.
and
LEXENT INC.
dated as of
July 9, 2003

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

      AGREEMENT AND PLAN OF MERGER (“Agreement”), dated as of July 9, 2003, between LX Merger Corp., a Delaware corporation (“Purchaser”), and Lexent Inc., a Delaware corporation (the “Company”).

      WHEREAS, each of the Board of Directors of Purchaser (the “Purchaser Board”) and the Board of Directors of the Company (the “Company Board”) have approved the acquisition of the Company by Purchaser on the terms and subject to the conditions set forth in this Agreement;

      WHEREAS, the Purchaser Board and the Company Board have, subject to the conditions contained herein, approved the merger of Purchaser with and into the Company (the “Merger”), as set forth below, in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and upon the terms and subject to the conditions set forth in this Agreement, whereby all issued and outstanding shares of the Company’s common stock, par value $0.001 per share (the “Common Shares”) not owned directly or indirectly by the Company or the Purchaser will be converted into the right to receive $1.50 per share (the “Merger Price”) in cash;

      WHEREAS, pursuant to the Merger, the Company shall pay and cash out all options outstanding on the Effective Time (as defined in Section 1.02) at the Option Price (as defined in Section 1.09);

      WHEREAS, the Company Board has approved the Merger upon the terms and subject to the conditions set forth in this Agreement and resolved and agreed to recommend that stockholders of the Company adopt this Agreement and approve the Merger;

      WHEREAS, prior to any contribution of Common Shares to Purchaser or the issuance of any shares of capital stock of the Purchaser, the Company Board has approved this Agreement, the Merger and the transactions contemplated hereby in accordance with Section 203 of the DGCL;

      WHEREAS, the persons set forth on Schedule A attached hereto (the “Purchaser Stockholders”), which schedule may be amended from time to time, are each a stockholder of the Purchaser and the Company;

      WHEREAS, the Purchaser Stockholders and certain other stockholders of the Company entered into letter agreements, (the “Letter Agreements”) whereby the parties thereto agreed to vote for and otherwise support a merger or other similar transaction between the Purchaser Stockholders and the Company;

      WHEREAS, Purchaser and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger.

      NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Purchaser and the Company agree as follows:

ARTICLE I

THE MERGER

      SECTION 1.01 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions contained herein, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time (as defined in Section 1.02) Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of Purchaser shall cease, and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

      SECTION 1.02 Effective Time; Closing. As soon as practicable after the satisfaction or waiver of the conditions set forth in Section 6.01, the Surviving Corporation shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective at such time as such certificate of merger is duly filed with the Secretary of State of the State of Delaware, or such later time as Purchaser and the Company may agree and specify in such certificate (the “Effective Time”). The closing of the Merger (the “Closing”) shall take place at the offices of Mayer, Brown, Rowe & Maw LLP, 1675 Broadway, New York, New York at 10:00 a.m. New York City time two business days following the date on which the conditions to the Closing (other than those that, by their terms, are to be satisfied at the Closing) have been satisfied or waived, or at such other place, time and date as the parties hereto may agree.

      SECTION 1.03 Effects of the Merger. The Merger shall have the effects set forth in the DGCL.

      SECTION 1.04 Certificate of Incorporation and By-Laws of the Surviving Corporation.

(a) The amended and restated certificate of incorporation of the Company shall be amended at the Effective Time as set forth on Exhibit A hereto and as so amended shall be the amended and restated Certificate of Incorporation of the Surviving Corporation.

(b) The by-laws of Purchaser in effect at the Effective Time as set forth on Exhibit B hereto shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the terms thereof, the terms of the Surviving Corporation’s certificate of incorporation and the DGCL, except that the name of the Surviving Corporation shall remain Lexent Inc.

      SECTION 1.05 Directors. Subject to applicable law, the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal, in accordance with applicable law and the Surviving Corporation’s certificate of incorporation and bylaws.

      SECTION 1.06 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

      SECTION 1.07 Conversion of Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the stockholders of the Company, each Common Share issued and outstanding immediately prior to the Effective Time (other than any Common Shares held by Purchaser or any wholly-owned subsidiary of Purchaser or held in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Common Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 2.01)) shall be converted into the right to receive in cash the Merger Price payable to the holder thereof.

      SECTION 1.08 Conversion of Purchaser Common Stock. At the Effective Time, each share of common stock, par value $0.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

      SECTION 1.09 Company Options. Purchaser and the Company shall take all actions necessary, including, without limitation, amendments to or termination of any option, benefit, compensation or other plans or put or other agreements so that, immediately prior to the Effective Time, (A) each outstanding option to purchase Common Shares (collectively, the “Options”), under any Company stock incentive plan or arrangement, whether or not then exercisable, shall become fully exercisable, (B) each Option which is then outstanding shall be cancelled, and (C) in consideration of such cancellation, and except to the extent that Purchaser and the holder of any such Option otherwise agree, immediately following the Effective Time, the Company shall pay to such holders of Options an amount in respect thereof without interest thereon equal to the product of (1) the excess of the Merger Price over the applicable exercise price thereof (the “Option Price”) and (2) the number of Common Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto). The Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Options pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the

“Code”), or under any provision of state, local or foreign tax law. To the extent that the exercise price of any Option is greater than or equal to the Merger Price, such Option shall be terminated and cancelled without any consideration being payable to the holder thereof.

      SECTION 1.10 Stockholders’ Meeting.

      (a) The Company will take all action necessary in accordance with the DGCL and the Company’s Certificate of Incorporation and Bylaws to cause a meeting of its stockholders (the “Special Meeting”) to be duly called and held to consider and vote upon the approval and adoption of this Agreement and the Merger, and the Company will use its commercially reasonable efforts to hold the Special Meeting as soon as practicable after the date of this Agreement. The Company Board will, subject to Section 1.10(b) and Section 5.06, recommend such approval and adoption of this Agreement and the Merger by the Company’s stockholders as provided herein and will use its commercially reasonable efforts to solicit such approval, including, without limitation, timely mailing the Proxy Statement (as defined in Section 1.11).

      (b) The Company Board will not withdraw, modify or change in a manner adverse to Purchaser, its recommendation to the Company’s stockholders unless the Company Board determines in good faith, after consultation with counsel, that such withdrawal or modification is required by law in order for the Company Board to comply with its fiduciary duties to the Company’s stockholders. Any withdrawal, change or modification of the recommendation of the Company Board in accordance with the previous sentence will not constitute a breach of the Company’s representations, warranties, covenants or agreements contained in this Agreement. Unless this Agreement is previously terminated in accordance with Article VII, the Company will submit this Agreement to its stockholders at the Special Meeting in accordance with Section 1.10(a) even if the Company Board has withdrawn, modified or changed its recommendation of this Agreement or the transactions contemplated by this Agreement and will not postpone or adjourn such meeting or the vote by the Company’s stockholders upon this Agreement to another date without Purchaser’s approval or as otherwise required by law.

      SECTION 1.11 Proxy Statement and Schedule 13E-3.

      (a) As promptly as practicable after the execution of this Agreement, the Company and Purchaser will cooperate to prepare and file a Schedule 13E-3 Transaction Statement (together with any amendments thereto, “Schedule 13E-3”), and the Company will prepare and file with the SEC a proxy statement (together with any amendments thereto, the “Proxy Statement”) relating to the Special Meeting. Both Purchaser and the Company will cause Schedule 13E-3 to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, the rules and regulations of any stock exchange or other listing organization that may be applicable and the DGCL. The Company will cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, the rules and regulations of any stock exchange or other listing organization that may be applicable and the DGCL. Both the Company and Purchaser will furnish to each other all information concerning the Company or Purchaser each may reasonably request in connection with such actions and the preparation of Schedule 13E-3 and the Proxy Statement. Purchaser will be given a reasonable opportunity to review and comment on all filings by the Company with the SEC in connection with the transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, and all mailings to the Company’s stockholders in connection with the transaction contemplated by this Agreement. The Company will be given a reasonable opportunity to review and comment on all filings by Purchaser with the SEC in connection with the transactions contemplated hereby, including Schedule 13E-3 and any amendment or supplement thereto. The Company, with the cooperation of Purchaser, will use its commercially reasonable efforts to cause the Proxy Statement to be mailed to each of the Company’s stockholders as promptly as practicable after the compliance with SEC filing requirements and, if necessary, satisfactory resolution of SEC comments. The Company will also promptly as practicable file, and, if required, mail to the Company’s stockholders, any amendment to the Proxy Statement which may become necessary after the date the Proxy Statement is first mailed to the Company’s stockholders. The Company and Purchaser will also promptly as practicable file any amendment to Schedule 13E-3 which may become necessary after the date Schedule 13E-3 is first filed with the SEC.

      (b) No amendment or supplement to the Proxy Statement or Schedule 13E-3 will be made by the Company without the prior written approval of Purchaser, which approval will not be unreasonably withheld, conditioned or delayed. The Company will advise Purchaser promptly after it receives notice thereof of any request by the SEC or any stock exchange or other listing organization that may be applicable for amendment of the Proxy Statement or Schedule 13E-3 or comments thereof and responses thereto or requests by the SEC for additional information.

      (c) The Proxy Statement will include the recommendation of the Company Board to the stockholders of the Company that they vote in favor of the adoption of this Agreement and the Merger, except as otherwise provided in Section 1.10 or 5.06 of this Agreement.

      (d) The information supplied by the Company included in the Proxy Statement and Schedule 13E-3 will not, at (i) the time the Proxy Statement and Schedule 13E-3 is filed with the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company, and (iii) the time of the Special Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein, in light of the circumstances under which they were made, or necessary in order to make the statements therein not misleading, except that no representation or warranty is made by the Company with respect to statements made in or incorporated by reference therein based on information supplied by or on behalf of Purchaser specifically for inclusion or incorporation by reference therein. If at any time prior to the Effective Time any event or circumstances relating to the Company or any of the Company subsidiaries, or their respective officers and, should be discovered by the Company that should be set forth in an amendment or a supplement to the Proxy Statement or Schedule 13E-3, the Company will promptly inform Purchaser.

      (e) The information supplied by or on behalf of Purchaser included in Schedule 13E-3 or for inclusion in the Proxy Statement will not, at (i) the time the Proxy Statement and Schedule 13E-3 is filed with the SEC; (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of the Company; and (iii) the time of the Special Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event or circumstances relating to Purchaser or its officers and directors should be discovered by Purchaser that should be set forth in an amendment or a supplement to Schedule 13E-3 or the Proxy Statement, Purchaser will promptly inform the Company.

ARTICLE II

DISSENTING SHARES; PAYMENT FOR COMMON SHARES

      SECTION 2.01 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Common Shares outstanding immediately prior to the Effective Time and held by a holder of Common Shares who has not voted in favor of the Merger or consented thereto in writing and who demands in writing an appraisal for such Common Shares in accordance with Section 262 of the DGCL, if such Section 262 provides for appraisal rights for such Common Shares in the Merger (“Dissenting Shares”), shall not be converted into the right to receive the Merger Price as provided in Section 1.07 but shall be entitled to receive the consideration as shall be determined pursuant to Section 262 of DGCL, unless and until such holder fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall thereupon be treated as if they had been converted as of the Effective Time into the right to receive the Merger Price, if any, to which such holder is entitled, without interest or dividends thereon. The Company shall give Purchaser prompt notice of any demands received by the Company for appraisal of Common Shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company and, prior to the Effective Time, Purchaser and the Company shall cooperate with each other in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

      SECTION 2.02 Payment for Common Shares.

      (a) From and after the Effective Time, a bank or trust company designated by Purchaser and reasonably acceptable to the Company shall act as paying agent (the “Paying Agent”) in effecting the payment of the Merger Price in respect of certificates (the “Share Certificates”) that, prior to the Effective Time, represented Common Shares entitled to payment of the Merger Price pursuant to Section 1.07. At the Effective Time, the Company shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 1.07.

      (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Share Certificates that, immediately prior to the Effective Time, represented Common Shares (other than Share Certificates representing Dissenting Shares and Share Certificates representing Common Shares held by Purchaser or any wholly-owned subsidiary of Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company that are to be cancelled in accordance with Section 1.07) (i) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Share Certificates shall pass, only upon proper delivery of the Share Certificates to the Paying Agent and which shall be in such form and have such other provisions as Purchaser and the Company may reasonably specify and (ii) instructions for use in surrendering such Share Certificates and receiving the aggregate Merger Price in respect thereof. Upon surrender of each such Share Certificate together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, the Paying Agent shall pay the holder of such Share Certificate the Merger Price multiplied by the number of Common Shares formerly represented by such Share Certificate in consideration therefor, and such Share Certificate shall forthwith be cancelled. Until so surrendered, each such Share Certificate (other than Share Certificates representing Dissenting Shares and Share Certificates representing Common Shares held by Purchaser, any wholly-owned subsidiary of Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company that are to be cancelled in accordance with the Section 1.07) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Share Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price, that the Share Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and that the person surrendering such Share Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price, to a person other than the registered holder of the Share Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

      (c) Promptly following the date that is six months after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Share Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent’s duties shall terminate. Thereafter, each holder of a Share Certificate formerly representing a Common Share shall thereafter look only to the Surviving Corporation (as a general creditor thereof) for payment of its claim for the Merger Price (without any interest or dividends thereon).

      (d) No Liability. To the extent permitted by applicable law, none of Purchaser, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      (e) Investment of Merger Price. The Paying Agent shall invest the Merger Price as directed by the Surviving Corporation; provided that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Any interest resulting from such investment shall be paid to the Surviving Corporation.

      (f) Transfer of Common Shares. After the Effective Time, there shall be no registrations of transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and cancelled in consideration for the payment of the aggregate Merger Price relating thereto, as provided in this Article II.

      (g) No Further Ownership Rights in Common Shares Exchanged For Cash. All cash paid upon the surrender for exchange of Certificates representing Common Shares in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Common Shares exchanged for cash theretofore represented by such Certificates in accordance with the DGCL.

      (h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to the Certificate, the Paying Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Price with respect thereto.

      (i) Withholding of Tax. The Company or the Surviving Corporation or any of their respective affiliates shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Common Shares such amounts as the Company or the Surviving Corporation (or any of their respective affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Surviving Corporation and paid by the Company or the Surviving Corporation to the applicable taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of Common Shares in respect of which such deduction and withholding was made by the Company or the Surviving Corporation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      The Company represents and warrants to Purchaser, as of the date hereof and as of the Effective Time, that, except as set forth in the Company’s Form 10-K for the year ended December 31, 2002 and the Company’s Form 10-Q for the quarter ended March 31, 2003, (collectively, the “Recent SEC Reports”) filed with the SEC and except as set forth in the Company Disclosure Statement delivered to Purchaser prior to the execution of this Agreement (the “Company Disclosure Statement”):

      SECTION 3.01 Organization and Qualification; Subsidiaries. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of the Company’s subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. The Company and each of the subsidiaries has the requisite corporate or limited liability company power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary; except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect on the Company” means any change or effect that would be materially adverse to the assets, liabilities, business, prospects, operations or condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, or the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

      SECTION 3.02 Certificate of Incorporation and By-Laws. The Company has heretofore made available to Purchaser a complete and correct copy of the certificate of incorporation and the by-laws or certificate of formation and limited liability company agreements, as applicable, each as amended to the date hereof, of the

Company and its subsidiaries. Such certificates or articles of incorporation and by-laws or certificate of formation and limited liability company agreements, as applicable, are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its certificate of incorporation or by-laws or certificate of formation and limited liability company agreements, as applicable.

      SECTION 3.03 Capitalization. The authorized capital stock of the Company consists of 120,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”), and no shares of preferred stock. As of the date of this Agreement, the Company had 42,246,498 shares of Common Stock issued and outstanding and no shares of preferred stock issued and outstanding. The Company has no shares of capital stock reserved for issuance, except that, as of the date of this Agreement, there were 9,900,000 shares of Common Stock reserved for issuance pursuant to the exercise of Options (of which Options to purchase 4,530,097 shares of Common Stock are issued and outstanding). The name of each option holder, the number of options held by each holder, the strike price of such options and the vesting schedule of such options are set forth on Schedule B attached hereto. All the outstanding shares of Common Stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable and free of preemptive (or similar) rights. As of the date hereof, there are no treasury shares, and there are no stock appreciation rights. There are no bonds, debentures, notes or other evidences of indebtedness having general voting rights (or convertible into securities having such rights) (“Voting Debt”) of the Company or any of its subsidiaries issued and outstanding. Except as contemplated by (i) this Agreement and (ii) the Company’s obligations under the Options, there are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem, or otherwise acquire any Common Shares or the capital stock or membership interests of the Company or any of its subsidiaries or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary or any other entity. Each of the outstanding shares of capital stock or membership interests, as applicable, of each of the Company’s subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and all such shares or membership interests, as applicable, of the Company’s subsidiaries are owned by the Company or by another wholly owned subsidiary of the Company and owned in each case free and clear of any lien, claim, option, charge, security interest, limitation, encumbrance and restriction of any kind (any of the foregoing being a “Lien”). Except for the Voting Agreement, dated as of February 14, 2000 by and among the Company and certain stockholders of the Company, there are no voting trusts or other agreements or understandings to which the Company or any of its subsidiaries is a party with respect to the voting of the capital stock or membership interests, as applicable, of the Company or any of its subsidiaries. None of the Company or its subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock or membership interests, as applicable, of the Company, or any of its subsidiaries, respectively, as a result of the transactions contemplated by this Agreement.

      SECTION 3.04 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the Company Board and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by holders of the Common Shares to the extent required by the Company’s certificate of incorporation, this Agreement and by applicable law and the filing of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

      SECTION 3.05 No Conflict; Required Filings and Consents.

      (a) None of the execution, delivery of and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or result in a violation of any provision of the certificate of incorporation or by-laws of the Company, as amended, or the applicable organizational documents of any of its subsidiaries, (ii) conflict with or violate any law, rule, regulation, order, judgment, writ or decree of any governmental authority applicable to the Company or any of its subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under (any of the foregoing referred to in clause (ii) or this clause (iii) being a “Violation”), any loan and credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any of their respective properties may be bound or affected, except, in the case of clauses (ii) and (iii), for any such Violations which would not reasonably be expected to have a Material Adverse Effect on the Company.

      (b) None of the execution, delivery and performance of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a “Consent”), any government or subdivision thereof, or any administrative, governmental or regulatory authority, agency, court, commission, tribunal or body, domestic, foreign or supranational (a “Governmental Entity”), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger, pursuant to the DGCL, (iii) applicable state takeover statutes, (iv) compliance with the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended (the “HSR Act”) and any requirements of any foreign or supranational anti-trust laws (as hereinafter defined), and (iv) Consents, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on the Company.

      SECTION 3.06 SEC Reports and Financial Statements.

      (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the “SEC Reports”) required to be filed with the SEC since the date the Company became subject to reporting requirements under the Exchange Act. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports (including, but not limited to, any financial statements or schedules included or incorporated by reference therein) contained when filed (except to the extent revised or superseded by a subsequent filing with the SEC) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      (b) The consolidated balance sheets as of December 31, 2002 and 2001 and the related consolidated statements of income, common stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2002 (including the related notes and schedules thereto) of the Company contained in the Company’s Form 10-K for the year ended December 31, 2002 included in the SEC Reports present fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes.

      (c) The consolidated balance sheets and the related statements of income and cash flows (including in each case the related notes thereto) of the Company contained in the Form 10-Q for the period ended March 31, 2003 included in the SEC Reports (the “Quarterly Financial Statement”) has been prepared in accordance with the requirements for interim financial statements contained in Regulation S-X. The Quarterly Financial Statement presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the period presented therein in conformity with GAAP applied on a consistent basis during the period involved, except as otherwise noted therein, including the related notes, provided, that the Quarterly Financial Statement does not reflect full year end adjustments, accruals, reserves and footnotes.

      (d) There are no liabilities of the Company or any of its subsidiaries of any kind whatsoever, whether or not accrued and whether or not contingent or absolute, that are material to the Company and its subsidiaries, taken as a whole, other than (i) liabilities disclosed or provided for in the consolidated balance sheet of the Company and its subsidiaries at December 31, 2003, including the notes thereto, (ii) liabilities disclosed in the Quarterly Financial Statement, (iii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2002 (without giving effect to the materiality qualifier contained in this Section 3.06(d)) that would reasonably be expected to have a Material Adverse Effect on the Company, and (iv) other liabilities, none of which (without giving effect to the materiality qualifier contained in this Section 3.06(d)) would reasonably be expected to have a Material Adverse Effect on the Company.

      (e) The Company has heretofore furnished or made available to Purchaser a complete and correct copy of any amendments or modifications which have not yet been filed with the SEC to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act and the rules and regulations promulgated thereunder or the Exchange Act and the rules and regulations promulgated thereunder.

      SECTION 3.07 Information. None of Schedule 13E-3, the Proxy Statement (except for any information concerning Purchaser and supplied by Purchaser or the Purchaser Stockholders and its or their representatives in writing specifically for inclusion therein) nor any of the information concerning the Company supplied by the Company specifically for inclusion or incorporation by reference in (i) Schedule 13E-3 or the Proxy Statement, or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement and any amendment or supplement to any of the above (the “Other Filings”) will, at the respective times filed with the SEC or other Governmental Entity or first published and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders and at the time of the Special Meeting (as herein defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      SECTION 3.08 Opinion of Financial Advisor. The Company has received the written opinion of Rodman & Renshaw (the “Financial Advisor”) to the effect that, as of such date, the Merger Price to be received by holders of Common Shares pursuant to the Merger is fair to such holders (other than Purchaser or the stockholders of Purchaser) from a financial point of view, a copy of which opinion is attached hereto as Exhibit C. The Company has been authorized by the Financial Advisor to permit the inclusion of such fairness opinion in Schedule 13E-3 and the Proxy Statement, as necessary or desirable.

      SECTION 3.09 Brokers. Except for the engagement of the Financial Advisor, none of the Company, any of its subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement. True and correct copies of the Company’s agreements with the Financial Advisor have been provided to Purchaser prior to the date of this Agreement.

      SECTION 3.10 Certain Approvals; Take-Over Laws. The Company Board has taken appropriate action such that, assuming the accuracy of information provided by Purchaser in writing to the Company or to its counsel in connection with this Agreement and the transactions contemplated hereby, the restrictions on “business combinations” with “interested stockholders” as defined and set forth in Section 203 of the DGCL will not apply to any of the transactions contemplated by this Agreement. No foreign or state takeover law is applicable to the transactions contemplated by this Agreement, including the Merger.

      SECTION 3.11 Change of Control Provisions. Except as set forth in the Company Disclosure Statement, none of the Company’s or any of its subsidiary’s employment, consulting, severance, indemnification or other contracts or agreements and none of the Company’s or any subsidiary’s employee benefit plans, programs or arrangements contains any provision that would become operative or requires the consent of any party thereto as a result of any transaction contemplated by the Merger or this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser represents and warrants to the Company, as of the date hereof and as of the Effective Time, as follows:

      SECTION 4.01 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has the requisite power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not reasonably be expected to have a Material Adverse Effect on Purchaser. The term “Material Adverse Effect on Purchaser”, as used in this Agreement, means any change in or effect on the assets, liabilities, business, prospects, operations or condition (financial or otherwise) of Purchaser or any of its subsidiaries that would reasonably be expected to prevent or materially delay consummation of the Merger.

      SECTION 4.02 Authority Relative to this Agreement. Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the consummation by it of the transactions contemplated hereby have been duly and validly authorized and approved by the Purchaser Board and no other proceedings on the part of Purchaser are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming the due and valid authorization, execution and delivery by the Company and the other parties thereto (other than Purchaser), constitutes a valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity.

      SECTION 4.03 No Conflict; Required Filings and Consents.

      (a) None of the execution and delivery by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated hereby or compliance by Purchaser with any of the provisions contained in this Agreement will (i) conflict with or violate the organizational documents of Purchaser, (ii) conflict with or violate any law, regulation or order applicable to Purchaser or by which any of its properties or assets may be bound or affected, or (iii) result in a violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser is a party or by which any of its properties may be bound or affected, except in the case of the foregoing clause (ii) or (iii), for any such violations which would not have a Material Adverse Effect on Purchaser.

      (b) None of the execution and delivery by Purchaser of this Agreement, the consummation by Purchaser of the transactions contemplated hereby or compliance by Purchaser with any of the provisions hereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of a certificate of merger and merger, pursuant to the DGCL, (iii) applicable state takeover and environmental statutes, (iv) compliance with the HSR Act and any requirements of any foreign or supranational anti-trust laws, and (v) Consents the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect on Purchaser.

      SECTION 4.04 Information. The information concerning Purchaser and supplied or to be supplied by Purchaser or the Purchaser Stockholders and its or their representatives in writing specifically for inclusion in (i) Schedule 13E-3 or (ii) the Proxy Statement, will not, at the respective times filed with the SEC or other

Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to stockholders and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

      SECTION 4.05 Brokers. None of Purchaser or any of its subsidiaries, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement for or with respect to which the Company is or might be liable.

      SECTION 4.06 Stock Ownership. Purchaser did not issue any shares of its capital stock prior to the Company Board’s approval of this Agreement, the Merger and the transactions contemplated hereby.

ARTICLE V

COVENANTS

      SECTION 5.01 Access to Information. From the date hereof until the termination or the consummation of the Merger, the Company will, and will cause its subsidiaries, and each of their respective officers, directors, employees, counsel, advisors, representatives and financing sources (collectively, the “Company Representatives”), to provide Purchaser and its officers, employees, counsel, advisors, representatives and financing sources (collectively, the “Purchaser Representatives”) reasonable access (subject, however, to existing confidentiality and similar non-disclosure obligations and the preservation of attorney-client and work product privileges), during normal business hours and upon reasonable notice, to its officers and employees and to its offices and other facilities and to the books and records of the Company and its subsidiaries, and will permit Purchaser to make inspections of such as Purchaser may reasonably require, and will cause the Company Representatives and the Company’s subsidiaries to furnish Purchaser and the Purchaser Representatives to the extent available with such other financial and operating data and other information with respect to the business and operations of the Company and its subsidiaries as Purchaser may from time to time reasonably request. Unless otherwise required by law, Purchaser will, and will cause the Purchaser Representatives to, hold any such information in confidence until such time as such information otherwise becomes publicly available through no wrongful act of Purchaser or the Purchaser Representatives. No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto. In the event of termination of this Agreement for any reason, Purchaser will, and will cause the Purchaser Representatives to, return to the Company or destroy all copies of written information furnished by the Company or any of the Company Representatives to Purchaser or the Purchaser Representatives and destroy such portion of all memoranda, notes and other writings prepared by Purchaser or the Purchaser Representatives based upon or including the information furnished by the Company or any of the Company Representatives to the Purchaser or the Purchaser Representatives (and Purchaser will certify to the Company that such destruction has occurred).

      SECTION 5.02 Efforts.

      (a) Subject to the terms and conditions hereof, each party hereto shall use their reasonable good faith efforts to consummate and make effective the transactions contemplated by the Merger and this Agreement as promptly as practicable in accordance with this Agreement.

      (b) The Company and the Purchaser will as promptly as practicable file with the Federal Trade Commission and the Department of Justice the notification and report forms required for the transactions contemplated hereby and any supplemental information that may be reasonably requested in connection therewith pursuant to the HSR Act, which notification and report forms and supplemental information will comply in all material respects with the requirements of the HSR Act. The Company shall pay all filing fees required with respect to the notification, report and other requirements of the HSR Act.

      (c) If at any time prior to the Effective Time any event or circumstance relating to either the Company or Purchaser or any of their respective subsidiaries, should be discovered by the Company or Purchaser, as the case may be, and which should be set forth in an amendment to the Proxy Statement, or Schedule 13E-3, the discovering parties will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional documents, assignments and other instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

      (d) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Shares from the NASDAQ National Market System (“NASDAQ”) or the OTC Bulletin Board (“OTC”) if the listing requirements would no longer be satisfied after the Effective Time, and to terminate registration of the Common Shares under the Exchange Act; provided, that such delisting and deregistration shall not be effective until after the Effective Time, unless such earlier time is required by NASDAQ or OTC, the SEC or other applicable governmental entity or self regulatory organization.

      (e) Purchaser shall, and shall cause its officers, directors and stockholders who are also executive officers of the Company, to use its best efforts to ensure that the Company continues to operate its business in the ordinary course and to maintain sufficient cash to pay the aggregate Merger Price and Option Price.

      SECTION 5.03 Consents.

      (a) The Company will as promptly as practicable (i) make the required filings with, and take all reasonable steps to obtain the required authorizations, approvals, consents and other actions of, any Governmental Entity, (ii) take all reasonable steps to obtain the required consents of other persons with respect to the transactions contemplated hereby and (iii) use its commercially reasonable efforts to obtain waivers of any breaches, defaults or violations that may be caused by the consummation of the Merger and other transactions contemplated by the Merger and this Agreement.

      (b) Any party hereto shall promptly inform the others of any material communication from the United States Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority regarding any of the transactions contemplated by this Agreement. If any party or any affiliate thereof receives a request for additional information or documentary material from any such government or authority with respect to the transactions contemplated by this Agreement, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. Purchaser will advise the Company promptly in respect of any understandings, undertakings or agreements (oral or written) which Purchaser proposes to make or enter into with the Federal Trade Commission, the Department of Justice or any other domestic or foreign government or governmental or multinational authority in connection with the transactions contemplated by this Agreement.

      SECTION 5.04 Public Announcements. So long as this Agreement is in effect, Purchaser and the Company agree to consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement, without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed, except as may be required by law or any listing agreement with any securities exchange.

      SECTION 5.05 Continuance of Existing Indemnification Rights.

      (a) The Company will, and after the Effective Time, Purchaser agrees that it will cause the Surviving Corporation to, until the expiration of any applicable statutes of limitation, (i) indemnify and hold harmless each present and former director, officer and employee of the Company (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) (but only to the extent such Costs are not otherwise covered by insurance and paid) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (collectively, “Claims”), arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including, in any event, in connection with the Merger and this Agreement, whether asserted or claimed prior to, at or after the Effective

Time, to the fullest extent permitted under applicable law, and (ii) keep in effect the provisions in its certificate of incorporation and bylaws containing the provisions with respect to exculpation of director and officer liability, advancement of expenses, and indemnification set forth in the certificate of incorporation and bylaws of the Company on the date of this Agreement to the fullest extent permitted under applicable law, which provisions shall not be amended, repealed or otherwise modified in any manner adverse to the Company Indemnified Parties, without the prior written consent of such persons, except as required by applicable law; provided, further, that the Surviving Corporation shall not be required to indemnify or hold harmless any Company Indemnified Parties in respect of acts or omissions occurring at or prior to the Effective Time to the Extent such acts or omissions relate to the Indemnified Parties’ gross negligence, willful misconduct or bad faith.

      (b) Any Company Indemnified Party wishing to claim indemnification under this Section 5.05 after the Effective Time, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Surviving Corporation thereof, but the failure to so notify shall not relieve the Surviving Corporation of any liability it may have to such Company Indemnified Party if such failure does not significantly prejudice the Surviving Corporation. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Surviving Corporation shall have the right to assume the defense thereof and the Surviving Corporation shall not be liable to such Company Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Company Indemnified Parties in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense, or counsel for the Company Indemnified Parties advises the Surviving Corporation in writing that there are issues which raise conflicts of interest between the Surviving Corporation and the Company Indemnified Parties, the Company Indemnified Parties may retain counsel reasonably satisfactory to them, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Company Indemnified Parties promptly as statements therefor are received; provided, however, that (i) the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one counsel (as well as any local counsel) for all Company Indemnified Parties, (ii) the Company Indemnified Parties will cooperate in the defense of any such matter and (iii) the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which will not be unreasonably withheld; and provided, further, that the Surviving Corporation shall not have any obligation hereunder to any Company Indemnified Party if and when a court of competent jurisdiction shall ultimately determine that the indemnification of such Company Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

      (c) This Section 5.05 is intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties and their respective heirs and successors. The indemnification provided for herein shall not be deemed exclusive of any other rights to which a Company Indemnified Party is entitled, whether pursuant to law, contract or otherwise. The Company shall pay all expenses, including reasonable attorneys’ fees, that are incurred by any Company Indemnified Party which is the prevailing party in any action or proceeding to enforce the indemnity and other obligations provided for in this Section 5.05.

      (d) In the event that the Surviving Corporation or any of its controlling persons or successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary to effectuate the purpose of this Section 5.05, proper provision shall be made so that the successors and assigns of the Surviving Corporation or such controlling persons shall succeed to the obligations set forth in this Section 5.05 and none of the actions described in clauses (i) or (ii) shall be taken until such provision is made.

      SECTION 5.06 No Solicitation. The Company agrees that it shall not (and shall not authorize any of its subsidiaries or any of the officers and directors of it or its subsidiaries or its and its subsidiaries’ directors, officers, employees, affiliates, agents, advisors and representatives to), directly or indirectly, (a) solicit, initiate or encourage, or take any other action to facilitate (including by way of furnishing information) any Takeover Proposal (as defined herein) or take any other action which may be reasonably expected to lead to any Takeover Proposal, other than the transactions contemplated by this Agreement, or any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or delay the Merger or which would reasonably be expected to adversely affect the benefits to Purchaser of the transactions contemplated hereby, (b) negotiate, explore or otherwise participate in discussions with any person (other than Purchaser or its directors, stockholders, officers, employees, agents and representatives, as applicable), including any parties with which the Company has previously engaged in discussions or negotiations with respect to any Takeover Proposal or potential Takeover Proposal, or furnish to any person (other than Purchaser or its directors, stockholders, officers, employees, agents and representatives, as applicable) any information with respect to its business, properties or assets or any of the foregoing, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person (other than Purchaser or its directors, stockholders, officers, employees, agents and representatives, as applicable) to do or seek any of the foregoing or (c) enter into any agreement, arrangement or understanding with respect to, or endorse, any Takeover Proposal; provided, however, that the foregoing shall not prohibit the Company from (i) prior to the date on which the Company’s stockholders adopt this Agreement in accordance with the DGCL (A) furnishing information pursuant to a confidentiality agreement (provided for informational purposes to Purchaser), on terms and conditions customary for similar transactions, concerning the Company and its businesses, properties or assets to a third party who has made an unsolicited bona fide written Takeover Proposal, or (B) engaging in discussions or negotiations with such a third party who has made an unsolicited bona fide written Takeover Proposal which did not otherwise result from a breach of this Section 5.06 or (ii) following receipt of an unsolicited bona fide written Takeover Proposal, but prior to the date on which the Company’s stockholders adopt this Agreement in accordance with the DGCL, failing to make or withdrawing or modifying its recommendation referred to in Section 1.10, but, in each case referred to in the foregoing clauses (i) or (ii), only to the extent that the Company Board shall have concluded in good faith, after consultation with outside legal counsel and the Company’s financial advisors, that (A) such Takeover Proposal may reasonably be expected to result in, in the case of clause (i), or is, in the case of clause (ii), a proposal that is more favorable to the stockholders of the Company than the transactions contemplated by the Merger and this Agreement (taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal), and does not contain any conditions to the consummation of such Takeover Proposal which are more onerous than the conditions, set forth in this Agreement, (B) such Takeover Proposal is not conditioned on obtaining financing (and with respect to which Purchaser has received written evidence, in form and substance reasonably acceptable to Purchaser, of such third party’s ability to fully finance its Takeover Proposal) and provides for consideration to stockholders of the Company payable solely in cash, (C) such Takeover Proposal is for all or substantially all of the Common Shares, and (D) the Company Board’s fiduciary duties, as they would exist in the absence of any limitation in this Agreement, would require the Company Board to take such action (any Takeover Proposal satisfying each of the immediately preceding clauses (A), (B), (C) and (D), hereinafter referred to as a “Superior Proposal”); provided, further, that the Company Board shall not take any of the foregoing actions referred to in clauses (i) and (ii) until after prior written notice to Purchaser with respect to such action. After taking any such action, the Company Board shall promptly advise Purchaser with respect to the status thereof as developments arise or as reasonably requested by Purchaser. Nothing herein shall prevent the Company Board from taking, and disclosing to the Company’s stockholders, a position contemplated by Rules 14D-9 and 14e-2 promulgated under the Exchange Act with regard to any tender offer. In addition, if the Company Board receives an unsolicited Takeover Proposal or any inquiry with respect to or which could lead to any Takeover Proposal, then the Company shall promptly inform Purchaser orally and in writing of the terms and conditions of such Takeover Proposal and the identity of the person making it and if any Takeover Proposal is in writing, the Company shall promptly deliver a copy thereof to Purchaser. The Company agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.06. As used in this Agreement, “Takeover Proposal” means any proposal or offer from any person relating to direct or indirect acquisition or purchase of a business that constitutes 10% or more of the net revenues, net income or the assets of the Company and its subsidiaries, taken as a whole, or 10% or more of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of any class of equity securities of the Company or any of its subsidiaries, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

      SECTION 5.07 Notification of Certain Matters. Purchaser and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate at any time from the date hereof to the Effective Time or (ii) to cause any covenant, condition or agreement hereunder not to be complied with or satisfied, and (b) any failure of the Company or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, including, but not limited to the Company’s obligation to inform the Purchaser of receipt of an unsolicited Takeover Proposal or inquiry pursuant to Section 5.06 hereof; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder, nor shall it limit or otherwise affect the remedies available hereunder to the party receiving such notice.

      SECTION 5.08 Disposition of Litigation.

      (a) The Company agrees that it will not settle any litigation currently pending, or commenced after the date hereof, against the Company or any of its directors or officers by any stockholder of the Company relating to the Merger or this Agreement, without the prior written consent of Purchaser, other than settlements for amounts not exceeding $300,000, in the aggregate.

      (b) The Company will not voluntarily cooperate with any third party which has sought or may hereafter seek to restrain or prohibit or otherwise oppose the Merger and will cooperate with Purchaser to resist any such effort to restrain or prohibit or otherwise oppose the Merger, unless in each case, the Company Board determines in good faith after consultation with outside legal counsel, that its fiduciary duties require it to do so.

      SECTION 5.09 State Takeover Laws. The Company shall, upon the request of Purchaser, take all reasonable steps to assist in any challenge by Purchaser to the validity or applicability to the transactions contemplated by this Agreement and the Merger of any state or foreign takeover law.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

      SECTION 6.01 (a) Conditions to the Obligations of the Company and Purchaser. The respective obligations of Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(i) The holders of a majority of the outstanding Common Shares shall have adopted and approved this Agreement, the Merger and the transactions contemplated hereby in accordance with the DGCL (the “Statutory Vote”). It is expressly agreed that the votes of the holders of all Common Shares will be counted for the purposes of the Statutory Vote, including, without limitation, shares held by the Purchaser, any Purchaser Stockholder and any of their respective affiliates.

(ii) Any applicable waiting period under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated.

(iii) All actions and consents by or in respect of or filings with any Governmental Entity required to permit the consummation of the Merger and all consents under material third party contracts shall have been taken, made or obtained, except for any such actions or filings the failure to take, make or obtain would not reasonably be expected to have a Material Adverse Effect.

(iv) The number of Common Shares held by the stockholders of the Company, other than the Purchaser Stockholders or the Purchaser voted in favor of the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby shall exceed the number of Common Shares held by the stockholders of the Company, other than the Purchaser Stockholders or the Purchaser voted against the approval and adoption of this Agreement, the Merger and the transactions contemplated hereby (the “Majority of Minority Stockholder Vote”). Abstentions and non-votes shall not be taken into account for the purposes of the foregoing determination. It is expressly agreed that the votes of stockholders who signed the Letter Agreements but who are not Purchaser Stockholders will be counted for the purposes of determining the Majority of the Minority Stockholder Vote.

(v) The Stipulation of Settlement relating to In Re Lexent Inc. Shareholders Litigation Cons. C.A. No. 20177 (the “Stipulation of Settlement”) shall be in full force and effect, and the parties thereto shall have complied with and not violated the terms of such stipulation.

(vi) The Company shall have sufficient cash or cash equivalents to pay the aggregate Merger Price, aggregate Option Price, all fees and expenses and all other sums of monies due to any person pursuant to the terms of this Agreement.

      (b) Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the Merger is subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

(i)(1) The Company shall have complied, in all material respects, with all of its covenants hereunder and performed or complied with all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (2) disregarding for these purposes any materiality, Material Adverse Effect or corollary qualifications contained therein, the representations and warranties of the Company contained in this Agreement shall be true at and as of the date of the Effective Time, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such respective specific date), with only such exceptions as would not individually or in the aggregate reasonably be expected to have a Material Adverse Effect, unless as of the date of this Agreement, the Purchaser had Knowledge of such breach of representation or warranty, and (3) Purchaser shall have received certificates signed by an appropriate representative of the Company to the foregoing effect. Notwithstanding the foregoing, the Company shall not be deemed to have breached to failed to perform or comply with any of its covenants hereunder or breached or failed to perform or comply with any of its obligations hereunder in the event that the Company’s failure to comply with such covenant or obligation directly or indirectly resulted from any act or omission by any executive officer, director or stockholder of the Purchaser who is also an executive officer of the Company.

(ii) Except for the In Re Lexent Inc. Shareholders Litigation Cons. C.A. No. 20177 and as set forth in the last proviso of this Section 6.01(b)(ii), no action, suit, or proceeding shall be pending or threatened against the Purchaser, its stockholders, the Company, its officers or directors, or its subsidiaries before any court or quasi-judicial or administrative agency or any federal, state, local or foreign jurisdiction or before any arbitrator or other Governmental Entity, whether or not known by Purchaser as of the date of this Agreement, wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (1) prevent consummation of any of the transactions contemplated by this Agreement, the Merger, or the transactions contemplated hereby or thereby, (2) cause any of the transactions contemplated by this Agreement or the Merger to be rescinded following consummation, (3) have a material adverse effect on the right of Purchaser or its stockholders to own the capital stock of the Company and to control the Company and its subsidiaries, or (4) have a Material Adverse Effect on the Company (and no such injunction, judgment, order, decree, ruling or charge shall be in effect); provided, however, with respect (A) the antitrust litigation, which is proceeding in Federal District Court (Southern District of New York), 00 CIV. 4763, and is encaptioned: U.S. Information Systems, Inc., Odyssey Group, Inc. and Blue Diamond Fiber Optic Networks, Inc. v. International Brotherhood of Electric Workers Local Union Number 3, AFL-CIO, AR Communication Contractors Inc., ADCO Electrical Corporation, Five Star Electric Corporation, Forrest Electric Corporation, Hugh O’Kane Electric Company, LLC, IPC Communications, Inc. and Nead Information Systems, and (B) the US Electric litigation, which is proceeding in Federal District Court (Northern District of Illinois), 02 CIV. 5092, is encaptioned: Annecca Inc., Michael J. Annecca, as Trustee of the Michael J. Annecca Living Trust, TNC, Inc., U.S. Electric, LLC, Michael Annecca and Andrew Dennon v. Lexent Inc. only a judgment in such cases will be evaluated to determine if such judgment has a Material Adverse Effect on the Company.

(iii) Since the date of the Merger Agreement, there shall not have occurred or been discovered any developments, circumstances or occurrences with regard to the Company and its subsidiaries which have had or would be reasonably expected to have a Material Adverse Effect on the Company.

(iv) All Company Options shall have been cancelled or terminated and all loans or advances by or on behalf of the Company to its management shareholders will have been repaid to the reasonable satisfaction of Purchaser.

(v) Purchaser shall have received a properly executed certificate signed by an appropriate representative of the Company that states that the shares of capital stock of the Company and its subsidiaries are not “United States real property interests” within the meaning of Section 897(c) of the Code and otherwise satisfies the requirements of Treasury Regulation Section 1.1445-2(c)(3).”

(vi) Holders of not more than 5% of the aggregate number of shares of the Common Shares shall have demanded appraisal for such shares in accordance with the DGCL.

      (c) Condition to the Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, at or before the Effective Time, of the following condition:

(i) Purchaser shall have complied with all of its covenants hereunder and performed or complied with all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Purchaser contained in this Agreement shall be true in all material respects (disregarding for these purposes any materiality, Material Adverse Effect or corollary qualifications contained therein) at and as of the Effective Time, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such specific date), and (iii) the Company shall have received a certificate signed by a duly authorized officer of Purchaser to the foregoing effect

ARTICLE VII

TERMINATION; AMENDMENTS; WAIVER

      SECTION 7.01 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

(a) by the mutual written consent of Purchaser and the Company;

(b) by Purchaser or the Company, (i) if there shall be any statute, law, rule or regulation that makes consummation of the Merger illegal or prohibited or if any court or other Governmental Entity of competent jurisdiction or located or having jurisdiction within the United States or any country or economic region in which either the Company or Purchaser, directly or indirectly, has material assets or operations shall have issued, enacted, entered, promulgated or enforced any final order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction or ruling shall have become nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.01(b) shall have used all reasonable efforts to remove such order, judgment, injunction, decree, ruling or other action; or (ii) the Special Meeting shall have been held and the Statutory Vote or the Majority of Minority Stockholder Vote are not obtained upon a vote taken at such meeting (including any adjournment or postponement thereof).

(c) by the Company, if (i) Purchaser shall have breached any representation, warranty, covenant or agreement contained in this Agreement, which breach materially adversely affects the Company’s ability to consummate the Merger, and, with respect to any such breach that is reasonably capable of being cured, which shall not have been cured prior to the tenth business day following notice of such breach, or (ii) prior to the consummation of the Merger, any person shall have made a bona fide Takeover Proposal that the Company Board determines, in good faith, is a Superior Proposal (after taking into account any revised proposal made by Purchaser during the Five-Day Period (as defined in this Section 7.01)); provided, however, that (1) such Superior Proposal did not result from a breach of Section 5.06 above or other covenant or agreement of the Company, (2) after consultation with outside legal counsel and the Company’s financial advisors and acting in good faith, the Company Board shall have withdrawn its recommendation to the stockholders that the Merger is fair and advisable and in the best interests of the Company, and (3) prior to such termination by the Company, the Company Board shall, if requested by Purchaser in connection with a revised proposal made by Purchaser, negotiate in good faith with Purchaser in respect of such revised proposal for not less than five (5) business days (the “Five-Day Period”); and provided, further, that such termination under this clause (c)(ii) shall not be effective until the Company has reimbursed Purchaser for all of its fees and expenses as required by Section 7.03(b) hereof; or

(d) by Purchaser, if (i) there shall have been a breach of any representation or warranty on the part of the Company contained in this Agreement which would reasonably be expected to have a Material Adverse Effect on the Company or which would materially adversely affect (or materially delay) the consummation of the Merger, unless as of the date of this Agreement, the Purchaser had Knowledge of such breach of representation or warranty; (ii) there shall have been a breach or failure to perform of any covenant or agreement on the part of the Company contained in this Agreement which would reasonably be expected to have a Material Adverse Effect on the Company or which would materially adversely affect (or materially delay) the consummation of the Merger, which, in the case of clause (i) or (ii), if such breach or failure to perform is reasonably capable of being cured, such breach or failure to perform shall not have been cured prior to the tenth business day following notice of such breach or failure to perform, provided, that, notwithstanding the foregoing, the Company shall not be deemed to have breached or failed to perform or comply with any of its covenants hereunder or breached or failed to comply with any of its obligations hereunder in the event that the Company’s failure to comply with such covenant or obligation directly or indirectly resulted from any act or omission by any executive officer, director or stockholder of the Purchaser who is also an executive officer of the Company; (iii) the Company shall effect, or enter into any agreement with respect to, a transaction with any person pursuant to any Takeover Proposal (other than Purchaser) or the Company Board has resolved to do so, or (iv) the Company Board shall have withdrawn or modified in a manner adverse to Purchaser its approval or recommendation of the Merger or this Agreement or shall have recommended another offer or transaction, or shall have resolved to effect any of the foregoing; or the Financial Adviser shall have withdrawn or modified in a manner adverse to Purchaser its opinion that the Merger Price to be received by the holders of the Common Shares pursuant to the Merger (other than Purchaser or the stockholders of Purchaser) is fair to such holders from a financial point of view;

(e) by the Company or the Purchaser, if the Company enters into a written agreement with respect to a Superior Proposal in accordance with the terms of this Agreement, including, without limitation, payment of all fees and expenses of Purchaser pursuant to Section 7.03 hereof; or

(f) by either the Company or Purchaser, if the Merger shall not have become effective on or before November 15, 2003; provided, however, that the right to terminate this Agreement under this Section 7.01(f) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date.

      SECTION 7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders, other than the last two sentences of Section 5.01, this Section 7.02 and Section 7.03, which shall survive any such termination. Nothing contained in this Section 7.02 shall relieve any party from liability for any breach of this Agreement.

      SECTION 7.03 Fees and Expenses.

      (a) In addition to any amounts payable to Purchaser pursuant to Section 7.03(b) below, all expenses incurred by the parties hereto, subject to the limitation set forth below, shall be borne solely and entirely by the Company, and the Company shall without exception, at the request of Purchaser, whether or not the Merger has been withdrawn, terminated or consummated, promptly (but not later than three business days after receipt of written invoices from Purchaser evidencing such Expenses) reimburse Purchaser for all the Purchaser’s Expenses (as defined below) (subject to the limitation set forth below). As used in this Section 7.03, the term “Expenses” means all out-of-pocket fees and expenses actually incurred by Purchaser, whether before or after the execution and delivery of this Agreement, in connection with the transactions contemplated by this Agreement and the transactions contemplated hereby, including, without limitation, reasonable fees and expenses payable to all banks, investors, investment banking firms and other financial institutions, and their respective agents and counsel, all fees and reasonable expenses of counsel, accountants, experts and consultants to Purchaser and its investors, and, further, including without limitation fees and reasonable expenses of, or incurred in connection with, any litigation or other proceedings to collect the Fee (as hereinafter defined), Expenses, or any of the fees, costs and expenses described in this sentence. Purchaser shall not be reimbursed by the Company for any Expenses in excess of $1,500,000.

      (b) In addition to any amounts payable to Purchaser pursuant to Section 7.03(a) above, if (i) this Agreement is terminated by the Company pursuant to Section 7.01(c)(ii) or (e) or by Purchaser pursuant to Section 7.01(d) or (e), or (ii) the transactions contemplated by this Agreement are not consummated through no fault of Purchaser, and the Company, within one (1) year of the termination of this Agreement, enters into an agreement for a Takeover Proposal (the “Alternate Transaction”), then the Company shall pay to Purchaser a fee (the “Fee”) in an amount equal to $1,500,000 less all amounts paid to Purchaser pursuant to Section 7.03(a) above in cash and in immediately available funds, (A) in the case of clause (i) above, prior to any such termination of this Agreement or (B) in the case of clause (ii) above, upon the execution of binding agreements relating to such Alternate Transaction or the consummation of such Alternate Transaction, whichever is earlier.

      SECTION 7.04 Amendment. This Agreement may be amended by the Company and Purchaser at any time before or after approval of the Merger by the stockholders of the Company but, after any such approval, no amendment shall be made that requires the further approval of the Company’s stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

      SECTION 7.05 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant hereto by any other party or (iii) subject to applicable law, waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE VIII

INDEMNIFICATION

      SECTION 8.01 Indemnification Obligation of the Company.

      (a) The Company agrees from and after the date hereof to indemnify Purchaser and its respective affiliates, stockholders, officers, directors, employees, agents, representatives and successors and assigns (each a “Purchaser Indemnitee” and, collectively the “Purchaser Indemnitees”) in respect of, and save and hold each Purchaser Indemnitee harmless against and pay on behalf of or reimburse each Purchaser Indemnitee as and when incurred, any and all losses, claims, damages and expenses (including reasonable attorney’s fees and expenses) (“Losses” or singularly, the “Loss”) which any Purchaser Indemnitee suffers, sustains or becomes subject to as a result of or by virtue of, without duplication arising out of or relating to actions or omissions relating to the Agreement, the Merger and the transaction contemplated hereby and thereby.

      SECTION 8.02 Indemnification Procedures.

      (a) Any person or entity making a claim for indemnification pursuant to Section 8.01 above (each, an “Indemnified Party”) must give the Company (an “Indemnifying Party”) written notice of such claim promptly after the Indemnified Party receives any written notice of any action, lawsuit, proceeding, investigation or other claim (a “Proceeding”) against or involving the Indemnified Party by any person or entity or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided, that the failure to notify or delay in notifying an Indemnifying Party will not relieve the Indemnifying Party of its obligations pursuant to Section 8.01 above, as applicable, except to the extent that such failure or delay actually and materially harms the Indemnifying Party.

      (b) With respect to the defense of any Proceeding against or involving an Indemnified Party in which any person or entity in question seeks only the recovery of a sum of money (and not for injunctive or equitable relief) for which indemnification is provided in Section 8.01 above, at its option an Indemnifying Party may appoint as lead counsel of such defense any legal counsel approved by the Indemnified Party, such approval not to be unreasonably withheld or delayed.

      (c) Notwithstanding Section 8.01 above: (i) the Indemnified Party will be entitled to participate in the defense of such claim and to employ one counsel of its choice for such purpose at the Company’s expense and (ii) the Indemnifying Party will not be entitled to assume control of the defense of such claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnified Party, if:

(x) an adverse determination of such Proceeding would be reasonably likely to have a material and adverse effect upon the Indemnified Party’s business;

(y) the Indemnified Party reasonably believes that there exists a conflict of interest which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Proceeding; or

(z) the Indemnified Party reasonably believes that the Indemnifying Party has failed or is failing to prosecute or defend vigorously such claim following written notice and a 30 day opportunity to cure.

      (d) the Indemnifying Party must obtain the prior written consent of the Indemnified Party (which the Indemnified Party will not unreasonably withhold, delay or condition) prior to entering into any settlement of such claim or Proceeding or ceasing to defend such claim or Proceeding; provided that any such settlement shall provide for the full release of all claims against each Indemnified Party.

      SECTION 8.03 Payment. Upon the determination of the liability under Article VIII or otherwise between the parties or by judicial proceeding, the Company shall pay to the Indemnified Party, as the case may be, within ten (10) days after such determination, the amount of any claim for indemnification made hereunder. All amounts not paid when due under Article VIII will accrue interest, payable on demand, at the rate of eighteen percent (18%) per annum, or the highest rate permitted by applicable law, whichever is smaller, from the date due until paid in full and each paying party will pay the other party’s reasonable and documented out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees and expenses) incurred in attempting to collect any such amounts.

      SECTION 8.04 Adjustment to Indemnities. The amount of indemnity payable under Section 8.01 shall be (i) calculated after giving effect to any proceeds actually received from insurance policies covering the Loss that is the subject of the claim for indemnity, net of any increase in premium as a result of such claim, and (ii) reduced (but not below zero) by an amount equal to the present value of the tax benefit, if any, to the Indemnified Party or one or more of its Affiliates resulting from the Loss that is the subject of the indemnity payment.

ARTICLE IX

MISCELLANEOUS

      SECTION 9.01 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive the termination of this Agreement or beyond the consummation of the Merger. This Section 9.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

      SECTION 9.02 Entire Agreement; Assignment.

      (a) The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof. This Agreement (including the documents and the instruments referred to herein), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

      (b) Neither this Agreement, nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, which will not be unreasonably withheld or delayed, except that Purchaser may assign all or any of its rights to affiliates without the prior written consent of the Company; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

      SECTION 9.03 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided, that, except as provided in Section 9.02(b), no party may assign its rights and obligations under this Agreement without the prior written consent of the other parties.

      SECTION 9.04 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity of enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

      SECTION 9.05 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

      If to the Purchaser:

LX Merger Corp. Three New York Plaza New York, NY 10004 Attention: Hugh J. O’Kane, Jr. Facsimile: (212) 981-5417

      with a copy to:

Mayer, Brown, Rowe & Maw LLP 1675 Broadway New York, NY 10019 Attention: James B. Carlson Facsimile: (212) 262-1910

      If to the Company:

Lexent Inc. Three New York Plaza New York, NY 10004 Attention: Noah Franzblau Facsimile: (212) 981-5417

      with a copy to:

Lowenstein Sandler PC 65 Livingston Avenue Roseland, NJ 07068-1791 Attention: Steven M. Skolnick Facsimile: (973) 597-2400

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

      SECTION 9.06 Governing Law; Jurisdiction.

      (a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      (b) In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of New York.

      SECTION 9.07 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.07.

      SECTION 9.08 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      SECTION 9.09 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state or local law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

      SECTION 9.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      SECTION 9.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Section 5.05 and Section 7.03, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

      SECTION 9.12 Certain Definitions. As used in this Agreement:

(a) the term “affiliate”, as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

(b) the term “Knowledge” means the actual knowledge, without duty of inquiry, of Hugh J. O’Kane and Kevin M. O’Kane.

(c) the term “person” shall include individuals, corporations, partnerships, trusts, limited liability companies, other entities and groups (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act); and

(d) the term “subsidiary” or “subsidiaries” means, with respect to any person, any corporation, partnership, joint venture, limited liability company, or other legal entity of which such person (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      SECTION 9.13 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

      SECTION 9.14 Enforcement Costs. The parties hereto agree that if any party hereto fails to pay any amounts due hereunder or otherwise fails to perform its obligations and covenants under this Agreement or in connection with the transactions contemplated by this Agreement and the Merger, such party shall pay all reasonable costs and expenses incurred by such other party in connection with any action to enforce the terms of this Agreement, the Merger and the transactions contemplated hereby and thereby that results in a final non-appealable judgment against such non-paying or non-performing party.

      IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

LEXENT INC.

By:	/s/ BRUCE LEVY

Name: Bruce Levy

Title:	President, Chief Operating Officer

and Chief Financial Officer

LX MERGER CORP.

By:	/s/ KEVIN O’KANE

Name: Kevin O’Kane
Title: Vice President

Appendix B

Certificate of Incorporation of the Surviving Corporation

THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF
LEXENT INC.

ARTICLE ONE

      The name of this corporation (the “Corporation”) is Lexent Inc.

ARTICLE TWO

      The address of the Corporation’s registered office in the State of Delaware is 1013 Centre Road, Wilmington, Delaware 19811, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

      The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE FOUR

      The total number of shares of capital stock which the Corporation shall have authority to issue is two thousand (2,000), consisting of one thousand (1,000) shares of Common Stock with a par value of $0.001 per share and one thousand (1,000) shares of Preferred Stock with a par value of $0.001 per share.

      The following is a statement of the designations, and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation:

A. AUTHORITY OF BOARD OF DIRECTORS TO FIX POWERS, DESIGNATIONS, PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND RESTRICTIONS OF SHARES OF PREFERRED STOCK

      Shares of Preferred Stock may be issued from time to time, in one or more series, as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. Except for any differences provided by the Board of Directors, all shares of any one series of Preferred Stock shall be alike in every particular. The voting powers, designations and preferences and the relative, participating, optional or other special rights of each such series, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding; and, subject to the provisions of subparagraph 1 of Paragraph C of this Article Four, the Board of Directors hereby is expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of a particular series of Preferred Stock, the powers, designations and preferences, the relative, participating, optional or other special rights and the qualifications, limitations and restrictions of such series, including, but without limiting the generality of the foregoing, the following:

1. the distinctive designation of, and the number of shares of Preferred Stock which shall constitute, such series, which number may be increased (except where otherwise provided by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by like action of the Board of Directors;

2. the rate and times at which, and the terms and conditions on which, dividends, if any, on Preferred Stock of such series shall be paid, the extent of the preference or relation if any, of which dividends to the dividends payable on any other class or classes or series of the same or any other class or classes of stock of the Corporation and whether such dividends shall be cumulative or non-cumulative;

3. the right, if any, of the holders of Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange (including without limitation the price or prices or the rate or rates of conversion or exchange or any terms for adjustment thereof);

4. whether or not Preferred Stock of such series shall be subject to redemption, and the redemption price or prices (which price or prices may be different in different circumstances or at different redemption dates) and the time or times at which, and the terms and conditions on which, Preferred Stock of such series may be redeemed (including without limitation the dates upon or after which the shares of the series must or may be redeemed);

5. the restrictions, if any, on the issuance of shares of the same or any other class or classes or of any series of the same or any other class or classes of stock of the Corporation;

6. the rights, if any, of the holders of Preferred Stock of such series upon the voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

7. the voting powers, if any, of the holders of such series of Preferred Stock which, without limiting the generality of the foregoing, may be equal to, more than or less than one vote per share and may include the right, voting as a series by itself or together with other series of Preferred Stock or all series of Preferred Stock as a class, or, together with any other class or classes or series of any other class or classes of stock of the Corporation, to elect one or more directors of the Corporation;

8. whether the shares of such series of Preferred Stock shall be entitled to the benefits of a sinking fund for the redemption or purchase of shares (the term “sinking fund” being understood to include any similar fund or account, howsoever designated) and the terms thereof; and

9. any other powers, preferences, rights and limitations of the series.

      B.     STATEMENT OF LIMITATIONS, RELATIVE RIGHTS AND POWERS IN RESPECT OF COMMON STOCK.

1. After the requirements with respect to preferential dividends on the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article Four), if any, shall have been met and after the Corporation shall have complied with all the requirements, if any, with respect to the setting aside of sums as sinking funds or redemption or purchase accounts for the Preferred Stock (fixed in accordance with the provisions of Paragraph A of this Article Four), and subject further to any other conditions which may be fixed in accordance with the provisions of Paragraph A of this Article Four, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board of Directors.

2. After distribution in full of the preferential amount, if any, to be distributed to the holders of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the holders of the Common Stock, subject to the rights, if any, of the holders of Preferred Stock to participate therein (fixed in accordance with the provisions of Paragraph A of this Article Four), shall be entitled to receive all the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them, respectively.

3. Except as may otherwise be required by law, by the provisions of this Article Four or by the provisions of such resolution or resolutions as may be adopted by the Board of Directors pursuant to the provisions of Paragraph A of this Article Four, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by him on all matters voted upon by the stockholders.

      C.     OTHER PROVISIONS.

      1.     The relative powers, preferences and rights of each series of Preferred Stock in relation to the powers, preferences and rights of each other series of Preferred Stock shall be, in each case, as may be fixed from time to time by the Board of Directors in such resolution or resolutions as may be adopted pursuant to authority granted in Paragraph A of this Article Four and, except as may otherwise be provided in any resolution or resolutions adopted pursuant to authority granted in Paragraph A of this Article Four, the consent, by class or series vote or otherwise, of the holders of each of the series of Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether or not the powers, preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the powers, preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in the resolution or resolutions as to any series of Preferred Stock adopted pursuant to the provisions of Paragraph A of this Article Four that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

      2.     Subject to the provisions of this Paragraph C of this Article Four, shares of any series of Preferred Stock may be issued from time to time as the Board of Directors of the Corporation shall determine, for such consideration and upon such terms as the Board of Directors may determine.

      3.     Shares of Common Stock may be issued from time to time as the Board of Directors of the Corporation shall determine, for such consideration and upon such terms as the Board of Directors may determine.

      4.     The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote thereon.

ARTICLE FIVE

      Elections of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

ARTICLE SIX

      The number of directors which constitute the whole Board of Directors of the Corporation shall be designated in the Bylaws of the Corporation.

ARTICLE SEVEN

      In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE EIGHT

      (a) A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of a director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the General Corporation Law of Delaware as it may from time to time be amended or supplemented or any successor provision thereto; or (iv) for any transaction from which a director derived an improper personal benefit.

      (b) The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

      (c) Neither any amendment nor repeal of this Article Eight, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article Eight, shall eliminate or reduce the effect of this Article Eight in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Eight, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE NINE

      Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

ARTICLE TEN

      Vacancies created by the resignation of one or more members of the Board of Directors and newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.

ARTICLE ELEVEN

      Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.

ARTICLE TWELVE

      The Corporation hereby elects not to be governed by Section 203 of the General Corporation Law of Delaware.

ARTICLE THIRTEEN

      The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

Appendix C

Opinion of Rodman & Renshaw, Inc.

July 9, 2003

Lexent Inc.

3 New York Plaza
New York, NY 10004

Dear Gentlemen:

      We understand that Lexent Inc. (“Lexent” or the “Company”) and certain members of management and directors of the Company, including Hugh O’Kane and Kevin O’Kane, (the “Management Group”) intend, pursuant to an agreement and plan of merger (the “Agreement”) and subject to approval by Lexent’s stockholders and other closing conditions, to undertake the following: (i) the Management Group would found a new company (the “Acquiror”), to be 100% owned by members of the Management Group, (ii) the Acquiror will be merged into the Company (the “Merger”) and (iii) outstanding shares of common stock of the Company (the “Common Shares”), other than those held by stockholders electing to pursue appraisal rights, will be converted into the right to receive $1.50 per share in cash (the “Consideration”), except for Common Shares owned by the Company as treasury stock or the Acquiror, directly or indirectly, which shares will be cancelled. The above events, taken together, are referred to as the “Transaction.” Further, we understand that the Management Group beneficially owns in excess of 50% of the Company’s currently outstanding Common Shares.

      You have asked for our opinion, as investment bankers, as to whether the sum of $1.50 per share in cash is fair to the Company’s stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp., from a financial point of view.

      Rodman & Renshaw, Inc., as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to Lexent in connection with the Transaction and have received fees for financial advisory services upon execution of our financial advisory engagement with the Company and will receive additional fees for our financial advisory services upon the delivery of this opinion.

      In arriving at the opinion set forth below, with respect to the Company, we have, among other things: (a) reviewed certain publicly available historical business and financial information relating to the Company which we deemed to be relevant; (b) reviewed certain publicly available financial and operating data relating to the Company’s business and prospects, which historical information and data the senior management of Lexent has represented to us fairly represents the financial condition and operating results of the Company as of the dates presented; (c) discussed certain financial information and the business and prospects of the Company with Lexent’s senior management; (d) reviewed the reported historical and recent market prices and trading volumes of the Common Shares; (e) created and reviewed financial projections based on discussions with Company’s management (including the Management Group); (g) compared the financial, operating and stock price performance of Lexent with certain other companies which we deemed comparable; (h) reviewed the financial terms, to the extent publicly available, of certain other acquisition transactions which we deemed comparable; and (i) made such other analyses and examinations as we deemed necessary or appropriate. We also have taken into account our assessment of economic, market and financial conditions generally and within the industry in which Lexent is engaged.

      In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by Lexent or obtained by us from other sources, including financial and legal information initially provided by senior management of the Company (other than the Management Group), which was confirmed and supplemented with information about the operations of the Company by senior management of the Company (including the Management Group), and we have relied upon the representations of senior management of the Company (including the Management Group) that they are unaware of any information or facts that would make the information provided to us incomplete or misleading. We have not independently verified such information, undertaken an independent appraisal of the

C-1

Lexent Inc.
July 9, 2003

assets or liabilities (contingent or otherwise) of Lexent nor have we been furnished with any such appraisals. In addition, we have relied on representations from senior management of Lexent (including the Management Group) (a) that the payment to be made to each holder of Common Shares of Lexent will be made as promptly after closing and transmittal of share certificates as is practicable; and (b) that the Common Shares of Lexent will continue to be traded in the over-the-counter market until the closing of the Transaction. With respect to our discussions pertaining to future prospects and our analysis of the available financial forecasts of the Company which we have reviewed, we have relied on the representations of the senior management of Lexent (including the Management Group) that such available forecasts are reasonable, reflect the best currently available estimates and judgments of such persons as to the future financial position of the Company and that: (a) as to the respective forecasts, they are unaware of any facts that would make such information incomplete, in any material respect, or misleading; and (b) there have been no material developments in the business (financial or otherwise) or prospects of the Company, since July 9, 2003.

      Our opinion is necessarily based on economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion that may come or be brought to our attention after the date of this opinion. In the performance of our financial advisory services, we were not engaged to solicit, and did not solicit, interest from any party with respect to the acquisition of Lexent or any of its assets. No limitations were imposed upon us by Lexent with respect to the investigations to be made or procedures to be followed by us in rendering our opinion.

      The opinion expressed herein does not constitute a recommendation as to any action that any stockholder of Lexent should take in connection with the Transaction. Further, we express no opinion herein as to the structure, terms or effect of any other aspect of the Transaction, including, without limitation, the tax consequences thereof.

      It is understood that this letter is for the information of the Company in connection with its evaluation of the fairness, from a financial point of view, as of the date hereof, of the payment to be made to the holders of Lexent Common Shares pursuant to the Transaction and for inclusion in the merger proxy as required by regulation.

      Based on and subject to the foregoing, we are of the opinion that the sum of $1.50 per share in cash is fair to the Company’s stockholders, other than Messrs. O’Kane and O’Kane and LX Merger Corp., from a financial point of view.

Very truly yours,

RODMAN & RENSHAW, INC.

BY:	/s/ JOHN J. BORER, III

JOHN J. BORER, III
Senior Managing Director

C-2

Appendix D

Section 262 of the General Corporation Law of the State of Delaware (Appraisal Rights)

      SECTION 262.     Appraisal rights.

      (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

      (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof:

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders:

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

      (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

      (d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

      (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within

120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

      (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

      (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

      (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

      (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

      (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

      (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

      (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Appendix E

Amendment to Lexent Inc.’s Second Amended and Restated Certificate of Incorporation

CERTIFICATE OF AMENDMENT

OF
SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
LEXENT INC.,
a Delaware corporation

      Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, the undersigned President and Chief Operating Officer of Lexent Inc. (the “Corporation”) does hereby certify:

      1.  Article Ninth, Paragraph I of the Corporation’s Second Amended and Restated Certificate of Incorporation is hereby deleted in its entirety.

      2.  This amendment to the Corporation’s Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, I hereby sign my name and affirm that the statements made herein are true under penalty of perjury, this                               day of                               , 2003.

By:

Name: Bruce Levy
Title:
President and Chief Operating Officer

Appendix F

Lexent Inc. Annual Report on Form 10-K for the Year Ended December 31, 2002

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-K

Mark One
☑	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2002

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-31105

Lexent Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3990223
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Three New York Plaza

New York, New York 10004
(Address of principal executive offices, including ZIP Code)

(212) 981-0700

(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12(b) of the Act: None

Securities registered pursuant to Section 12(g) of the Act:

Title of Each Class

Common Stock, $.001 par value

(including rights attached thereto)

      Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days:     Yes ☑          No ☐

      Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.     ☐

      Indicate by check mark whether the registrant is an accredited filer (as defined in Rule 12b-2 of the Act.)     Yes ☐          No ☑

      The aggregate market value of common stock held by non-affiliates at June 30, 2002 was $58,355,804.

      As of March 12, 2003, the aggregate market value of the Common Stock of the Registrant held by non-affiliates of the Registrant, based on the last sale price of the Common Stock of the Registrant was approximately $25,552,260 on that date.

      The number of shares of the Common Stock of the Registrant outstanding as of March 12, 2003 was 42,204,935.

LEXENT INC.

ANNUAL REPORT ON FORM 10-K

For the Year Ended December 31, 2002

PART I

Item 1.	Business

General

      We are an infrastructure services Company, which designs, deploys and maintains telecommunications, electrical, life safety and other systems. We deliver a full spectrum of services including engineering, program management, deployment and installation in certain local metropolitan markets. Our principal focus is to provide the expertise and resources our customers need to design, build, and operate their infrastructure systems. We generally offer our services 24 hours a day, seven days a week.

      During our most recent fiscal years, our customers included primarily competitive local exchange carriers, internet service providers and carriers’ carriers. Given the current market conditions in the telecommunications industry, we have taken steps to broaden our customer base to include large enterprise customers, the real estate community and government entities and to diversify our service offerings to include systems integration, electrical contracting, installation of security systems, and other infrastructure services.

      We have offices in New York City, Washington D.C. metro, Boston metro, Long Island, and in the states of Florida, North Carolina and New Jersey.

      Our largest customers in 2002 were AT&T and Level 3 Communications. We generated 22.9% and 18.3%, respectively, of our revenues from each of these customers during 2002. Some of our key customers include IBM, general contractors in the New York metro area, Dormitory Authority of the State of New York, Con Edison Communications and WorldCom.

      Lexent was incorporated in Delaware in January 1998. Our wholly owned subsidiaries, Hugh O’Kane Electric Co., LLC, National Network Technologies LLC, Lexent Services, Inc., HOK Datacom, Inc., Lexent Capital, Inc., and Lexent Metro Connect LLC, were formed in June 1998, August 1998, May 2000, November 2000, July 2001 and March 2002, respectively. On August 22, 2002, Lexent Metro Connect was awarded a 15 year Franchise for Local High Capacity Telecommunications Services for the City of New York, which expires on or about August 22, 2017, unless terminated earlier.

      In July 1998, Hugh O’Kane Electric Co., Inc., our predecessor company, merged into Lexent, and Lexent issued 22,716,600 shares of common stock to the stockholders of our predecessor. Following the merger, substantially all of our assets were contributed to our subsidiary, Hugh O’Kane Electric Co., LLC, and that entity also assumed all of the obligations of Lexent, including those of our predecessor company.

Industry Overview

Telecommunications and Infrastructure Industries

      The Telecommunications Act of 1996 opened the local telephone market to competition by requiring the incumbent local exchange carriers (ILEC) to provide competitive local exchange carriers with conditional access to their networks. In accordance with applicable law, competitive local exchange carriers (CLEC) were permitted to offer local, long distance and data services to their customers including high bandwidth services to businesses and consumers.

      In the early years following the adoption of the Telecommunications Act of 1996, the telecommunications industry grew rapidly with competitive telecommunications companies building fiber broadband networks in various locations in the United States. The proliferation of telecommunications companies and new technologies created an environment in which speed to market in the design and construction of the telecommunications network was a critical component of many telecommunications companies’ business plans.

      After an initial surge in the growth in the development of telecommunications networks, the expected demand for broadband services failed to materialize to the extent anticipated. Along with the economic recession, the unmet expectations in the telecommunications and broadband market resulted in the supply of fiber optic network capacity surpassing demand. Several competitive telecommunications companies faced significant economic setbacks in 2001 and 2002, and some of these companies filed for bankruptcy. Most of the competitive local exchange carriers announced cutbacks in their expansion plans and in their capital expenditures for 2001 and beyond.

      We believe that the changing environment in the telecommunications industry has placed significant challenges not only upon the competitive telecommunications carriers but also upon those companies that provide services and equipment to those carriers. As a result, we resized our operations and closed certain offices during 2001 and 2002.

      Although a number of telecommunications carriers have ceased to operate or have significantly reduced their operations and/or capital expenditures, we believe that the need for telecommunications solutions at the enterprise level will continue. Accordingly, we offer our telecommunications services not only to telecommunications customers but also to enterprise customers, the real estate community and governmental entities. In addition, we have diversified our service offerings to include not only telecommunications services but also other infrastructure services such as systems integration, electrical contracting, security and closed circuit TV. Specifically, Hugh O’Kane Electric Co., LLC subsidiary has a long history of providing electrical services to enterprise customers. Our Lexent Metro Connect subsidiary will offer telecommunications services along certain routes in New York City, in accordance with the term of its franchise. We believe that the diversification of our service offerings and the expansion of our customer base is an appropriate strategy in today’s difficult telecommunications market.

Competition

      Our markets are highly competitive and fragmented and are served by numerous vendors. We believe that there is not a dominant provider of infrastructure services or telecommunications services on a national level. Often the internal divisions of our customers and prospective customers may be competitors for the services we offer. We may also compete with independent vendors and equipment manufacturers. Moreover, as there are relatively few barriers to entry in the market in which we operate, any entity with adequate financial resources and access to technical expertise and personnel may become our competitor.

      We believe that the principal competitive factors in our markets include pricing, quality and responsiveness of service, industry experience, reputation, and the ability to deliver timely results. In addition, expertise in multiple disciplines and in new and evolving technologies is often significant. Because some of our customers, especially government entities, utilize bidding procedures to award contracts, price often becomes the most dominant factor in the decision making process. We believe that we can compete effectively in our markets on the basis of our experience and reputation in the industries, our knowledge of the multiple disciplines required by our customers, our highly trained work force, our knowledge of emerging technologies, our familiarity with equipment for multiple vendors, and our competitive pricing.

Strategy

      Because of the economic difficulties facing telecommunications carriers, we altered our business strategy during 2001, and continued this approach in 2002. We have broadened our infrastructure offerings beyond telecommunications services. We believe that electrical contracting, systems integration, security, and related infrastructure services are a natural outgrowth of our core telecommunications services. Since one of our subsidiaries, Hugh O’Kane Electric Co., LLC, has a long history of providing electrical services in our legacy New York City metropolitan market, its reputation is well established. In 2002, we formed our Lexent Metro Connect subsidiary, which has been granted a franchise to offer certain telecommunications services in New York City.

      In addition to the diversification of our service offerings, we continue to seek to broaden our customer base while still maintaining and strengthening our long term and strategic relationships with stable telecommunications companies. Our customer base has included cable television companies, electric utilities and incumbent telecommunications carriers. We believe that the telecommunications needs of the enterprise customers and government entities continue to increase in a world where technology is changing rapidly. By diversifying our telecommunications customer base beyond the competitive local exchange carriers, we intend to reduce our exposure to the economic hardships of the competitive local exchange carriers. We believe that our diversification strategy may result in the creation of relationships with new customers and expanded relationships with existing customers.

      We have utilized our design and engineering services to establish relationships with customers when a project is conceived. Based on these relationships, we may pursue additional opportunities for program management and network deployment. Upon completion of a network, we offer ongoing network upgrade and maintenance services. Our experience with emerging technologies may offer opportunities for network upgrades and deployment of a carrier’s next generation network. As technologies continue to evolve and networks become more complex, we continue to broaden our services to meet the changing needs of our customers.

      As part of our strategy to deal with the changing telecommunications environment, we have taken steps to reduce our operational overhead and headcount. During 2001 and continuing into 2002, we significantly reduced our work force and closed offices, which were no longer strategically consistent with our business plans. We have been impacted by the bankruptcies of some of our large customers and have incurred significant exposure to uncollectible amounts. We are also affected by the intense price competition in a shrinking telecommunications and infrastructure services market. Accordingly, we have scaled back our plans to expand and will focus on our core geographic markets. We are carefully monitoring our expenses and intend to utilize strict credit practices to reduce receivable collection risk. We continue to focus on leveraging our administrative organization to achieve other cost savings and efficiencies.

      We believe that the aforementioned strategies should permit us to reduce costs, diversify our customer base and service offerings and to stabilize our business in 2003 and beyond. However, current economic conditions, both nationally and in the telecommunications industry, will impact negatively our ability to maintain our business at historic levels in the near term future.

Acquisitions and Investments

      There were no significant acquisitions or investments during 2002.

Services

Specialized Telecommunications Services

      We believe our ability to compete effectively is often based upon our ability to be a single source provider of vertically integrated services that have traditionally been offered separately by multiple vendors and coordinated by a carrier’s internal deployment staff. We provide a wide range of services for the deployment of telecommunications networks that allow for broadband connectivity. We have installed fiber backbone, local SONET rings, dense wave division multiplexing (DWDM) systems, fixed wireless systems, digital subscriber line (DSL) and digital loop carrier equipment, digital cross connect systems, routers, power distribution systems and telemetry monitoring systems. We also provide daily circuit testing of DS0, DS1 and DS3 services provided by ILECs for our customers. Our technicians have been trained to perform any of these services and other options for our customers. We have developed expertise to install equipment from most major telecommunications equipment vendors. Additionally, we have set up the interconnections between CLECs, long distance carriers and ILECs, which allow for the transfer of calls and data among most major telecommunications providers.

Electrical Construction, System Integration, Security and Maintenance Services

      We provide electrical construction, systems integration services, and security system installation along with related maintenance services for our customers. The services may also include, premise wiring services within buildings and among individual offices. Although these services may be performed as stand-alone services, often they are performed in conjunction with our telecommunications services. Our customers have included enterprise businesses, the real estate community and government entities.

Design and Engineering

      Our engineers and technical staff design telecommunication and infrastructure systems to suit our customers’ needs. Because of our knowledge of the areas where we operate and our familiarity with different technologies, we may be able to achieve efficiencies and avoid disruptions or delays in installations by designing networks and systems avoiding known or potential problem areas. In addition, we design layouts for facilities, which include equipment configurations, power distribution systems and cable routes throughout building riser systems. We also develop record keeping and maintenance procedures.

Program Management

      Our program management staff is responsible for managing all aspects of the various relationships with our infrastructure customers. Program managers oversee the total scope of services we provide, including supervising and coordinating the engineering and design process, securing building and zoning permits, managing multiple vendors and documenting the entire process for the customer. Our program management teams can provide our customers with a single point of contact to ensure that their needs are continually being met.

Upgrade and Maintenance Services

      We provide upgrade and maintenance services to our customers. As usage increases, we can install telecommunications access lines, electrical lines and telecommunications and electrical equipment to provide additional capacity if required by our customers. We can upgrade equipment and reconfigure equipment, if appropriate, as a result of a change in technology or a change in the needs of our customers. We can have technicians based at customers’ premises to monitor service issues that may arise and to perform routine maintenance. Our technicians are available 24 hours a day, seven days a week, to handle emergency repairs, such as fiber cuts or equipment problems, while preventing or minimizing service disruptions. These services allow our customers to maintain the reliability of their telecommunications systems and other networks without building a large workforce in all of their locations to handle day-to-day problems.

Local High Capacity Telecommunications Services in New York City

      In accordance with the terms of our Franchise issued by the New York City Department of Information Technology and Telecommunications in August 2002, we intend to offer certain telecommunications services to customers who may want specialized services supplied from an entity different from the incumbent local exchange carrier. We have not yet constructed our system in New York City.

Risk Factors

      In this section, we describe several significant risks affecting our Company. Should any of the risks set forth below occur, our business, financial condition, or results of operations could be materially affected. Of course, the risks and uncertainties set forth below may not be the only ones facing our Company, as there are unknown risks and those we currently consider immaterial.

      In 2001 and 2002, the telecommunications industry has been in a state of rapid change. Several of the competitive telecommunications carriers, which have historically supplied significant revenue to our Company, have suffered significant losses, have filed for bankruptcy protection, or have ceased to exist. Most of our telecommunications customers have announced reductions in their future plans for capital expenditures. The emerging competitive telecommunications industry, which had projected dramatic growth in the need for broadband services, has been materially and adversely impacted by the failure of such growth to materialize. As a result, many companies that serve the telecommunications industry by providing equipment, engineering and/or installation services have been adversely affected by the deterioration of the financial stability of their telecommunications customers. It is unknown when and if the telecommunications industry will recover and to what extent future growth, if any, in the telecommunications industry will materialize.

      The effect of our telecommunications customers experiencing financial difficulties and curtailing their capital expenditures has been that our total revenues from those customers have significantly declined. We do not expect to continue to derive historical levels of revenue from those customers. We implemented a diversification strategy to diversify both our services and our customer base because we do not intend to be reliant upon the competitive telecommunications carriers for the bulk of our revenues. Since our diversification strategy is in its early stages and may not succeed, there can be no assurance of our ability to replace revenues from our telecommunications carriers with revenues from new services and new customers.

      The national economic downturn has also reduced demand for all of the Company’s service offerings. If the general level of economic activity does not recover, our customers may delay or not proceed with their projects. The inability of our customers, particularly the competitive telecommunications carriers, to obtain capital may reduce further the size and number of projects undertaken by our customers. Many of the factors affecting our customers are beyond our control, and we cannot be certain that our strategies will be successful.

      We have also taken steps to lower operational overhead, reduce headcount, monitor expenses and impose stricter credit guidelines. We cannot be certain that our actions will result in increasing profitability for our Company or the improvement of our operating margins. Controlling expenses in some of our infrastructure service projects is especially important given low margins that occur in such projects. In addition, because we have reduced our overhead and the number of employees, our business may not operate as efficiently. If we fail to properly balance the goals of lowering costs while maintaining efficient operations, our results of operations will be negatively affected.

      Our service agreements may not assure the continuation of our revenue and may be cancelled on short notice. We may be unsuccessful in replacing those agreements when they expire or if they are cancelled. Historically, we have derived a significant portion of our revenues from a limited number of customers, and the loss of a few customers could cause a significant decrease in our revenues if we are not able to replace those customers with new customers for equivalent services. We also expect our quarterly results to fluctuate based upon a mix of factors. Furthermore, although we seek to enter into long term, recurring revenue agreements, we cannot be certain these will materialize.

      Our operating results may suffer because of competition in the telecommunications and infrastructure services industries. Both the telecommunications services market and the infrastructure service markets in which we compete are highly competitive and are served by numerous companies. Price competition affects both our ability to be awarded projects and our profit margins. We believe that our ability to compete depends on a number of factors outside of our control, including but not limited to, market pricing, the ability of our customers to perform the services themselves, the downturn in the telecommunications industry, and the overall economic downturn.

      The departure of key personnel could also disrupt our business operations. Our success depends to a significant degree upon the continued contributions of our executive officers, both individually and as a group, and upon our ability to attract and retain qualified technical staff. The loss of key personnel or the inability to hire and retain qualified employees could adversely affect our business.

      To the extent that our customers suffer adverse developments in their financial condition, they may be unable to repay some or all of our accounts receivable, and as a result, our financial results would be adversely impacted. Provision for doubtful accounts represents our estimates of the amounts of our receivables that will be uncollectible. If in any period there are adverse developments in the financial condition of our customers, we may significantly increase our provision for doubtful accounts. The amounts of our receivables, which will ultimately be collected from each of our customers, may differ from our estimates, and accordingly, our operating results in any period may vary significantly depending on changes in our customers’ financial condition or changes in our estimates of the uncollectible amounts of our receivables.

      Our Lexent Metro Connect strategy may not be successful. We are new to the business of offering high capacity telecommunications services, and we are uncertain if we will be able to attract customers and achieve profitable margins. The construction of a telecommunications network in New York City may be costly. If we are unable to meet our franchise commitments, our franchise may be terminated. In addition, if the Lexent

Metro Connect strategy is successful, we might be competing with some of our current telecommunications customers for revenues. This may adversely affect our relationships with such customers.

      In January and February 2003 four members of our Board of Directors resigned. The development leaves only Hugh J. O’Kane and Kevin M. O’Kane as the remaining members of our Board. Lexent has received a letter, dated March 3, 2003, from the NASDAQ Stock Market notifying Lexent that, as a result of the previously announced resignations of the four independent directors, Lexent does not currently meet the independent director and auditor committee requirements for the continued listing on NASDAQ. NASDAQ rules require Lexent to have an audit committee composed of at least 3 independent directors. NASDAQ is currently reviewing Lexent’s eligibility for continued listing on NASDAQ and has requested that Lexent submit a specific plan and timetable to achieve compliance with NASDAQ rules. The requested plan has been submitted. NASDAQ has not yet issued a formal notice for the delisting of Lexent’s securities from NASDAQ. Lexent intends to request an extension time from NASDAQ pending the evaluation of the proposed management offer. In the event that NASDAQ declines such request, Lexent may receive a formal delisting notice from NASDAQ. If a formal notification of delisting is received, Lexent intends to appeal such determination and will request a formal hearing with NASDAQ’s Listing Qualifications Panel. However, if Lexent is not successful in maintaining the listing of its common stock on NASDAQ, its common stock will trade on the over-the-counter bulletin board, which may impact upon the liquidity of our securities.

Employees

      As of December 31, 2002, we had 566 employees, 454 of whom are billable employees working directly on projects. Approximately 392 of our employees are represented by a labor union, the International Brotherhood of Electrical Workers or IBEW. We have not experienced any work stoppages in the past 25 years and we believe that our relationships with our employees and union representatives are satisfactory.

Training and Career Development

      We believe that our training and career development helps us to retain our employees. Employees participate in ongoing educational programs to enhance their technical and management skills through classroom and field training. Manufacturers of telecommunications equipment also sponsor training programs covering the installation and maintenance of their equipment, which our employees regularly attend. We also provide opportunities for promotion and mobility within the Company that we believe are key components of employee retention.

      We believe our employee training, development and advancement structure better aligns the interests of our employees with our corporate interests and creates a cooperative, entrepreneurial atmosphere and shared vision. We are dedicated to maintaining an innovative, creative and empowering environment where we work as a team to exceed the expectations of our customers and provide our employees with personal and professional growth opportunities.

Item 2.	Properties

Facilities

      As of December 31, 2002, we leased space at 20 separate locations throughout California, Connecticut, Florida, Illinois, Massachusetts, New Jersey, New York, North Carolina, Pennsylvania, Texas and Virginia. Of these 20 locations, we currently sublease one location in each of California, Connecticut, and Illinois to unrelated third parties. Additionally, three of our leased locations are owned by Hugh J. O’Kane, Jr., our Chairman, and Kevin M. O’Kane, our Vice Chairman, and Chief Executive Officer, and two of these three locations are also owned by Denis J. O’Kane, a stockholder in Lexent Inc. and the brother of each of Kevin and Hugh O’Kane, Jr. Since December 31, 2002, we terminated our lease in Pennsylvania and signed a lease for another location in New York, therefore, the number of leased locations remains at 20. Our principal executive offices are located in approximately 20,000 square feet of office space at Three New York Plaza in New York, New York. The lease for this office space expires in February 2005.

Item 3.	Legal Proceedings

      We are subject to various claims and proceedings that occur from time to time. In particular, several employment related lawsuits or administrative complaints have been filed alleging wrongful termination, breach of contract or employment discrimination.

      A shareholder class action suit filed on October 26, 2001, Labansky, et al. v. Lexent Inc. et al., in the Southern District of New York against the Company, certain of its present and former senior executives and its underwriters continues. All individual present and former senior executive defendants have been dismissed from the case without prejudice. The complaint alleges that the registration statement and prospectus relating to the Company’s initial public offering contained material misrepresentations and/or omissions in that those documents did not disclose that (1) certain underwriters had solicited and received undisclosed fees and commissions and other economic benefits from some investors in connection with the distribution of the Company’s stock in the initial public offering; and (2) certain underwriters had entered into arrangements with some investors that were designed to distort and/or inflate the market price for the Company’s stock in the aftermarket following the initial public offering. The suit against the Company is part of a number of initial public offering securities claims against multiple issuers and underwriters presently pending before the Judge. No discovery has occurred in the suit involving the Company. On February 19, 2003, U.S. District Court Judge Scheindlin issued an opinion denying the Motion to Dismiss the Section 11 claims against the Company but granting said motion, without prejudice, with respect to the Section 10 (b) (5) claims. As indicated in previous filings, the Company intends to defend itself vigorously. Management currently believes that the resolution of this litigation will not have a material adverse impact on the Company’s financial position or the results of operations, although the ultimate outcome of this matter cannot be determined at this time.

      On July 9, 2002, the Company’s subsidiary, Hugh O’Kane Electric Co., LLC (“HOK”), was served with a Complaint filed in the District of Maryland by several former employees, Yemele T. William Nestor et al. v. Hugh O’Kane Electric Company, LLC (“Employee Action”), alleging violations of Title VII of the Civil Rights Act of 1964, as amended. Plaintiffs in the Employee Action seek compensatory and punitive damages. In addition, on September 9, 2002, HOK was served with a second Complaint filed in the District of Maryland by the U.S. Equal Employment Opportunity Commission on behalf of other employees, Equal Employment Opportunity Commission v. Hugh O’Kane Electric Company, LLC (“EEOC Action”), alleging violations of Title VII of the Civil Rights Act of 1964, as amended. The EEOC Action seeks compensatory damages and injunctive relief. The Employee Action and the EEOC Action arise from the same core of allegations. HOK intends to defend itself vigorously in both actions. HOK’s Answers in both actions have been filed, and limited discovery has been conducted in anticipation of mediation, which has been scheduled for March 2003. It is too early to assess the ultimate outcome of the above-referenced matters served upon HOK. Therefore, at present, it cannot be determined whether the ultimate outcome of these matters, individually or cumulatively, will have a material impact on the Company’s financial position or results of operations.

      On or about July 22, 2002, the Company was served with a complaint in the Northern District of Illinois, Annecca Inc. et al. v. Lexent Inc., brought by several plaintiffs associated with U.S. Electric LLC, alleging that the Company’s decisions neither to complete the purchase of U.S. Electric nor to employ certain of U.S. Electric’s principals constitute a breach of contract. Plaintiffs seek damages for lost profits, salaries, etc. The Company believes that the complaint is without merit and will vigorously defend itself. The Company’s Answer has been filed, and the Company has asserted several counterclaims. The parties are currently engaged in discovery. It is too early to assess the ultimate outcome of the litigation. Therefore, at present, it cannot be determined whether the ultimate outcome will have a material impact on the Company’s financial position or results of operations.

      HOK continues to be involved in litigation in the Southern District of New York, U.S. Information Systems, Inc. et al. v. International Brotherhood of Electrical Workers Local Union 3, AFL-CIO et al., served on or about March 10, 2002, brought by three electrical contractors alleging a conspiracy among certain other contractors (including HOK) and the International Brotherhood of Electrical Workers, Local Union Number 3, AFL-CIO (“IBEW”). The suit alleges violations of the federal Sherman Antitrust Act and state laws and claims that the defendants exercise market power restricting the ability of plaintiffs, who employ workers from the Communication Workers of America (“CWA”), from performing telecommunications services work in the New York metropolitan area. Plaintiffs seek treble damages. The Company believes that this suit is part of an ongoing labor dispute between the IBEW and the CWA and that the allegations against HOK are without merit. HOK intends to defend itself vigorously in this litigation. Discovery is complete, but it is too early to assess the ultimate outcome of the litigation. Notwithstanding, a damage judgment against HOK could have a material adverse effect on the Company’s business operating results and financial condition.

      On February 18, 2003, the Company announced that it had received an offer from a buying group, which included Hugh J. O’Kane, Jr. and Kevin M. O’Kane (“Buying Group”), to purchase all outstanding shares of the Company (not owned by the Buying Group) for $1.25 per share (“Offer”). The Company’s Board of Directors currently consists solely of Hugh J. O’Kane, Jr. and Kevin M. O’Kane. As a result of the absence of independent members from the Company’s Board of Directors, the Company retained Rodman & Renshaw, Inc., a New York based investment banking firm as an independent advisor to assist in evaluating and responding to the Offer. As of March 15, 2003, the Company was aware of six (6) class action lawsuits that had been filed in the State of Delaware. All of the lawsuits have named Lexent Inc., Hugh J. O’Kane, Jr. and Kevin M. O’Kane as defendants. At least one of the lawsuits, Robert Ramsey v. Lexent Inc. et al., has also named, as defendants, several former members of the Company’s Board of Directors. The suits allege, inter alia, that the Offer is unfair and inadequate, the Buying Group has engaged in self-dealing and has not acted in good faith, and that Lexent Inc. and its Board of Directors, present and former, have breached their fiduciary duty to shareholders. The plaintiffs seek damages, including, but not limited to, enjoining the Company and the Buying Group from proceeding with, consummating or closing the proposed transaction. Answers have not yet been filed on behalf of the Company and its present and former Board Members. It is too early to assess the outcome of the above referenced matters. Therefore, at present it cannot be determined whether the ultimate outcome of these matters will have a material impact on the Company’s financial position or results of operations.

Item 4.	Submission of Matters to a Vote of Security Holders

      There were no matters submitted to a vote of the stockholders during the fourth quarter of the year ended December 31, 2002.

PART II

Item 5.	Market for Registrant’s Common Stock and Related Stockholder Matters

      Our common stock is listed on the NASDAQ National Market System under the symbol “LXNT.” The following table sets forth, for the quarters indicated, the high and low sale prices of the Company’s common stock as reported by NASDAQ.

	High	Low

YEAR ENDED DECEMBER 31, 2001
1st Quarter	$24.13	$4.03
2nd Quarter	$8.64	$2.60
3rd Quarter	$7.69	$4.70
4th Quarter	$7.60	$4.90
YEAR ENDED DECEMBER 31, 2002
1st Quarter	$6.70	$2.82
2nd Quarter	$3.30	$1.55
3rd Quarter	$2.24	$1.30
4th Quarter	$1.50	$0.82
YEAR ENDED DECEMBER 31, 2003
1st Quarter (through March 12, 2003)	$1.29	$0.75

      On March 12, 2003, there were approximately 42,204,935 shares of Common Stock outstanding, which were held by approximately 1,875 stockholders of record of the Company’s common stock. The last sale price for the common stock as reported by NASDAQ was $1.25 per share on that date.

Dividend Policy

      We currently intend to retain any future earnings to finance the growth and development of our business and therefore do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of the board of directors and will be dependent upon our financial condition, results of operations, capital requirements, general business conditions and other factors that the Board of Directors may deem relevant.

Recent Sales Of Unregistered Securities

      In 2002, the Company did not sell or issue any securities that were not registered under the Securities Act.

Item 6.	Selected Consolidated Financial Data

      The following table sets forth certain selected consolidated financial data of the Company for the years ended December 31, 2002, 2001, 2000, 1999, and 1998. The selected consolidated financial data is derived from our consolidated financial statements. You should read the following selected consolidated financial data together with our consolidated financial statements and their notes as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(In thousands, except per share amounts)
Consolidated Statement of Operations Data:
Revenues	$123,842	$240,578	$295,993	$150,862	$70,959
Cost of revenues	130,524	195,001	222,754	119,577	55,752

Gross margin	(6,682)	45,577	73,239	31,285	15,207
General and administrative expenses	15,906	20,237	20,340	9,012	6,815
Depreciation and amortization	4,787	5,803	3,628	1,495	779
Non-cash stock-based compensation	3,301	6,058	26,159	2,191	—
Provision for doubtful accounts	126	32,286	2,551	2,373	1,096
Restructuring charges, net	9,132	13,564	—	—	—
Impairment of goodwill	1,514	—	—	—	—

Operating income (loss)	(41,448)	(32,371)	20,561	16,214	6,517
Interest expense	244	1,077	1,252	1,104	1,143
Interest income	(1,350)	(2,334)	(1,966)	—	—
Other (income) expense, net	3,743	2,002	(5)	27	166

Income (loss) before income taxes	(44,085)	(33,116)	21,280	15,083	5,208
Income tax provision (benefit)	6,212	(13,856)	12,704	7,131	1,380

Net income (loss)	$(50,297)	$(19,260)	$8,576	$7,952	$3,828

Net income (loss) per share:
Basic	$(1.20)	$(0.46)	$0.27	$0.32	$0.16

Diluted	$(1.20)	$(0.46)	$0.22	$0.24	$0.15

	Year Ended December 31,

	2002	2001	2000	1999	1998

	(In thousands, except per share amounts)
Weighted average number of common shares outstanding:
Basic	41,945	41,449	30,839	22,721	22,717

Diluted	41,945	41,449	38,266	33,531	26,390

Pro Forma Information (unaudited):
Income before income taxes					$5,208
Pro forma provision for income taxes(1)					2,344

Pro forma net income(1)					$2,864

Pro forma net income per share
Basic			$0.21	$0.24	$0.11

Diluted			$0.20	$0.23	$0.11

Pro forma weighted average number of shares:
Basic			40,654	32,536	27,025

Diluted			42,356	34,606	27,025

	As of December 31,

	2002	2001	2000	1999	1998

	(In thousands)
Consolidated Balance Sheet Data:
Cash and investments	$74,423	$75,839	$63,690	$1,158	$1,495
Working capital	94,444	128,996	140,811	25,697	10,691
Total assets	124,445	168,515	199,001	60,379	32,309
Total debt	2,499	5,593	10,807	18,812	13,985
Total stockholders’ equity (deficit)	91,725	137,969	150,481	3,715	(6,388)

(1)	Through July 23, 1998, we elected to be taxed as an S corporation under the Internal Revenue Code of 1986. Accordingly, we did not recognize any provision for federal income tax expense during periods prior to that time. The pro forma provision for income taxes and pro forma net income for 1998 reflect the amounts we would have recorded if we had been a C corporation during this period.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

      We are an infrastructure services Company, which designs, deploys and maintains telecommunications, electrical, life safety and other systems. We deliver a full spectrum of services including engineering, management, deployment and installation in local metropolitan markets. Our principal focus is to provide the expertise and resources our customers need to design, build, and operate their infrastructure systems. We generally offer our services 24 hours a day, seven (7) days a week.

      During our most recent fiscal years, our customers included primarily competitive local exchange carriers, internet service providers and carriers’ carriers. Given the current market conditions in the telecommunications industry, we have taken steps to broaden our customer base to include large enterprise customers, the real estate community and government entities and to diversify our service offerings to include systems integration, electrical contracting, installation of security systems, and other infrastructure services.

      We have offices in New York City, Washington D.C. metro, Boston metro, Long Island, and in the states of Florida, North Carolina and New Jersey. For the years 2002 and 2001, approximately 77% and 79%, respectively, of our revenue was earned from services provided in the New York metropolitan region, including New York City, New Jersey, Long Island and White Plains.

      Our cost of revenues includes compensation and benefits of employees working directly on projects; overhead costs including supervision and support, vehicles, facilities expenses, tools and equipment, and other direct project-related expenses. Labor and related benefits comprise the largest portion of our cost of revenues because our customers generally furnish most of the materials required for each project. However, where we provide program management services, we may be responsible for providing the required materials as well as any subcontracting services.

      General and administrative expenses include compensation and benefits, facilities expenses, and other expenses not related to supervision and support of employees working directly on projects.

      Depreciation and amortization expenses include depreciation of our property and equipment and amortization related to capitalized leases of equipment, leasehold improvements and computer software purchased for internal use.

      As of December 31, 2002, we had 454 employees working directly on projects and 112 employees providing supervision, support, and general, administrative and marketing functions.

      Our customers for the design and deployment of telecommunications networks have historically included large, well-established telecommunications carriers as well as smaller, early stage telecommunications carriers. We have derived, and believe that we will continue to derive, a significant portion of our revenues from a limited number of customers. For the years 2002 and 2001, we derived approximately 23% and 16%, respectively, of our revenues from our largest customer, and 18% and 23%, respectively, of our revenues from our second largest customer. A significant portion of our revenues from the second largest customer in 2002 was derived from a contract, which was completed during 2002. Additionally, the volume of work performed for specific customers is likely to vary from period to period, and a major customer in one period may require a lesser amount of our services in a subsequent period. Several of our telecommunications-carrier customers who provided us with significant revenues in 1999, 2000, 2001, and 2002, have experienced financial difficulties and have curtailed their capital expenditures. As a result, revenues from those customers have declined and we do not expect to continue to derive future revenue from those customers. We intend to derive other revenues by providing our services to new customers, but no assurance of our success in replacing those revenues can be given.

      On January 1, 1997, we repurchased common shares owned by a stockholder and issued a subordinated promissory note in the amount of $10.2 million bearing interest at 6% per year. We make quarterly payments of $0.4 million plus interest on that note and as of December 31, 2002, a balance of $2.0 million was outstanding.

      On July 23, 1998, we converted from an S corporation to a C corporation. Prior to becoming a C corporation, our stockholders were taxed individually for their share of our profits. Until July 23, 1998, our financial statements did not reflect a provision for federal income taxes. Subsequent to that date, we have recorded federal income taxes at the standard statutory C corporation rates based on pre-tax income. For the year 1998, our financial statements reflect an income tax provision based on pre-tax income earned from July 23, 1998 to December 31, 1998.

      On August 2, 2000, we completed an initial public offering (IPO) of 6,900,000 shares of common stock at a price of $15.00 per share, resulting in our receipt of net proceeds of $96.3 million.

Critical Accounting Policies

      For larger projects other than cost-plus projects, generally those whose duration is expected to exceed 90 days, we recognize revenue and expense using the percentage-of-completion method. Under the percentage-of-completion method, in each period we recognize expense as the costs are incurred and we recognize revenue based on the ratio of the costs incurred for each project to our currently estimated total costs to be incurred for the project, multiplied by the estimated revenue to be earned for the project. Accordingly, the revenue we recognize in a given period depends on our current estimates of the total remaining costs to complete individual projects and the total estimated revenue to be earned for those projects. If in any period we significantly increase our estimate of the total remaining costs to complete a project or lower our estimate of revenue to be earned for a project, we may recognize no additional revenue or we may reduce previously recorded revenue with respect to that project. As a result, our gross margin in such period and in future periods may be significantly reduced and in some cases we may recognize a loss on individual projects prior to their completion. Provisions for estimated losses on projects are made in the period in which such losses are determined. The projects for which we use the percentage-of-completion method of accounting are typically structured with milestone events that dictate the timing of payments to us from our customers. Accordingly, there may be a significant delay between the date we record the revenue and the date we receive payment from our customers. Our customers for these projects may withhold a certain percentage (usually 10%) from each billing until after the project has been completed and final approvals have been obtained.

      For projects whose duration is not expected to exceed 90 days, revenue and expense is recognized under the completed contract method, in which we recognize revenue and expense when our services have been performed and the projects have been completed. For projects, which have been completed but not yet billed to customers, we recognize revenue based on our estimates of the amounts to be realized. When such projects are billed, any differences between our initial estimates and the actual amounts billed are recorded as increases or decreases to revenue.

      For cost-plus projects, in each period we recognize expense as the costs are incurred and we recognize revenue in an amount equal to the costs incurred plus the contractual markup.

      Non-cash stock-based compensation expense represents amortization of deferred stock-based compensation resulting primarily from the grant of stock options or sale of restricted stock at exercise or sale prices subsequently deemed, for financial reporting purposes, to be less than the fair value of the common stock on the grant or sale date. Deferred stock-based compensation also includes the fair value at grant date of options granted to non-employees.

      To the extent that unvested options are forfeited, previously recorded deferred stock-based compensation is reversed. Deferred stock-based compensation is amortized to expense over the applicable vesting periods ranging from immediately to up to four years. Deferred tax assets are recorded in connection with amortization of stock-based compensation expense related to nonqualified options. To the extent that vested nonqualified options for which we have recorded deferred tax assets expire unexercised or are exercised at a time when the fair value of the stock is lower than the deemed fair value of the stock for financial reporting purposes on the date the options were granted ($22.80 per share), a portion or all of such deferred tax assets would not be realized and such portion would be charged to expense.

      Provision for doubtful accounts represents our estimates of the amounts of our receivables, which will be uncollectible. If in any period there are adverse developments in the financial condition of our customers, we may significantly increase our provision for doubtful accounts. The amounts of our receivables, which will ultimately be collected from each of our customers, may differ from our estimates, and accordingly, our operating results in any period may vary significantly depending on changes in our customers’ financial condition or changes in our estimates of the uncollectible amounts of our receivables.

      As of December 31, 2002, we provided for a full valuation allowance on our net deferred tax asset of $26.7 million. A valuation allowance is required when it is more likely than not that all or a portion of a deferred tax asset will not be realized. A review of all available positive and negative evidence needs to be considered, including, but not limited to, our performance, the market environment in which we operate and the length of carryback and carryforward periods. Based on our performance in the past few years and the current challenging economic environment that has negatively impacted our operating results, we concluded that it was appropriate to establish a full valuation allowance for our net deferred tax assets. In addition, we expect to provide a full valuation allowance on future tax benefits until we can substantiate a level of profitability that demonstrates our ability to utilize the assets. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

      During 2002 and 2001, we recorded significant charges in connection with our restructuring plan. The related reserves reflect many estimates, including those pertaining to severance and related contractual obligations, write-offs of property and equipment and obligations under leases for premises, which we have vacated. We reassess the reserve requirements to complete our restructuring plan at the end of each reporting period. Actual experience has been and may continue to be different from these estimates. For example, we revised our estimates for certain fiscal 2001 restructuring plans during fiscal 2002, which resulted in a net credit of $0.4 million. As of December 31, 2002 and 2001, liabilities associated with our restructuring program were $10.6 million and $9.3 million, respectively. For more information, see Note 8 of “Notes to Consolidated Financial Statements.”

Results of Operations

      The following table sets forth, for the periods indicated, selected statement of operations data as a percentage of total revenues. Our results of operations are reported as a single business segment. The percentages may not add due to rounding.

	As of December 31,

	2002	2001	2000	1999

Consolidated Statement of Operations Data:
Revenues	100.0%	100.0%	100.0%	100.0%
Cost of revenues	105.4	81.1	75.3	79.3

Gross margin	(5.4)	18.9	24.7	20.7
General and administrative expenses	12.8	8.4	6.9	6.0
Depreciation and amortization	3.9	2.4	1.2	1.0
Non-cash stock-based compensation	2.7	2.5	8.8	1.5
Provision for doubtful accounts	0.1	13.4	0.9	1.6
Restructuring charges	7.4	5.6	—	—
Impairment of goodwill	1.2	—	—	—

Operating (loss) income	(33.5)	(13.5)	6.9	10.7
Interest expense	0.2	0.4	0.4	0.7
Interest income	(1.1)	(1.0)	(0.7)	—
Other expense, net	3.0	0.8	—	—

Income (loss) before income taxes	(35.6)	(13.8)	7.2	10.0
Income tax provision (benefit)	5.0	(5.8)	4.3	4.7

Net income (loss)	(40.6)%	(8.0)%	2.9%	5.3%

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001

      Revenues. Our revenues decreased by 49% to $123.8 million in 2002 from $240.6 million in 2001. The decrease in revenues was primarily a result of lower capital expenditures by several of our large telecommunications customers due to changing conditions in the telecommunications industry and to the filing for bankruptcy by a number of our telecommunications customers during 2001. As a result, we do not expect to continue to derive our historical levels of revenues from telecommunications customers. During 1999, we entered into an engineering, procurement and construction contract (the “EPC contract”) with one of our largest customers, Level 3 Communications, under which we recorded approximately $16.3 million and $47.3 million of revenues for 2002 and 2001, respectively. The EPC contract was completed for all markets during 2002.

      Cost of revenues. Our cost of revenues represented 105% of revenues in 2002 compared to 81% of revenues in 2001. The increased percentage was due in part to fixed overhead costs, which represented a higher percentage of a lower level of revenues, the establishment of job loss provisions due to revisions in estimates on certain electrical contracting projects, and in part to pricing pressure. We anticipate that pricing pressure will continue during 2003. Costs of approximately $14.2 million and $41.3 million were incurred in 2002 and 2001, respectively, in connection with the EPC contract.

      General and administrative expenses. Our general and administrative expenses decreased 21% to $15.9 million in 2002 from $20.2 million in 2001. The decrease is primarily attributed to compensation and related benefits for administrative personnel as a result of rightsizing the Company during 2002.

      Depreciation and amortization. Our depreciation and amortization expense decreased to $4.8 million in 2002 from $5.8 million in 2001. The decrease reflects a reduction in equipment and leasehold improvements resulting from the closing of offices in 2002.

      Non-cash stock-based compensation. Amortization of deferred stock-based compensation declined to $3.3 million in 2002 from $6.1 million in 2001. The decrease was due to the reversal in the first quarter of 2002 of $3.8 million of deferred stock-based compensation for unvested options forfeited during that period, and the reversal on April 1, 2001 of $7.6 million with respect to an optionee whose status was changed from employee to consultant on that date.

      Provision for doubtful accounts. Our provision for doubtful accounts decreased to $0.1 million in 2002 from $32.3 million in 2001. The decrease is due to the reduction in the receivable balance resulting from, an increase in collection and the write-off of uncollectible receivable balances throughout 2002.

      Restructuring charges, net. In 2002, we recorded $9.1 million in restructuring charges, primarily in connection with the closing of eleven offices and reduction in our workforce. The restructuring charges are comprised primarily of $6.5 million for obligations under leases for premises which the Company has vacated, $0.7 million for severance and related contractual obligations for approximately fifteen non-unionized personnel and executives in areas being closed or scaled back, and $2.3 million for write-offs of property and equipment offset against $0.4 million for the unused restructure reserve for severance from 2001. During the year we scaled back our expansion plans and closed a number of offices, and changed our business plans to focus primarily on our traditional markets, including the New York metropolitan region, Washington D.C., and Florida.

      We expect the implementation of our restructuring plan to reduce our pre-tax operating expenses by $6.7 million in the year 2003, of which $1.9 million would represent cash savings. The anticipated cash savings result primarily from reduced headcount, fewer vehicles, and sublease income from vacated premises.

      Total cash outlays under the restructuring program are expected to be approximately $10.6 million. Of the balance of $10.6 million, severance and related contractual obligations of $0.5 million are expected to be paid by the first quarter of 2003 and obligations under leases of $10.1 million are expected to be paid over the remaining terms of the leases up to eight years.

      Impairment of goodwill. During the fourth quarter of 2002, we conducted the required annual impairment review of our goodwill. Due to a significant decrease in demand for services from telecommunications carriers and uncertainty as to the timing of any improvement in industry conditions, we determined that the implied fair value of our reporting unit, based on quoted market prices, is less than recorded goodwill for our reporting unit. As a result we recorded a goodwill impairment charge of $1.5 million.

      Interest expense. Interest expense decreased to $0.2 million in 2002 from $1.1 million in 2001. The decrease was primarily due to a lower average level of debt outstanding in 2002. During 2002 we repaid $1.5 million of our subordinated note payable to a stockholder.

      Interest income. Interest income decreased to $1.4 million in 2002 from $2.3 million in 2001. Interest income is earned on our interest-bearing cash equivalents. The decreased income in 2002 was attributed to lower prevailing interest rates.

      Other (income) expense, net. Other (income) expense, net, was $3.7 million of expense, comprised primarily of $2.3 million for losses on the disposal of fixed assets and $1.4 million for a net loss on publicly traded shares of common stock received from a customer in October 2001 in partial settlement of a receivable.

      Income tax provision (benefit). Based on our performance in the past few years and the current challenging economic environment that has negatively impacted our operating results, we concluded that it was appropriate to establish a full valuation allowance on our deferred tax asset at December 31, 2002. Accordingly the effective tax rate of 14.1% in 2002 is principally due to the establishment of the valuation allowance. The effective tax rate was (42%) in 2001, because a significant portion of our operation is concentrated in New York City, which subjects us to local tax on income derived in that jurisdiction.

     Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

      Revenues. Our revenues decreased by 19% to $240.6 million in 2001 from $296.0 million in 2000. The decrease in revenues was primarily a result of lower capital expenditures by several of our large telecommunications customers due to changing conditions in the telecommunications industry and to the filing for bankruptcy by a number of our telecommunications customers during 2001. As a result, we do not expect to continue to derive our historical levels of revenues from telecommunications customers. During 1999, we entered into an engineering, procurement and construction contract (the “EPC contract”) with our largest customer, Level 3 Communications, under which we recorded approximately $47.3 million and $69.2 million of revenues for 2001 and 2000, respectively. The EPC contract was completed for all markets except New York and Boston during 2001, and is expected to be fully completed during 2002, and accordingly, revenues from the EPC contract will be lower in 2002 than in 2001.

      Cost of revenues. Our cost of revenues represented 81% of revenues in 2001 compared to 75% of revenues in 2000. The increased percentage was due in part to fixed overhead costs, which represented a higher percentage of a lower level of revenues, and in part to pricing pressure. We anticipate that pricing pressure will continue during 2002. Costs of approximately $41.3 million and $60.7 million were incurred in 2001 and 2000, respectively, in connection with the EPC contract.

      General and administrative expenses. Our total general and administrative expenses were approximately the same in 2001 and 2000. Expenses for salaries were higher in 2001 because of a higher average number of general and administrative personnel and rent expense was higher because of additional office premises occupied in mid 2000 and early 2001, but those higher expenses were offset by a lower provision for incentive compensation in 2001.

      Depreciation and amortization. Our depreciation and amortization expense increased to $5.8 million in 2001 from $3.6 million in 2000. The increase reflects additional equipment acquired and leasehold improvements installed in newly occupied premises primarily in the last half of 2000 and the first quarter of 2001.

      Non-cash stock-based compensation. Amortization of deferred stock-based compensation declined to $6.1 million in 2001 from $26.2 million in 2000, primarily because amortization in 2000 reflected up-front vesting of options granted to certain executives in the first quarter of 2000. The decrease in 2001 was also due in part to the reversals of $1.3 million of deferred stock-based compensation for unvested options, which were forfeited, and $7.6 million with respect to an optionee whose status was changed from employee to consultant on April 1, 2001. The latter’s unvested options were remeasured at their current fair value of $1.3 million on April 1, 2001, which was charged to deferred compensation and is being amortized to expense over the remaining vesting period.

      Provision for doubtful accounts. Our provision for doubtful accounts increased to $32.3 million in 2001 from $2.6 million in 2000. The increase in 2001 was due to adverse developments in the financial condition of several of our customers during 2001, primarily telecommunications carriers that experienced adverse changes in their financial condition during 2001, and accordingly, we increased our estimates of the amount of receivables, which will not be collectible from those customers.

      Restructuring charges. In 2001, we recorded $13.6 million in restructuring charges, primarily in connection with the closing of seven offices and reduction in our workforce. The restructuring charges are comprised primarily of $9.1 million for obligations under leases for premises, which the Company has vacated, $3.3 million for severance and related contractual obligations for approximately 115 non-unionized personnel and executives in areas being closed or scaled back, and $1.2 million for write-offs of property and equipment. During the year we scaled back our expansion plans and closed a number of offices, and changed our business plans to focus primarily on our traditional markets, including the New York metropolitan region, Washington D.C., Philadelphia and Boston, among others.

      Interest expense. Interest expense decreased to $1.1 million in 2001 from $1.3 million in 2000. The decrease was primarily due to a lower average level of debt outstanding in 2001. On August 1, 2001, we repaid the loan of $2.0 million outstanding under our revolving credit facility, and during 2001 we repaid $1.5 million of our subordinated note payable to a stockholder.

      Interest income. Interest income increased to $2.3 million in 2001 from $2.0 million in 2000. Interest income is earned on our interest-bearing cash equivalents. The increased income in 2001 was due to a higher average amount of cash equivalents, partially offset by lower prevailing interest rates.

      Other (income) expense, net. Other (income) expense, net, was $2.0 million of expense, comprised primarily of a write-off of an investment in securities of $1.6 million and costs of $0.3 million related to a potential acquisition not consummated.

      Income tax provision (benefits). Excluding tax benefits related to amortization of deferred stock-based compensation, our effective tax rate in 2001 was approximately 46% because a significant portion of our operations is concentrated in New York City, which subjects us to a local tax on income derived in that jurisdiction. Amortization of deferred stock-based compensation relates to both incentive stock options and nonqualified options, however tax benefits are not available for incentive stock options. Therefore, tax benefits recorded in connection with amortization of deferred stock-based compensation represent a lower effective rate compared with the effective rate for all other income (loss). As a result, our total effective tax rate for financial reporting purposes was 42% and 60% for 2001 and 2000, respectively.

     Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

      Revenues. Our revenues increased by 96% to $296.0 million in 2000 from $150.9 million in 1999. The increase in revenues was a result of expanded business from existing key customers, revenue generation from a growing customer base and expansion into new markets. During 1999, we entered into an engineering, procurement and construction contract with a customer, or the EPC contract, under which we recorded approximately $69.2 million and $34.6 million of revenues for 2000 and 1999, respectively.

      Cost of revenues. Our cost of revenues increased by 86% to $222.8 million in 2000 from $119.6 million in 1999. The increase was due in part to increased technical personnel in support of additional demand from customers for our services, an increase in rent expense for additional premises and equipment, and an increase in our fleet of vehicles. In addition, we expanded our operations into new geographic markets in 2000, where we incurred costs for new supervisory and support personnel, tools and equipment, vehicles and leasehold improvements. Cost of revenues declined to 75.3% of total revenues in 2000 from 79.3% in the same period of 1999, because the rate of increase in our revenues was higher than the rate of increase in our expenses. Costs of approximately $60.7 million and $31.0 million were incurred in 2000 and 1999, respectively, in connection with the EPC contract.

      General and administrative expenses. Our general and administrative expenses increased 126% to $20.3 million in 2000 from $9.0 million in 1999. The increase was primarily due to additional compensation and related benefits for new executive and administrative personnel required to support our increased revenues.

      Depreciation and amortization. Our depreciation and amortization expense increased 143% to $3.6 million in 2000 from $1.5 million in 1999. The increase reflects the depreciation of additional equipment acquired during 2000.

      Non-cash stock-based compensation. We recorded amortization of non-cash stock-based compensation of $26.2 million in 2000, compared with $2.2 million in 1999, related to options and restricted stock granted at exercise prices determined by our Board of Directors at dates of grant to be equal to the fair value of the underlying stock, but with respect to which, for financial reporting purposes, the exercise or sales prices were subsequently determined to be lower than the deemed fair values of the underlying common stock at dates of grant.

      Interest expense. Interest expense increased to $1.3 million in 2000 from $1.1 million in 1999. The increase was due to higher interest rates on our revolving line of credit and increases in equipment and capital lease obligations, offset by lower interest expense on subordinated notes payable because of a lower average level of such subordinated notes outstanding as a result of repayments of $2.0 million during 2000.

      Interest income. Interest income was $2.0 million for the year 2000, representing interest earned on our interest-bearing cash equivalents acquired in August 2000 with the proceeds from the Company’s initial public offering.

      Income tax provision (benefits). Excluding the effect of amortization of deferred stock-based compensation, our effective tax rate for 2000 was approximately 43% because a significant portion of our operations is concentrated in New York City, which subjects us to a local tax on income derived in that jurisdiction. Amortization of deferred stock-based compensation relates to both incentive stock options and nonqualified stock options, however, tax benefits are not available for incentive stock options. Therefore, tax benefits recorded in connection with amortization of deferred stock-based compensation represent a lower effective rate compared with the effective rate for all other income. As a result, our total effective tax rate for financial reporting purposes was 60% and 47% for the years 2000 and 1999, respectively.

Liquidity and Capital Resources

      Our primary liquidity needs are for working capital and capital expenditures. Our primary sources of liquidity are cash flows from operations and the net proceeds from our IPO. As of December 31, 2002, we had cash and cash equivalents, a certificate of deposit and available-for-sale investments of $74.4 million.

      On August 2, 2000, we completed an IPO of 6,900,000 shares of common stock at a price of $15.00 per share. We received net proceeds of $96.3 million after underwriting discounts and before expenses of the offering. We used approximately $10.1 million of the net proceeds to pay a portion of the borrowings outstanding under our revolving credit facility. We also used $1.1 million of the net proceeds to pay dividends accrued after December 31, 1998 on redeemable convertible preferred stock which was converted to common stock upon consummation of our IPO, and $0.4 million to repay subordinated notes payable to our two principal common stockholders. The remaining net proceeds of the IPO, after expenses of the offering, were invested in interest bearing cash equivalents.

      In June 1999, we obtained a $10 million revolving credit facility from two banks, which was subsequently increased to $12.5 million in December 1999, and to $20 million in March 2000. In November 2000, we completed a $50 million bank credit facility with five banks, which was to be used for general corporate purposes including working capital and potential acquisitions. In August 2001, we repaid the $2.0 million loan outstanding under the credit facility, and in December 2001 we terminated the credit facility as we did not anticipate that borrowings under the credit facility would be required in order to meet our projected needs for liquidity for the foreseeable future.

      Cash used in operations is required primarily to carry accounts receivable and to fund projects in process and other working capital requirements. To the extent that our customers suffer adverse developments in their financial condition, they may be unable to provide us with additional revenues and they also may be unable to repay some or all of our receivables, and as a result our cash receipts would be adversely impacted. Net cash used by operations was $1.6 million for 2002, representing net collections of receivables offset by payments made for accrued liabilities. Net cash provided by operations was $25.1 million for 2001, resulting from net collections of receivables offset by payments made for accounts payable and income taxes. Net cash used in operations was $15.1 million in 2000.

      We invoice our customers for large projects on a monthly basis as work is performed and/or when milestones are achieved. Unattained milestones would result in a delay in billing the customers, which would in turn result in a delay in cash receipts. For certain projects, customers hold back a certain percentage (usually 10%) until the project is completed. As of December 31, 2002, these holdbacks aggregated $2.6 million.

      If revenues increase in future years, we would likely be required to finance an increased level of working capital, primarily comprised of higher levels of accounts receivable and projects in process. Alternatively, to the extent we are not successful in replacing revenues previously derived from several of our large telecommunications-carrier customers with other revenues from existing or new customers, our liquidity position would be adversely impacted if we are unable to reduce our costs at a rate commensurate with the reduction in revenues, and we could incur a net loss.

      Cash used by investing activities for 2002 of $43.6 million was primarily for the purchase of available-for-sale investments of $44.1 million, the investment in a certificate of deposit of $2.0 million and $0.9 million for capital expenditures, net of $3.4 million from proceeds on the sale of publicly traded common stock received from a customer in October 2001 in a partial settlement of a receivable. Cash used for investing activities, primarily capital expenditures, was $7.9 million for 2001, and $11.3 million for 2000.

      Net cash used in financing activities for 2002 was $2.5 million, and $5.0 million for 2001 primarily for debt repayments. Net cash provided by financing activities for 2000 was $88.9 million, comprised of $96.3 million in proceeds from our IPO and $6.6 million proceeds from exercises of stock options and sales of restricted stock, offset by costs of the IPO of $2.3 million, preferred dividends of $1.1 million, and net debt repayments.

      We have no material commitments other than installment obligations related to equipment purchases, leases for facilities, computer equipment and vehicles, and a subordinated note payable to a stockholder. We anticipate that available cash and cash equivalents and cash flows from operations will be sufficient to satisfy our working capital requirements for the foreseeable future. Our future working capital requirements and liquidity will depend upon many factors, including our customers’ financial condition and their ability to pay amounts owing to us, our ability to replace the revenues previously derived from several of our large telecommunications-carrier customers with revenue from other customers, and our ability to reduce costs at a rate commensurate with any reduction in revenues which we are unable to replace with new revenues.

      A summary of our contractual cash obligations as of December 31, 2002 is as follows:

	Payments Due By Period

					2006
	Total	2003	2004	2005	and Beyond

	(In thousands)
Long-term debt	$2,235	$1,776	$459	$—	$—
Capital leases	264	258	6	—	—
Operating leases	19,546	4,793	3,330	2,712	8,711

Total contractual cash obligations	$22,045	$6,827	$3,795	$2,712	$8,711

      On October 2, 2001 we received publicly traded shares of common stock of Metromedia Fiber Network Inc. (“MFN”) with a value of $4.8 million at that date, in partial settlement of a receivable. As of December 31, 2001 the MFN common stock had a market value of $4.9 million. The MFN common stock is classified as an “available-for-sale” security and is included in current assets on our balance sheet. During January and April 2002 the MFN common stock was sold for $3.4 million, resulting in a net loss of $1.4 million. See Note 6 of “Notes to Consolidated Financial Statements.”

Effects of Recently Issued Accounting Standards

      On January 1, 2002, we adopted Statement of Financial Accounting Standards No. (“SFAS”) 142, which requires goodwill to be tested for impairment on an annual basis, and written down when impaired, rather than amortized, as previously required. If an impairment loss exists as a result of the transitional goodwill impairment test, the implementation of SFAS 142 could result in a one-time charge to earnings as a cumulative effect of accounting change. We did not identify an impairment charge upon implementation.

      During the fourth quarter of 2002, we conducted the required annual impairment review. Due to a significant decrease in demand for services from telecommunications carriers and uncertainty as to the timing of any improvement in industry conditions, we determined that the implied fair value of our reporting unit, based on quoted market prices, is less than recorded goodwill for our reporting unit. As a result we recorded a goodwill impairment charge of $1.5 million.

      In October 2001, the Financial Accounting Standards Board issued SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement defines the accounting and reporting for the impairment and disposal of long-lived assets and was effective for us on January 1, 2002. The adoption of this Statement did not have a material effect on our results of operations or financial position.

      In April 2002, the FASB issued SFAS 145 “Rescission of FAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002.” This Statement amends SFAS 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions as well as other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS 145 is effective for fiscal years beginning after December 31, 2002. We do not anticipate that the adoption of SFAS 145 will have a material impact on the consolidated financial statements.

      In June 2002, the FASB issued SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 is effective for fiscal years beginning after December 31, 2002. This statement could impact the accounting for restructuring charges that the Company might incur in the future.

      In December 2002, the FASB issued SFAS 148 “Accounting for Stock-Based Compensation — Transition and Disclosure” that amends SFAS 123 “Accounting for Stock-Based Compensation.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 amends the disclosure requirements of APB Opinion No. 28, “Interim Financial Reporting” and Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. SFAS 148 is effective for fiscal years ending after December 15, 2002. The adoption of SFAS 148 except for the disclosure requirements had no impact on the consolidated financial statements. The additional required disclosure is found in Note 13 of “Notes to Consolidated Financial Statements.”

Forward Looking Statements

      This Annual Report on Form 10-K, including the Notes to the Consolidated Financial Statements and this Management’s Discussion and Analysis of Financial Condition and Results of Operations, contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe the Company’s objectives, plans or goals also are forward-looking statements. The Company’s operations are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. The forward-looking statements included herein are made only as of the date of this Annual Report on Form 10-K and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. No assurances can be given that projected results or events will be achieved.

Item 7A.	Quantitative and Qualitative Disclosures About Market Risk

      The following discusses our exposure to market risk related to changes in interest rates, equity prices and foreign currency exchange rates.

      At December 31, 2002, we had cash and cash equivalents of $28.1 million, and available-for-sale investments of $44.3 million. Cash equivalents are interest-bearing investment grade securities, primarily short-term, highly liquid investments with original maturities at the date of purchase of less than 90 days. The available-for-sale investments are investment grade securities backed by U.S. government and Federal Agency bonds, which have a maturity in excess of 90 days. These investments are subject to interest rate risk and will decrease in value if market interest rates increase. A hypothetical increase in the market interest rates by 10 basis points over the rates in effect on December 31, 2002 would cause the fair value of these short-term investments to decline by an insignificant amount. We have the ability to hold these investments until maturity, and therefore we do not expect the value of these investments to be affected to any significant degree by the effect of a sudden change in market interest rates. Declines in interest rates over time will, however, reduce our interest income.

      We currently do not have any international operations, and we currently do not enter into forward exchange contracts or other financial instruments with respect to foreign currency. Accordingly, we currently do not have any foreign currency exchange rate risk.

Item 8.	Financial Statements and Supplementary Data

      See Item 15 and the index therein for a listing of the Financial Statements included as a part of this report.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosures

      None.

PART III

Item 10.	Directors And Executive Officers of the Registrant

Information Regarding the Board of Directors and Committees

      The following individuals currently serve as members of the Company’s Board of Directors: Hugh J. O’Kane, Jr., who is the Chairman of the Board, and his brother Kevin M. O’Kane, who is the Vice Chairman of the Board and our Chief Executive Officer.

      Hugh J. O’Kane, Jr. has approximately 17 years experience in the telecommunications industry and 29 years in the electrical contracting industry. He has been Chairman of the Board of Directors since our inception. In addition, he served as our President and Chief Executive Officer from our inception until February, 2000. Prior to our founding, Mr. O’Kane held various positions in our predecessor Company, most recently as its President, since joining his family’s business in 1973. Mr. O’Kane holds a B.S. in Finance from Boston College.

      Kevin M. O’Kane has approximately 17 years experience in the telecommunications industry and 26 years in the electrical contracting industry. He was our President and Chief Executive Officer from March 31, 2001 through September 8, 2002. Since that date, he has served as our Chief Executive Officer. Prior to March 31, 2001, Mr. O’Kane was our Chief Operating Officer, and he has been a Director since our inception. In February 2000, he was appointed Vice Chairman of our Board of Directors. Prior to our founding, Mr. O’Kane held various positions in our predecessor Company, most recently as its Chief

Executive Officer, since joining his family’s business in 1976. Mr. O’Kane holds a B.S. in Accounting from Boston College.

      The following individuals do not currently serve as members of the Company’s Board of Directors, but had served in such capacity for all or a portion of the calendar year ending December 31, 2002: Peter Crisp served as a Class III Director and as a member of the Audit Committee from January 1, 2002 through March 3, 2002. Walter C. Teagle III, served as a Class I Director and as Executive Vice President, Administration, from January 1, 2002 through July 15, 2002. L. White Matthews III, served as a Class I Director and a member of the Audit Committee and Compensation Committee during 2002, but resigned from all such positions effective January 27, 2003. Kathleen Perone served as a Class II Director and as a member of the Compensation Committee during 2002. Ms. Perone also served on the Audit Committee from April 17, 2002. Ms. Perone resigned from all positions with the Company, effective February 10, 2003. Richard L. Schwob served as a Class II Director during 2002, and Mr. Schwob also served on the Audit Committee throughout 2002. Mr. Schwob resigned from all positions with the Company, effective February 7, 2003. Mr. Richard W. Smith served as a Class II Director and as a member of the Compensation Committee during 2002. Mr. Smith resigned from all positions with the Company, effective February 17, 2003.

      Due to the resignation of four directors during January and February 2003, our Board now consists solely of Mr. Hugh J. O’Kane and Mr. Kevin M. O’Kane.

Compensation Committee Interlocks and Insider Participation

      Prior to January 1999, all compensation decisions relating to our executive officers were made solely by our Board of Directors. Upon formation of our Compensation Committee and through December 31, 2002, the Compensation Committee made recommendations regarding the compensation of our executive officers.

Compensation Committee Report on Executive Compensation

      L. White Matthews, Kathleen A. Perone, and Richard W. Smith resigned from the Company’s Board of Directors and Compensation Committee on January 27, 2003, February 10, 2003 and February 17, 2003, respectively. They did not prepare a report prior to their resignation.

Report of the Audit Committee

      L. White Matthews, Richard L. Schwob, and Kathleen A. Perone resigned from the Company’s Board of Directors and Audit Committee on January 27, 2003, February 7, 2003 and February 10, 2003 respectively. They did not prepare a report prior to their resignation.

Executive Officers

      The current executive officers of the Company are as follows:

Name	Age	Position

Hugh J. O’Kane, Jr.	52	Chairman of the Board
Kevin M. O’Kane	50	CEO, Vice Chairman and Director
Bruce Levy	47	President and Chief Operating Officer
Norman Fornella	54	Executive Vice President, Chief Financial Officer
Victor P. DeJoy, Sr.	34	Executive Vice President, Engineering
Noah Franzblau	34	Vice President, Secretary and General Counsel

      For biographical information concerning Mr. Hugh J. O’Kane, Jr. and Kevin M. O’Kane see “Information Regarding the Board of Directors and Committees” above.

      Bruce Levy, President and Chief Operating Officer, joined Lexent in September 2002. Mr. Levy held a variety of senior management positions at GPU, Inc., an electric utility holding company and at GPU International Group, a wholly owned subsidiary of GPU, Inc., including President and Chief Executive Officer

(GPU International Group) and Sr. Vice President and Chief Financial Officer (GPU, Inc.). Mr. Levy holds an MBA in Finance from New York University and a Bachelor of Engineering from City College of New York.

      Norman Fornella, Executive Vice President and Chief Financial Officer, joined Lexent in September 2002. Mr. Fornella was Executive Vice President-Chief Financial Officer and Treasurer of Provant, Inc., a provider of performance improvement and training services. Prior to that, Mr. Fornella served as Executive Vice President, Chief Financial Officer and Treasurer of Morse Diesel International, a wholly owned subsidiary of AMEC, a firm specializing in project management, general contracting, and construction consulting services. Mr. Fornella was also V.P. of Finance for Gibbs and Hill, Inc., an electrical engineering and design construction firm. Mr. Fornella holds an M.B.A. in Business Administration from Duquesne University as well as a BS in Accounting and Economics from Indiana University of Pennsylvania. He is a certified public accountant in Pennsylvania and New Jersey.

      Victor P. DeJoy, Sr. has approximately 12 years experience in the telecommunications industry and has been the Executive Vice President of our Company in charge of design, engineering and program management services since December 1999. Prior to joining our Company, he served as the Northeastern Regional Vice President of Engineering and Operations at Nextlink Communications since March 1998. From May 1992 through March 1998, Mr. DeJoy held various positions with TCG, most recently as its Vice President of National Provisioning Center. Mr. DeJoy holds a BS in electrical engineering from Rutgers College of Engineering.

      Noah Franzblau has been the Secretary of the Company since January 1, 2002. He also serves as General Counsel and has been employed by the Company since August 2000. Prior to joining our Company, he served as an Associate Attorney with the law firm of Riker, Danzig, Scherer, Hyland & Peretti, LLP. Mr. Franzblau holds a B.A. from Tufts University and a JD/MBA from the University of Denver.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s officers and directors, and persons who own more than 10% of the Company’s Common Stock, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”). Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based solely on its review of Forms 3 and 4 and amendments thereto furnished to the Company during its most recent fiscal year, Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that through December 31, 2002, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were met, with the exception of the following:

      Victor P. Dejoy, Sr. filed reports late with respect to 22,500 options issued in March 2002 and 22,500 options issued in December 2002. These issuances were reported on a Form 5 in March 2003.

Item 11.	Executive Compensation

      Set forth below is the aggregate compensation for services rendered in all capacities to the Company during its fiscal years ended December 31, 2000, 2001, and 2002 by its Chief Executive Officer and the five other highest-paid executive officers whose compensation exceeded $100,000 during its fiscal year ended December 31, 2002. These individuals are referred to as the Named Executive Officers. The compensation described in this table does not include medical or other benefits that are available generally to all of our salaried employees or certain perquisites or other personal benefits received that do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus:

Summary Compensation Table

						Long Term
						Compensation
						Securities
	Fiscal				Other Annual	Underlying	All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(1)	Options	Compensation

Hugh O’Kane	2002	$280,000	—	(3)	$6,000	—	—
Chairman of the Board	2001	$280,000	—	(3)	$5,100	—	—
	2000	$265,000	$350,000	(2)	$5,100	60,000	—
Kevin O’Kane	2002	$280,000	—	(3)	$6,000	—	—
CEO, Vice Chairman	2001	$280,000	—	(3)	$5,100	—	—
and Director	2000	$265,000	$350,000	(2)	$5,100	60,000	—
Bruce Levy	2002	$81,000	—		$2,400	600,000	—
President and Chief Operating Officer
Norman Fornella	2002	$63,000	—		$1,900	225,000	—
Executive Vice President and Chief Financial Officer
Victor DeJoy	2002	$255,000	—	(3)	$6,000	70,000 (5)	—
Executive Vice	2001	$255,000	—	(3)	$5,100	—	—
President, Engineering	2000	$226,200	$185,000	(2)	$5,100	— (4)	—
Noah Franzblau(7)	2002	$159,000	—	(3)	$4,800	15,000 (6)	—
Vice President,	2001	$123,000	—	(3)	$3,700	—	—
Secretary and	2000	$38,000	$9,500	(2)	$1,100	— (4)	—
General Counsel

(1)	Compensation in this column reflects contributions made by us to our 401(k) plan on behalf of each of the Named Executive Officers.

(2)	Bonuses for the year 2000 were paid in 2001.

(3)	Bonuses were not paid for the years 2001 and 2002.

(4)	Excludes 25,000 and 15,000 options, for Messrs. Dejoy and Franzblau, respectively, granted in 2000 which were tendered and canceled on September 24, 2001 pursuant to an offer by the Company to exchange outstanding options with exercise prices of $13.50 or higher for new options to be granted on March 25, 2002 to optionees still employed at that date equal to the number of options previously tendered by each optionee. The exercise price of the new options was the closing market price on March 25, 2002, which was $3.03.

(5)	Includes 25,000 options granted in 2000 which were tendered and cancelled on 9/24/01 and were re-priced on March 25, 2002, 22,500 options granted on 3/25/02, and 22,500 options granted on 12/20/02.

(6)	Includes 15,000 options granted in 2000 which were tendered and cancelled on 9/24/01 and were re-priced on March 25, 2002. The exercise price of the new options was the closing market price on March 25, 2002, which was $3.03.

(7)	As of January 1, 2003, Noah Franzblau’s annual compensation for fiscal year 2003 was increased to $190,000.

Option Grants in Year Ended December 31, 2002

      The following table sets forth information regarding stock options granted by the Company during the fiscal year ended December 31, 2002 to each or any of the Named Executive Officers:

	Individual Grants
					Potential Realizable Value
	Number of				at Assumed Annual Rates
	Securities	Percentage of			of Stock Price Appreciation
	Underlying	Total Options			for Option Term(2)
	Options	Granted in	Exercise Price	Expiration
Name	Granted	Fiscal 2002(1)	($/Share)	Date	5%	10%

Victor DeJoy(3)	25,000	0.9%	$3.03	12/20/10	$47,600	$120,700
Victor DeJoy(4)	22,500	0.8%	$3.03	03/25/12	$42,900	$108,700
Victor Dejoy(5)	22,500	0.8%	$0.88	12/20/12	$12,450	$31,500
Norman Fornella(6)	225,000	7.8%	$1.58	09/23/12	$223,650	$566,550
Bruce Levy(7)	600,000	20.7%	$1.67	09/09/12	$630,000	$1,597,000

(1)	Based on a total of 2,899,425 options granted in 2002.

(2)	The fair market value (“FMV”) was determined as the closing price on the date of grant. The potential realizable values under such options are shown based on assumed rates of annual compound stock price appreciation of 5% and 10% over the full option term from the date the option was granted. These rates represent assumed rates of appreciation only. Actual gains, if any, on stock option exercises will depend upon the future performance of our common stock.

(3)	Mr. Dejoy received 25,000 options in 2000, which were tendered and cancelled on September 24, 2001 pursuant to an offer by the Company to exchange outstanding options with exercise prices of $13.50 or higher for 25,000 of new options granted on March 25, 2002 with an exercise price of $3.03 per share. The new options vest as if the tendered options had not been cancelled.

(4)	Mr. Dejoy was granted 22,500 options on March 25, 2002. The options vest in 25% increments over 4 years with the first 25% to vest on the first anniversary of the date of the grant.

(5)	Mr. Dejoy was granted 22,500 options on December 20, 2002. The options vest in 25% increments over 4 years with the first 25% to vest on the first anniversary of the date of the grant.

(6)	Options vested at 25% on September 23, 2002 (Commencement Date) for Mr. Fornella, and remaining options shall vest in thirty-six equal increments over the thirty-six month period beginning at the end of the month following the first anniversary of the Commencement Date.

(7)	Options vested at 25% on September 9, 2002 (Commencement Date) for Mr. Levy, and remaining options shall vest in thirty-six equal increments over the thirty-six month period beginning at the end of the month following the first anniversary of the Commencement Date.

2002 Stock Option Exercises and Year-End Option Values

      The following table sets forth for each of the Named Executive Officers information concerning the exercise of options during fiscal year 2002 and the number and value of securities underlying unexercised options held by the Named Executive Officers at December 31, 2002:

			Number of
			Securities Underlying		Value of Unexercised
			Unexercised Options at		In the Money Options
	Shares		December 31, 2002		December 31, 2002(1)
	Acquired on	Value
Name	Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Hugh O’Kane	—	—	45,230	14,770	—	—
Kevin O’Kane	—	—	45,230	14,770	—	—
Bruce Levy	—	—	150,000	450,000	—	—
Norman Fornella	—	—	56,250	168,750	—	—
Victor Dejoy	—	—	422,543	166,457	—	—
Noah Franzblau	—	—	8,438	6,562	—	—

(1)	Value of unexercised in-the-money options are based on a value of $0.86 per share, the closing price on December 31, 2002, minus the per share exercise price, multiplied by the number of shares underlying the option.

Employment Arrangements

      In July 1998, the Company entered into substantially similar employment agreements with Hugh O’Kane, Jr. and Kevin O’Kane. Under such agreements, Hugh O’Kane, Jr. agreed to initially serve as our President and Chief Operating Officer and Kevin O’Kane agreed to initially serve as our Executive Vice President, and, in each case in any other capacity as requested by our Board of Directors through July 2003. Each agreement shall be automatically renewed for successive one year periods until terminated by either party. In February 2000, these agreements were amended to provide each individual an annual salary of $265,000, subject to periodic increases as approved by the Compensation Committee, and an annual bonus targeted at $300,000, subject to adjustment by the Compensation Committee. In connection with these amendments, each individual was granted options to purchase 60,000 shares of common stock at an exercise price of $7.33 per share. In the event either individual is terminated without cause, that individual is entitled to receive severance payments equal to 100% of his base salary through the end of his employment term.

      In December 1999, the Company entered into an employment agreement with Mr. DeJoy in which he agreed to serve as an Executive Vice President through December 2003. In addition, under his agreement, Mr. DeJoy agreed to serve as President of one of our subsidiaries. This agreement may be extended according to its terms. Under this agreement, Mr. DeJoy is paid compensation in an amount not less than $240,000 per year, subject to periodic increases as approved by the Compensation Committee, and, in the event we achieve targeted performance standards, he is entitled to receive a bonus of 40% of his base salary. In addition, Mr. DeJoy received options to purchase 525,000 shares, of our common stock at an exercise price of $6.67 per share upon execution of his agreement. These options vested as to the first 150,000 shares on the date of grant and, as to the balance, in equal monthly installments over the 36 months after the first anniversary of the date of grant. In the future, Mr. DeJoy is eligible to receive options to purchase at least 22,500 shares of common stock each year at an exercise price equal to the fair market value of our common stock on the date of grant. In the event Mr. DeJoy is terminated without cause or terminates his employment for good reason under the agreement, he is entitled to severance payments equal to 100% of his base salary for varying periods up to but not exceeding 18 months.

      In September 2002, the Company entered into a four year employment agreement with Mr. Bruce Levy in which he agreed to serve as President and Chief Operating Officer. This agreement may be extended according to its terms. Under this agreement, Mr. Levy is paid compensation in an amount not less than $280,000 per year, subject to periodic increases as approved by the Board, and, in the event we achieve targeted performance standards, he is entitled to receive a bonus of 80% of his base salary. Mr. Levy shall receive a bonus of at least $100,000 in 2003. In addition, Mr. Levy received options to purchase 600,000 shares of our common stock at an exercise price of $1.67 per share upon execution of his agreement. These options vested as to the first 150,000 shares on the date of grant, and the balance vest in equal monthly installments over the 36 months after the first anniversary of the date of grant. In the future, Mr. Levy shall receive options to purchase at least 25,000 shares of common stock each year at an exercise price equal to the fair market value of our common stock on the date of grant. In the event Mr. Levy is terminated without cause, he is entitled to severance payments equal to 100% of his base salary for (i) two years, if the termination occurs in the first year of employment and (ii) one year, if the termination occurs thereafter.

      In September, 2002, the Company entered into a four year employment agreement with Mr. Norman Fornella in which he agreed to serve as Executive Vice-President and Chief Financial Officer. This agreement may be extended according to its terms. Under this agreement, Mr. Fornella is paid compensation in an amount not less than $250,000 per year, subject to periodic increases as approved by the Board, and, in the event we achieve targeted performance standards, he is entitled to receive a bonus of 40% of his base salary. Mr. Fornella shall receive a bonus of at least $50,000 in 2003. In addition, Mr. Fornella received options to purchase 225,000 shares of our common stock at an exercise price of $1.58 per share upon execution of his agreement. Twenty-five percent of these options vested on the date of grant, and the balance vest in equal monthly installments over the 36 months after the first anniversary of the date of grant. In the event Mr. Fornella is terminated without cause, he is entitled to severance payments equal to 100% of his base salary for one year.

      In February 2003, the Company entered into an employment agreement with Mr. Noah Franzblau in which he agreed to serve as Vice President and General Counsel, effective January 1, 2003. Under this agreement, Mr. Franzblau is paid compensation in an amount not less than $190,000 per year, and, in the event we achieve targeted performance standards, he is entitled to receive a bonus of 30% of his base salary. In the event Mr. Franzblau is terminated without cause, he is entitled to severance payments equal to 100% of his base salary for a period of six months.

Ten Year Option SAR Re-Pricing

      The following table reflects the re-pricing of shares for the Named Executive Officers, as a result of the offer by the Company to exchange outstanding options with an exercise price of $13.50 or higher for new options to be granted on March 25, 2002 equal to the number of options previously tendered by each optionee.

Amount of Time
			Per Share	Original		Remaining
		Number of	Market	Exercise	Exercise	Before the
	Date of	Options	Price @	Price	Price of	Cancelled
	Option	Subject to	Time of	Cancelled	Replacement	Option Would
Name and Position	Re-pricing	Re-pricing	Re-pricing	Option	Option	Have Expired

Victor DeJoy	3/25/02	25,000	$3.03	$17.13	$3.03	111 months
Executive Vice President, Engineering
Noah Franzblau	3/25/02	15,000	$3.03	$15.00	$3.03	106 months
Secretary and General Counsel

PERFORMANCE GRAPH

      The following graph compares, for the period from July 28, 2000, the date of the IPO, to December 31, 2002 the cumulative total shareholder return on Lexent’s Common Stock with the cumulative total return on the Standard and Poor’s 500 Index (The S&P 500 Index), the NASDAQ Composite Index (NASDAQ Composite), and a peer group index selected by the Company’s management, which includes three public companies within the Company’s industry (the “Peer Group”). The comparison assumes that $100 was invested on July 28, 2000 in the Company’s Common Stock, the S&P 500 Index, the NASDAQ Composite and the Peer Group. The companies that comprise the Peer Group are: Dycom Industries, Inc., MasTec, Inc., and Quanta Services, Inc. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

Comparison of Cumulative Total Return Performance Graph

Ratification of the Selection of the Independent Auditors

      The Board of Directors has selected PricewaterhouseCoopers LLP, to audit the financial statements for the fiscal year ending December 31, 2003. PricewaterhouseCoopers LLP has served as the Company’s auditors since August 1998.

      PricewaterhouseCoopers LLP has billed the Company and it subsidiaries fees as set forth in the table below of (i) the audit of the Company’s 2002 and 2001 annual financial statements and reviews of quarterly financial statements and other audit services, and (ii) other audit services described below that were billed in 2002 and 2001.

	Year Ended
	December 31,

	2002	2001

	(In thousands)
Audit fees(1)	$161	$165
Audit-related fees(2)	35	280
Tax fees(3)	7	—
All other fees(4)	—	22

	$203	$467

(1)	Consists of $0.1 million in 2002 of fees that will be invoiced in 2003 relating to the audits of the consolidated financial statements and review of documents filed with the SEC.

(2)	Consists of fees for the audit related to the employee benefit plan, and fees related to the audit and due diligence of an unconsummated acquisition in 2001.

(3)	Consists of fees for services related to income tax compliance and related tax services.

(4)	All other fees were for non-audit related services. The fees relate to a field exam for the Company’s line of credit in 2001.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

      The following table contains information, as of March 12, 2003, about the beneficial ownership of our common stock for:

—	Each person who beneficially owns more than five percent of the common stock;

—	Each of our directors;

—	The Named Executive Officers; and

—	All directors and executive officers as a group.

      Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 42,991,174 shares of common stock outstanding, options currently exercisable, and options exercisable within the next 60 days, as of March 12, 2003. Fractional shares have been rounded to the nearest whole number.

	Number
	of Shares	Percentage
Name and Address of	Beneficially	of Shares
Beneficial Owner(1)	Owned	Outstanding

Kevin M. O’Kane(2)	11,431,680	26.59%
Hugh J. O’Kane, Jr.(3)	10,526,954	24.49%
Abbott Capital Management	6,827,564	15.88%
1211 Avenue of the Americas, Suite 4300
New York, New York 10036
Allegra Capital Partners III, L.P.	3,837,060	8.93%
515 Madison Avenue 29th Floor
New York, New York 10022
Bruce Levy(4)	164,400	*
Norman Fornella(5)	56,250	*
Victor DeJoy(6)	468,169	1.09%

	Number
	of Shares	Percentage
Name and Address of	Beneficially	of Shares
Beneficial Owner(1)	Owned	Outstanding

Noah Franzblau(7)	10,000	*
All current directors and executive officers as a group (6 persons)(8)	22,657,453	52.70%

*	Represents beneficial ownership of less than 1%.

(1)	Unless otherwise indicated, the address for each person or entity named above is c/o Lexent Inc., Three New York Plaza, New York, New York 10004.

(2)	Includes 50,910 shares subject to options exercisable within 60 days of March 12, 2003, an aggregate 600,000 shares held in trust for Kevin O’Kane’s children for which Mrs. O’Kane is co-trustee and 894,326 shares held in trust for Hugh O’Kane’s family for which Kevin O’Kane is co-trustee.

(3)	Includes 50,910 shares subject to options exercisable within 60 days of March 12, 2003, an aggregate 600,000 shares held in trust for Hugh O’Kane’s children for which Hugh O’Kane is co-trustee and 894,326 shares held in trust for Hugh O’Kane’s family for which Kevin O’Kane is co-trustee.

(4)	Includes 150,000 shares subject to options exercisable within 60 days of March 12, 2003.

(5)	Includes 56,250 shares subject to options exercisable within 60 days of March 12, 2003.

(6)	Includes 468,169 shares subject to options exercisable within 60 days of March 12, 2003.

(7)	Includes 10,000 shares subject to options exercisable within 60 days of March 12, 2003.

(8)	Includes 786,239 shares subject to options exercisable within 60 days of March 12, 2003.

Equity Compensation Plan Information

      The following table summarizes the Company’s equity compensation plan as of December 31, 2002.

(c)
	(a)		Number Of Securities
	Number Of		Remaining Available For
	Securities	(b)	Future Issuance Under
	To Be Issued Upon	Weighted-Average	Equity Compensation
	Exercise Of	Exercise Price Of	Plans (Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))

Equity Compensation Plans Approved by Shareholders	5,125,767	$5.05	2,487,082

Equity Compensation Plans Not Approved by Shareholders	—

TOTAL	5,125,767	$5.05	2,487,082

Item 13.	Certain Relationships and Related Transactions

      On January 1, 1997, Hugh O’Kane Electric Co., Inc., our predecessor Company repurchased common shares owned by Denis J. O’Kane, a stockholder and brother of Hugh J. O’Kane Jr., our Chairman, and Kevin M. O’Kane, our Vice Chairman and Chief Executive Officer. In consideration for the repurchase, Denis O’Kane was issued a subordinated promissory note in the amount of $10.2 million. The note bears interest at the rate of 6% per year. The Company made the first payment on the note on July 23,1998 in connection with the merger of the Hugh O’Kane Electric Co., Inc. with and into our Company. The payment was for $1.5 million plus accrued interest. As of December 31, 2002 and 2001, the outstanding principal balance of the note was $2.0 million and $3.6 million, respectively, of which $1.6 million is classified as current at both dates, and the balance is classified as non-current. The note is subordinated to all senior debt. The note is payable in quarterly installments of $0.4 million plus accrued interest starting October 1, 1998, with the final payment due on January 1, 2004.

      As of December 31, 1999, the Company had outstanding subordinated promissory notes payable to its two principal common stockholders in the aggregate amount of $0.4 million, which were classified as non-current. The notes bore interest at 6% and were subordinated to all senior debt. On August 31, 2000, the Company repaid those notes to its two principal common stockholders.

      From time to time prior to our initial public offering in July 2000, the Company’s two principal common stockholders advanced money to the Company for its operating needs, and the Company made repayments of such advances. At December 31, 1999, the amount owed by the Company to its two principal common stockholders for such advances aggregated $0.2 million, which was repaid in November 2000. The advances bore interest at the rate of 6%, were not subordinated, and were classified as current because there were no formal repayment terms.

      The Company leases a building for office and warehouse purposes in New York City and a warehouse building in South Plainfield, NJ from entities owned by its two principal common stockholders and another common stockholder. Annual rentals for office and warehouse premises in New York City are $0.3 million for calendar years 1998 through 2001, and $0.4 million for calendar year 2002. Annual rentals for office and warehouse premises in South Plainfield, NJ are $0.1 million for the twelve-month periods April through March, commencing April 1998 through March 2008.

      On May 1, 2000, the Company entered into a ten-year lease for a garage and warehouse facility in Long Island City, New York. The lease payments are $0.6 million per year commencing May 1, 2000 through April 2010. The facility is leased from an entity that is owned by the Company’s two principal common stockholders.

      During 1999, the Company purchased services for total costs of $1.4 million from Metro Design Systems, Inc. (“MDS”), an entity, which was owned by three of the Company’s then principal common stockholders and a director of the Company. In September 1999, the Company acquired the property and equipment, trade name, and goodwill of MDS for a purchase price of $0.2 million, which was paid in cash. As of December 31, 1999, amounts payable by the Company to MDS amounted to $0.2 million, which was paid in 2000.

      On July 20, 1998, the Company agreed to provide Denis O’Kane with lifetime medical, dental and life insurance benefits, and also, while he remains a common stockholder, a new automobile every three years and an office at his primary residence. Costs for such benefits are charged to expense as incurred, and amounted to $31,000, $34,000 and $33,000 for 2002, 2001 and 2000, respectively. In addition, such former officer provided consulting services pursuant to an agreement with the Company for the period December 1, 2000 through November 30, 2001 for a fee of $83,000.

      The Company has agreed to pay its founder, Hugh O’Kane, Sr., an annual pension for life, which amounted to $75,000 for 2001, 2000 and 1999, respectively. In February 2002, the Board of Directors approved an increase in his annual pension to $100,000 effective March 1, 2002.

      Interest expense incurred by the Company to related parties during the years 2002, 2001, and 2000, amounted to $0.2 million, $0.2 million, and $0.4 million, respectively. Accrued interest payable to related parties as of December 31, 2002, and 2001 was $0.03 million and $0.05 million, respectively.

      On February 18, 2003, the Company announced that it had received an offer from a buying group, which included Hugh J. O’Kane, Jr. and Kevin M. O’Kane (“Buying Group”), to purchase all outstanding shares of the Company (not owned by the Buying Group) for $1.25 per share (“Offer”). The Company’s Board of Directors currently consists solely of Hugh J. O’Kane, Jr. and Kevin M. O’Kane. As a result of the absence of independent members from the Company’s Board of Directors, the Company retained Rodman & Renshaw, Inc., a New York based investment banking firm as independent advisors to assist in evaluating and responding to the Offer.

Item 14.     Controls and Procedures

      Management, including the Chief Executive Officer and the Chief Financial Officer, evaluated our disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Securities Exchange Act of 1934, as amended) within 90 days prior to the filing date of this annual report. Based on this evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that our disclosure controls and procedures were effective, as of December 31, 2002. In January and February 2003, our independent Board members resigned from the Company and from their positions on the Audit Committee. These resignations constitute significant changes in our internal controls that could significantly affect those controls since the date of the evaluation. The Company has not named new directors since the resignations.

PART IV

Item 15.     Exhibits, Financial Statement Schedules, and Reports on Form 8-K

      The information concerning the Company’s directors and officers required by Item 15 is incorporated in this 10-K.

      (a) The following financial statements, schedules and exhibits are filed as part of this Report:

(1) Financial Statements. Reference is made to the Financial Statements commencing on page 40 of this Report.

(2) All schedules are omitted because they are not applicable or the required information is shown in the financial statements or the notes to the financial statements.

(3) Exhibits:

Exhibit
No.		Description

3.1		Second Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.6 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
3.2		Second Amended and Restated By-Laws (incorporated herein by reference to Exhibit 3.2 to the Company’s Form 10-K (File No. 000-31105))
4.1		Specimen certificate for shares of Common Stock (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
4.2		Registration Rights Agreement, dated as of July 23, 1998, between Lexent Inc. and the investors named therein (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
4.3		Agreement dated July 20, 1998, by and among Lexent Inc., Hugh O’Kane Electric Co., Inc. and Denis J. O’Kane (incorporated herein by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
4.4		Voting Agreement, dated February 11, 2000, by and among Lexent Inc., Hugh J. O’Kane, Jr. and Kevin M. O’Kane (incorporated herein by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
10	.1*	Lexent Inc. and Its Subsidiaries Amended and Restated Stock Option and Restricted Stock Purchase Plan (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-8 (File No. 333-61958))
10	.2*	Form of Stock Option Agreement pursuant to the Stock Option and Restricted Stock Purchase Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
10.3		Amended and Restated Promissory Note, dated July 23, 1998, between Lexent Inc. and Denis J. O’Kane (incorporated herein by reference to Exhibit 10.4 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
10.4		Form of Indemnification Agreement between Lexent Inc. and the executive officers and directors thereof (incorporated herein by reference to Exhibit 10.5 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))

Exhibit
No.		Description

10	.5*	Employment Agreement, dated July 23, 1998, as amended February 14, 2000, between Hugh O’Kane Jr. and Lexent Inc. (incorporated herein by reference to Exhibit 10.6 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
10	.6*	Employment Agreement, dated July 23, 1998, as amended February 14, 2000, between Kevin O’Kane and Lexent Inc. (incorporated herein by reference to Exhibit 10.7 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
10	.7*	Employment Agreement, dated August 20, 1998, as amended February 14, 2000, between Jonathan H. Stern and Lexent Inc. (incorporated herein by reference to Exhibit 10.8 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
10	.8*	Employment Agreement, dated December 23, 1999, between Victor P. DeJoy, Sr. and Lexent Inc. (incorporated herein by reference to Exhibit 10.11 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
10	.9*	Lexent Inc. Employee Stock Purchase Plan (incorporated herein by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-8 (File No. 333-61958))
10	.10†	Engineer, Procure and Construct Contract, dated December 28, 1998, between Level 3 Communications, LLC and Lexent Inc. (incorporated herein by reference to Exhibit 10.14 to the Company’s Registration Statement on Form S-1 (File No. 333-30660))
10	.11*	Employment Agreement, dated September 9, 2002, between Bruce Levy and Lexent Inc.
10	.12*	Employment Agreement, dated September 23, 2002, between Norman G. Fornella and Lexent Inc.
10	.13*	Employment Agreement, dated January 1, 2003, between Noah Franzblau and Lexent Inc.
11	.1**	Statement Regarding Computation of Per Share Earnings
21.1		Subsidiaries of Lexent Inc.
23.1		Consent of independent accountants, PricewaterhouseCoopers LLP., (incorporated herein by reference to Exhibit 23.1 to the Company’s Registration Statement on Form S-1 (File No. 333-30660)
99.1		Kevin O’Kane, Chief Executive Officer certification
99.2		Norman G. Fornella, Chief Financial Officer certification

*	Constitutes a management contract or compensatory plan or arrangement.

**	Information is provided in Note 1 of Notes to Consolidated Financial Statements.

†	Portions of this exhibit have been filed confidentially with the Commission pursuant to a confidential treatment request filed by the Company.

      (b) Reports on Form 8-K:

(1)	Lexent filed a Form 8-K on March 11, 2002 in which it announced the resignation of Joseph Haines as the Company’s Executive Vice President of Operations, whose resignation was effective as of March 6, 2002.

(2)	Lexent filed a Form 8-K on May 29, 2002 in which it announced the resignation of Jonathan Stern as the Company’s Executive Vice President and Chief Financial Officer, whose resignation was effective as of June 17, 2002.

(3)	Lexent filed a Form 8-K on July 16, 2002 in which it announced the resignation of Walter C. Teagle, III from the Company’s Board of Directors, whose resignation was effective as of July 15, 2002.

(4)	Lexent filed a Form 8-K on September 9, 2002 in which it announced the appointment of Bruce E. Levy as the Company’s President and Chief Operating Officer.

(5)	Lexent filed a Form 8-K on September 23, 2002 in which it announced the appointment of Norman G. Fornella as the Company’s Executive Vice President and Chief Financial Officer.

(6)	Lexent filed a Form 8-K on February 5, 2003 in which it announced the resignation of L. White Matthews, III from the Company’s Board of Directors, which resignation was effective as of January 27, 2003.

(7)	Lexent filed a Form 8-K on February 13, 2003 in which it announced the resignation of Richard L. Schwob from the Company’s Board of Directors, which resignation was effective as of February 7, 2003.

(8)	Lexent filed a Form 8-K on February 13, 2003 in which it announced the resignation of Kathleen A. Perone from the Company’s Board of Directors, which resignation was effective as of February 10, 2003.

(9)	Lexent filed a Form 8-K on February 20, 2003 in which it announced the resignation of Richard W. Smith from the Company’s Board of Directors, which resignation was effective as of February 17, 2003.

(10)	Lexent filed a Form 8-K on March 4, 2003 in which it announced the retention of Rodman & Renshaw Inc., a New York based investment banking firm, to assist the Company in analyzing and evaluating a buyout offer received from members of management.

(11)	Lexent filed a Form 8-K on March 12, 2003 in which it announced its receipt of a letter from NASDAQ notifying it that, as a result of previously announced resignations of independent members of the Company’s Board of Directors, the Company does not currently meet the independent director and audit committee requirements for continued listing on NASDAQ.

SIGNATURES

      Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, Lexent Inc. has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York, on March 27, 2003.

LEXENT INC.

By:

/s/ HUGH J. O’KANE, JR.
Hugh J. O’Kane, Jr.
Chairman of the Board of Directors

      Pursuant to the requirements of the Securities Act of 1934, this Registration Statement has been signed by the following persons in the capacities held on the dates indicated.

Signatures	Title	Date

/s/ KEVIN M. O’KANE Kevin M. O’Kane	Vice Chairman, and Chief Executive Officer (Principal Executive Officer) Director	March 27, 2003

/s/ HUGH J. O’KANE, JR. Hugh J. O’Kane, Jr.	Chairman of the Board of Directors	March 27, 2003

/s/ NORMAN G. FORNELLA Norman G. Fornella	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 27, 2003

CERTIFICATION

I, Kevin O’Kane, certify that:

1. I have reviewed this annual report on Form 10-K of Lexent Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/ KEVIN O’KANE

Kevin O’Kane
Chief Executive Officer

Date: March 27, 2003

      A signed original of this written statement required by Section 906 has been provided to Lexent Inc. and will be retained by Lexent Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

CERTIFICATION

I, Norman Fornella, certify that:

1. I have reviewed this annual report on Form 10-K of Lexent Inc.;

2. Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this annual report;

3. Based on my knowledge, the financial statements, and other financial information included in this annual report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this annual report;

4. The registrant’s other certifying officers and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the registrant and we have:

a) designed such disclosure controls and procedures to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this annual report is being prepared;

b) evaluated the effectiveness of the registrant’s disclosure controls and procedures as of a date within 90 days prior to the filing date of this annual report (the “Evaluation Date”); and

c) presented in this annual report our conclusions about the effectiveness of the disclosure controls and procedures based on our evaluation as of the Evaluation Date;

5. The registrant’s other certifying officers and I have disclosed, based on our most recent evaluation, to the registrant’s auditors and the audit committee of registrant’s board of directors (or persons performing the equivalent function):

a) all significant deficiencies in the design or operation of internal controls which could adversely affect the registrant’s ability to record, process, summarize and report financial data and have identified for the registrant’s auditors any material weaknesses in internal controls; and

b) any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal controls; and

6. The registrant’s other certifying officers and I have indicated in this annual report whether or not there were significant changes in internal controls or in other factors that could significantly affect internal controls subsequent to the date of our most recent evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.

/s/ NORMAN G. FORNELLA

Norman G. Fornella
Executive Vice President & Chief Financial Officer

Date: March 27, 2003

A signed original of this written statement required by Section 906 has been provided to Lexent Inc. and will be retained by Lexent Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and

Stockholders of Lexent Inc.:

      In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) on page 32 present fairly, in all material respects, the financial position of Lexent Inc. and Subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      As discussed in Note 1, the Company changed the manner in which it accounts for goodwill and other intangible assets upon adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets”, on January 1, 2002.

/s/ PRICEWATERHOUSECOOPERS LLP

New York, New York

February 7, 2003, except for Note 19,
as to which the date is March 15, 2003

LEXENT INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,

	2002	2001

	(Dollars in thousands,
	except per share amounts)
ASSETS
Current Assets:
Cash and cash equivalents	$28,109	$75,839
Certificate of deposit (restricted cash)	2,012	—
Available-for-sale investments	44,302	4,932
Receivables, net	28,311	41,171
Prepaid expenses and other current assets	2,048	1,067
Income taxes receivable	14,750	4,153
Deferred tax asset, net	—	25,627

Total Current Assets	119,532	152,789
Property and equipment, net	4,033	12,896
Other assets	880	2,830

Total Assets	$124,445	$168,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,494	$6,751
Accrued liabilities	6,229	8,386
Restructure reserve	4,023	5,249
Billings in excess of costs and estimated earnings on uncompleted projects	1,837	474
Provision for contract losses	3,472	—
Subordinated note payable to stockholder	1,582	1,582
Equipment and capital lease obligations	451	1,351

Total Current Liabilities	25,088	23,793
Subordinated note payable to stockholder	396	1,978
Accrued liabilities — noncurrent	600	—
Restructure reserve — noncurrent	6,566	4,093
Equipment and capital lease obligations	70	682

Total Liabilities	32,720	30,546

Commitments and Contingencies
Stockholders’ Equity:
Common stock, $.001 par value, 120,000,000 shares authorized, 42,168,396 and 41,612,372 shares outstanding at 2002 and 2001, respectively	42	42
Additional paid-in capital	156,035	158,986
Deferred stock-based compensation	(2,126)	(9,085)
Accumulated other comprehensive income	105	60
Accumulated deficit	(62,331)	(12,034)

Total Stockholders’ Equity	91,725	137,969

Total Liabilities and Stockholders’ Equity	$124,445	$168,515

See accompanying notes to consolidated financial statements.

LEXENT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,

	2002	2001	2000

	(Dollars in thousands,
	except per share amounts)
Revenues	$123,842	$240,578	$295,993
Cost of revenues	130,524	195,001	222,754

Gross margin	(6,682)	45,577	73,239

Operating expenses:
General and administrative expenses	15,906	20,237	20,340
Depreciation and amortization	4,787	5,803	3,628
Non-cash stock-based compensation*	3,301	6,058	26,159
Provision for doubtful accounts*	126	32,286	2,551
Restructuring charges, net	9,132	13,564	—
Impairment of goodwill	1,514	—	—

Total operating expenses	34,766	77,948	52,678

Income (loss) from operations	(41,448)	(32,371)	20,561
Other (income) and expense
Interest expense	244	1,077	1,252
Interest income	(1,350)	(2,334)	(1,966)
Other (income) expense, net	3,743	2,002	(5)

Total other (income) expense, net	2,637	745	(719)
Income (loss) before income taxes	(44,085)	(33,116)	21,280
Provision for (benefit from) income taxes	6,212	(13,856)	12,704

Net income (loss)	$(50,297)	$(19,260)	$8,576

Net income (loss) per share:
Basic	$(1.20)	$(0.46)	$0.27

Diluted	$(1.20)	$(0.46)	$0.22

Weighted average number of common shares outstanding:
Basic	41,945	41,449	30,839

Diluted	41,945	41,449	38,266

*	Substantially all of these amounts would have been classified as general and administrative expenses.

See accompanying notes to consolidated financial statements.

LEXENT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

Stockholders’ Equity

	Redeemable				Accumulated	Retained
	Convertible		Additional	Deferred	Other	Earnings		Total
	Preferred	Common	Paid-in	Stock-based	Comprehensive	(Accumulated	Comprehensive	Stockholders’
	Stock	Stock	Capital	Compensation	Income	Deficit)	Loss	Equity

	(Dollars in thousands)
Balance at January 1, 2000	$12,491	$23	$11,787	$(7,142)	$—	$(953)	$—	$3,715
Net income	—	—	—	—	—	8,576	—	8,576
Issuance of 1,450,576 common shares	—	1	6,576	—	—	—	—	6,577
Issuance of 6,900,000 common shares in initial public offering	—	7	96,248	—	—	—	—	96,255
Conversion of 5,538,458 preferred shares to 9,814,624 common upon initial public offering	(11,801)	10	11,791	—	—	—	—	11,801
Costs of initial public offering	—	—	(2,309)	—	—	—	—	(2,309)
Tax benefit from exercise of nonqualified stock options	—	—	104	—	—	—	—	104
Deferred stock-based compensation	—	—	41,722	(41,722)	—	—	—	—
Amortization of deferred stock-based compensation	—	—	—	26,159	—	—	—	26,159
Dividends accrued on preferred shares	397	—	—	—	—	(397)	—	(397)
Dividends paid on preferred shares	(1,087)	—	—	—	—	—	—	—

Balance at December 31, 2000	$—	$41	$165,919	$(22,705)	$—	$7,226	$—	$150,481
Comprehensive income (loss), year ended December 31, 2001:
Net loss	—	—	—	—	—	(19,260)	(19,260)	(19,260)
Other comprehensive income, net of tax:
Unrealized gain on available-for-sale securities, net of income tax provision	—	—	—	—	60	—	60	60

Comprehensive loss	—	—	—	—	—	—	$(19,200)	—

Reversal of unvested deferred stock-based compensation	—	—	(8,860)	8,860	—	—		—
Tax benefit from exercise of nonqualified stock options	—	—	376	—	—	—		376
Deferred stock-based compensation	—	—	1,298	(1,298)	—	—		—
Amortization of deferred stock-based compensation	—	—	—	6,058	—	—		6,058
Issuance of 528,072 common shares	—	1	253	—	—	—		254

Balance at December 31, 2001	$—	$42	$158,986	$(9,085)	$60	$(12,034)		$137,969
Comprehensive income (loss), year ended December 31, 2002:
Net loss	—	—	—	—	—	(50,297)	(50,297)	(50,297)
Other comprehensive income, net of tax:
Unrealized gain on available-for-sale securities, net of income tax provision	—	—	—	—	45	—	45	45

Comprehensive loss	—	—	—	—	—	—	$(50,252)	—

Reversal of unvested deferred stock based compensation	—	—	(3,750)	3,750	—	—		—
Tax benefit from exercise of nonqualified stock options	—	—	140	—	—	—		140
Deferred stock-based compensation	—	—	92	(92)	—	—		—
Amortization of deferred stock-based compensation	—	—	—	3,301	—	—		3,301
Issuance of 556,024 common shares	—	—	567	—	—	—		567

Balance at December 31, 2002	$—	$42	$156,035	$(2,126)	$105	$(62,331)		$91,725

See accompanying notes to consolidated financial statements.

LEXENT INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,

	2002	2001	2000

	(Dollars in thousands)
Cash flows from operating activities:
Net income (loss)	$(50,297)	$(19,260)	$8,576
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Provision for uncollectible amounts, net	126	32,286	2,551
Restructuring charges, net	9,132	13,564	—
Depreciation and amortization	4,787	5,803	3,628
Loss on impairment/ disposal of assets/ investments	3,743	1,662	21
Non-cash stock-based compensation	3,301	6,058	26,159
Provision for contract losses	3,472	—	—
Provision for deferred taxes	20,962	(12,944)	(8,767)
Changes in working capital items:
Receivables	12,734	26,596	(59,056)
Prepaid expenses and other current assets	(981)	(287)	(244)
Other assets	1,950	(308)	(784)
Accounts payable	743	(4,373)	2,690
Accrued liabilities	(6,769)	(11,315)	8,244
Income taxes receivable and payable	(5,830)	(7,781)	(2,066)
Billings in excess of costs and estimated earnings on uncompleted projects	1,363	(4,606)	3,996

Net cash provided by (used in) operating activities	(1,564)	25,095	(15,052)

Cash flows from investing activities:
Capital expenditures, net of equipment loans and capital leases	(942)	(6,256)	(11,294)
Purchase of certificate of deposit	(2,012)	—	—
Purchase of available-for-sale investments	(44,107)	—	—
Proceeds from sale of (investments in) securities	3,422	(1,655)	—

Net cash used in investing activities	(43,639)	(7,911)	(11,294)

Cash flows from financing activities:
Proceeds from exercise of stock options and sales of restricted stock	567	254	6,576
Preferred dividends paid	—	—	(1,087)
Proceeds from initial public offering of common stock	—	—	96,255
Costs of initial public offering	—	—	(2,309)
Repayment of subordinated notes payable to stockholders	(1,582)	(1,583)	(1,972)
Net repayments to banks	—	(2,000)	(6,841)
Net payments to related parties	—	—	(408)
Repayment of equipment loans and capital leases	(1,512)	(1,706)	(1,336)

Net cash provided by (used in) financing activities	(2,527)	(5,035)	88,878

Net increase (decrease) in cash and cash equivalents	(47,730)	12,149	62,532
Cash and cash equivalents at beginning of period	75,839	63,690	1,158

Cash and cash equivalents at end of period	$28,109	$75,839	$63,690

Supplemental cash flow information:
Cash paid for:
Interest	$258	$854	$1,307
Income taxes	183	7,756	23,541
Supplemental disclosures of noncash investing and financing activities:
Property and equipment additions financed by equipment loans and capital leases	$—	$74	$2,143
Tax benefit from exercise of nonqualified stock options	140	376	104
Common stock received in settlement of accounts receivable	—	4,820	—

See accompanying notes to consolidated financial statements.

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Summary of Significant Accounting Policies

Formation of Company

      Lexent Inc. (“Lexent”) was incorporated in Delaware in January 1998. Lexent’s wholly owned subsidiaries, Hugh O’Kane Electric Co., LLC (“HOK”), National Network Technologies, LLC (“NNT”), Lexent Services, Inc. (“LSI”), HOK Datacom, Inc. (“HOK Datacom”), Lexent Capital, Inc. (“LCI”), and Lexent Metro Connect, LLC (“LMC”),were formed in June 1998, August 1998, May 2000, November 2000, July 2001, and March 2002, respectively. Lexent and its subsidiaries are together referred to herein as “the Company.”

Description of Business

      The Company is an infrastructure services company, which designs, deploys and maintains telecommunications, electrical, life safety and other systems. The Company delivers a full spectrum of services including engineering, management, deployment and installation in local metropolitan markets. The Company’s key customers include AT&T Local Services, Cablevision, Dormitory Authority of New York and Level 3 Communications.

      The Company has offices in New York, Boston, Washington D.C., North Carolina, Florida, Long Island, White Plains and in New Jersey. For the years 2002, 2001, and 2000, 77%, 79% and 75% of revenues, respectively, were earned from services provided in the New York metropolitan region, including New York City, New Jersey, Long Island and Westchester County.

Principles of Consolidation

      The consolidated financial statements include the accounts of Lexent and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Revenue and Cost Recognition

      Design and engineering services are generally performed on a unit price basis or on a time and materials basis. Program management services are generally performed on a cost-plus-fee basis. Network deployment services are generally performed on a unit price or fixed price basis. Network upgrade and maintenance services are generally performed on a unit price basis or on a time and materials basis.

      For projects whose duration is generally expected to be 90 days or less, revenues and related expenses are recognized using the completed contract method. Under this method, revenues and expenses are recognized when services have been performed and the projects have been completed. For projects, which have been completed but not yet billed to customers, revenue is recognized based on management’s estimates of the amounts to be realized. When such projects are billed, any differences between the initial estimates and the actual amounts billed are recorded as increases or decreases to revenue.

      For cost-plus projects, in each period expense is recognized as the costs are incurred and revenue is recognized in an amount equal to the costs incurred plus the contractual markup.

      For larger projects other than cost-plus projects, generally those whose duration is expected to exceed 90 days, revenues and expenses are recognized using the percentage-of-completion method. Under the percentage-of-completion method, in each period expenses are recognized as costs are incurred, and revenues are recognized based on the ratio of the costs incurred for each project to the currently estimated total costs to be incurred for the project, multiplied by the estimated revenue to be earned for the project. Accordingly, the revenue recognized in a given period depends on management’s current estimates of the total remaining costs to complete individual projects and the total estimated revenue to be earned for those projects. If in any period management significantly increases its estimate of the total remaining costs to complete a project or lowers its

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimate of revenue to be earned for a project, the Company may recognize no additional revenue or the Company may reduce previously recognized revenue with respect to that project. As a result, in some cases the Company may recognize a loss on individual projects prior to their completion. Provisions for estimated losses on projects are made in the period in which such losses are determined. Project costs include all direct material, equipment, and labor costs and allocated indirect costs, such as fringe benefits, payroll taxes, supervision and support, depreciation, maintenance, supplies, and small tools. Certain projects whose duration is expected to exceed 90 days may be structured with milestone events that dictate the timing of payments, and customers for these projects may withhold a certain percentage (usually 10%) from each billing until after the project has been completed and satisfactorily accepted.

      General and administrative costs are charged to expense as incurred.

Cash and Cash Equivalents

      Cash equivalents consist of interest-bearing investment grade securities that are readily convertible into cash and have original maturities of 3 months or less.

Property and Equipment

      Property and equipment is stated at cost, less accumulated depreciation and amortization. Depreciation and amortization of property and equipment is calculated on a straight-line basis over the estimated useful lives of the assets. Useful lives of property and equipment are as follows: motor vehicles — 5 years, tools and equipment — 4-7 years, furniture, office and computer equipment — 3-5 years, leasehold improvements — term of lease. Expenditures for repairs and maintenance are expensed as incurred; expenditures for major renewals and betterments are capitalized. When assets are sold or otherwise disposed of, any gain or loss on disposition is reflected in current operations. Property and equipment is reviewed for impairment whenever events or changes in circumstances indicate that the related carrying amount may not be recoverable. If such assets are considered to be impaired, the impairment is recognized as the amount by which the carrying amount of the assets exceeds their fair value. Fair value is determined using current market prices or anticipated cash flows discounted at a rate commensurate with the risks involved. The Company capitalizes the costs of purchased software and related implementation, and amortizes such costs over three years.

Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include estimated revenues to be earned on uncompleted projects, realizability of accounts receivable including unbilled receivables and costs of uncompleted projects, percentages of completion of projects in progress, contracts, realizability of property and equipment, provision for contract losses, and deferred tax assets, accrued expenses, restructure reserve, and the ultimate outcome of contingent liabilities. Actual results could differ from those estimates.

Deferred Income Taxes

      The Company recognizes deferred income taxes for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established in accordance with and as permitted under specific rules within generally accepted accounting principles to reduce deferred tax assets to the amount estimated to be realized. Statement of Financial Accounting Standards No. (“SFAS”) 109 “Accounting for

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. Based on the Company’s performance in the past few years and the current challenging economic environment that has negatively impacted the Company’s operating results, the Company concluded that it was appropriate to establish a full valuation allowance on future tax benefits until it can substantiate a level of profitability that demonstrates its ability to utilize the assets. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

Stock-Based Compensation

      The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standards 123, “Accounting for Stock-Based Compensation.” Under SFAS 123 the fair value at grant date of all stock-based awards is recognized as expense over the vesting period, except that options granted to employees and directors may be accounted for under the provisions of Accounting Principles Board Opinion 25, “Accounting for Stock Issued to Employees” (“APB 25”). Under APB 25, no compensation expense is recorded for options granted to employees or directors unless the exercise price is lower than the market value of the underlying stock at grant date. The Company has elected to apply APB 25, and to provide disclosures of pro forma net income as if the fair value method in SFAS 123 had been applied.

      For certain options and restricted stock granted to employees or directors in 2000 and 1999, the exercise or sale prices were determined by the Board of Directors at dates of grant to be equal to the fair value of the underlying stock; however such exercise or sale prices were subsequently determined to be lower than the deemed fair values for financial reporting purposes of the underlying common stock on the date of grant. Deferred stock-based compensation also includes the fair value at grant dates of options granted to non-employees. Accordingly, for those options and restricted stock grants, the Company has recorded deferred stock-based compensation, which is amortized over the applicable vesting periods ranging from immediately to up to four years. To the extent that unvested options are forfeited, previously recorded deferred stock-based compensation is reversed. Deferred tax assets are recorded in connection with amortization of deferred stock-based compensation related to nonqualified options. See Note 13.

Fair Value of Financial Instruments

      The carrying amounts of cash and cash equivalents, receivables, accounts payable, and accrued expenses approximate fair value because of the short-term nature of these instruments. The carrying amounts of equipment obligations approximate fair value because the underlying instruments bear interest at rates comparable to current terms offered to the Company for instruments of similar risk. The fair values of subordinated notes payable to stockholders are not estimable due to their related party nature.

Segment Reporting

      All of the Company’s business activities are aggregated into one reportable segment given the similarities of economic characteristics between the activities and the common nature of the Company’s services and customers.

Recent Accounting Pronouncements

      On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. (“SFAS”) 142, which requires goodwill to be tested for impairment on an annual basis, and written down when impaired, rather than amortized, as previously required. If an impairment loss exists as a result of the transitional goodwill impairment test, the implementation of SFAS 142 could result in a one-time charge to earnings as a cumulative effect of accounting change. The Company did not identify an impairment charge upon implementation.

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      During the fourth quarter of 2002, the Company conducted the required annual impairment review. Due to a significant decrease in demand for services from telecommunications carriers and uncertainty as to the timing of any improvement in industry conditions, the Company determined that the implied fair value of its reporting unit, based on quoted market prices, is less than recorded goodwill for the reporting unit. As a result the Company recorded a goodwill impairment charge of $1.5 million.

      In October 2001, the Financial Accounting Standards Board issued SFAS 144 “Accounting for the Impairment or Disposal of Long-Lived Assets.” This Statement defines the accounting and reporting for the impairment and disposal of long-lived assets and was effective for the Company on January 1, 2002. The adoption of this Statement did not have a material effect on the Company’s results of operations or financial position.

      In April 2002, the FASB issued SFAS 145 “Rescission of FAS Nos. 4, 44, and 64, Amendment of SFAS No. 13, and Technical Corrections as of April 2002.” This Statement amends SFAS 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions as well as other existing authoritative pronouncements to make various technical corrections, clarify meanings, or describe their applicability under changed conditions. SFAS 145 is effective for fiscal years beginning after December 31, 2002. The Company does not anticipate that the adoption of SFAS No. 145 will have a material impact on the consolidated financial statements.

      In June 2002, the FASB issued SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities.” This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (“EITF”) Issue No. 94-3, “Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring).” SFAS 146 is effective for fiscal years beginning after December 31, 2002. This statement could impact the accounting for restructuring charges that the Company might incur in the future.

      In December 2002, the FASB issued SFAS 148 “Accounting for Stock-Based Compensation Transition and Disclosure” that amends SFAS 123 “Accounting for Stock-Based Compensation.” SFAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS 148 amends the disclosure requirements of APB Opinion No. 28, “Interim Financial Reporting” and Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reporting results. SFAS 148 is effective for fiscal years ending after December 15, 2002. The adoption of SFAS 148 except for the disclosure requirements had no impact on the consolidated financial statements. The additional required disclosure is found in Note 13.

Net Income (Loss) Per Share

      Basic net income (loss) per share is computed by dividing net income (loss) (after deducting dividends on preferred stock) by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of other securities by assuming the redeemable convertible preferred stock had been converted into common stock as of the beginning of the fiscal period presented (and without deducting from net income (loss) dividends on preferred stock), and by including in the weighted

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

average number of common shares the dilutive effect of stock options and shares issuable under the employee stock purchase plan. Details of the calculations are as follows:

	Year Ended December 31,

	2002	2001	2000

	(In thousands, except
	per share amounts)
Net income (loss) per share — basic:
Net income (loss)	$(50,297)	$(19,260)	$8,576
Less: preferred dividends	—	—	(397)

Net income (loss) available to common stockholders	$(50,297)	$(19,260)	$8,179

Weighted average shares — basic	41,945	41,449	30,839

Net income (loss) per share — basic	$(1.20)	$(0.46)	$0.27

Net income (loss) per share — diluted:
Net income (loss)	$(50,297)	$(19,260)	$8,576

Weighted average shares outstanding — basic	41,945	41,449	30,839
Assumed conversion of preferred stock	—	—	5,725
Dilutive effect of stock options	723	1,214	1,702
Dilutive effect of employee stock purchase plan	5	7	—

Weighted average shares — diluted	42,673	42,670	38,266

Net income per share — diluted	*	*	$0.22

*	Inclusion of common stock equivalent shares would result in an anti-dilutive net loss per share. As a result, the diluted loss per share is the same as basic loss per share.

Reclassifications

      Certain prior period amounts have been reclassified to conform to the current year presentation.

Accumulated Other Comprehensive Income

      Comprehensive income includes, among other things, net income (loss) and unrealized gains from investments in available-for-sale securities, net of income tax effect. The unrealized gains from investments in available-for-sale securities were $ 0.2 million and $ 0.1 million for 2002 and 2001, respectively. The Company has chosen to present comprehensive income in the Consolidated Statements of Changes in Stockholders’ Equity.

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Changes in the components of accumulated other comprehensive income for 2002 and 2001 were as follows:

		Accumulated
	Unrealized Gain	Other
	on Available-for-	Comprehensive
	Sale Securities	Income

	(In thousands)
Balance, December 31, 2000	$—	$—
Change for 2001	60	60

Balance, December 31, 2001	$60	$60

Change for 2002	45	45

Balance, December 31, 2002	$105	$105

2.     Acquisitions

      In September 2000, the Company purchased certain assets of Communications Planning and Services, Inc., which provides certain design and implementation services for communications systems. The acquisition was accounted for under the purchase method of accounting. The purchase price was $0.7 million, of which $0.4 million was allocated to goodwill and was amortized over ten years.

      In October 2000, the Company purchased certain assets of Magnetic Electric Construction Corp., which provides certain electrical services. The purchase price was $1.3 million, comprised of $0.7 million in cash and 23,077 common shares of the Company valued at approximately $0.6 million on date of closing. The acquisition was accounted for under the purchase method of accounting, and $1.2 million of the purchase price was allocated to goodwill and was amortized over ten years.

      On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. (“SFAS”) 142, which requires goodwill to be tested for impairment on an annual basis, and written down when impaired, rather than amortized, as previously required. If an impairment loss exists as a result of the transitional goodwill impairment test, the implementation of SFAS 142 could result in a one-time charge to earnings as a cumulative effect of accounting change. The Company did not identify an impairment charge upon implementation.

      During the fourth quarter of 2002, the Company conducted the required annual impairment review. Due to a significant decrease in demand for services from telecommunications carriers and uncertainty as to the timing of any improvement in industry conditions, the Company determined that the implied fair value of its reporting unit, based on quoted market prices, is less than recorded goodwill for the reporting unit. As a result the Company recorded a goodwill impairment charge of $1.5 million.

3.     Certificate of Deposit (Restricted Cash)

      In August 2002, Lexent Metro Connect, LLC entered into a franchise agreement with the City of New York, whereunder LMC will be permitted to construct, operate and provide local high capacity telecommunications networks and services. In connection therewith, the City of New York, required that LMC post $2.0 million to secure its obligations. LMC provided the $2.0 million in the form of an unconditional letter of credit. A certificate of deposit for $2.0 million was pledged as collateral for the $2.0 million letter of credit.

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Receivables, Net

	December 31,	December 31,
	2002	2001

	(In thousands)
Accounts receivable — billed to customers	$23,891	$42,237
Unbilled receivables on completed projects accounted for under the completed contract method	717	3,734
Costs and estimated earnings in excess of billings on projects accounted for under the percentage-of-completion method	5,044	2,852
Unbilled receivables on cost-plus contracts	—	4,793
Costs of uncompleted projects accounted for under the completed contract method	661	2,457
Retainage	2,638	736

	32,951	56,809
Less: allowance for uncollectible amounts	(4,640)	(15,638)

	$28,311	$41,171

      For 2002, 2001, and 2000, the provision for uncollectible amounts was $0.1 million, $32.3 million, and $2.6 million, respectively. Amounts written off against the allowance for 2002, 2001, and 2000 were $11.1 million, $24.0 million, and $2.1 million, respectively.

      Amounts retained by customers related to projects that are progress-billed may be outstanding for periods that exceed one year.

5.     Property and Equipment

      Property and equipment consists of the following:

	December 31,

	2002	2001

	(In thousands)
Motor vehicles	$2,238	$4,000
Tools and equipment	4,034	9,489
Office equipment and furniture	432	1,224
Computer equipment	1,943	5,896
Leasehold improvements	1,327	1,418
Purchased software	794	933

Property and equipment	10,768	22,960
Less: accumulated depreciation and amortization	(6,735)	(10,064)

Property and equipment, net	$4,033	$12,896

      Depreciation and amortization expense for 2002, 2001, and 2000 was $4.8 million, $5.8 million, and $3.6 million, respectively. The above table includes assets and related amortization in connection with capitalized leases. See Note 17 for additional information.

      In 2002, a loss on disposal of fixed assets of $2.3 million was recorded. Loss on disposal of fixed assets is included in “Other income (expense), net.”

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

6.     Investments

      Available-for-sale investments of $44.3 million at December 31, 2002, represented investment grade securities backed by U.S. government and Federal Agency bonds, which have maturities in excess of 90 days. Available-for-sale securities at December 31, 2001 represented the market value at that date of publicly traded shares of common stock received from a customer in October 2001 in partial settlement of a receivable. One half of such shares were sold during January 2002 for a net gain of $0.6 million. On April 2, 2002, the Company sold its remaining shares for a net loss of $2.0 million. Net realized gains and losses are included in “Other income (expense), net.”

      In February 2001, the Company purchased 1,000,000 shares of Series C Preferred Stock of Telseon Inc. for an aggregate cost of $1.6 million. In January 2002, Telseon consummated a financial restructuring in which the Company did not participate. As a result of Telseon’s restructuring, the Company’s preferred shares were converted into common stock, and its interest in Telseon was substantially diluted. The Company determined that the value of its investment was permanently impaired and recorded a charge to other expense of $1.6 million in 2001.

7.     Accrued Liabilities

      Accrued liabilities (including noncurrent portion) are comprised of:

	December 31,

	2002	2001

	(In thousands)
Accrued payroll and related benefit	$2,275	$3,155
Accrued project costs	2,930	1,674
Other	1,624	3,557

Total	$6,829	$8,386
Less: noncurrent portion	600	—

Accrued liabilities-current	$6,229	$8,386

8.     Provision for Restructuring Charges

      In 2002, the Company recorded $9.1 million in restructuring expense, primarily in connection with the closing of eleven offices and reduction in its workforce. The restructuring charges are comprised primarily of $6.5 million for obligations under leases for premises which the Company has vacated, $0.7 million for severance and related contractual obligations for approximately fifteen non-unionized personnel and executives in areas being closed or scaled back, and $2.3 million for write-offs of property and equipment offset against a reversal of $0.4 million for the unused restructure reserve for severance from 2001. During the year the Company scaled back its expansion plans and closed a number of offices, and changed its business plans to focus primarily on its traditional markets, including the New York metropolitan region, Washington D.C., and Florida.

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      A summary of the restructuring reserve at December 31, 2002, is as follows:

	Reserve					Reserve
	Balance @	2002			Net Expense	Balance @
(Including non-current portion)	Dec. 31, 2001	Expense	Deductions	Reversal	(Reversal)	Dec. 31, 2002

	(In thousands)
Severance and related contractual obligations	$1,751	$729	$(1,488)	$(353)	$376	$639
Lease obligations	7,591	6,520	(4,134)	(56)	6,464	9,921
Property and equipment	—	2,292	(2,263)	—	2,292	29

Total	$9,342	$9,541	$(7,885)	$(409)	$9,132	$10,589

      The Company estimates that $4.0 million of the remaining reserve at December 31, 2002 will be paid during 2003, and the balance of $6.6 million will be paid over the next 8 years. The reversal amounts represent a change in estimate relating to severance and lease obligations from the 2001 plan.

9.     Notes Payable and Other Financing Arrangements

      In November 2000, the Company completed a $50 million bank credit facility with five banks to be used for general corporate purposes including working capital and potential acquisitions. During 2001, the $2.0 million loan outstanding was repaid and the credit facility was terminated.

      At December 31, 2002 and 2001, the Company had $0.3 million and $1.0 million, respectively, of installment loans payable, primarily related to its fleet of vehicles. Of those amounts, $0.2 million and $0.6 million, respectively, were classified as current, with the balance classified as noncurrent. The loans bear interest at rates ranging between 0.9% and 11.3%, have terms averaging three years, and are collateralized by the vehicles.

      At December 31, 2002 and 2001, the balance of a subordinated note payable to a stockholder was $2.0 million and $3.6 million, respectively — see Note 10.

      The following are the maturities of long-term debt (excluding capitalized lease obligations — see Note 17) for the next two years:

Maturity	Amount

(In thousands)
2003	$1,776
2004	459

Total	$2,235

10.     Related Party Transactions

      On January 1, 1997, the Company repurchased common shares owned by a stockholder and issued a subordinated promissory note in the amount of $10.2 million. The note bears interest at the rate of 6%. As of December 31, 2002 and 2001, the outstanding principal balance of the note was $2.0 million and $3.6 million, respectively, of which $1.6 million is classified as current at both dates, and the balance is classified as non-current. The note is subordinated to all senior debt. The note is payable in annual installments of $0.4 million plus accrued interest starting October 1, 1998, with the final payment due on January 1, 2004.

      As of December 31, 1999, the Company had outstanding subordinated promissory notes payable to its two principal common stockholders in the aggregate amount of $0.4 million, which were classified as non-current. The notes bore interest at 6% and were subordinated to all senior debt. On August 31, 2000, the Company repaid those notes to its two principal common stockholders.

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      From time to time prior to 2000, the Company’s two principal common stockholders advanced money to the Company for its operating needs, and the Company made repayments of such advances. At December 31, 1999, the amount owed by the Company to its two principal common stockholders for such advances aggregated $0.2 million, which was repaid in November 2000. The advances bore interest at the rate of 6%, were not subordinated, and were classified as current because there were no formal repayment terms.

      The Company leases a building for office and warehouse purposes in New York City and a warehouse building in South Plainfield, NJ from entities owned by its two principal common stockholders and another common stockholder. Annual rentals for office and warehouse premises in New York City are $0.3 million for calendar years 1998 through 2001, and $0.4 million for calendar year 2002. Annual rentals for office and warehouse premises in South Plainfield, NJ are $0.1 million for the twelve-month periods April through March, commencing April 1998 through March 2008.

      On May 1, 2000, the Company entered into a ten-year lease for a garage and warehouse facility in Long Island City, New York. The lease payments are $0.6 million per year commencing May 1, 2000 through April 2010. The facility is leased from an entity that is owned by the Company’s two principal common stockholders.

      During 1999, the Company purchased services for total costs of $1.4 million from Metro Design Systems, Inc. (“MDS”), an entity, which was owned by three of the Company’s then principal common stockholders and a director of the Company. In September 1999, the Company acquired the property and equipment, trade name, and goodwill of MDS for a purchase price of $0.2 million, which was paid in cash. As of December 31, 1999, amounts payable by the Company to MDS amounted to $0.2 million, which was paid in 2000.

      On July 20, 1998, the Company agreed to provide a former officer, who is currently a common stockholder with lifetime medical, dental and life insurance benefits, and also, while he remains a common stockholder, a new automobile every three years and an office at his primary residence. Costs for such benefits are charged to expense as incurred, and amounted to $31,000, $34,000 and $33,000 for 2002, 2001 and 2000, respectively. In addition, such former officer provided consulting services pursuant to an agreement with the Company for the period December 1, 2000 through November 30, 2001 for a fee of $83,000.

      The Company has agreed to pay its founder an annual pension for life, which amounted to $75,000 for 2001, 2000 and 1999, respectively. The annual pension amount has been increased to $100,000 effective March 1, 2002.

      Interest expense incurred by the Company to related parties during the years 2002, 2001, and 2000, amounted to $0.2 million, $0.2 million, and $0.4 million, respectively. Accrued interest payable to related parties as of December 31, 2002 and 2001 was $0.03 million and $0.05 million, respectively.

11.     Redeemable Convertible Preferred Stock

      On July 23, 1998, the Company sold 5,538,458 shares of redeemable convertible preferred stock for proceeds of $11.5 million. The preferred stock was entitled to cumulative dividends at the rate of 6% per annum. At the option of the holders, dividends may be paid in the form of additional preferred stock or in cash. For 2000 and 1999, dividends were accrued as additional preferred stock in the amounts of $0.4 million and $0.7 million, respectively, offset by a charge to retained earnings (accumulated deficit). Upon completion of the Company’s public offering of common stock on August 2, 2000, preferred dividends accrued from January 1, 1999 through August 2, 2000 of $1.1 million were paid in cash. On August 2, 2000, all outstanding shares of preferred stock were converted into 9,814,624 shares of common stock.

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

12.     Stockholders’ Equity

      On July 31, 2000, the Company filed a Second Amended and Restated Certificate of Incorporation which increased the shares of authorized common stock from 50,000,000 to 120,000,000 shares and authorized the issuance of up to 5,000,000 shares of preferred stock, the terms of which are set at the discretion of the Board of Directors.

      On August 2, 2000, the Company completed an initial public offering of 6,900,000 shares of its common stock at a price of $15.00 per share. The Company received net proceeds of $96.3 million after underwriting discounts and before expenses of the offering.

13.     Stock-Based Compensation Plans

     Stock Options And Awards

      In 2000, the Company adopted a Stock Option and Restricted Stock Purchase Plan, pursuant to which up to 8,700,000 common shares are available for option grants. In May 2001, at the annual stockholders’ meeting, the number of shares allocated to the stock option plan was increased to 9,900,000 common shares. Stock options granted under the plan may be incentive stock options or nonqualified stock options and are exercisable for up to ten years following the date of grant. Vesting provisions are determined by the Board of Directors on a case-by-case basis. Options granted become exercisable over periods ranging from immediately to up to four years after the date of grant.

      On September 24, 2001, pursuant to an offer by the Company to exchange outstanding options with exercise prices of $13.50 or higher for new options, a total of 1,743,700 options were tendered and were canceled. On March 25, 2002 the Company granted 1,343,425 new options to optionees who were still employed on that date. The exercise price of the new options was $3.03 based on the closing price on March 25, 2002 and the new options will vest as if the tendered options had not been cancelled.

      Stock option transactions are summarized in the following table:

	Number of	Weighted Average
	Shares	Exercise Price

Outstanding at December 31, 1999	3,572,250	$2.35
Granted	4,758,850	$12.53
Exercised	(1,075,000)	$3.38
Canceled or expired	(194,125)	$9.52

Outstanding at December 31, 2000	7,061,975	$8.87
Granted	539,850	$13.53
Exercised	(528,070)	$0.48
Canceled or expired	(3,155,194)	$15.82

Outstanding at December 31, 2001	3,918,561	$5.55
Granted	2,899,425	$3.72
Exercised	(481,581)	$0.69
Canceled or expired	(1,210,638)	$5.80

Outstanding at December 31, 2002	5,125,767	$5.05

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The following table summarizes options outstanding and exercisable at December 31, 2002:

	Options Outstanding			Options Exercisable

Range of	Number	Weighted Average	Weighted Average		Weighted Average
Exercise Prices	Outstanding	Remaining Life	Exercise Price	Number Exercisable	Exercise Price

$ 0.33 - $ 0.49	656,274	6.0	$0.48	631,746	$0.48
$ 0.88 - $ 0.88	22,500	10.0	$0.88	—	—
$ 1.01 - $ 1.01	130,355	6.7	$1.01	96,641	$1.01
$ 1.58 - $ 1.67	825,000	9.7	$1.65	206,250	$1.65
$ 3.03 - $ 3.71	960,984	7.8	$3.05	564,495	$3.04
$ 5.00 - $ 7.33	2,264,000	7.6	$6.51	1,440,817	$6.69
$ 7.60 - $10.00	75,000	8.0	$8.80	55,470	$9.12
$15.00 - $15.00	38,154	6.7	$15.00	24,827	$15.00
$23.25 - $30.00	153,500	8.0	$23.40	99,250	$23.49

	5,125,767	7.7	$5.05	3,119,496	$4.91

      During 2000, the Company issued rights to purchase 352,500 shares of restricted stock at $6.67 per share, all of which were exercised.

      For certain options and restricted stock granted in 1999 and the first quarter of 2000, the exercise or sale prices were determined by the Board of Directors at dates of grant to be equal to the fair value of the underlying stock, however, such exercise or sale prices were subsequently determined to be lower than the deemed fair values for financial reporting purposes of the underlying common stock on the date of grant. Deferred stock-based compensation also includes the fair value at grant date of options granted to non-employees. Deferred stock-based compensation of $0.1 million, $1.3 million, and $41.7 million was recorded in 2002, 2001 and 2000, respectively, in connection with stock options granted and restricted stock issued during those periods. To the extent that unvested options are forfeited, previously recorded deferred stock-based compensation is reversed. In 2002, $3.8 million was reversed for unvested options, which were forfeited. In 2001, $1.3 million was reversed for unvested options, which were forfeited, and $7.6 million was reversed with respect to an optionee whose status was changed from employee to consultant on April 1, 2001. The latter’s unvested options were remeasured at their current fair value of $1.3 million on April 1, 2001, and that amount was charged to deferred stock-based compensation. Amortization of deferred stock-based compensation was $3.3 million, $6.1 million, and $26.2 million for 2002, 2001, and 2000, respectively. Deferred tax benefits were recorded in connection with amortization of stock-based compensation expense related to nonqualified options in the amounts of $0.4 million, $1.4 million, and $8.1 million in 2002, 2001 and 2000, respectively. With respect to such deferred tax benefits, to the extent that the nonqualified options are forfeited or are exercised when the fair value of the stock is lower than the deemed fair value of the stock for financial reporting purposes on the grant date ($22.80 per share), a portion of such deferred tax benefits would not be realized and such portion may be charged to expense. During 2002, $2.4 million of deferred tax assets were charged to expense in connection with forfeited options. See Note 14.

     Employee Stock Purchase Plan

      On August 1, 2001, the Company established an Employee Stock Purchase Plan (“ESPP”) through which employees may purchase shares of common stock through payroll deductions. The price paid by an employee is 85% of the lesser of the market value on the offering date or the last day of the purchase period. There are two 6-month purchase periods in each year, commencing August 1, 2001. The market value was $1.60 per share on the first offering date (August 1, 2002), the market value was $5.38 per share on the first offering date (August 1, 2001) and $5.85 per share on the second offering date (February 1, 2002). Employees may purchase up to 1,000 shares in each purchase period. Under the ESPP, 2,500,000 shares were

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

authorized and available for issuance. At the end of the first purchase period (January 31, 2002), 49,791 shares were issued at a purchase price of $4.57 per share, at the end of the second purchase period (July 31, 2002), 24,652 shares were issued at a purchase price of $1.39 per share. At December 31, 2002, 39,457 shares were issuable to employees based on payroll deductions of $0.03 million through that date. Employees participating in the ESPP withdrew their funds prior to the January 31, 2003 purchase. The Employee Stock Purchase Plan was terminated in January 2003.

     Stock Options

	2002	2001	2000

Expected volatility factor:
Pre IPO	n/a	n/a	0%
Post IPO	71%	66%	66%
Risk free interest rate	3.8%	4.6%	6.3%
Expected life	4 years	4 years	4 years
Expected dividend rate	0%	0%	0%
Weighted average fair value:
Pre IPO	n/a	n/a	$2.10
Post IPO	n/a	n/a	$9.19
Average	$1.83	$7.29	$5.20
Weighted average grant price:
Pre IPO	n/a	n/a	$9.32
Post IPO	n/a	n/a	$16.66
Average	$3.26	$13.53	$12.53

     ESPP

	2002	2001

Expected volatility factor	71%	66%
Weighted average fair value	$1.60	$5.38
Weighted average grant price	$1.36	$4.57

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      For purposes of pro forma disclosures, the estimated fair value of stock options at grant date is amortized to pro forma expense over the vesting period. Pro forma information for the years 2002, 2001 and 2000 is as follows:

	2002	2001	2000

	(In thousands, except per share amounts)
Net income (loss), as reported	$(50,297)	$(19,260)	$8,576
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards net of related tax effects	2,493	1,338	2,438

Pro forma net income	$(52,790)	$(20,598)	$6,138

Basic and diluted net income per share as reported:
Basic	$(1.20)	$(0.46)	$0.27

Diluted	$(1.20)	$(0.46)	$0.22

Basic and diluted pro forma net income per share:
Basic	$(1.26)	$(0.50)	$0.19

Diluted	$(1.26)	$(0.50)	$0.16

14.     Income Taxes

      The Company files a consolidated federal income tax return with its subsidiaries. The income tax provision (benefit) consists of:

	December 31,

	2002	2001	2000

	(In thousands)
Current:
Federal	$(14,750)	$—	$17,345
State and local	—	—	4,327
Deferred provision (benefit)	20,962	(13,856)	(8,968)

Income tax provision (benefit)	$6,212	$(13,856)	$12,704

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The components of deferred tax assets and liabilities are as follows:

	December 31,

	2002	2001

	(In thousands)
Current deferred taxes:
Net operating loss	$6,342	$8,061
Allowance for uncollectible amounts	5,155	6,929
Deferred costs on uncompleted projects	70	185
Other reserves	3,301	1,595
Accrued liabilities	266	33

	15,134	16,803
Less: valuation allowance	(15,134)	—

Current deferred taxes, net	—	16,803

Non-current deferred taxes:
Depreciation and amortization	348	(970)
Amortization of deferred stock-based compensation related to nonqualified options	11,239	9,794

	11,587	8,824
Less: valuation allowance	(11,587)	—

Net deferred tax asset	$—	$25,627

      SFAS 109 “Accounting for Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets will not be realized. Based on the Company’s performance in the past few years and the current challenging economic environment that has negatively impacted the Company’s operating results, the Company concluded that it was appropriate to establish a full valuation allowance for its net deferred tax assets. In addition, the Company expects to provide a full valuation allowance on future tax benefits until it can substantiate a level of profitability that demonstrates its ability to utilize the assets. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense.

      As of December 31, 2002, the Company has recorded a $14.8 million income tax receivable relating to current net operating losses expected to be realized through tax carryback provisions.

      A reconciliation of the statutory federal income tax provision (benefit) rate to the Company’s tax provision (benefit) is as follows:

	2002	2001	2000

Federal statutory rate applied to pre-tax income	(35.0)%	(35.0)%	35.0%
State and local taxes, net of federal benefit	(11.9)	(9.3)	9.5
Tax effect of non-deductible items	0.4	2.3	15.2
Change in valuation allowance	60.6	—	—

Total tax provision (benefit)	14.1%	(42.0)%	59.7%

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15.     Retirement Plans and 401(k) Savings Plan

      Effective January 1, 1999, the Company adopted a 401(k) savings plan covering all employees who are not subject to collective bargaining agreements. Each covered employee is eligible to become a participant, and may contribute up to 15% of salary on a tax-deferred basis. The Company contributes 3% of each covered employee’s salary up to the maximum annual amount permitted by IRS regulations. The Company’s contributions vest ratably over the employees’ first five years of service. For 2002, 2001 and 2000, $0.3 million, $0.9 million and $0.6 million, respectively, was charged to expense for the 401(k) plan.

16.     Contingencies

      From time to time, the Company is involved in various suits and legal proceedings, which arise in the ordinary course of business. Several employment related lawsuits and administrative complaints have been filed alleging wrongful termination, breach of contract or employment discrimination. There was also a class action suit filed in October 2001 against the Company, certain of its senior executives and its underwriters, alleging violation of the Securities law in connection with the initial public offering. It is too early to assess the outcome of the above referenced matters. Therefore, at present it cannot be determined whether the ultimate outcome of these matters will have a material impact on the Company’s financial position or results of operations.

      A shareholder class action suit filed on October 26, 2001, Labansky, et al. v. Lexent Inc. et al., in the Southern District of New York against the Company, certain of its present and former senior executives and its underwriters continues. All individual present and former senior executive defendants have been dismissed from the case without prejudice. The complaint alleges that the registration statement and prospectus relating to the Company’s initial public offering contained material misrepresentations and/or omissions in that those documents did not disclose that (1) certain underwriters had solicited and received undisclosed fees and commissions and other economic benefits from some investors in connection with the distribution of the Company’s stock in the initial public offering; and (2) certain underwriters had entered into arrangements with some investors that were designed to distort and/or inflate the market price for the Company’s stock in the aftermarket following the initial public offering. The suit against the Company is part of a number of initial public offering securities claims against multiple issuers and underwriters presently pending before the Judge. No discovery has occurred in the suit involving the Company. On February 19, 2003, U.S. District Court Judge Scheindlin issued an opinion denying the Motion to Dismiss the Section 11 claims against the Company but granting said motion, without prejudice, with respect to the Section 10 (b) (5) claims. As indicated in previous filings, the Company intends to defend itself vigorously. Management currently believes that the resolution of this litigation will not have a material adverse impact on the Company’s financial position or the results of operations, although the ultimate outcome of this matter cannot be determined at this time.

      On July 9, 2002, the Company’s subsidiary, Hugh O’Kane Electric Co., LLC (“HOK”), was served with a Complaint filed in the District of Maryland by several former employees, Yemele T. William Nestor et al. v. Hugh O’Kane Electric Company, LLC (“Employee Action”), alleging violations of Title VII of the Civil Rights Act of 1964, as amended. Plaintiffs in the Employee Action seek compensatory and punitive damages. In addition, on September 9, 2002, HOK was served with a second Complaint filed in the District of Maryland by the U.S. Equal Employment Opportunity Commission on behalf of other employees, Equal Employment Opportunity Commission v. Hugh O’Kane Electric Company, LLC (“EEOC Action”), alleging violations of Title VII of the Civil Rights Act of 1964, as amended. The EEOC Action seeks compensatory damages and injunctive relief. The Employee Action and the EEOC Action arise from the same core of allegations. HOK intends to defend itself vigorously in both actions. HOK’s Answers in both actions have been filed, and limited discovery has been conducted in anticipation of mediation, which has been scheduled for March 2003. It is too early to assess the ultimate outcome of the above-referenced matters served upon the Company. Therefore, at

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

present, it cannot be determined whether the ultimate outcome of these matters, individually or cumulatively, will have a material impact on the Company’s financial position or results of operations.

      On or about July 22, 2002, the Company was served with a complaint in the Northern District of Illinois, Annecca Inc. et al. v. Lexent Inc., brought by several plaintiffs associated with U.S. Electric LLC, alleging that the Company’s decisions neither to complete the purchase of U.S. Electric nor to employ certain of U.S. Electric’s principals constitute a breach of contract. Plaintiffs seek damages for lost profits, salaries, etc. The Company believes that the complaint is without merit and will vigorously defend itself. The Company’s Answer has been filed, and the Company has asserted several counterclaims. The parties are currently engaged in discovery. It is too early to assess the ultimate outcome of the litigation. Therefore, at present, it cannot be determined whether the ultimate outcome will have a material impact on the Company’s financial position or results of operations.

      HOK continues to be involved in litigation in the Southern District of New York, U.S. Information Systems, Inc. et al. v. International Brotherhood of Electrical Workers Local Union 3, AFL-CIO et al., served on or about March 10, 2002, brought by three electrical contractors alleging a conspiracy among certain other contractors (including HOK) and the International Brotherhood of Electrical Workers, Local Union Number 3, AFL-CIO (“IBEW”). The suit alleges violations of the federal Sherman Antitrust Act and state laws and claims that the defendants exercise market power restricting the ability of plaintiffs, who employ workers from the Communication Workers of America (“CWA”), from performing telecommunications services work in the New York metropolitan area. Plaintiffs seek treble damages. The Company believes that this suit is part of an ongoing labor dispute between the IBEW and the CWA and that the allegations against HOK are without merit. HOK intends to defend itself vigorously in this litigation. Discovery is complete, but it is too early to assess the ultimate outcome of the litigation. Notwithstanding, a damage judgment against HOK could have a material adverse effect on the Company’s business operating results and financial condition.

17.	Lease Commitments

      The Company leases equipment, motor vehicles and real estate (including real estate leased from related parties referred to in Note 10) under leases accounted for as operating leases with terms ranging from one to ten years. Total rent expense for operating leases was $7.1 million, $7.8 million, and $4.4 million for 2002, 2001 and 2000, respectively.

      Future minimum lease payments under operating leases as of December 31, 2002 are as follows:

Amount

(In thousands)
2003	$4,793
2004	3,330
2005	2,712
2006	1,865
2007	1,875
After 2007	4,971

Total	$19,546

      The Company has also leased equipment under capitalized leases. As of December 31, 2002 and 2001, assets recorded under capitalized leases were $0.5 million and $2.5 million, respectively, accumulated amortization was $0.4 million and $1.4 million, respectively, and the total liability recorded under such capitalized leases was $0.3 million and $1.0 million, respectively. The weighted average interest rate for

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

capitalized leases is 6.3% and 6.9%, respectively. Following are minimum lease payments under capitalized leases and the present value of the net minimum lease payments as of December 31, 2002:

Amount

(In thousands)
2003	$265
2004	6

Total minimum lease payments	271
Less: amount representing interest	(7)

Present value of net minimum lease payments	$264

18.	Concentration of Credit Risk

      Financial instruments, which potentially subject the Company to credit risk, consist primarily of cash, cash equivalents, available-for-sale investments, a certificate of deposit and trade receivables. Cash balances may at times, exceed amounts covered by FDIC insurance. The Company believes it mitigates its risk by depositing cash balances with high quality financial institutions that it believes are financially sound. Recoverability is dependent upon the performance of the institution. The Company’s cash equivalents are diversified and consist primarily of investment grade securities with original maturities of three months or less. Investments are made in obligations of high-quality financial institutions, government and government agencies and corporations, thereby reducing credit risk concentrations. Interest rate fluctuations impact the carrying value of the portfolio.

      Trade receivables are primarily short-term receivables from telecommunications companies and general contractor companies. To attempt to reduce credit risk, the Company performs credit evaluations of its customers but does not generally require collateral and, therefore, the majority of its trade receivables are unsecured. Credit risk is affected by conditions within the economy. The Company establishes an allowance for doubtful accounts based upon its evaluation of factors surrounding the credit risk of specific customers, historical trends, and other information.

      For 2002, the Company had revenues from two separate customers, which comprised 23% and 18%, respectively, of the Company’s total revenues. A significant portion of the Company’s revenue from the second largest customer was derived from a contract, which was completed during 2002. At December 31, 2002, accounts receivable from these customers totaled $6.1 million and $0.5 million, respectively. For 2001, the Company had revenues from two separate customers, which comprised 23% and 16%, respectively, of the Company’s total revenues. At December 31, 2001, accounts receivable from these customers totaled $0.9 million and $10.9 million, respectively. For 2000, the Company had revenues from one customer, which comprised 25% of the Company’s total revenues. At December 31, 2000, accounts receivable from this customer totaled $2.1 million. If in any period there are adverse developments in the financial condition of customers, the provision for doubtful accounts could be significantly increased. The amounts of the Company’s receivables, which will ultimately be collected from each customer may differ from the Company’s estimates, in which event the provision for doubtful accounts could also be significantly increased.

19.	Subsequent Events

      On February 18, 2003, the Company announced that it had received an offer from a buying group, which included Hugh J. O’Kane, Jr. and Kevin M. O’Kane (“Buying Group”), to purchase all outstanding shares of the Company (not owned by the Buying Group) for $1.25 per share (“Offer”). The Company’s Board of Directors currently consists solely of Hugh J. O’Kane, Jr. and Kevin M. O’Kane. As a result of the absence of independent members from the Company’s Board of Directors, the Company retained Rodman & Renshaw,

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Inc., a New York based investment banking firm as an independent advisor to assist in evaluating and responding to the Offer.

      As of March 15, 2003, the Company was aware of six (6) class action lawsuits that had been filed in the State Court in Delaware. All of the lawsuits have named Lexent Inc., Hugh J. O’Kane, Jr. and Kevin M. O’Kane as defendants. At least one of the lawsuits, Robert Ramsey v. Lexent Inc. et al., has also named, as defendants, several former members of the Company’s Board of Directors. The suits allege, inter alia, that the Offer is unfair and inadequate, the Buying Group has engaged in self-dealing and has not acted in good faith, and that Lexent Inc. and its Board of Directors, present and former, have breached their fiduciary duty to shareholders. The plaintiffs seek damages, including, but not limited to, enjoining the Company and the Buying Group from proceeding with, consummating or closing the proposed transaction. Answers have not yet been filed on behalf of the Company and its present and former Board Members. It is too early to assess the ultimate outcome of the above referenced matters. Therefore, at present it cannot be determined whether the ultimate outcome of these matters will have a material impact on the Company’s financial position or results of operations.

      The Company received a letter, dated March 3, 2003, from the NASDAQ Stock Market notifying the Company that, as a result of the resignations of the four independent Board of Directors, the Company does not currently meet the independent director and auditor committee requirements for the continued listing on NASDAQ. NASDAQ rules require the Company to have an audit committee composed of at least 3 independent directors. NASDAQ is currently reviewing the Company’s eligibility for continued listing on NASDAQ and has requested that the Company submit a specific plan and timetable to achieve compliance with NASDAQ rules. The requested plan was submitted on March 19, 2003.

      NASDAQ has not yet issued a formal notice for the delisting of Lexent’s securities from NASDAQ.

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20.	Unaudited Quarterly Financial Data

	Mar. 31,	June 30,	Sept. 30,	Dec. 31,	Mar. 31,	June 30,	Sept. 30,	Dec. 31,
	2001	2001	2001	2001	2002	2002	2002	2002

	(In thousands)
Statement of Operations Data:
Revenues	$72,105	$67,044	$49,189	$52,240	$31,313	$33,152	$27,718	$31,659
Cost of revenues	58,663	52,199	40,938	43,201	29,435	31,373	34,158	35,558
General and administrative expenses	6,432	5,877	4,366	3,562	4,195	3,896	4,446	3,369
Depreciation and amortization	1,311	1,440	1,527	1,525	1,289	1,233	1,229	1,036
Non-cash stock-based compensation	2,244	1,287	1,269	1,258	1,021	760	760	760
Provision for doubtful accounts	15,775	7,709	475	8,327	237	189	154	(454)
Restructuring charges	5,946	—	—	7,618	1,441	—	—	7,691
Impairment of goodwill	—	—	—	—	—	—	—	1,514

Operating (loss) income	(18,266)	(1,468)	614	(13,251)	(6,305)	(4,299)	(13,029)	(17,815)
Interest expense	284	172	253	368	76	65	57	46
Interest income	(799)	(541)	(575)	(419)	(359)	(337)	(325)	(329)
Other expense (income), net	393	126	(72)	1,555	1,408	40	8	2,287

Income (loss) before income taxes	(18,144)	(1,225)	1,008	(14,755)	(7,430)	(4,067)	(12,769)	(19,819)
Provision for (benefit from) income taxes	(8,202)	(117)	714	(6,251)	(701)	(1,614)	(5,620)	14,147

Net income (loss)	$(9,942)	$(1,108)	$294	$(8,504)	$(6,729)	$(2,453)	$(7,149)	$(33,966)

Net income (loss) per share:
Basic	$(0.24)	$(0.03)	$0.01	$(0.20)	$(0.16)	$(0.06)	$(0.17)	$(0.81)

Diluted	$(0.24)	$(0.03)	$0.01	$(0.20)	$(0.16)	$(0.06)	$(0.17)	$(0.81)

      During the fourth quarter of 2002, the Company recorded a goodwill impairment charge of $1.5 million and recorded net restructuring charges of $7.7 million.

Appendix G

Lexent Inc. Quarterly Report on Form 10-Q for the Three Months Ended June 30, 2003

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10-Q

(Mark One)
☑	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE PERIOD ENDED JUNE 30, 2003.

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission File Number 000-31105

Lexent Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3990223
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Three New York Plaza New York, New York (Address of principal executive offices)	10004 (Zip Code)

Registrant’s telephone number, including area code:

212-981-0700

      Indicate by check mark whether the registrant: (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.     Yes ☑          No ☐

      Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12 b-2 of the Securities Exchange Act of 1934)     Yes ☐          No ☑

      Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date. Common Stock, $.001 par value, 42,266,522 shares outstanding as of August 5, 2003.

LEXENT INC. AND SUBSIDIARIES

		Page No.

PART I.	Financial Information	2
Item 1.	Financial Statements	2
	Condensed Consolidated Balance Sheets as of June 30, 2003 (unaudited) and December 31, 2002	2
	Condensed Consolidated Statements of Operations (unaudited) for the Three Months and Six Months Ended June 30, 2003 and June 30, 2002	3
	Condensed Consolidated Statements of Cash Flows (unaudited) for the Six Months Ended June 30, 2003 and June 30, 2002	4
	Notes to Condensed Consolidated Financial Statements (unaudited)	5-13
Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations	14-18
Item 3.	Quantitative and Qualitative Disclosures about Market Risk	18
Item 4.	Controls and Procedures	18
PART II.	Other Information	19
Item 1.	Legal Proceedings	19
Item 5.	Other Information	19-20
Item 6.	Exhibits and Reports on Form 8-K	21
	Signatures	22
	Certifications	23-25

1

PART I — FINANCIAL INFORMATION

Item 1.     Financial Statements

LEXENT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2003	2002

	(Unaudited)

	(Dollars in thousands, except
	per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$39,850	$28,109
Certificate of deposit (restricted cash)	2,009	2,012
Available-for-sale investments	34,973	44,302
Receivables, net	23,361	28,311
Prepaid expenses and other current assets	1,800	2,048
Income taxes receivable	—	14,750

Total current assets	101,993	119,532
Property and equipment, net	3,515	4,033
Other assets	834	880

Total assets	$106,342	$124,445

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,606	$7,494
Accrued expenses and other liabilities	7,020	6,229
Restructure reserve	2,773	4,023
Billings in excess of costs and estimated earnings on uncompleted projects	2,437	1,837
Provision for contract losses	1,696	3,472
Subordinated note payable to stockholder	1,187	1,582
Equipment and capital lease obligations	137	451

Total current liabilities	17,856	25,088
Subordinated note payable to stockholder	—	396
Accrued liabilities — noncurrent	900	600
Restructure reserve — noncurrent	5,875	6,566
Equipment and capital lease obligations	14	70

Total liabilities	24,645	32,720

Commitments and contingencies
Stockholders’ equity:
Common stock, $.001 par value, 120,000,000 shares authorized, 42,244,959 and 42,168,396 shares outstanding at June 30, 2003 and December 31, 2002, respectively	42	42
Additional paid-in capital	156,058	156,035
Deferred stock-based compensation	(957)	(2,126)
Accumulated other comprehensive income	—	105
Accumulated deficit	(73,446)	(62,331)

Total stockholders’ equity	81,697	91,725

Total liabilities and stockholders’ equity	$106,342	$124,445

See accompanying notes to condensed consolidated financial statements.

2

LEXENT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,

	2003	2002	2003	2002

	(Unaudited)
	(Dollars in thousands, except per share amounts)
Revenues	$20,867	$33,152	$41,212	$64,465
Cost of revenues	21,352	31,373	43,881	60,808

Gross margin	(485)	1,779	(2,669)	3,657

Operating expenses:
General and administrative expenses	3,879	4,085	6,733	8,517
Depreciation and amortization	479	1,233	992	2,522
Non-cash stock-based compensation*	478	760	1,159	1,781
Restructuring charges	—	—	—	1,441

Total operating expenses	4,836	6,078	8,884	14,261

Loss from operations	(5,321)	(4,299)	(11,553)	(10,604)
Other income and expense:
Interest expense	27	65	61	141
Interest income	(256)	(337)	(515)	(696)
Other (income) expense, net	11	40	(40)	1,448

Total other (income) expense, net	(218)	(232)	(494)	893

Loss before income taxes	(5,103)	(4,067)	(11,059)	(11,497)
Provision for (benefit from) income taxes	18	(1,614)	56	(2,315)

Net loss	$(5,121)	$(2,453)	$(11,115)	$(9,182)

Net loss per share:
Basic and diluted	$(0.12)	$(0.06)	$(0.26)	$(0.22)

Weighted average common shares outstanding:
Basic	42,245	41,832	42,220	41,766

Diluted	**	**	**	**

*	Substantially these amounts would have been classified as general and administrative expenses.

**	Anti-dilutive, therefore, not presented.

  See accompanying notes to condensed consolidated financial statements.

3

LEXENT INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months
	Ended June 30,

	2003	2002

	(Unaudited)
	(Dollars in thousands)
Cash flows from operating activities:
Net loss	$(11,115)	$(9,182)
Adjustments to reconcile net loss to net cash provided by operating activities:
Restructuring charges	—	1,441
Depreciation and amortization	992	2,522
Provision for uncollectible accounts	(100)	426
Loss on investment/disposition of assets	—	1,448
Provision for deferred taxes	—	2,160
Provision for contract losses	(1,776)	—
Non-cash stock-based compensation	1,159	1,781
Changes in working capital items:
Receivables	5,051	6,271
Income taxes receivable	14,750	—
Prepaid expenses and other current assets	248	(1,315)
Other assets	46	432
Accounts payable	(4,888)	2,359
Accrued liabilities	(738)	(5,290)
Income taxes payable and prepaid taxes	—	(2,805)
Billings in excess of costs and estimated earnings on uncompleted projects	600	1,062

Net cash provided by operating activities	4,229	1,310

Cash flows from investing activities:
Capital expenditures	(596)	(705)
Proceeds from renewal of certificate of deposit	22	—
Proceeds from sale of property and equipment	—	28
Proceeds from sale of available-for-sale investments	9,224	3,422

Net cash provided by investing activities	8,650	2,745

Cash flows from financing activities:
Proceeds from exercise of stock options and stock purchase plan	23	434
Repayments of subordinated note payable to stockholder	(791)	(791)
Repayments of equipment loans and capital leases	(370)	(948)

Net cash used in financing activities	(1,138)	(1,305)

Net increase in cash and cash equivalents	11,741	2,750
Cash and cash equivalents at beginning of period	28,109	75,839

Cash and cash equivalents at end of period	$39,850	$78,589

Supplemental cash flow information:
Cash paid for:
Interest	$66	$153
Income taxes	$75	$138
Supplemental disclosures of non-cash investing and financing activities
Reduction in deferred stock-based compensation	$9	$3,658

See accompanying notes to condensed consolidated financial statements.

4

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2003
(Unaudited)

      The condensed consolidated financial statements of Lexent Inc. and Subsidiaries (the “Company”) included herein have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations. The condensed consolidated financial statements of the Company reflect, in the opinion of management, all adjustments necessary to present fairly the financial position of the Company at June 30, 2003 and the results of its operations and cash flows for the periods ended June 30, 2003 and June 30, 2002. All adjustments are of a normal recurring nature. These financial statements should be read in conjunction with the annual financial statements and notes thereto for the year ended December 31, 2002. The results of operations for the three and six months ended June 30, 2003 are not necessarily indicative of the results of operations to be expected for the year ending December 31, 2003.

      Certain amounts in the prior period have been reclassified to conform with the current year presentation.

      The Company received a letter, dated March 3, 2003, from the Nasdaq Stock Market notifying the Company that, as a result of the resignations of its independent directors, Lexent did not meet the independent director and audit committee requirements for continued listing on the Nasdaq National Market.

      Because Lexent was not able to regain compliance with the independent director and audit committee requirements for continued listing on the Nasdaq Stock Market, the Nasdaq Listing Qualifications Panel made a determination to delist Lexent’s common stock from the Nasdaq National Market effective with the opening of business on June 26, 2003. As of such date, Lexent’s common stock began trading on the OTC Bulletin Board under the same symbol, “LXNT”.

1.     Net Loss Per Share

      Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding for the period. Diluted loss per share reflects the potential dilution of other securities by including in the weighted average number of common shares outstanding for each period the dilutive effect of stock options and shares issuable under the employee stock purchase plan. Details of the calculations are as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(In thousands, except per share amounts)
Net loss per share — basic:
Net loss	$(5,121)	$(2,453)	$(11,115)	$(9,182)

Weighted average shares — basic	42,245	41,832	42,220	41,766

Net loss per share — basic	$(0.12)	$(0.06)	$(0.26)	$(0.22)

Net loss per share — diluted:
Net loss	$(5,121)	$(2,453)	$(11,115)	$(9,182)

Weighted average shares — basic	42,245	41,832	42,220	41,766

Dilutive effect of stock options	383	865	368	990

5

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(In thousands, except per share amounts)
Dilutive effect of employee stock purchase plan	—	7	—	6

Weighted average shares — diluted	42,628	42,704	42,588	42,762

Net loss per share — diluted	*	*	*	*

*	Inclusion of common stock equivalent shares would result in an anti-dilutive net loss per share. As a result, the computation for diluted loss per share is not presented.

2.     Accumulated Other Comprehensive Income

      Comprehensive income includes net loss and unrealized gains from available-for-sale investments, net of income tax effect. The unrealized gains from available-for-sale investments were $0.1 million for 2002.

      The change in accumulated other comprehensive income for 2003 was as follows:

	Unrealized Gain on	Accumulated Other
	Available-for-Sale	Comprehensive
	Investments	Income

	(In thousands)
Balance, December 31, 2002	$105	$105

Change for 2003	(105)	(105)

Balance, June 30, 2003	$—	$—

3.     Certificate of Deposit (Restricted Cash)

      In August 2002, Lexent Metro Connect, LLC (“LMC”), a wholly owned subsidiary of Lexent Inc., entered into a franchise agreement with the City of New York, whereunder LMC will be permitted to construct, operate and provide local high capacity telecommunications networks and services within the New York Metropolitan area. In connection therewith, the City of New York required that LMC post $2.0 million to secure its obligations. LMC provided the $2.0 million in the form of an unconditional letter of credit. A certificate of deposit for $2.0 million was pledged as collateral for the $2.0 million letter of credit, and was renewed during the first quarter 2003.

6

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4.     Receivables, Net

	June 30,	December 31,
	2003	2002

	(In thousands)
Accounts receivable — billed to customers	$18,534	$23,891
Unbilled receivables on completed projects accounted for under the completed contract method	162	717
Costs and estimated earnings in excess of billings on projects accounted for under the percentage-of-completion method	4,737	5,044
Costs of uncompleted projects accounted for under the completed contract method	1,325	661
Retainage	3,152	2,638

	27,910	32,951
Less: allowance for uncollectible amounts	(4,549)	(4,640)

	$23,361	$28,311

      The amounts written off against the allowance for the six months ended June 30, 2003 and 2002 were $0.3 million and $4.3 million, respectively.

      Amounts retained by customers related to projects that are progress-billed may be outstanding for periods that exceed one year.

5.     Investments

      Available-for-sale investments represents investment grade securities backed by U.S. government, Federal Agency bonds, and AA rated corporate notes that have maturities in excess of 90 days.

6.     Employee Stock Purchase Plan

      At June 30, 2002, 43,500 shares were issuable to employees based on payroll deductions of $0.08 million through that date. The Employee Stock Purchase Plan was terminated in January 2003.

7.     Related Party Transactions

      During the six months ended June 30, 2003, the Company repaid $0.8 million including interest expense of $0.05 million on a subordinated note payable to a common stockholder.

      The Company leases buildings for office and warehouse purposes in New York City and in South Plainfield, New Jersey from entities owned by its two principal common stockholders and another common stockholder. Rent expense for these premises was $0.2 million for the six months ended June 30, 2003.

      In May 2000, the Company entered into a ten-year lease for a garage and warehouse facility in Long Island City, New York. Lease payments were $0.3 million for the six months ended June 30, 2003. The facility is leased from an entity owned by the Company’s two principal common stockholders.

      On July 9, 2003, the Company executed an Agreement and Plan of Merger (the “Merger Agreement”) between LX Merger Corp. (“Purchaser”) and the Company pursuant to which Purchaser will merge with and into the Company and the Company will be the surviving corporation (the “Merger”). Purchaser is a newly formed corporation owned by Hugh J. O’Kane, Jr., Chairman of the Board of Lexent, and Kevin M. O’Kane, Chief Executive Officer and Vice Chairman of the Board of Lexent (together, the “Purchaser Stockholders”) and organized for the sole purpose of entering into the Merger Agreement and consummating the transactions

7

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

contemplated thereby. If the Merger is completed, the Company’s common stock will no longer be publicly traded and the Company will become a privately-held company owned entirely by the Purchaser Stockholders.

      Pursuant to the terms of the Merger Agreement, the stockholders of the Company (other than the Purchaser) will receive $1.50 in cash for each outstanding share of the Company’s common stock. Outstanding options to purchase shares of the Company’s common stock will be canceled and each holder of such options will receive $1.50 per share minus the exercise price of the options, but only to the extent that the exercise price is lower than $1.50.

      The Merger will be accounted for as a recapitalization transaction in accordance with accounting principles generally accepted in the United States, under which the total consideration for the shares acquired and the fully vested stock options redeemed will be treated similar to the acquisition of treasury shares and subsequently retired. Accordingly, the basis of Lexent’s consolidated assets and liabilities after the Merger will remain unchanged as compared to such assets and liabilities before the Merger, absent the cash utilized to effect the transaction.

      The closing of the Merger is subject to various conditions, including that the Stipulation of Settlement entered into on August 6, 2003, by the Company, Hugh J. O’Kane, Jr., Kevin M. O’Kane and the plaintiffs named in the lawsuits consolidated under the caption In re Lexent Inc. Shareholders Litigation and filed with the Court of Chancery of the State of Delaware, is in full force and effect, approval of the transaction by stockholders of the Company representing a majority of the shares of common stock actually voted on the transaction (other than shares owned by the Purchaser or the Purchaser Stockholders), regulatory approvals, absence of any pending or threatened litigation related to the transaction and other customary conditions to closing, and there can be no assurance that the conditions to closing will be satisfied or that the Merger will be completed.

      The Company has filed preliminary proxy materials with the Securities and Exchange Commission for a special meeting of the Company’s stockholders to vote on the Merger.

      The Company’s Board of Directors, which consists entirely of the Purchaser Stockholders, approved the Merger Agreement and the Merger. In reaching its decision to approve the Merger Agreement and the Merger, the Board of Directors considered the opinion of Rodman & Renshaw, Inc., a New York based investment banking firm and the Company’s independent financial advisor, that, as of July 9, 2003, the $1.50 per share merger consideration is fair, from a financial point of view, to the Company’s stockholders, other than the Purchaser Stockholders and their affiliates.

8.     Contingencies

      From time to time, the Company is involved in various suits and legal proceedings, which arise in the ordinary course of business.

      From February 15, 2003 through February 28, 2003, in response to the announcement by the Company of its receipt of an offer from Hugh J. O’Kane, Jr., the Company’s Chairman, and Kevin M. O’Kane, the Company’s Chief Executive Officer and Vice Chairman, to purchase all outstanding shares of common stock of the Company (other than those owned by Hugh J. O’Kane, Jr. and Kevin M. O’Kane) at $1.25 per share, six putative class actions were filed in the Court of Chancery for the State of Delaware. All of the lawsuits named Lexent Inc., Hugh J. O’Kane, Jr. and Kevin M. O’Kane as defendants. One of the lawsuits also named, as defendants, several former members of Lexent’s Board of Directors. The suits alleged, inter alia, that the offer was unfair and inadequate, the buying group had engaged in self-dealing and had not acted in good faith, and that the Company and its Board of Directors, present and former, had breached their fiduciary duty to shareholders.

8

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      By order dated April 7, 2003, the court consolidated the class actions under the caption In re Lexent Inc. Shareholders Litigation, Cons. C.A. No. 20177. The complaint adopted in the consolidated action named only Lexent Inc., Hugh J. O’Kane, Jr. and Kevin M. O’Kane as defendants. The plaintiffs seek various forms of relief, including but not limited to, damages and enjoining the Company and the Purchaser Stockholders from proceeding with, consummating or closing the proposed merger.

      On June 17, 2003, Lexent publicly announced an agreement in principle among Lexent, Hugh J. O’Kane, Jr., Kevin M. O’Kane and the plaintiffs named in the lawsuits consolidated under the caption In re Lexent Inc. Shareholders Litigation. Under the proposed terms of the settlement, the Purchaser Stockholders agreed, among other things, to raise the per share merger consideration to $1.50 per share.

      On August 6, 2003, the Company, Hugh J. O’Kane, Jr., Kevin M. O’Kane and the plaintiffs named in the lawsuits consolidated under the caption In re Lexent Inc. Shareholders Litigation filed a Stipulation of Settlement with the Court of Chancery of the State of Delaware.

      Pursuant to the settlement, the plaintiffs (on their own behalf and on behalf of a class of holders of Lexent common stock) agreed to dismiss the litigation and release the defendants from all related claims. In exchange, as previously announced, the defendants, without admitting any liability, agreed to, among other things, (i) raise the consideration to be paid in the proposed merger to $1.50 per share and (ii) condition the approval of the proposed merger on the receipt of the vote of a majority of shares of Lexent common stock actually voted with respect to the adoption and approval of the merger agreement and the proposed merger (other than shares held by Purchaser and the Purchaser Stockholders).

      The settlement is conditioned upon, among other things, consummation of the proposed merger and approval of the settlement by the Court of Chancery of the State of Delaware. The Court will schedule a hearing to determine the fairness, reasonableness and adequacy of the settlement, whether or not the settlement should be approved and to hear and determine any objections to the settlement.

      In connection with the settlement, plaintiffs’ counsel will petition the Court for an award of attorneys’ fees and expenses in an aggregate amount not to exceed $500,000. Defendants have agreed not to object to such an application.

      In the event that the stockholders of the Company approve the proposed Merger and the proposed Merger is completed, plaintiffs’ court-approved attorneys’ fees and expenses will be paid by the Company.

      As indicated in previous filings, a shareholder class action lawsuit was filed on October 26, 2001, Labansky, et al. v. Lexent Inc. et al., in the Southern District of New York against the Company, certain of its present and former senior executives and its underwriters. The complaint alleged that the registration statement and prospectus relating to the Company’s initial public offering contained material misrepresentations and/or omissions in that those documents did not disclose that: (1) certain underwriters had solicited and received undisclosed fees and commissions and other economic benefits from some investors in connection with the distribution of the Company’s stock in the initial public offering; and (2) certain underwriters had entered into arrangements with some investors that were designed to distort and/or inflate the market price for the Company’s stock in the aftermarket following the initial public offering. The suit against the Company was one of a number of initial public offering securities claims against approximately 308 other issuers and underwriters. For the purpose of coordination, the suits were consolidated as In re Initial Public Offering Securities Litigation, 21 MC 92 (SAS) (the “IPO Litigation”). On June 26, 2003, the plaintiffs’ executive committee, responsible for coordinating and managing the IPO Litigation for all plaintiffs, announced a proposed settlement between plaintiffs, on the one hand, and the issuer defendants and their respective officer and director defendants, including Lexent Inc. and its named officers and directors, on the other. The proposed settlement does not resolve plaintiffs’ claims against the underwriter defendants. A memorandum of understanding to settle plaintiffs’ claims against the issuers and their directors and officers has been approved as to form by counsel for the issuers and the process of obtaining individual approval by

9

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

each of the other 308 issuer defendants has begun. On July 9, 2003, the Company elected to adopt the plaintiffs’ settlement proposal set forth in the memorandum of understanding. The principal components of the proposed settlement include: (i) a release of all plaintiffs’ claims against the issuer defendants and their officers and directors which have, or could have, been asserted in the IPO Litigation arising out of the conduct alleged in the complaints to be wrongful; (ii) the assignment by the issuers to the plaintiffs of certain potential claims against the underwriter defendants and the agreement by the issuers not to assert certain claims against the underwriter defendants; and (iii) an undertaking by the insurers of the issuer defendants to pay to plaintiffs the difference between $1 billion and any lesser amount recovered by plaintiffs from the underwriter defendants in the IPO Litigation. If recoveries in excess of $1 billion are obtained by plaintiffs from the underwriters, the insurers of the settling issuer defendants will owe no money to the plaintiffs. The plaintiffs’ proposed settlement is contingent upon a substantial majority of the issuer defendants entering into the settlement and is further subject to approval by the Court.

      On July 9, 2002, the Company’s subsidiary, Hugh O’Kane Electric Co., LLC (“HOK”), was served with a Complaint filed in the District of Maryland by several former employees, Yemele T. William Nestor et al. v. Hugh O’Kane Electric Company, LLC (“Employee Action”), alleging violations of Title VII of the Civil Rights Act of 1964, as amended. Plaintiffs in the Employee Action sought compensatory and punitive damages. In addition, on September 9, 2002, HOK was served with a second Complaint filed in the District of Maryland by the U.S. Equal Employment Opportunity Commission on behalf of other employees, Equal Employment Opportunity Commission v. Hugh O’Kane Electric Company, LLC (“EEOC Action”), alleging violations of Title VII of the Civil Rights Act of 1964, as amended. The EEOC Action sought compensatory damages and injunctive relief. The Employee Action and the EEOC Action arose from the same core of allegations. HOK entered into settlement agreements with all plaintiffs in both the Employee Action and the EEOC Action, which settlement agreements were effective as of July 14, 2003 and served to conclude both the Employee Action and the EEOC Action. In connection with the final settlement of the EEOC Action and the Employee Action, HOK entered into a consent decree with the EEOC and contributed towards certain settlement payments made to the plaintiffs, the sum of which contributions did not have a material impact on the Company’s financial position or results of operations.

      On or about July 22, 2002, the Company was served with a complaint in the Northern District of Illinois, Annecca Inc. et al. v. Lexent Inc., brought by several plaintiffs associated with U.S. Electric LLC, alleging that the Company’s decisions neither to complete the purchase of U.S. Electric nor to employ certain of U.S. Electric’s principals constitute a breach of contract. Plaintiffs seek damages for lost profits, salaries, etc. The Company believes that the complaint is without merit and will vigorously defend itself. The Company’s Answer has been filed, and the Company has asserted several counterclaims. The parties are currently engaged in discovery. It is too early to assess the ultimate outcome of the litigation. Therefore, at present, it cannot be determined whether the ultimate outcome will have a material impact on the Company’s financial position or results of operations.

      HOK continues to be involved in litigation in the Southern District of New York, U.S. Information Systems, Inc. et al. v. International Brotherhood of Electrical Workers Local Union 3, AFL-CIO et al., served on or about March 10, 2002, brought by three electrical contractors alleging a conspiracy among certain other contractors (including HOK) and the International Brotherhood of Electrical Workers, Local Union Number 3, AFL-CIO (“IBEW”). The suit alleges violations of the federal Sherman Antitrust Act and state laws and claims that the defendants exercise market power restricting the ability of plaintiffs, who employ workers from the Communication Workers of America (“CWA”), from performing telecommunications services work in the New York metropolitan area. Plaintiffs seek treble damages. The Company believes that this suit is part of an ongoing labor dispute between the IBEW and the CWA and that the allegations against HOK are without merit. HOK intends to defend itself vigorously in this litigation. Discovery is complete, but it is too early to assess the ultimate outcome of the litigation. Notwithstanding, a damage judgment against

10

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

HOK could have a material adverse effect on the Company’s business operating results and financial condition.

9.     Stock Options and Awards

      During the six months ended June 30, 2003, no options were granted to purchase common shares, 504,511 options were terminated and expired and 76,563 options were exercised. As of June 30, 2003, options to purchase 4,544,693 common shares were outstanding.

      Deferred stock-based compensation is recorded for options and restricted stock grants for which the exercise or sale prices are lower than the deemed fair values for financial reporting purposes of the underlying common stock on the grant date. Deferred stock-based compensation also includes the fair value at grant date of options granted to non-employees and options which were remeasured to fair value on the date optionees’ status was changed from employee to consultant. Deferred stock-based compensation is amortized to expense over the vesting term of the options. To the extent that unvested options are forfeited, the balance of unamortized deferred stock-based compensation is reversed.

      During the six months ended June 30, 2003, no deferred stock-based compensation was recorded and $0.1 million, was recorded during the six months ended June 30, 2002. Also during the six months ended June 30, 2003 and 2002, $0.01 million and $3.8 million, respectively, was reversed for unvested options, which were forfeited.

      Amortization of deferred stock-based compensation was $0.5 million and $0.8 million for the three months ended June 30, 2003 and 2002, respectively, and $1.2 million and $1.8 million for the six months ended June 30, 2003 and June 30, 2002, respectively. Deferred tax benefits were $0.2 million and $0.1 million for the three months ended June 30, 2003 and 2002, respectively and $0.3 million and $0.2 million for the six months ended June 30, 2003 and June 30, 2002, respectively, in connection with amortization of deferred stock-based compensation for nonqualified options. With respect to such deferred tax benefits, to the extent that nonqualified options are forfeited or are exercised when the fair value of the stock is lower than the deemed fair value of the stock for financial reporting purposes on the grant date ($22.80 per share), a portion of such deferred tax benefits would not be realized and such portion may be charged to expense. During the six months ended June 30, 2003 and 2002, $0.2 million and $2.4 million of deferred tax assets was charged to expense in connection with forfeited options, respectively. For the six months ended June 30, 2003 such charges were offset by a corresponding reduction in the deferred tax asset valuation allowance.

      In December 2002, the Financial Accounting Standards Board (“FASB”), issued Statement of Accounting Standards No. (“SFAS”) 148, “Accounting for Stock-Based Compensation — Transition Disclosure, An Amendment of FASB Statement No. 123”. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of the stock-based compensation. The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The adoption did not have a material impact on the Company’s results of operations or financial position and the additional required disclosures have been provided below.

      The Company applies the Accounting Principles Board Opinion No. (“APB”) 25 “Accounting for Stock Issued to Employees,” and related interpretations, in accounting for its stock-based compensation plans. Accordingly, no compensation costs have been recognized for its stock option plans and its stock purchase plan. Had compensation cost for the Company’s stock-based compensation plans been determined based on

11

LEXENT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the fair value at the grant dates for awards under those plans consistent with SFAS 123, the Company’s net loss and loss per share would have been increased to the pro forma amounts indicated below:

	Three Months Ended		Six Months Ended
	June 30,		June 30,

	2003	2002	2003	2002

	(In thousands, except amounts per share)
Net loss as reported	$(5,121)	$(2,453)	$(11,115)	$(9,182)
Deduct: Total stock-based employee compensation expense determined under the fair value based method for all awards net of related tax effects	(471)	(791)	(1,023)	(1,343)

Pro forma net loss	$(5,592)	$(3,244)	$(12,138)	$(10,525)

Basic and diluted net loss per share as reported:
Basic	$(0.12)	$(0.06)	$(0.26)	$(0.22)

Diluted	$(0.12)	$(0.06)	$(0.26)	$(0.22)

Basic and diluted pro forma net loss per share:
Basic	$(0.13)	$(0.08)	$(0.29)	$(0.25)

Diluted	$(0.13)	$(0.08)	$(0.29)	$(0.25)

10.     Provision for Restructuring Charges

      In 2002, the Company recorded $9.1 million in restructuring expense, primarily in connection with the closing of eleven offices and reduction in its workforce. The restructuring charges were comprised primarily of $6.5 million for obligations under leases for premises which the Company has vacated, $0.7 million for severance and related contractual obligations for approximately fifteen non-unionized personnel and executives in areas closed or scaled back, and $2.3 million for write-offs of property and equipment offset against a reversal of $0.4 million for the unused restructure reserve for severance from 2001. During 2002, the Company scaled back its expansion plans and closed a number of offices, and changed its business plans to focus primarily on its traditional markets, including the New York metropolitan region, Washington D.C., and Florida.

      A summary of the restructuring reserve at June 30, 2003, is as follows:

				Reserve
	Reserve Balance at			Balance at
	December 31, 2002	Restructuring		June 30, 2003
	(including	Charges	Amounts	(including
	noncurrent	Recorded in	Charged to	noncurrent
	portion)	2003	the Reserve	portion)

	(In thousands)
Severance and related contractual obligations	$639	$—	$(456)	$183
Lease obligations	9,921	—	(1,456)	8,465
Property and equipment	29	—	(29)	—

Total	$10,589	$—	$(1,941)	$8,648

11.     Deferred Income Taxes

      Statement of Financial Accounting Standards No. 109 “Accounting for Income Taxes” requires that a valuation allowance be established when it is “more likely than not” that all or a portion of deferred tax assets

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LEXENT INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

will not be realized. Based on the Company’s performance in the past few years and the current challenging economic environment that has negatively impacted the Company’s operating results, the Company concluded that it was appropriate to establish a full valuation allowance for its net deferred tax assets at December 31, 2002. The Company is continuing to provide a full valuation allowance on future tax benefits until it can substantiate a level of profitability that demonstrates its ability to utilize the assets. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. For the six months ended June 30, 2003, the Company recorded a charge to the provision for income taxes of approximately $56,000 which included payments for state and local taxes.

12.     Recent Accounting Pronouncements

      In December 2002, the Financial Accounting Standards Board (“FASB”), issued Statement of Accounting Standards No. (“SFAS”) 148, “Accounting for Stock-Based Compensation — Transition Disclosure, An Amendment of FASB Statement No. 123”. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of the stock-based compensation. The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. The Company adopted SFAS 148 during the quarter ended December 31, 2002. The adoption did not have a material impact on the Company’s results of operations or financial position and the additional required disclosures are provided in Note 9 of “Notes to Condensed Consolidated Financial Statements”.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51 and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. The Company believes that the adoption of FIN 46 will not have a material impact on the Company’s consolidated financial position and results of operations.

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Item 2.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

      The following discussion and analysis provides information that should be read in conjunction with the historical condensed consolidated financial statements, including the notes thereto, included elsewhere in this Form 10-Q.

Overview

      We are an infrastructure services company, which designs, deploys and maintains telecommunications, electrical, life safety and other systems. We deliver a full spectrum of services including engineering, program management, deployment and installation in certain local metropolitan markets. Our principal focus is to provide the expertise and resources our customers need to design, build, and operate their infrastructure systems. We generally offer our services 24 hours a day, 7 days a week.

      During our most recent fiscal years, our customers included primarily competitive local exchange carriers, internet service providers and carriers’ carriers. Given the current market conditions in the telecommunications industry, we have taken steps to broaden our customer base to include large enterprise customers, the real estate community and government entities and to diversify our service offerings to include systems integration, electrical contracting, installation of security systems, and other infrastructure services.

      We have offices in New York City, Washington D.C. metro, Boston metro, Long Island, and in the states of Florida, North Carolina and New Jersey.

      Our two largest customers for the six months ended June 30, 2003 were AT&T and a general contractor in the NY metro area. We generated 20% and 16%, respectively, of our revenues from each of these customers for the six months ended June 30, 2003. Some of our key customers include IBM, Con Edison, general contractors in the New York metro area, and the Dormitory Authority of the State of New York.

      Lexent was incorporated in Delaware in January 1998. Our wholly owned subsidiaries, Hugh O’Kane Electric Co., LLC, National Network Technologies LLC, Lexent Services, Inc., HOK Datacom, Inc., Lexent Capital, Inc., and Lexent Metro Connect LLC, were formed in June 1998, August 1998, May 2000, November 2000, July 2001 and March 2002, respectively. On August 22, 2002, Lexent Metro Connect was awarded a 15 year Franchise for Local High Capacity Telecommunications Services for the City of New York, which expires on or about August 22, 2017, unless terminated earlier.

      In July 1998, Hugh O’Kane Electric Co., Inc., our predecessor company, merged into Lexent, and Lexent issued 22,716,600 shares of common stock to the stockholders of our predecessor. Following the merger, substantially all of our assets were contributed to our subsidiary, Hugh O’Kane Electric Co., LLC, and that entity also assumed all of the obligations of Lexent, including those of our predecessor company.

      The Company received a letter, dated March 3, 2003, from the Nasdaq Stock Market notifying the Company that, as a result of the resignations of its independent directors, Lexent did not meet the independent director and audit committee requirements for continued listing on the Nasdaq National Market.

      Because Lexent was not able to regain compliance with the independent director and audit committee requirements for continued listing on the Nasdaq Stock Market, the Nasdaq Listing Qualifications Panel made a determination to delist Lexent’s common stock from The Nasdaq National Market effective with the opening of business on June 26, 2003. As of such date, Lexent’s common stock began trading on the OTC Bulletin Board under the same symbol, “LXNT”.

      On July 9, 2003, the Company executed an Agreement and Plan of Merger between LX Merger Corp. and the Company, pursuant to which LX Merger Corp. will merge with and into the Company and the Company will be the surviving corporation. See “Item 5 — Other Information.”

      On August 6, 2003, the Company, Hugh J. O’Kane, Jr., Kevin M. O’Kane and the plaintiffs named in the lawsuits consolidated under the caption In re Lexent Inc. Shareholders Litigation filed a Stipulation of Settlement with the Court of Chancery of the State of Delaware. See “Item 5 — Other Information.”

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      In August of 2002, Lexent Metro Connect (“LMC”) entered into a 15-year franchise agreement with the City of New York, whereunder LMC will be permitted to construct, operate and provide local high capacity telecommunications networks and services. As compensation for the franchise, LMC is obligated to pay the City of New York, a franchise fee. The franchise fee commencement date is the completion of the initial backbone or August 2004. The franchise fee is 5% of gross revenue per year, with a minimum of $200,000 per year. The initial backbone will be completed in the third quarter 2003.

      In May 2003, LMC entered into a 20-year agreement with a New York State based non-profit organization to lease dark fiber capacity on a dark fiber network that LMC will install throughout certain parts of New York City. The dark fiber network will be connected to various educational and research institutions throughout New York City who are customers of the non-profit organization. Under the terms of the lease LMC will fund the costs related to construction of the dark fiber network and connection costs and shall recover these costs through lease payments paid by the non-profit organization over the 20-year lease period. The net cash commitment that LMC will recover over the 20-year lease period is approximately $4 million.

Critical Accounting Policies

      Please refer to the description of our “Critical Accounting Policies” in the Management’s Discussion and Analysis section of our Form 10-K for the year ended December 31, 2002.

Results of Operations

Second Quarter 2003 Compared to Second Quarter 2002

      Revenues. Our revenues decreased by 37.1% to $20.9 million in the second quarter of 2003 from $33.2 million in the same period last year. The decrease in revenues was primarily a result of lower capital expenditures by several of our large telecommunications customers due to changing conditions in the telecommunications industry and the completion of the engineering, procurement and construction contract in the fourth quarter of 2002.

      Cost of revenues. Our cost of revenues represented 102.3% of revenues in the second quarter of 2003 compared with 94.6% of revenues in the same period last year. The increased percentage was due in part to the fixed overhead costs which represented a higher percentage of a lower level of revenues, delays in completing projects, the establishment of job loss provisions due to revisions in estimates on certain electrical contracting projects and in part to pricing pressure. We anticipate that pricing pressure will continue during 2003.

      General and administrative expenses. Our general and administrative expenses decreased 5.0% to $3.9 million in the second quarter 2003 from $4.1 million in the same period last year. The decrease is the net effect of a decrease in facilities expenses, bad debt provision, travel and entertainment expenses, office expenses offset against an increase in insurance expenses, wages and benefits and legal fees.

      Depreciation and amortization. Our depreciation and amortization expense decreased to $0.5 million in the second quarter of 2003 from $1.2 million in the same period of last year. The decrease reflects a reduction in equipment and leasehold improvements resulting from the closing of offices in 2002.

      Non-cash stock-based compensation. Amortization of deferred stock-based compensation declined to $0.5 million in the second quarter of 2003 from $0.8 million in the same period of last year. The decrease was attributed to the decrease in the unamortized balance of non-cash stock-based compensation as a result of resignations, terminations and fully amortized balances.

      Interest expense. Interest expense in the second quarter of 2003 was $0.03 million compared to $0.07 million in the same period last year. The decrease was due primarily to lower average outstanding balances on equipment and vehicle loans and a subordinated note payable to a stockholder.

      Provision for income taxes. Based upon our performance in the past few years and the current challenging economic environment that has negatively impacted our operating results, we have established a full valuation allowance to fully offset deferred tax assets, including those related to tax carryforwards, at December 31, 2002 and to date, resulting in no income tax benefit for financial reporting purposes for the three

15

months ended June 30, 2003. Additionally, for the three months ended June 30, 2003, we recorded a charge to the provision of approximately $18,000 which included payments for state and local taxes.

First Six Months 2003 Compared to First Six Months 2002

      Revenues. Our revenues decreased by 36.1% to $41.2 million in the first six months of 2003, from $64.5 million for the same period last year. The decrease in revenues was primarily a result of lower capital expenditures by several of our large telecommunications customers due to changing conditions in the telecommunications industry and the completion of the engineering, procurement and construction contract in the fourth quarter of 2002.

      Cost of revenues. Our cost of revenues represented 106.5% of revenues in the six months ended June 30, 2003, compared with 94.3% of revenues in the same period last year. The increased percentage was due in part to the fixed overhead costs which represented a higher percentage of a lower level of revenues, to the inclement weather causing a decrease in productivity and delays in completing projects, the establishment of job loss provisions due to revisions in estimates on certain electrical contracting projects and in part to pricing pressure. We anticipate that pricing pressure will continue during 2003.

      General and administrative expenses. Our general and administrative expenses decreased 20.9% to $6.7 million for the first six months of 2003 from $8.5 million in the same period last year. The decrease is attributed to a reduction in wages and related benefits as a result of a headcount reduction, a reduction in rent and facilities expenses, a reduction in the bad debt provision, a reduction in board of directors fees and reduction in entertainment expenses.

      Depreciation and amortization. Our depreciation and amortization expense decreased to $1.0 million for the six months ended June 30, 2003 from $2.5 million in the same period of last year. The decrease reflects a reduction in equipment and leasehold improvements resulting from the closing of offices in 2002.

      Non-cash stock-based compensation. Amortization of deferred stock-based compensation declined to $1.2 million in the first half of 2003 from $1.8 million in the same period of last year. The decrease was attributed to the decrease in the unamortized balance of non-cash stock-based compensation as a result of resignations, terminations and fully amortized balances.

      Interest expense. Interest expense in the first six months of 2003 was $0.06 million compared to $0.1 million in the same period last year. The decrease was due primarily to lower average outstanding balances on equipment and vehicle loans and a subordinated note payable to a stockholder.

      Provision for income taxes. Based upon our performance in the past few years and the current challenging economic environment that has negatively impacted our operating results, we have established a full valuation allowance to fully offset deferred tax assets, including those related to tax carryforwards, at December 31, 2002 and to date, resulting in no income tax benefit for financial reporting purposes for the six months ended June 30, 2003. Additionally, in 2003, we recorded a charge to the provision of approximately $56,000 which included payments for state and local taxes.

Liquidity and Capital Resources

      Net cash provided by operations was $4.2 million for the six months ended June 30, 2003, representing net collections of receivables offset by payments made for accounts payable and accrued liabilities, and offset by the net loss. Cash provided by investing activities was $8.6 million, representing $9.2 million of proceeds from available-for-sale investments, offset by $0.6 million for capital expenditures. Net cash used in financing activities was $1.1 million, comprised of repayments of $0.4 million for equipment and capital leases and $0.7 million of repayments on a subordinated note payable to a stockholder.

      We have no material commitments other than installment obligations related to equipment purchases, leases for facilities, computer equipment and vehicles, franchise fees to the City of New York, investments into LMC to fund the capital requirements related to the construction of the fiber optic network and a subordinated note payable to a stockholder. We anticipate that available cash and cash equivalents and cash

16

flows from operations will be sufficient to satisfy our working capital requirements for the foreseeable future. Our future working capital requirements and liquidity will depend upon many factors, including our customers’ financial condition and their ability to pay amounts owing to us, our ability to replace the revenues previously derived from several of our large telecommunications-carrier customers with revenue from other customers, and our ability to reduce costs at a rate commensurate with any reduction in revenues which we are unable to replace with new revenues.

      In connection with the restructuring plan initiated during 2001, we recorded restructuring charges of $9.1 million during the year ended December 31, 2002. These charges primarily related to the expense associated with certain lease obligations, the write-offs of property, equipment and leasehold improvements, and severance costs related to our organizational restructuring, partially offset by the reduction to the 2001 accrual for restructuring costs. Refer to our audited consolidated financial statements and notes thereto for the year ended December 31, 2002 for further details and components of these charges. During the six months ended June 30, 2003, we had cash outflows of approximately $1.9 million, related to the expenses associated with certain lease obligations, property equipment and leasehold improvements and severance that were accrued for as of December 31, 2002. The current accrued liability for additional cash outflows, related to the expense associated with certain lease obligations and severance are payable as follows: $2.1 million throughout the remainder of 2003, $1.4 million during 2004, $1.2 million during 2005, $0.7 million during 2006, $0.8 million during 2007, 2008, 2009 and 2010, and $0.1 million during 2011.

Impact of Recently Issued Accounting Standards

      In December 2002, the Financial Accounting Standards Board (“FASB”), issued Statement of Accounting Standards No. (“SFAS”) 148, “Accounting for Stock-Based Compensation — Transition Disclosure, An Amendment of FASB Statement No. 123”. This statement provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of Statement No. 123 to require more prominent and more frequent disclosures in financial statements about the effects of the stock-based compensation. The provisions of SFAS 148 are effective for fiscal years ending after December 15, 2002. We adopted SFAS 148 during the quarter ended December 31, 2002. The adoption did not have a material impact on our results of operations or financial position and the additional required disclosures are provided in Note 9 of “Notes to Condensed Consolidated Financial Statements”.

      In January 2003, the FASB issued Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”). FIN 46 clarifies the application of Accounting Research Bulletin No. 51 and applies immediately to any variable interest entities created after January 31, 2003 and to variable interest entities in which an interest is obtained after that date. For variable interest entities created or acquired prior to February 1, 2003, the provisions of FIN 46 must be applied for the first interim or annual period beginning after June 15, 2003. We believe that the adoption of FIN 46 will not have a material impact on our consolidated financial position and results of operations.

Forward Looking Statements

      This Quarterly Report on Form 10-Q contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe the Company’s objectives, plans or goals also are forward-looking statements. The Company’s operations are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. These risks are more fully outlined in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and other SEC filings. The forward-looking statements included herein are made only as of the date of this Quarterly Report on Form 10-Q and the Company

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undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. No assurances can be given that projected results or events will be achieved.

Item 3.     Quantitative and Qualitative Disclosures About Market Risk

      Financial instruments, which potentially subject the Company to credit risk, consist primarily of cash, cash equivalents, available-for-sale investments, and trade receivables. Cash balances may at times, exceed amounts covered by FDIC insurance. The Company believes it mitigates its risk by depositing cash balances with high quality financial institutions that it believes are financially sound. Recoverability is dependent upon the performance of the institution. The Company’s cash equivalents are diversified and consist primarily of investment grade securities with original maturities of three months or less. Investments are made in obligations of high-quality financial institutions, government and government agencies and corporations, thereby reducing credit risk concentrations. Interest rate fluctuations impact the carrying value of the portfolio.

      Trade receivables are primarily short-term receivables from telecommunications companies and general contractor companies. To attempt to reduce credit risk, the Company performs credit evaluations of its customers but does not generally require collateral and, therefore, the majority of its trade receivables are unsecured. Credit risk is affected by conditions within the economy. The Company establishes an allowance for doubtful accounts based upon its evaluation of factors surrounding the credit risk of specific customers, historical trends, and other information.

      For the six months ended June 30, 2003, the Company had revenues from two separate customers, which comprised 20% and 16%, respectively, of the Company’s total revenues.

      We currently do not own any investments in publicly traded equity securities. Therefore, we do not currently have any direct equity market price risk.

      We currently do not have any international operations, and we currently do not enter into forward exchange contracts or other financial instruments with respect to foreign currency. Accordingly, we currently do not have any foreign currency exchange rate risk.

Item 4.     Controls and Procedures

      (a) Disclosure controls and procedures. As of the end of the Company’s most recently completed fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) covered by this report, the Company carried out an evaluation, with the participation of the Company’s management, including the Company’s Chief Executive Officer and Chief Financial Officer, of the effectiveness of the Company’s disclosure controls and procedures pursuant to Securities Exchange Act Rule 13a-15. Based upon that evaluation, the Company’s Chief Executive Officer and Chief Financial Officer concluded that the Company’s disclosure controls and procedures are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the Securities Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.

      (b) Changes in internal control over financial reporting. There have been no changes in the Company’s internal control over financial reporting that occurred during the Company’s last fiscal quarter to which this report relates that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

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PART II — OTHER INFORMATION

Item 1.     Legal Proceedings

      See Note 8 to the unaudited interim condensed consolidated financial statements.

Item 5.     Other Information

Nasdaq Delisting

      The Company received a letter, dated March 3, 2003, from the Nasdaq Stock Market notifying the Company that, as a result of the resignations of its independent directors, Lexent did not meet the independent director and audit committee requirements for continued listing on the Nasdaq National Market. Nasdaq rules required Lexent to have an audit committee composed of at least three independent directors, which it no longer had as a result of the resignations of L. White Matthews, III, Richard Schwob, Kathleen A. Perone and Richard W. Smith. Lexent responded to Nasdaq’s letter and requested an extension of time from Nasdaq in which to achieve compliance with Nasdaq rules pending the evaluation of the proposed buyout offer.

      On April 23, 2003, Lexent publicly announced that it received a Nasdaq Staff Determination letter stating that Lexent’s common stock was subject to delisting from the Nasdaq National Market for failure to meet the independent director and audit committee requirements for continued listing on the Nasdaq Stock Market. On April 28, 2003, Lexent appealed the decision to delist Lexent’s common stock from the Nasdaq Stock Market and requested a formal hearing with representatives of Nasdaq. On April 28, 2003, Lexent received notification that a formal hearing was scheduled with Nasdaq on May 29, 2003.

      Because Lexent was not able to regain compliance with the independent director and audit committee requirements for continued listing on the Nasdaq Stock Market, the Nasdaq Listing Qualifications Panel made a determination to delist Lexent’s common stock from The Nasdaq National Market effective with the opening of business on June 26, 2003. As of such date, Lexent’s common stock began trading on the OTC Bulletin Board under the same symbol, “LXNT”.

Resignation of Norman Fornella

      On June 27, 2003, Lexent publicly announced that Norman G. Fornella, its Executive Vice President and Chief Financial Officer, had resigned from Lexent in order to pursue other business opportunities, effective on June 30, 2003. Since Mr. Fornella’s resignation, Bruce Levy, Lexent’s President and Chief Operating Officer, has been performing the functions of the Chief Financial Officer of Lexent.

Execution of Merger Agreement

      On July 9, 2003, the Company executed an Agreement and Plan of Merger (the “Merger Agreement”) between LX Merger Corp. (“Purchaser”) and the Company pursuant to which Purchaser will merge with and into the Company and the Company will be the surviving corporation (the “Merger”). Purchaser is a newly formed corporation owned by Hugh J. O’Kane, Jr., Chairman of the Board of Lexent, and Kevin M. O’Kane, Chief Executive Officer and Vice Chairman of the Board of Lexent (together, the “Purchaser Stockholders”) and organized for the sole purpose of entering into the Merger Agreement and consummating the transactions contemplated thereby. If the Merger is completed, the Company’s common stock will no longer be publicly traded and the Company will become a privately-held company owned entirely by the Purchaser Stockholders.

      Pursuant to the terms of the Merger Agreement, the stockholders of the Company (other than the Purchaser) will receive $1.50 in cash for each outstanding share of the Company’s common stock. Outstanding options to purchase shares of the Company’s common stock will be canceled and each holder of such options will receive $1.50 per share minus the exercise price of the options, but only to the extent that the exercise price is lower than $1.50.

      The Merger will be accounted for as a recapitalization transaction in accordance with accounting principles generally accepted in the United States, under which the total consideration for the shares acquired

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and the fully vested stock options redeemed will be treated similar to the acquisition of treasury shares and subsequently retired. Accordingly, the basis of Lexent’s consolidated assets and liabilities after the Merger will remain unchanged as compared to such assets and liabilities before the Merger, absent the cash utilized to effect the transaction.

      The closing of the Merger is subject to various conditions, including that the Stipulation of Settlement entered into on August 6, 2003, by the Company, Hugh J. O’Kane, Jr., Kevin M. O’Kane and the plaintiffs named in the lawsuits consolidated under the caption In re Lexent Inc. Shareholders Litigation and filed with the Court of Chancery of the State of Delaware, is in full force and effect, approval of the transaction by stockholders of the Company representing a majority of the shares of common stock actually voted on the transaction (other than shares owned by the Purchaser or the Purchaser Stockholders), regulatory approvals, absence of any pending or threatened litigation related to the transaction and other customary conditions to closing, and there can be no assurance that the conditions to closing will be satisfied or that the Merger will be completed.

      The Company has filed preliminary proxy materials with the Securities and Exchange Commission for a special meeting of the Company’s stockholders to vote on the Merger.

      The Company’s Board of Directors, which consists entirely of the Purchaser Stockholders, approved the Merger Agreement and the Merger. In reaching its decision to approve the Merger Agreement and the Merger, the Board of Directors considered the opinion of Rodman & Renshaw, Inc., a New York based investment banking firm and the Company’s independent financial advisor, that, as of July 9, 2003, the $1.50 per share merger consideration is fair, from a financial point of view, to the Company’s stockholders, other than the Purchaser Stockholders and their affiliates.

Execution of Stipulation of Settlement

      On August 6, 2003, the Company, Hugh J. O’Kane, Jr., Kevin M. O’Kane and the plaintiffs named in the lawsuits consolidated under the caption In re Lexent Inc. Shareholders Litigation filed a Stipulation of Settlement with the Court of Chancery of the State of Delaware.

      Pursuant to the settlement, the plaintiffs (on their own behalf and on behalf of a class of holders of Lexent common stock) agreed to dismiss the litigation and release the defendants from all related claims. In exchange, as previously announced, the defendants, without admitting any liability, agreed to, among other things, (i) raise the consideration to be paid in the proposed merger to $1.50 per share and (ii) condition the approval of the proposed merger on the receipt of the vote of a majority of shares of Lexent common stock actually voted with respect to the adoption and approval of the merger agreement and the proposed merger (other than shares held by Purchaser and the Purchaser Stockholders).

      The settlement is conditioned upon, among other things, consummation of the proposed merger and approval of the settlement by the Court of Chancery of the State of Delaware. The Court will schedule a hearing to determine the fairness, reasonableness and adequacy of the settlement, whether or not the settlement should be approved and to hear and determine any objections to the settlement.

      In connection with the settlement, plaintiffs’ counsel will petition the Court for an award of attorneys’ fees and expenses in an aggregate amount not to exceed $500,000. Defendants have agreed not to object to such an application.

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Item 6.	Exhibits and Reports on Form 8-K

Exhibits

31.1	Certification of the Company’s Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
31.2	Certification of the Company’s President and Chief Operating Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002.
32	Certification of the Company’s Chief Executive Officer and President and Chief Operating Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.

Reports

Reports on Form 8-K

      On June 17, 2003, the Company announced an agreement in principle among the Company, Hugh J. O’Kane, Jr., and Kevin M. O’Kane and the plaintiffs named in the lawsuits consolidated under the caption In re Lexent Inc. Shareholders Litigation.

      On June 25, 2003, the Company announced the delisting of the Company’s common stock from The Nasdaq National Market effective with the open of business on June 26, 2003.

      On June 27, 2003, the Company announced the resignation of Norman G. Fornella as the Chief Financial Officer, and the assumption of the Chief Financial Officer responsibilities by Bruce Levy the Company’s President and the Chief Operating Officer.

      On July 10, 2003, the Company announced that it signed an Agreement and Plan of Merger between LX Merger Corp. and the Company.

      On July 28, 2003, the Company furnished second quarter 2003 operating results.

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SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused the report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: August 8, 2003	By: /s/ KEVIN M. O’KANE Kevin M. O’Kane Chief Executive Officer and Vice Chairman

Dated: August 8, 2003	By: /s/ BRUCE LEVY Bruce Levy President and Chief Operating Officer

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Exhibit 31.1

CERTIFICATION

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

      I, Kevin M. O’Kane, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Lexent Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ KEVIN M. O’KANE

Kevin M. O’Kane
Chief Executive Officer and Vice Chairman

August 8, 2003

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Exhibit 31.2

CERTIFICATION

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

      I, Bruce Levy, certify that:

1. I have reviewed this Quarterly Report on Form 10-Q of Lexent Inc.;

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4. The registrant’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the registrant and have:

(a) Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b) Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c) Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5. The registrant’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a) All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b) Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

/s/ BRUCE LEVY

Bruce Levy
President and Chief Operating Officer

August 8, 2003

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Exhibit 32

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,
AS ADOPTED PURSUANT TO
SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

      In connection with the Quarterly Report of Lexent Inc. (the “Company”) on Form 10-Q for the quarter ended June 30, 2003 filed with the Securities and Exchange Commission (the “Report”), we, Kevin M. O’Kane, Chief Executive Officer and Vice Chairman of the Company, and Bruce Levy, President and Chief Operating Officer of the Company, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that:

1. The Report fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934; and

2. The information contained in the Report fairly presents, in all material respects, the consolidated financial condition of the Company as of the dates presented and the consolidated result of operations of the Company for the periods presented.

/s/ KEVIN M. O’KANE

Kevin M. O’Kane
Chief Executive Officer and Vice Chairman

/s/ BRUCE LEVY

Bruce Levy
President and Chief Operating Officer

Dated: August 8, 2003

      The foregoing certification is being furnished solely pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 and is not being filed as part of the Form 10-Q or as a separate disclosure document.

      A signed original of this written statement required by Section 906, or other document authenticating, acknowledging, or otherwise adopting the signature that appears in typed form within the electronic version of this written statement required by Section 906, has been provided to Lexent Inc. and will be retained by Lexent Inc. and furnished to the Securities and Exchange Commission or its staff upon request.

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